UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

LIONBRIDGE TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common stock, par value $0.01 per share of Lionbridge Technologies, Inc. (the “Lionbridge common stock”)
(2)

Aggregate number of securities to which transaction applies:

As of December 9, 2016, 61,069,691 shares of Lionbridge common stock, 1,299,763 shares of Lionbridge common stock issuable upon the exercise of stock options and 481,837 shares of Lionbridge common stock subject to outstanding restricted stock units.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined based upon the sum of: (A) 61,069,691 shares of Lionbridge common stock multiplied by $5.75 per share; (B) options to purchase 1,299,763 shares of Lionbridge common stock with exercise prices less than $5.75 per share multiplied by $1.70 (which is the difference between $5.75 and the weighted average exercise price of $4.05 per share) and (C) 481,837 shares of Lionbridge common stock subject to outstanding restricted stock units multiplied by $5.75 per share. In accordance with Exchange Act Rule 0-11(c) the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.0001159.

	(4)	Proposed maximum aggregate value of transaction: $356,130,883.10
	(5)	Total fee paid: $41,276.00

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT DATED JANUARY 4, 2017—SUBJECT TO COMPLETION

LIONBRIDGE TECHNOLOGIES, INC.

1050 Winter Street, Suite 2300

Waltham, Massachusetts 02451

                    , 2017

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of Lionbridge Technologies, Inc. (“Lionbridge” or the “Company”) to be held on                     , 2017, at              local time, at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, Massachusetts 02210 (the “special meeting”).

At the special meeting, you will be asked to consider and vote upon the adoption of the agreement and plan of merger, dated December 12, 2016, by and among LBT Acquisition, Inc. (“Parent”), LBT Merger Sub, Inc. (“Merger Subsidiary”), and the Company (the “merger agreement”), which provides for the merger of Merger Subsidiary with and into Lionbridge, with Lionbridge surviving as a wholly-owned subsidiary of Parent (the “merger”), on the terms described in the merger agreement. Parent and Merger Subsidiary are each controlled by investment funds affiliated with H.I.G. Capital, L.L.C., a private equity firm. If the merger is completed, you will be entitled to receive $5.75 in cash, without interest and less any applicable withholding taxes, for each share of Lionbridge common stock that you own, unless you have sought and perfected your appraisal rights under Delaware law.

The Lionbridge Board of Directors formed a special committee of three disinterested and independent directors to, among other things, review and evaluate the merger agreement proposal, consider and evaluate alternatives available to Lionbridge and alleviate any potential conflicts of interest. After careful consideration, the members of our Board of Directors voting on the matter, upon the unanimous recommendation of the special committee, unanimously approved the merger agreement and determined that the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of Lionbridge and our stockholders. The members of our Board of Directors voting on the matter unanimously recommend that you vote “FOR” the adoption of the merger agreement. In arriving at its recommendation, our Board of Directors carefully considered a number of factors described in the accompanying proxy statement.

At the special meeting, in addition to the approval of the merger agreement, you will be asked to approve, on an advisory (non-binding) basis, the “golden parachute” compensation payable or that could become payable to the named executive officers of Lionbridge in connection with the merger pursuant to the terms of the merger agreement, the 2016 Lionbridge Management Incentive Plan, other cash and equity award arrangements and pre-existing severance arrangements. The members of our Board of Directors voting on the matter unanimously recommend that you vote “FOR” approval, on an advisory (non-binding) basis, of the “golden parachute” compensation payable or that could become payable to the named executive officers of Lionbridge in connection with the merger.

The merger agreement and the merger are described in detail in the attached proxy statement. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the proxy statement and the accompanying annexes carefully and in their entirety. You may also obtain more information about Lionbridge from documents we have filed with the Securities and Exchange Commission.

Your vote is important, regardless of the number of shares of Lionbridge common stock you own. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of a majority of the outstanding shares of Lionbridge common stock entitled to vote at the special meeting. If you abstain from voting, fail to cast your vote (in person or by proxy), or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote against the proposal to adopt the merger agreement. Whether or not you plan to attend the stockholder meeting in person, we urge you to submit your proxy as soon as possible, whether over the Internet, by telephone or by returning the enclosed proxy card by mail in the prepaid reply envelope. If you attend the stockholders meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the merger agreement, without your instructions.

On behalf of your Board of Directors, thank you for your continued support and interest in Lionbridge Technologies, Inc. I look forward to seeing you at the special meeting on                     , 2017.

Very truly yours,

RORY J. COWAN

Chairman and Chief Executive Officer

Your vote is very important regardless of the number of shares you own. At your earliest convenience, please vote by telephone or via the Internet according to the instructions provided on the enclosed proxy card or complete, sign, date and return the enclosed proxy card, which requires no postage if mailed in the United States.

Stockholders with questions or requiring assistance voting their shares may contact Morrow Sodali, our proxy solicitor at:

470 West Avenue

Stamford, CT 06902

LIOX@morrowsodali.com

Stockholders may call toll-free: 800-662-5200

Banks, brokers may call collect: 203-658-9400

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger agreement or the transactions contemplated thereby, including the proposed merger, or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement and form of proxy are dated                     , 2017 and are first being mailed to stockholders on or about                     , 2017.

PRELIMINARY PROXY STATEMENT DATED JANUARY 4, 2017—SUBJECT TO COMPLETION

LIONBRIDGE TECHNOLOGIES, INC.

1050 Winter Street, Suite 2300

Waltham, Massachusetts 02451

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                 , 2017

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Lionbridge Technologies, Inc., a Delaware corporation (“Lionbridge” or the “Company”), will be held on                     , 2017 at          local time, at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, Massachusetts 02210 (the “special meeting”) for the following purposes:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of December 12, 2016, by and among LBT Acquisition, Inc., a Delaware corporation (“Parent”), LBT Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of LBT Acquisition, Inc. (“Merger Subsidiary”) and Lionbridge, as it may be amended from time to time, (the “merger agreement”) pursuant to which Merger Subsidiary will be merged with and into Lionbridge, with Lionbridge surviving the merger as a wholly-owned subsidiary of Parent (the “merger”);

2. To consider and vote on an advisory (non-binding) proposal to approve the “golden parachute” compensation payable or that could become payable to the named executive officers of Lionbridge in connection with the merger pursuant to the terms of the merger agreement, the 2016 Lionbridge Management Incentive Plan, other cash and equity award arrangements and pre-existing severance arrangements;

3. To consider and vote on a proposal to approve one or more adjournments or postponements of the special meeting, if necessary, to solicit additional proxies if Lionbridge has not obtained sufficient affirmative stockholder votes to adopt the merger agreement; and

4. To consider and vote upon any other business as may properly come before the special meeting or any adjournment or postponement thereof.

You are entitled to receive notice of and to vote at the special meeting and any adjournments and postponements thereof if you owned shares of Lionbridge’s common stock as of the close of business on                 . To ensure your representation at the special meeting, please submit your proxy as soon as possible, whether over the Internet, by telephone or by returning the enclosed proxy card by mail in the prepaid reply envelope. Please follow the instructions for submitting your proxy detailed on the enclosed proxy card.

Under Delaware law, Lionbridge stockholders who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for such an appraisal prior to the vote on the adoption of the merger agreement and comply with the other Delaware law procedures explained in the section entitled “Appraisal Rights” beginning on page 87 of the accompanying proxy statement.

Directions to Goodwin Procter LLP can be found at: http://www.goodwinlaw.com/locations/boston.

THE MEMBERS OF THE LIONBRIDGE BOARD OF DIRECTORS VOTING ON THE MATTER UNANIMOUSLY RECOMMEND THAT YOU VOTE “FOR” THE PROPOSAL TO ADOPT THE MERGER AGREEMENT, “FOR” THE PROPOSAL TO APPROVE, ON AN ADVISORY (NON-BINDING) BASIS, THE “GOLDEN PARACHUTE” COMPENSATION PAYABLE OR THAT COULD BECOME PAYABLE TO THE NAMED EXECUTIVE OFFICERS OF LIONBRIDGE IN CONNECTION WITH THE MERGER AND “FOR” THE ADJOURNMENT PROPOSAL, IF NECESSARY.

By Order of the Board of Directors,

Margaret A. Shukur,

Secretary

Waltham, Massachusetts

                    , 2017

YOUR VOTE IS IMPORTANT, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. PLEASE READ THE PROXY STATEMENT AND SUBMIT YOUR PROXY AS INSTRUCTED ON THE ENCLOSED PROXY CARD FOR YOUR SHARES AS SOON AS POSSIBLE. YOU MAY VOTE YOUR SHARES OVER THE INTERNET, BY TELEPHONE OR BY MAIL BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, THAT VOTE WILL REVOKE ANY PROXY YOU PREVIOUSLY SUBMITTED. IF YOU HOLD SHARES IN THE NAME OF A BROKERAGE FIRM, BANK, NOMINEE OR OTHER INSTITUTION, YOU MUST PROVIDE A LEGAL PROXY FROM THAT INSTITUTION IN ORDER TO VOTE YOUR SHARES AT THE MEETING EXCEPT AS OTHERWISE DISCUSSED IN THE PROXY STATEMENT.

Please do not send your Lionbridge common stock certificates to us at this time. If the merger is completed, we will send you instructions regarding the surrender of your certificates.

Important Notice Regarding the Availability of Proxy Materials for the

Special Meeting of Stockholders to be held on                     , 2017:

These proxy materials are being made available to stockholders on or about                     , 2017 at:

www.                     .com

i

ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, the annexes attached hereto, the documents to which we refer you in this proxy statement, and other information incorporated herein by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements regarding the proposed transaction, the anticipated results of the proposed transaction and the timing of the proposed transaction. Lionbridge intends such forward-looking statements to be covered by the Safe Harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of complying with these Safe Harbor provisions. These forward-looking statements contain projections of our future results of operations or financial position or state other forward-looking information. In some cases you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “projected,” “should,” “target,” “will” and “would,” or similar words. We believe it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements.

You should not rely on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors, some of which are beyond our control. These risks, uncertainties, and other factors may cause our actual results, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by the forward-looking statements. Some of the factors that might cause these differences include:

•	the possibility that any of the closing conditions to the consummation of the merger will not be satisfied and the merger will not be completed;

•	the possibility that Lionbridge stockholders will not adopt the merger agreement under applicable law and in accordance with the merger agreement;

•	the inability to obtain regulatory approvals required for the merger or the imposition of certain regulatory conditions;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the impact of the announcement of the merger on Lionbridge’s operating results and relationships with its employees, partners, suppliers and customers;

•	the impact of the pending merger on Lionbridge’s strategic plans and operations and Lionbridge’s ability to respond effectively to competitive pressures, industry developments and future opportunities; and

•	other risks detailed in Lionbridge’s filings with the Securities and Exchange Commission (the “SEC”), including Lionbridge’s Annual Report on Form 10-K for the year ended December 31, 2015, our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2016 and September 30, 2016 and in other reports we have filed with the SEC. See the section entitled “Where You Can Find More Information” on page 95 of this proxy statement.

Given these uncertainties, you should not place undue reliance on our forward-looking statements. These forward-looking statements speak only as of the date on which the statements were made and are not guarantees of any future results, levels of activity, performance or achievements. Except as may be required by applicable law, we do intend to update and assume no obligation to update any forward-looking statements. All forward-looking statements in this document and in documents incorporated by reference herein are qualified in their entirety by this cautionary statement.

iii

PRELIMINARY PROXY STATEMENT DATED JANUARY 4, 2017—SUBJECT TO COMPLETION

SUMMARY TERM SHEET

The following summary highlights information in this proxy statement and may not contain all the information that is important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of the item in this proxy statement.

In this proxy statement, the terms “we,” “us,” “our company,” “the Company” and “Lionbridge” refer to Lionbridge Technologies, Inc., the term “Parent” refers to LBT Acquisition, Inc., the term “Merger Subsidiary” refers to LBT Merger Sub, Inc., the term “Buyer Entities” refers to Parent and Merger Subsidiary, the term “H.I.G.” refers individually and collectively, as applicable, to H.I.G. Capital, L.L.C., H.I.G. Middle Market, LLC, H.I.G. Middle Market LBO Fund II, L.P. and their affiliated funds, and the term “merger agreement” refers to the Agreement and Plan of Merger, dated as of December 12, 2016, by and among Lionbridge, Parent and Merger Subsidiary, as the same may be amended from time to time.

The Companies (Page 25)

Lionbridge Technologies, Inc. Lionbridge, founded in 1996, is a leading provider of global content and communications solutions. We provide translation, online marketing, global content and testing solutions that ensure local relevancy, global brand consistency and technical usability across languages, platforms and geographies. Using our global program management expertise, innovative cloud technology platforms and our global crowd of more than 100,000 independent, qualified professionals, we enable hundreds of world-leading brands to effectively reach, engage and support their customers in local markets worldwide.

Lionbridge Technologies, Inc.

1050 Winter Street, Suite 2300

Waltham, Massachusetts 02451

(781) 434-6000

LBT Acquisition, Inc. Parent was formed solely in anticipation of the merger by entities affiliated with H.I.G. H.I.G. Capital, L.L.C. is a global private equity investment firm that specializes in providing capital to small and medium-sized companies. Upon completion of the merger, Lionbridge will be a direct wholly-owned subsidiary of Parent.

LBT Acquisition, Inc.

c/o H.I.G. Middle Market LLC

600 Fifth Avenue, 24th Floor

New York, New York 10020

(212) 506-0500

LBT Merger Sub, Inc. Merger Subsidiary was formed by Parent solely for the purpose of acquiring Lionbridge and is a wholly-owned subsidiary of Parent. Upon completion of the merger, Merger Subsidiary will cease to exist.

LBT Merger Sub, Inc.

c/o H.I.G. Middle Market LLC

600 Fifth Avenue, 24th Floor

New York, New York 10020

(212) 506-0500

The Special Meeting (Page 19)

Date, Time and Place. The special meeting will be held on                 , 2017 at          local time, at offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, Massachusetts 02210.

Purpose. At the special meeting, you will be asked to consider and vote upon (1) a proposal to adopt the merger agreement, (2) an advisory (non-binding) proposal to approve the “golden parachute” compensation payable or that could become payable to the named executive officers of Lionbridge in connection with the merger pursuant to the terms of the merger agreement, the 2016 Lionbridge Management Incentive Plan, other cash and equity award arrangements and pre-existing severance arrangements, (3) a proposal to approve one or more adjournments or postponements of the special meeting, if necessary, to solicit additional proxies if Lionbridge has not obtained sufficient affirmative stockholder votes to adopt the merger agreement and (4) such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting. We are currently not aware of any other business to come before the special meeting.

Record Date and Quorum. You are entitled to vote at the special meeting if you owned shares of Lionbridge common stock at the close of business on                     , which Lionbridge has set as the record date for the special meeting. You will have one vote for each share of Lionbridge common stock that you owned on the record date. As of                     , there were              shares of Lionbridge common stock issued and outstanding and entitled to vote. A majority of Lionbridge common stock issued, outstanding and entitled to vote at the special meeting, present in person or represented by proxy, constitutes a quorum for the purpose of the special meeting.

Voting and Proxies. Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, via the Internet, by returning the enclosed proxy card by mail, or by voting in person at the special meeting. If you intend to submit your proxy by telephone or via the Internet, you must do so no later than the date and time indicated on the applicable proxy card(s). If you intend to vote by returning the enclosed proxy card by mail, please do so as soon as possible to ensure your vote is received in advance of the special meeting. Even if you plan to attend the special meeting, if on the record date you held shares of Lionbridge common stock in your own name as the stockholder of record, please vote your shares by completing, signing, dating and returning the enclosed proxy card or by using the telephone number printed on your proxy card or by using the Internet voting instructions printed on your proxy card.

If you give your proxy, but do not indicate how you wish to vote, your shares will be voted “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation payable or that could become payable to the named executive officers of Lionbridge in connection with the merger pursuant to the terms of the merger agreement, the 2016 Lionbridge Management Incentive Plan, other cash and equity award arrangements and pre-existing severance arrangements and “FOR” the adjournment proposal.

If your shares of Lionbridge common stock are held in “street name” by a bank, trust, brokerage firm or other nominee, your bank or brokerage firm forwarded these proxy materials, as well as a voting card to you. Please follow the instructions on the voting instruction card to vote your shares. If you fail to provide your bank, trust, brokerage firm or other nominee with instructions on how to vote your shares of Lionbridge common stock, your nominee will not be able to vote such shares at the special meeting.

Vote Required. The adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Lionbridge common stock entitled to vote at the special meeting. If you abstain from voting, fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote against the proposal to adopt the merger agreement.

The approval, on an advisory (non-binding) basis, of the “golden parachute” compensation payable or that could become payable to the named executive officers of Lionbridge in connection with the merger and the approval of the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies if Lionbridge has not obtained sufficient affirmative stockholder votes to adopt the merger agreement, requires the affirmative vote of a majority of the outstanding shares of Lionbridge common stock, represented in person or represented by proxy, and voting on each such matter. Because the “golden parachute” compensation proposal is advisory, it will not be binding upon Lionbridge regardless of whether the merger agreement is approved. If you abstain from voting, fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have no effect on the approval of the advisory (non-binding) proposal regarding “golden parachute” compensation or the proposal to adjourn the special meeting.

A list of Lionbridge stockholders entitled to vote at the special meeting will be available for inspection at the special meeting and at 1050 Winter Street, Suite 2300, Waltham, Massachusetts 02451, during ordinary business hours, for ten days prior to the special meeting.

Revocability of Proxy. If you have submitted a proxy, you may revoke it at any time before is it voted at the special meeting by:

•	delivering to Lionbridge’s corporate secretary a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a new proxy relating to the same shares of Lionbridge common stock and bearing a later date;

•	submitting another proxy by telephone or via the Internet by the date and time indicated on the applicable proxy card(s);

•	attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting)

If you choose one of the first three methods, your notice of revocation or your new proxy card must be received before the start of the special meeting. Attendance at the special meeting will not by itself constitute revocation.

The latest dated completed proxy will be the one that counts. Written notices of revocation and other communications with respect to the revocation of any proxies should be addressed to:

Lionbridge Technologies, Inc.

1050 Winter Street, Suite 2300

Waltham, Massachusetts 02451

Attn: Corporate Secretary

If your shares of Lionbridge common stock are held in “street name” by a bank, trust, brokerage firm or other nominee, you may change your vote by submitting new voting instructions to your brokerage firm, bank, trust or other nominee. You must contact your nominee to obtain instructions as to how to change or revoke your proxy.

The Merger (Page 26)

The merger agreement, dated as of December 12, 2016, by and among Lionbridge, Parent and Merger Subsidiary provides that Merger Subsidiary will merge with and into Lionbridge. Lionbridge will be the surviving corporation (the “surviving corporation”), in the merger and will continue as a wholly-owned subsidiary of Parent.

If the merger is completed, the following will occur:

•	at the effective time of the merger, each outstanding share of Lionbridge common stock (other than shares held in treasury or held by Parent or Merger Subsidiary (or their subsidiaries), the rollover shares (as defined below) or shares as to which dissenters’ rights have been perfected and not withdrawn or lost (collectively, “Excluded Shares”)) will be automatically converted into the right to receive $5.75 in cash, without interest and less applicable withholding taxes (the “merger consideration”);

•	you will no longer have any interest in Lionbridge’s future earnings or growth;

•	Lionbridge will no longer be a public company and Lionbridge’s common stock will no longer be traded on the Nasdaq Global Market (or any stock exchange); and

•	Lionbridge will no longer be required to file periodic and other reports with the SEC.

The closing sale price of a share of Lionbridge common stock on the Nasdaq Global Market on January     , 2017 was $        . You are encouraged to obtain current market quotations for Lionbridge common stock in connection with voting your shares.

The merger agreement is attached as Annex A to this proxy statement. Please read it carefully.

Recommendation of the Lionbridge Board of Directors (Page 42)

The Lionbridge Board of Directors formed a special committee of three disinterested and independent directors (the “Special Committee”), to, among other things, review and evaluate the merger agreement proposal, consider and evaluate alternatives available to Lionbridge and alleviate any potential conflicts of interest. The members of the Lionbridge Board of Directors voting on the matter, after considering carefully the unanimous recommendation of the Special Committee, unanimously (1) determined that the merger and the merger agreement are advisable and in the best interests of Lionbridge and its stockholders, (2) approved the merger agreement and (3) recommend that Lionbridge stockholders adopt the merger agreement.

Accordingly, the members of the Lionbridge Board of Directors voting on the matter unanimously recommend that holders of Lionbridge common stock vote “FOR” the proposal to adopt the merger agreement at the special meeting. The members of the Lionbridge Board of Directors voting on the matter also unanimously recommend that holders of Lionbridge common stock vote “FOR” the proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation payable or that could become payable to the named executive officers of Lionbridge in connection with the merger pursuant to the terms of the merger agreement, the 2016 Lionbridge Management Incentive Plan, other cash and equity award arrangements and pre-existing severance arrangements and “FOR” the adjournment proposal.

For the factors considered by the members of our Board of Directors voting on the matter in reaching their decision to approve the merger agreement, see “The Merger—Reasons for the Merger and Recommendation of our Board of Directors” beginning on page 39 of this proxy statement.

Opinion of Lionbridge’s Financial Advisor (Page 42 and Annex B)

In connection with the merger, Union Square Advisors LLC (“Union Square”), financial advisor to the Special Committee, rendered to the Special Committee its oral opinion, subsequently confirmed in writing, that as of December 11, 2016, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Union Square as set forth in the written opinion, the merger consideration to be received by the holders of Lionbridge common stock (other than Excluded Shares) pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of the written opinion of Union Square to the Special Committee, dated as of December 11, 2016, which sets forth, among other things, the assumptions made, procedures followed,

matters considered and qualifications and limitations on the scope of the review undertaken by Union Square in rendering its opinion, is attached as Annex B to this proxy statement and is incorporated by reference in this proxy statement in its entirety. The summary of the opinion of Union Square in this proxy statement is qualified in its entirety by reference to the full text of the opinion. You are encouraged to read Union Square’s opinion carefully and in its entirety. Union Square’s opinion was directed to the Special Committee, in its capacity as such, and addresses only the fairness, from a financial point of view, of the merger consideration to be received by the holders of shares of Lionbridge common stock (other than Excluded Shares) pursuant to the merger agreement as of the date of the opinion and does not address any other aspects or implications of the merger or related transactions. Union Square’s opinion was not intended to, and does not, constitute advice or a recommendation as to how Lionbridge stockholders should vote at any stockholders’ meeting that may be held in connection with the merger or whether the stockholders should take any other action in connection with the merger.

Financing of the Merger (Page 61)

The merger agreement does not contain any condition to the obligations of Parent or Merger Subsidiary relating to the receipt of financing. Parent has obtained equity and debt financing commitments for the transactions contemplated by the merger agreement, the aggregate proceeds of which will be sufficient for Parent to pay the aggregate merger consideration and all related fees and expenses of the Buyer Entities, and to refinance certain indebtedness of Lionbridge. Parent will fund the merger consideration from an aggregate of approximately $172.0 million of capital (the “H.I.G. commitment amount”), which is committed pursuant to a commitment letter delivered to Parent by H.I.G. dated as of December 12, 2016 (the “equity commitment letter”). Additionally, concurrently with the execution of the merger agreement, Rory J. Cowan and a family trust entered into letter agreements pursuant to which they will, in the aggregate, contribute immediately prior to the effective time of the merger a portion of their shares of Lionbridge common stock, which shares represent, as of the date hereof, approximately 16.0% of the total number of shares owned by Mr. Cowan and his family trusts (of whose shares Mr. Cowan disclaims beneficial ownership) and approximately 2.0% of the total outstanding shares of Lionbridge common stock (the “rollover shares”).

Credit Suisse AG (acting through such of its affiliates or branches as it deems appropriate) (together with any other arrangers, bookrunners, agents, lenders and financing sources from time to time party to the Debt Commitment Letter described below, the “Lenders”) has committed to provide debt financing for the merger consisting of up to $240.0 million senior secured first lien credit facilities and an $85.0 million senior secured second lien term loan facility (the “debt commitment amount”), pursuant to a debt commitment letter, dated as of December 12, 2016 (the “debt commitment letter”). The obligations of the Lenders to provide the debt commitment amount under the debt commitment letter are subject to a number of conditions, including the receipt of executed loan documentation, accuracy of representations and warranties, consummation of the transactions contemplated in the merger agreement, contribution of the equity contemplated by the equity commitment letter, completion of the designated 15-business day debt marketing period and other customary closing conditions for financings of this type.

The debt commitment amount and equity commitment amount will be used by Parent and Merger Subsidiary to fund the merger consideration at closing and any other payments to be made by the Buyer Entities at closing, and all associated costs and expenses of the merger for which the Buyer Entities are responsible. In addition, H.I.G. has guaranteed the payment of any amounts that may be owed by the Buyer Entities with respect to the Parent Termination Fee and the Company Expenses (as such terms are defined below). Lionbridge is an express third party beneficiary of the equity commitment letter and is a party to the guarantee.

Conditions to the Merger (Page 78)

Consummation of the merger depends upon Parent and Merger Subsidiary, on the one hand, and Lionbridge, on the other hand, meeting or waiving a number of conditions at or prior to the closing of the merger, including the following:

•	adoption of the merger agreement by an affirmative vote of the holders of a majority of the outstanding shares of Lionbridge common stock;

•	no governmental authority with jurisdiction over any party will have issued any order, injunction, judgment, decree or ruling or taken any other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the merger;

•	no applicable law or regulation will have been adopted that makes the consummation of the merger illegal or otherwise prohibited; and

•	the waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), will have expired or been terminated.

The obligations of Parent and Merger Subsidiary to consummate the merger are subject to the satisfaction of other conditions, including the following:

•	the representations and warranties of Lionbridge made in the merger agreement, subject to certain exceptions, will be true and correct when made and as of immediately prior to the effective time of the merger (other than those representations and warranties that were made only as of a specified date, which need only be true and correct as of such specified date), except where the failure of such representations and warranties to be true and correct (disregarding materiality or material adverse effect qualifications) would not, individually or in the aggregate, have a material adverse effect on Lionbridge;

•	Lionbridge will have performed, in all material respects, its obligations under the merger agreement on or prior to the consummation of the merger; and

•	no event, change, effect or development has occurred and is continuing that would have a material adverse effect on Lionbridge.

The obligation of Lionbridge to consummate the merger is subject to the satisfaction of the following additional conditions:

•	the representations and warranties of Parent and Merger Subsidiary made in the merger agreement will be true and correct when made and as of immediately prior to the effective time of the merger (other than those representations and warranties that were made only as of a specified date, which need only be true and correct as of such specified date), except where the failure of such representations and warranties to be true and correct (disregarding materiality or material adverse effect qualifications) would not, individually or in the aggregate, prevent, materially delay or materially impair Parent’s or Merger Subsidiary’s ability to consummate the transactions contemplated by the merger agreement; and

•	Parent and Merger Subsidiary will have performed in all material respects their respective obligations under the merger agreement.

Go-Shop; Non-Solicitation; Competing Acquisition Proposals (Page 71)

From the date of the merger agreement until 11:59 p.m. Eastern Time on January 26, 2017 (the “go-shop period”), we, our subsidiaries and our representatives have, subject to certain conditions, the right to:

•

initiate, solicit, facilitate and encourage any inquiry, proposal or offer that constitutes an acquisition proposal (as defined below in the section entitled “Go-Shop; Non-Solicitation; Competing Acquisition

Proposals” beginning on page 71), including by way of providing non-public information pursuant to acceptable confidentiality agreements, provided that we promptly (and in any event within 24 hours) provide to Parent and Merger Subsidiary any material non-public information concerning Lionbridge and our subsidiaries that we provide to any person, to the extent such information was not previously made available to Parent or Merger Subsidiary;

•	engage in, continue, enter into or otherwise participate in any discussions or negotiations with any person with respect to any acquisition proposal; and

•	otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any acquisition proposals.

After the expiration of the go-shop period, we, our subsidiaries and our respective representatives must immediately cease any discussions or negotiations with any person (except as noted below with respect to an excluded party) with respect to, or that could reasonably be expected to lead to, an acquisition proposal; and must promptly request the return or destruction of all confidential information from any person who has received non-public information or otherwise entered into a confidentiality or similar agreement in connection with a potential acquisition proposal.

From 12:01 a.m. Eastern Time on January 27, 2017, (the “no-shop period start date”), until the effective time, or, if earlier, the valid termination of the merger agreement, we, our subsidiaries and our respective representatives may not (except as noted below with respect to an excluded party):

•	initiate, solicit, or knowingly facilitate or encourage any inquiry, proposal or offer that constitutes, or that would reasonably be expected to lead to, an acquisition proposal;

•	knowingly engage in, continue or otherwise participate in any discussions or negotiations with respect to an acquisition proposal, or provide any non-public information or data concerning Lionbridge or its subsidiaries for the purpose of encouraging or facilitating, or that could reasonably be expected to lead to, an acquisition proposal;

•	approve, endorse, recommend or enter into any agreement or arrangement with respect to an acquisition proposal; or

•	resolve to do any of the foregoing.

However, we are permitted to take any of the actions noted in the above four bullets with any person or group of persons from whom we have received a written acquisition proposal during the go-shop period, which such written acquisition proposal our Board of Directors has determined in good faith (after consultation with outside legal counsel and financial advisor) constitutes, or would reasonably be expected to lead to, a superior proposal (as defined below in the section entitled “Go-Shop; Non-Solicitation; Competing Acquisition Proposals” beginning on page 71) (an “excluded party”), until the earlier of 11:59 p.m. on January 26, 2017 and the date that such person ceases to be an excluded party. Any such person or group shall cease to be an excluded party if such person or group withdraws or terminated its offer or proposal, such offer or proposal expires, or the Special Committee determines in good faith that such offer or proposal has ceased to constitute, or is no longer reasonably likely to lead to, a superior proposal.

In addition, at any time following the no-shop period start date and prior to receipt of the requisite stockholder approval, if we receive an unsolicited written acquisition proposal from a third party that did not, directly or indirectly, result from or arise out of a breach of the non-solicitation provisions of the merger agreement, and that our Board of Directors (acting upon the recommendation of the Special Committee) determines in good faith, after consultation with outside legal counsel and financial advisor, constitutes or could reasonably be expected to lead to a superior proposal and that the failure to act would be inconsistent with the directors’ fiduciary duties under applicable laws, then we may furnish to such third party non-public information relating to Lionbridge and our subsidiaries pursuant to a confidentiality agreement meeting certain requirements as set forth in the merger agreement and afford such third party access to our businesses, properties, assets and personnel and enter into, maintain and participate in discussions or negotiations with such third party or otherwise cooperate with or assist or participate in, or facilitate, any such discussions or negotiations; provided we promptly (and in any event within 24 hours) provide to Parent any material non-public information concerning Lionbridge or access provided to such third party which was not previously provided to Parent. In addition, Lionbridge will not provide to such third party certain commercially sensitive non-public information except in a manner consistent with past practices and subject to any limitations placed on Parent, Merger Subsidiary and their representatives.

Reasonable Best Efforts (Page 77)

Each of Lionbridge and Parent agrees to use its reasonable best efforts to take or cause to be taken all actions reasonably necessary, proper and advisable on its part under the merger agreement in order to consummate the merger. Parent and Lionbridge agree to use their reasonable best efforts to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under antitrust laws that may be required by any governmental authority, so as to enable the parties to consummate the merger as soon as reasonably practicable including without limitation any divestiture action, subject to certain limitations.

Termination of the Merger Agreement (Page 80)

Lionbridge and Parent may terminate the merger agreement by mutual written consent at any time before the consummation of the merger, notwithstanding any approval of the merger agreement by the Lionbridge stockholders. In addition, either Parent or Lionbridge may terminate the merger agreement at any time before the consummation of the merger if:

•	the merger has not been consummated on or before June 10, 2017 (the “end date”) (notwithstanding any approval of the merger agreement by the Lionbridge stockholders), provided that if the debt marketing period has not ended at the time when the closing would otherwise be required to occur, the closing will occur on the earlier of (i) a business day before or during the marketing period specified by Parent on two business days’ prior written notice to us and (ii) the second business day after the expiration of the marketing period;

•	the adoption of the merger agreement by the Lionbridge stockholders has not been obtained by reason of the failure to obtain the required vote upon a final vote taken at the special meeting (or any adjournment or postponement thereof); or

•	any governmental authority of competent jurisdiction has issued a final and non-appealable order or taken any other action enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement (notwithstanding any approval of the merger agreement by the Lionbridge stockholders); provided that such right to terminate the merger agreement will not be available to any party who has materially breached the reasonable best efforts provision of the merger agreement resulting in such order.

Parent may also terminate the merger agreement if:

•	Lionbridge has breached any of its representations, warranties, covenants or other agreements contained in the merger agreement in such a manner that would result in any of the conditions to Parent’s obligations to close not being satisfied and such breach either has not been cured by Lionbridge prior to the earlier of the end date or the 30th calendar day following Parent’s delivery of written notice describing such breach to Lionbridge (provided that neither Parent nor Merger Subsidiary is in material breach of any representation, warranty, covenant or agreement contained in the merger agreement); or

•	our Board of Directors (or any committee thereof) has, prior to the stockholder approval, effected an adverse recommendation change (described below under the heading “The Merger Agreement—Lionbridge Board Recommendation”).

Lionbridge may also terminate the merger agreement if:

•	either of Parent or Merger Subsidiary has breached any of its representations, warranties, covenants or other agreements contained in the merger agreement in such a manner that would result in any of the conditions to Lionbridge’s obligations to close not being satisfied, and such breach either has not been cured by Parent or Merger Subsidiary prior to the earlier of the end date or the 30th calendar day following Lionbridge’s delivery of written notice describing such breach to Parent (provided that Lionbridge is not in material breach of any representation, warranty, covenant or agreement contained in the merger agreement);

•	our Board of Directors has, prior to the stockholder approval, effected an adverse recommendation change in respect of a superior proposal in accordance with the terms of the merger agreement, Lionbridge has not breached any of its obligations under the non-solicitation provisions in the merger agreement (other than immaterial non-compliance) and, substantially concurrently with such termination, Lionbridge enters into a binding acquisition agreement with respect to such superior proposal; provided that Lionbridge pays the termination fee described in the section entitled “The Merger Agreement—Termination Fees and Expenses”; or

•	all of the closing conditions have been satisfied (other than those conditions that are to be satisfied by actions taken at the closing, each of which is capable of being satisfied at the closing) and Parent and Merger Subsidiary fail to consummate the merger at the closing and Lionbridge has notified Parent in writing that we are ready, willing and able to consummate the merger.

Termination Fees and Expenses (Page 81)

Lionbridge has agreed to pay Parent a $5.3 million termination fee (representing approximately 1.5% of our equity value based on the merger consideration) if we terminate the merger agreement on or before the end of the go-shop period to enter into a superior proposal, but only if the other party to such superior offer did not participate in Lionbridge’s most recent review of strategic alternatives. Lionbridge has agreed to pay Parent a $10.7 million termination fee (representing approximately 3.0% of our equity value based on the merger consideration) if we terminate to enter into a superior proposal after the end of the go-shop period, or if we terminate during the go-shop period to enter into a superior proposal with a party who did participate in Lionbridge’s most recent review of strategic alternatives.

Lionbridge is also required to pay the $10.7 million termination fee (i) if Parent terminates because our Board of Directors made an adverse recommendation change or (ii) upon consummation of an acquisition proposal for at least 50% of the assets or voting equity of Lionbridge that is accepted by Lionbridge within 12 months after termination, if the merger agreement is terminated by Lionbridge or Parent because Lionbridge fails to obtain the stockholder approval or by Parent for certain uncured breaches by Lionbridge, and an acquisition proposal was made and not withdrawn prior to the special meeting. In no event would Lionbridge be required to pay a termination fee on more than one occasion.

The merger agreement provides that Parent shall pay Lionbridge a $21.4 million termination fee (the “Parent Termination Fee”) if Lionbridge terminates the merger agreement due to certain uncured and intentional breaches by the Buyer Entities or if the debt financing is unavailable and all other conditions to closing are satisfied or waived (other than those conditions that would be and are capable of being satisfied at closing).

If the merger agreement is terminated and Lionbridge is obligated to pay the $5.3 million termination fee, then Parent is also entitled to reimbursement of certain reasonable expenses, in an aggregate amount not to exceed $1.0 million, which amount is payable in addition to the $5.3 million termination fee. Parent is also entitled to reimbursement of certain reasonable expenses, in an aggregate amount not to exceed $2.0 million, if the merger agreement is terminated by Parent due to a willful breach by Lionbridge in circumstances where a termination fee is not then payable to Parent by Lionbridge (provided that if the $10.7 termination fee later becomes payable, any reimbursed expenses shall be credited). Parent has also agreed to reimburse Lionbridge for expenses we incur in connection with our debt cooperation efforts and any collection costs associated with those expenses or with payment of the Parent Termination Fee, which we refer to collectively as the Company Expenses. Except as expressly set forth in the merger agreement, all other costs and expenses incurred in connection with the merger agreement will be paid by the party incurring such costs and expenses. However, Parent will pay all filing fees payable pursuant to the HSR Act or any other applicable antitrust laws.

Regulatory Matters (Page 86)

Under the provisions of the HSR Act, the merger may not be completed until notification and report forms have been filed with the Antitrust Division of the United States Department of Justice (the “Antitrust Division”), and the Federal Trade Commission (the “FTC”), by Lionbridge and Parent, and the applicable waiting period has expired or been terminated. In addition, the expiration or termination of the applicable waiting period under the HSR Act is a condition to each of Parent’s and Lionbridge’s obligation to consummate the merger. Parent and Lionbridge each filed their notification and report forms with the Antitrust Division and the FTC under the HSR Act on December 19, 2016, and, in accordance with the merger agreement, each requested “early termination” of the waiting period. If early termination is not granted, the waiting period is scheduled to expire on January 18, 2017.

Under the provisions of the Irish Competition Act, the merger may not be completed until Lionbridge and Parent have filed a notification with the Irish Competition Authority (the “ICA”), and the ICA has cleared the transaction. Parent and Lionbridge filed their notification with the ICA under the Irish Competition Act on January 4, 2017. The ICA has until January     , 2017 to clear the transaction or to initiate a Phase 2 investigation.

Under the provisions of the German Act against Restraints of Competition, the merger may not be completed until Lionbridge and Parent have filed a notification with the German Cartel Office (“FCO”) and the FCO has cleared the transaction. Parent and Lionbridge filed their notification with the FCO under the German Act against Restraints of Competition on January     , 2017. The FCO has until January     , 2017 to clear the transaction or to initiate a Phase 2 investigation.

Material U.S. Federal Income Tax Considerations with Respect to the Merger (Page 83)

The receipt of cash in exchange for shares of Lionbridge common stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. Generally, stockholders will recognize gain or loss equal to the difference between the amount of cash received and the adjusted tax basis of the shares of Lionbridge common stock surrendered. Lionbridge stockholders who are U.S. holders generally will be subject to U.S. federal income tax on any gain recognized in connection with the merger. Lionbridge stockholders who are non-U.S. holders generally will not be subject to U.S. federal income tax on any gain recognized in connection with the merger unless the stockholder has certain connections to the United States. However, the tax consequences of the merger to a Lionbridge stockholder will depend on the stockholder’s particular circumstances, and Lionbridge stockholders should consult their own tax advisors to determine the tax consequences to them of the merger based on their particular circumstances.

Appraisal Rights (Page 87)

Under Delaware law, if the merger is completed, Lionbridge stockholders who do not vote in favor of adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery, but only if they submit a written demand for such an appraisal prior to the vote on the merger agreement and comply with the other Delaware law procedures explained in this proxy statement. Section 262 of the Delaware General Corporation Law (the “DGCL”), is attached as Annex C to this proxy statement. Please read it carefully.

Interests of Lionbridge’s Directors and Executive Officers in the Merger (Page 54)

Lionbridge’s directors and executive officers have economic interests in the merger that are different from, or in addition to, those of Lionbridge stockholders generally. These interests include:

•	entitlement to severance benefits under preexisting employment agreements and offer letters with certain of Lionbridge’s executive officers;

•	entitlement to severance benefits under the Lionbridge Change of Control Plan;

•	accelerated vesting of all equity awards;

•	vesting of that portion of long-term incentive performance restricted share awards granted in February 2015 that would have lapsed in February 2017, provided that the merger is completed on or before June 30, 2017;

•	additional cash awards under the 2016 Lionbridge Management Incentive Plan that are contingent upon the merger closing on or before June 30, 2017;

•	cash awards in lieu of a portion of 2017 long-term incentive performance equity awards;

•	transaction bonus arrangements;

•	the expected ownership of equity interests in Parent or its affiliates in connection with the rollover agreements (as defined below in the section entitled “Financing of the Merger” beginning on page 61); and

•	indemnification of our directors and executive officers by the surviving corporation following the merger.

Our Board of Directors was aware of and considered these interests, among other matters, in reaching its decision to approve and declare advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Lionbridge Equity-Based Awards (Page 64)

Stock Options. Immediately prior to the effective time of the merger, each option to purchase Lionbridge common stock, whether or not vested and exercisable, and each other equity-based award denominated in shares of Lionbridge common stock (other than restricted stock awards and restricted stock unit awards) that is outstanding and unexercised immediately prior to the effective time of the merger will be automatically converted into the right to receive an amount in cash (less applicable tax withholdings) equal to the product obtained by multiplying (1) the excess, if any, of $5.75 over the per share exercise price of such stock option by (2) the aggregate number of shares of Lionbridge common stock that were issuable upon exercise or settlement of such stock option immediately prior to the effective time of the merger. From and after the effective time of the merger, each Lionbridge stock option will no longer represent the right to purchase shares of Lionbridge common stock and such stock options will only entitle the former holder to receive the cash payment described above. If the exercise price per share of any Lionbridge stock option equals or exceeds $5.75 per share, no cash payment shall be payable with respect to such stock option.

Restricted Stock Unit Awards. Immediately prior to the effective time of the merger, each outstanding Lionbridge restricted stock unit award will become fully vested and will be canceled in exchange for the right to receive an amount in cash (less applicable tax withholdings) equal to the product obtained by multiplying (1) the maximum number of shares of Lionbridge common stock subject to such restricted stock unit award by (2) $5.75. From and after the effective time of the merger, each Lionbridge restricted stock unit award will no longer represent the right to receive shares of Lionbridge common stock and each such restricted stock unit award will only entitle the former holder to receive the cash payment described above.

Restricted Stock Awards. Immediately prior to the effective time of the merger, each outstanding Lionbridge restricted stock award, including each Lionbridge LTIP award, will become fully vested and the restrictions with respect to such award will lapse. All restricted stock awards will be automatically converted into the right to receive $5.75 in cash per share, without interest and less applicable withholding taxes.

Consummation of the Merger

We currently expect the merger to be completed in                  2017. However, we cannot predict the exact timing of the consummation of the merger or whether the merger will be consummated. In order to consummate the merger, Lionbridge stockholders must adopt the merger agreement at the special meeting and the other closing conditions under the merger agreement, including receipt of certain regulatory approvals, must be satisfied or, to the extent legally permitted, waived.

QUESTIONS AND ANSWERS ABOUT THE MERGER

AND THE SPECIAL MEETING

The following questions and answers address briefly some questions you may have regarding the merger agreement, the merger and the special meeting. These questions and answers may not address all questions that may be important to you as a holder of shares of Lionbridge common stock. For important additional information, please refer to the more detailed discussion contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, including the merger agreement.

Q: What is the effect of the merger?

A: Lionbridge, Parent and Merger Subsidiary have entered into the merger agreement. Subject to the terms and conditions of the merger agreement, Parent will acquire Lionbridge through the merger of Merger Subsidiary, a wholly-owned subsidiary of Parent, with and into Lionbridge. Lionbridge will be the surviving corporation in the merger and will continue as a wholly-owned subsidiary of Parent.

Q: What will happen to my Lionbridge stock as a result of the merger?

A: If the merger is completed, each share of Lionbridge common stock that you hold at the effective time of the merger will be converted into the right to receive $5.75 in cash, without interest, less any applicable withholding taxes. This conversion does not apply to shares of Lionbridge common stock held by any Lionbridge stockholders who have properly perfected, and not withdrawn or lost, their appraisal rights under Delaware law as more fully described below.

Q: What will happen to Lionbridge generally as a result of the merger?

A: If the merger is completed, Lionbridge will cease to be an independent public company and will be wholly owned by Parent. As a result, you will no longer have any ownership interest in Lionbridge. Upon completion of the merger, shares of Lionbridge common stock will no longer be listed on the Nasdaq Global Market, or any other stock exchange or quotation system. In addition, following the completion of the merger, the registration of Lionbridge common stock and our reporting obligations under the Exchange Act will be terminated and there will be no further public market for shares of Lionbridge common stock.

Q: How does the merger consideration compare to the market price of Lionbridge common stock?

A: The merger consideration of $5.75 per share to be received by Lionbridge stockholders represents:

•	a 13% premium to the volume-weighted average closing price per share of Lionbridge common stock for the 30 calendar days prior to and including December 9, 2016;

•	a 17% premium to the volume-weighted average closing price per share of Lionbridge common stock for the 60 calendar days prior to and including December 9, 2016;

•	a 17% premium to the volume-weighted average closing price per share of Lionbridge common stock for the 90 calendar days prior to and including December 9, 2016

•	a 3% premium to the highest closing price per share of Lionbridge common stock for the twelve months prior to and including December 9, 2016; and

•	a 46% premium to the lowest closing price per share of Lionbridge common stock for the twelve months prior to and including December 9, 2016.

The closing sale price of a share of Lionbridge common stock on the Nasdaq Global Market on January     , 2017 was $        . You are encouraged to obtain current market quotations for Lionbridge common stock in connection with voting your shares.

Q: When do you expect the merger to be completed?

A: We currently expect the merger to be completed in                  2017. However, the merger is subject to various closing conditions, including Lionbridge stockholder and regulatory approvals, and it is possible that the failure to timely meet these closing conditions or other factors outside of our control could delay the completion of the merger. We cannot assure you that we will complete the merger on this schedule or at all.

Q: Why am I receiving this proxy statement?

A: You are receiving this proxy statement because you were a stockholder of Lionbridge as of                 , the record date for the special meeting. The adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Lionbridge common stock entitled to vote at the special meeting. A copy of the merger agreement is attached to this proxy statement as Annex A. Lionbridge will submit the merger agreement to its stockholders for adoption at the special meeting described in this proxy statement. You should read the section entitled “The Special Meeting” beginning on page 19 of this proxy statement.

Q: When and where will the special meeting of stockholders be held?

A: The special meeting of Lionbridge stockholders will be held on                 , 2017 at          local time at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, Massachusetts 02210.

Q: What are the proposals that will be voted on at the special meeting?

A: You will be asked to consider and vote on (1) a proposal to adopt the merger agreement with Parent and Merger Subsidiary, (2) an advisory (non-binding) proposal to approve the “golden parachute” compensation payable or that could become payable to the named executive officers of Lionbridge in connection with the merger pursuant to the terms of the merger agreement, the 2016 Lionbridge Management Incentive Plan, other cash and equity award arrangements and pre-existing severance arrangements and (3) a proposal to approve one or more adjournments or postponements of the special meeting, if necessary, to solicit additional proxies if Lionbridge has not obtained sufficient affirmative stockholder votes to adopt the merger agreement.

Q: How does the Lionbridge Board of Directors recommend that I vote on the proposals?

A: The members of our Board of Directors voting on the matter (upon the unanimous recommendation of the Special Committee) unanimously approved the merger agreement and determined that the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of Lionbridge and our stockholders and unanimously recommend that you vote “FOR” the proposal to adopt the merger agreement. You should read the section entitled “The Merger—Reasons for the Merger and Recommendation of our Board of Directors” beginning on page 39 of this proxy statement. The members of our Board of Directors voting on the matter also unanimously recommend that you vote “FOR” the proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation payable or that could become payable to the named executive officers of Lionbridge in connection with the merger pursuant to the terms of the merger agreement, the 2016 Lionbridge Management Incentive Plan, other cash and equity award arrangements and pre-existing severance arrangements and “FOR” the adjournment proposal.

Q: Why am I being asked to cast an advisory (non-binding) vote to approve the “golden parachute” compensation payable or that could become payable to certain Lionbridge officers in connection with the merger pursuant to the terms of the merger agreement, the 2016 Lionbridge Management Incentive Plan, other cash and equity award arrangements and pre-existing severance arrangements?

A: The SEC, in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, adopted rules that require Lionbridge to seek an advisory (non-binding) vote with respect to certain payments that may be made to Lionbridge’s named executive officers in connection with the merger.

Q: What will happen if Lionbridge stockholders do not approve the “golden parachute” compensation at the special meeting?

A: Approval of the “golden parachute” compensation payable or that could become payable to Lionbridge’s named executive officers in connection with the merger pursuant to the terms of the merger agreement, the 2016 Lionbridge Management Incentive Plan, other cash and equity award arrangements and pre-existing severance arrangements is not a condition to completion of the merger. The vote with respect to the “golden parachute” compensation is an advisory vote and will not be binding on Lionbridge regardless of whether the merger agreement is approved. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Therefore, regardless of whether stockholders approve the “golden parachute” compensation, if the merger is approved by the stockholders and completed, the “golden parachute” compensation will still be paid to Lionbridge’s named executive officers to the extent payable in accordance with the terms of the merger agreement, the 2016 Lionbridge Management Incentive Plan, other cash and equity award arrangements and pre-existing severance arrangements.

Q: What vote of Lionbridge stockholders is required to adopt the proposal regarding “golden parachute” compensation and the proposal to adjourn the special meeting, if necessary?

A: The affirmative vote of a majority of the outstanding shares of Lionbridge common stock, in person or represented by proxy, and voting on each such matter is required to approve the advisory (non-binding) vote on the “golden parachute” compensation payable or that could become payable to the named executive officers of Lionbridge in connection with the merger and the adjournment, if necessary, of the special meeting to solicit additional proxies in favor of the approval and adoption of the merger agreement. Because the “golden parachute” compensation proposal is advisory, it will not be binding upon Lionbridge regardless of whether the merger agreement is approved. Failure to vote, in person or by proxy, will have no effect on the approval of the “golden parachute” compensation or any adjournment proposal.

Q: Who is entitled to attend and vote at the special meeting?

A: The record date for the special meeting is          . If you own shares of Lionbridge common stock as of the close of business on the record date, you are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting. As of the record date, there were approximately                  shares of Lionbridge common stock issued and outstanding held collectively by approximately          stockholders of record.

Q: How many votes are required to adopt the merger agreement?

A: Under applicable law, we must receive the affirmative approval of the holders of a majority of the outstanding shares of Lionbridge common stock entitled to vote at the special meeting in order to complete the merger.

Q: How are votes counted?

A: Votes will be counted by the inspector of election appointed for the special meeting, who will separately count “FOR” and “AGAINST” votes and abstentions. The adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Lionbridge common stock entitled to vote at the special meeting. If you abstain from voting, fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote against the proposal to adopt the merger agreement.

Q: What do I need to do now?

A: After carefully reading and considering the information contained in this proxy statement, including the annexes and the other documents referred to in this proxy statement, please vote your shares as described below. You have one vote for each share of Lionbridge common stock you own as of the record date.

Q: How do I vote if I am a stockholder of record?

A: You may vote:

•	by telephone by following the voting instructions printed on your proxy card;

•	by Internet by following the voting instructions printed on your proxy card;

•	by completing, signing and dating each proxy card you receive and returning it in the enclosed postage paid envelope; or

•	in person by appearing and casting your vote at the special meeting.

If you are voting by telephone or via the Internet, your voting instructions must be received by the date and time indicated on the applicable proxy card(s).

Voting via the Internet, by telephone or by mailing in your proxy card will not prevent you from voting in person at the special meeting. You are encouraged to submit a proxy by mail, via the Internet or by telephone even if you plan to attend the special meeting in person, to ensure that your shares of Lionbridge common stock are present in person or represented at the special meeting.

If you return a properly signed and dated proxy card but do not mark the box showing how you wish to vote, your shares will be voted “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation payable or that could become payable to the named executive officers of Lionbridge in connection with the merger pursuant to the terms of the merger agreement, the 2016 Lionbridge Management Incentive Plan, other cash and equity award arrangements and pre-existing severance arrangements and “FOR” the proposal to adjourn the special meeting. With respect to any other matter that properly comes before the special meeting, shares present in person or represented by all proxies received by Lionbridge will be voted with respect to such matter in accordance with the judgment of the persons named as attorneys-in-fact in the proxies.

Q: How do I vote if my shares are held by my brokerage firm, bank, trust or other nominee?

A: If your shares are held in a brokerage account or by another nominee, such as a bank or trust, then the brokerage firm, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. However, you still are considered to be the beneficial owner of those shares, with your shares being held in “street name.” “Street name” holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank, trust or other nominee how to vote their shares. Your brokerage firm, bank, trust or other nominee will only be permitted to vote your shares for you at the special meeting if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your brokerage firm, bank, trust or other nominee regarding how to instruct them to vote your shares. If you wish to vote in person at the special meeting, you must bring a proxy from your brokerage firm, bank, trust or other nominee authorizing you to vote at the special meeting.

In addition, because any shares you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, shares held in “street name” will not be combined for voting purposes with shares you hold of record. To be sure your shares are voted, you should instruct your brokerage firm, bank, trust or other nominee to vote your shares. Shares held by a corporation or business entity must be voted by an authorized officer of the entity.

Q: What does it mean if I receive more than one proxy card?

A: If you receive more than one proxy card, it means that you hold shares that are registered in more than one account. For example, if you own your shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and you will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Therefore, to ensure that all of your shares are voted, you will need to sign and return each proxy card you receive or vote by telephone or via the Internet by using the different control number(s) on each proxy card.

Q: May I change my vote after I have delivered my proxy?

A: Yes. If you are the stockholder of record of Lionbridge common stock, you have the right to change or revoke your proxy at any time before the vote is at the special meeting:

•	by delivering to Lionbridge’s corporate secretary a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by signing and delivering a new proxy relating to the same shares of Lionbridge common stock and bearing a later date; or

•	by submitting another proxy by telephone or via the Internet by the date and time indicated on the applicable proxy card(s).

The latest dated completed proxy will be the one that is counted. Written notices of revocation and other communications with respect to the revocation of any proxies should be addressed to:

Lionbridge Technologies, Inc.

1050 Winter Street, Suite 2300

Waltham, Massachusetts 02451

Attn: Corporate Secretary

If you are a “street name” holder of Lionbridge common stock, you should contact your brokerage firm, bank, trust or other nominee to obtain instructions as to how to change or revoke your proxy.

Q: What are the material U.S. federal income tax consequences of the merger to me if I am a U.S. holder?

A: The receipt of cash in exchange for shares of Lionbridge common stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. Generally, you will recognize gain or loss equal to the difference between the amount of cash you receive and the adjusted tax basis of your shares of Lionbridge common stock. If you are a U.S. holder (as defined in the section below entitled “Material U.S. Federal Income Tax Considerations with Respect to the Merger”), you generally will be subject to U.S. federal income tax on any gain recognized in connection with the merger. However, the tax consequences of the merger to you will depend on your particular circumstances, and you should consult your own tax advisors to determine how the merger will affect you. For a more detailed summary of the tax consequences of the merger, see the section entitled “Material U.S. Federal Income Tax Considerations with Respect to the Merger” beginning on page 83 of this proxy statement.

Q: What are the material U.S. federal income tax consequences of the merger to me if I am a non-U.S. holder?

A: If you are a non-U.S. holder, you generally will not be subject to U.S. federal income tax on any gain recognized in connection with the merger unless you have certain connections to the United States. However, the tax consequences of the merger to you will depend on your particular circumstances, and you should consult your own tax advisors to determine how the merger will affect you. For a more detailed summary of the tax consequences of the merger, see the section entitled “Material U.S. Federal Income Tax Considerations with Respect to the Merger” beginning on page 83 of this proxy statement.

Q: Am I entitled to appraisal rights?

A: If the merger is completed, Lionbridge stockholders who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares of Lionbridge common stock, as determined by the Delaware Court of Chancery, but only if they properly perfect appraisal rights under Delaware law, as described in the section entitled “Appraisal Rights” beginning on page 87 of this proxy statement. A copy of the full text of Section 262 of the DGCL is included as Annex C to this proxy statement. Failure to strictly comply with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights.

Q: Should I send in my stock certificates now?

A: No. After the merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your shares of Lionbridge common stock for the merger consideration. If your shares are held in “street name” by your brokerage firm, bank, trust or other nominee, you will receive instructions from your brokerage firm, bank, trust or other nominee as to how to effect the surrender of your “street name” shares in exchange for the merger consideration. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES NOW.

Q: What happens if I sell my shares of Lionbridge common stock before the special meeting?

A: The record date for stockholders entitled to vote at the special meeting is earlier than the date of the special meeting and the expected closing date of the merger. If you transfer your shares of Lionbridge common stock after the record date but before the special meeting, you will, unless special arrangements are made, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares.

In addition, if you sell your shares prior to the special meeting or prior to the effective time of the merger, you will not be eligible to exercise your appraisal rights in respect of the merger. For a more detailed discussion of your appraisal rights and the requirements for perfecting your appraisal rights, see the section entitled “Appraisal Rights” beginning on page 87 and Annex C of this proxy statement.

Q: What happens if the merger is not completed for any reason?

A: If the merger is not completed for any reason, Lionbridge stockholders will not receive any payment for their shares in connection with the merger. Instead, we will remain a stand-alone public company, and Lionbridge common stock will continue to be listed and traded on the Nasdaq Global Market. Under specified circumstances, we may be required to pay to Parent the Lionbridge termination fee associated with the transaction, as described below under “The Merger Agreement—Termination Fees and Expenses” beginning on page 81 of this proxy statement.

Q: Who can answer further questions?

A: For additional questions about the merger, assistance in submitting proxies or voting shares of Lionbridge common stock, or to request additional copies of the proxy statement or the enclosed proxy card, please contact our proxy solicitor at:

MORROW SODALI

470 West Avenue

Stamford, CT 06902

LIOX@morrowsodali.com

Stockholders may call toll-free: 800-662-5200

Banks, brokers may call collect: 203-658-9400

If your brokerage firm, bank, trust or other nominee holds your shares in “street name,” you should also call your brokerage firm, bank, trust or other nominee for additional information.

THE SPECIAL MEETING

Date, Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to Lionbridge stockholders as part of the solicitation of proxies by our Board of Directors for use at the special meeting to be held on                     , 2017, at          local time, at Goodwin Procter LLP, 100 Northern Avenue, Boston, Massachusetts 02210 or at any adjournment or postponement of the special meeting. The purpose of the special meeting is for Lionbridge stockholders to consider and vote on the following:

1.	a proposal to adopt the merger agreement;

2.	an advisory (non-binding) proposal to approve the “golden parachute” compensation payable or that could become payable to the named executive officers of Lionbridge in connection with the merger pursuant to the terms of the merger agreement, the 2016 Lionbridge Management Incentive Plan, other cash and equity award arrangements and pre-existing severance arrangements;

3.	a proposal to approve one or more adjournments or postponements of the special meeting, if necessary, to solicit additional proxies if Lionbridge has not obtained sufficient affirmative stockholder votes to adopt the merger agreement; and

4.	such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Lionbridge stockholders must adopt the merger agreement in order for the merger to occur. A copy of the merger agreement is attached to this proxy statement as Annex A. You are urged to read the merger agreement carefully and in its entirety.

Record Date and Quorum

Our Board of Directors has fixed the close of business on                 as the record date for the special meeting, and only holders of record of Lionbridge common stock on the record date are entitled to vote at the special meeting. As of         , there were          shares of Lionbridge common stock outstanding and entitled to vote. Each share of Lionbridge common stock entitles its holder to one vote on all matters properly coming before the special meeting.

A majority of the shares of Lionbridge common stock issued, outstanding and entitled to vote at the special meeting, present in person or represented by proxy, constitutes a quorum for the purpose of considering the proposals. Shares of Lionbridge common stock held by stockholders present in person or represented at the special meeting but not voted, including shares of Lionbridge common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. If there is not a quorum at the special meeting, the stockholders present or represented at the meeting and entitled to vote, or if no stockholder is present, any presiding officer, may adjourn the special meeting. See “—Postponement and Adjournments” below.

Vote Required for Approval

You may vote “FOR” or “AGAINST,” or you may “ABSTAIN” from voting on, each proposal to be considered and voted on at the special meeting.

Consummation of the merger requires the adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of Lionbridge common stock entitled to vote at the special meeting. Therefore, if you abstain or fail to vote on the proposal to adopt the merger agreement, or if you fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote against the adoption of the merger agreement.

The approval of the “golden parachute” compensation payable or that could become payable to the named executive officers of Lionbridge in connection with the merger pursuant to the terms of the merger agreement, the 2016 Lionbridge Management Incentive Plan, other cash and equity award arrangements and pre-existing severance arrangements and the approval of the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies if Lionbridge has not obtained sufficient affirmative stockholder votes to adopt the merger agreement, requires the affirmative vote of a majority of the outstanding shares of Lionbridge common stock, in person or represented by proxy, and voting on each such matter. If you abstain from voting, fail to cast your vote (whether in person or by proxy), or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have no effect on the proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation payable or that could become payable to the named executive officers of Lionbridge in connection with the merger pursuant to the terms of the merger agreement, the 2016 Lionbridge Management Incentive Plan, other cash and equity award arrangements and pre-existing severance arrangements or the proposal to adjourn the special meeting.

Voting and Proxies

You are encouraged to vote your shares in one of the following three ways, whether or not you plan to attend the special meeting:

•	by telephone by using the voting instructions printed on your proxy card;

•	by Internet by using the voting instructions printed on your proxy card; or

•	by completing, signing and dating each proxy card you receive and returning it in the enclosed postage prepaid envelope.

Voting via the Internet, by telephone or by mailing in your proxy card will not prevent you from voting in person at the special meeting. You are encouraged to submit a proxy via the Internet, by telephone or by mail, even if you plan to attend the special meeting, to ensure that your shares of Lionbridge common stock are represented at the special meeting. You may also vote your shares by attending the special meeting and voting by ballot in person.

All shares of Lionbridge common stock represented by properly signed and dated proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holder. If you return a properly signed and dated proxy card but do not mark the box showing how you wish to vote, your shares will be voted “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation payable or that could become payable to the named executive officers of Lionbridge in connection with the merger pursuant to the terms of the merger agreement, the 2016 Lionbridge Management Incentive Plan, other cash and equity award arrangements and pre-existing severance arrangements and, if necessary, “FOR” the approval of the proposal to adjourn the special meeting. With respect to any other matter that properly comes before the special meeting, shares present in person or represented by all proxies received by Lionbridge will be voted with respect to such matter in accordance with the judgment of the persons named as attorneys-in-fact in the proxies.

If your shares of Lionbridge common stock are held in “street name,” you will receive instructions from your brokerage firm, bank, trust or other nominee that you must follow in order to have your shares voted. If you have not received such voting instructions or require further information regarding such voting instructions, contact your brokerage firm, bank, trust or other nominee, as the case may be. Brokers who hold shares of Lionbridge common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from the beneficial owner. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that are “non-routine,” such as adoption of the merger agreement, without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker or other nominee that are present in person or represented at the meeting, but with respect to which the broker or other nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. Because all proposals for the special meeting are non-routine and non-discretionary, Lionbridge anticipates that there will not be any broker non-votes in connection with any proposal. If your broker or other nominee holds your shares of Lionbridge common stock in “street name,” your broker or other nominee will vote your shares only if you provide instructions on how to vote. Please follow the directions on the voting instruction form sent to you by your broker or other nominee with this proxy statement.

Revocation of Proxies

Proxies received by Lionbridge at any time before the vote is at the special meeting, which have not been revoked or superseded before being voted, will be voted at the special meeting. If you are a stockholder of record of shares of Lionbridge common stock, you have the right to change or revoke your proxy at any time, unless noted below, before the vote is taken at the special meeting by any of the following actions:

•	delivering to Lionbridge’s corporate secretary a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	signing and delivering a new proxy, relating to the same shares of Lionbridge common stock and bearing a date later than the date of the earlier proxy; or

•	submitting another proxy by Internet or telephone by the date and time indicated on the applicable proxy card(s).

The latest dated completed proxy will be the one which counts. Written notices of revocation and other communications with respect to the revocation of any proxies should be addressed to:

Lionbridge Technologies, Inc.

1050 Winter Street, Suite 2300

Waltham, Massachusetts 02451

Attn: Corporate Secretary

If you are a “street name” holder of Lionbridge common stock, you may change your vote by submitting new voting instructions to your brokerage firm, bank, trust or other nominee. You must contact your nominee to obtain instructions as to how to change or revoke your proxy.

Postponement and Adjournments

Lionbridge is submitting a proposal for consideration at the special meeting to authorize the named proxies to approve one or more adjournments or postponements of the special meeting if there are not sufficient votes to adopt and approve the merger agreement at the time of the special meeting. Even though a quorum may be present at the special meeting, it is possible that we may not have received sufficient votes to adopt and approve the merger agreement by the time of the special meeting. In that event, we would expect to determine to adjourn or postpone the special meeting in order to solicit additional proxies. The adjournment proposal relates only to an adjournment of the special meeting for purposes of soliciting additional proxies to obtain the requisite stockholder approval to adopt and approve the merger agreement. Any other adjournment of the special meeting (e.g., an adjournment required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy.

The approval of a proposal to adjourn the special meeting would require the affirmative vote of a majority of the outstanding shares of Lionbridge common stock, in person or represented by proxy, and voting on each such matter. The failure to vote shares of Lionbridge common stock for this proposal would have no effect on the approval of the adjournment proposal.

Our Board of Directors recommends that you vote “FOR” the adjournment proposal so that proxies may be used for that purpose, should it become necessary. Properly executed proxies will be voted “FOR” the adjournment proposal, unless otherwise noted on the proxies. If the special meeting is adjourned or postponed, we are not required to give notice of the time and place of the adjourned meeting unless our Board of Directors fixes a new record date for the special meeting.

Solicitation of Proxies

This proxy solicitation is being made and paid for by Lionbridge on behalf of our Board of Directors. In addition, we have retained Morrow Sodali to assist in the solicitation for a fee of approximately $15,000, plus reimbursement of reasonable out-of-pocket expenses and indemnification against certain losses, costs and expenses. In addition to solicitation by mail, our directors, officers and employees may solicit proxies by personal interview, e-mail, telephone, facsimile or other means of communication. Our directors, officers and employees will not receive any additional compensation for their services, but we will reimburse them for their out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of shares of Lionbridge common stock and in obtaining voting instructions from those owners. Lionbridge will pay all expenses of filing, printing and mailing this proxy statement.

Stockholder List

A list of Lionbridge stockholders entitled to vote at the special meeting will be available for inspection at our principal executive offices located at 1050 Winter Street, Suite 2300, Waltham, Massachusetts 02451 at least ten days prior to the date of the special meeting and continuing through the special meeting for any purpose germane to the meeting. The list will also be available at the special meeting for inspection by any stockholder present at the special meeting.

Questions and Additional Information

If you have questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact our proxy solicitor at:

MORROW SODALI

470 West Avenue

Stamford, CT 06902

LIOX@morrowsodali.com

Stockholders may call toll-free: 800-662-5200

Banks, brokers may call collect: 203-658-9400

If your brokerage firm, bank, trust or other nominee holds your shares in “street name,” you should also call your brokerage firm, bank, trust or other nominee for additional information.

PROPOSALS SUBMITTED TO LIONBRIDGE STOCKHOLDERS

The Merger Agreement Proposal

(Item 1 on the Proxy Card)

Lionbridge is asking its stockholders to adopt the merger agreement that we have entered into with Parent and Merger Subsidiary.

For a summary and detailed information regarding this proposal, see the information about the merger agreement and the merger throughout this proxy statement, including the information set forth in the sections entitled “The Merger” beginning on page 26 of this proxy statement and “The Merger Agreement” beginning on page 63 of this proxy statement. A copy of the merger agreement is attached to this proxy statement as Annex A. You are urged to read the merger agreement carefully and in its entirety

Under applicable law, we cannot complete the merger without the vote of a majority of the outstanding shares of Lionbridge common stock entitled to vote at the special meeting voting in favor of the proposal to adopt the merger agreement. If you abstain from voting, fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote against the proposal to adopt the merger agreement.

Our Board of Directors formed the Special Committee of three disinterested and independent directors to, among other things, review and evaluate the merger agreement proposal, consider and evaluate alternatives available to Lionbridge and alleviate any potential conflicts of interest. The members of our Board of Directors voting on the matter, upon the unanimous recommendation of the Special Committee, unanimously determined that the merger and the merger agreement are advisable and in the best interests of Lionbridge and our stockholders, approved the merger agreement and recommend that Lionbridge stockholders adopt the merger agreement. Accordingly, the members of our Board of Directors voting on the matter unanimously recommend that holders of Lionbridge common stock vote “FOR” the proposal to adopt the merger agreement. See the section entitled “The Merger—Reasons for the Merger and Recommendation of our Board of Directors” beginning on page 39 of this proxy statement.

The “Golden Parachute” Proposal

(Item 2 on the Proxy Card)

Section 951 of the Dodd-Frank Act and Rule 14a-21(c) under the Exchange Act require that Lionbridge seek a non-binding advisory vote from our stockholders to approve certain “golden parachute” compensation that is payable or could become payable to our “named executive officers” in connection with the merger.

Lionbridge is presenting this proposal, which gives Lionbridge stockholders the opportunity to express their views on such “golden parachute” compensation by voting for or against the following resolution:

“RESOLVED, that the stockholders approve, on a non-binding advisory basis, the compensation payable or that could become payable to Lionbridge’s named executive officers in connection with the merger pursuant to the terms of the merger agreement, the 2016 Lionbridge Management Incentive Plan, other cash and equity award arrangements and pre-existing severance arrangements, as disclosed in the section of the proxy statement for the merger captioned “The Merger—Interests of Lionbridge’s Directors and Executive Officers in the Merger—Golden Parachute Compensation for Lionbridge Named Executive Officers.”

The advisory vote on the compensation payable or that could become payable to our named executive officers in connection with the merger will be approved if it receives the affirmative vote of a majority of the outstanding shares of Lionbridge common stock, in person or represented by proxy, and voting on the proposal. Approval of this proposal is not a condition to completion of the merger, and the vote with respect to this proposal is advisory only and will not be binding on Lionbridge. Further, the underlying plans and arrangements are contractual in nature and, by their terms, not subject to stockholder approval. Therefore, regardless of whether stockholders vote to approve the “golden parachute” compensation, if the merger is approved by the Lionbridge stockholders and completed, the “golden parachute” compensation will still be paid to the Lionbridge named executive officers to the extent payable in accordance with the terms of such compensation arrangements.

Information required by Item 402(t) of Regulation S-K promulgated under the Securities Act regarding the compensation of our named executive officers that is based on or otherwise relates to the merger is included on page 54 of this proxy statement, under the heading “The Merger—Interests of Lionbridge’s Directors and Executive Officers in the Merger—Golden Parachute Compensation for Lionbridge Named Executive Officers.”

The members of our Board of Directors voting on the matter unanimously recommend that holders of Lionbridge common stock vote “FOR” the proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation payable or that could become payable to the named executive officers of Lionbridge in connection with the merger pursuant to the terms of the merger agreement, the 2016 Lionbridge Management Incentive Plan, other cash and equity award arrangements and pre-existing severance arrangements.

The Adjournment Proposal

(Item 3 on the Proxy Card)

We are asking the Lionbridge stockholders to approve a proposal for one or more adjournments or postponements of the special meeting, if necessary, to solicit additional proxies if we have not obtained sufficient affirmative stockholder votes to adopt the merger agreement. If the Lionbridge stockholders approve the adjournment proposal, Lionbridge could adjourn or postpone the special meeting, and any adjourned session of the special meeting, and use the additional time to solicit additional proxies.

If, at the special meeting, the number of shares of Lionbridge common stock present in person or by proxy and voting in favor of the proposal to adopt the merger agreement is not sufficient to approve that proposal, Lionbridge may move to adjourn the special meeting in order to enable our Board of Directors to solicit additional proxies for the adoption of the merger agreement. In that event, we will ask the Lionbridge stockholders to vote only upon the adjournment proposal, and not the merger agreement proposal. The approval of the adjournment proposal requires the affirmative vote of a majority of the outstanding shares of Lionbridge’s common stock, in person or represented by proxy, and voting on each such matter. If you abstain from voting, fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have no effect on the proposal to adjourn the special meeting.

The adjournment proposal relates only to an adjournment of the special meeting occurring for purposes of soliciting additional proxies for approval of the merger agreement proposal in the event that there are insufficient votes to approve that proposal. Lionbridge retains full authority to the extent set forth in its bylaws and Delaware law (subject to the terms of the merger agreement) to adjourn the special meeting for any other purpose, or to postpone the special meeting before it is convened, without the consent of any Lionbridge stockholders.

Our Board of Directors unanimously recommends that holders of Lionbridge common stock vote “FOR” the adjournment proposal, if necessary.

THE COMPANIES

Lionbridge Technologies, Inc. Lionbridge enables more than 800 world-leading brands to increase international market share, speed adoption of products and effectively engage their customers in local markets worldwide. Using our innovative cloud technology platforms and our global crowd of more than 100,000 professional cloud workers, we provide translation, online marketing, global content management and application testing solutions that ensure global brand consistency, local relevancy and technical usability across all touch points of the customer lifecycle.

Lionbridge Technologies, Inc.

1050 Winter Street, Suite 2300

Waltham, Massachusetts 02451

(781) 790-4099

LBT Acquisition, Inc. Parent is a Delaware corporation formed solely in anticipation of the merger by entities affiliated with H.I.G. Capital, L.L.C., a leading global private equity investment firm focused exclusively on the middle market. Rory J. Cowan and a family trust are expected to exchange a portion of their shares of Lionbridge common stock for equity interests in Parent in connection with the merger. Parent currently has de minimis assets and has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.

LBT Acquisition, Inc.

c/o H.I.G. Middle Market LLC

600 Fifth Avenue, 24th Floor

New York, New York 10020

(212) 506-0500

LBT Merger Sub, Inc. Merger Subsidiary is a Delaware corporation formed by Parent solely for purposes of entering into the merger agreement and consummating the transactions contemplated by the merger. Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Merger Subsidiary will merge with and into Lionbridge, with Lionbridge continuing as the surviving corporation. Merger Subsidiary currently has de minimis assets and has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.

LBT Merger Sub, Inc.

c/o H.I.G. Middle Market LLC

600 Fifth Avenue, 24th Floor

New York, New York 10020

(212) 506-0500

THE MERGER

Background of the Merger

Our Board of Directors and management regularly review our long-term strategy and objectives in light of our financial condition, developments in the industries in which we operate, evolving technology trends and advancements, developments in the markets in which we provide services and demand trends of customers to whom we provide services. This process has included evaluating prospects and options relating to our business and markets, organic initiatives, and possible strategic transactions, such as acquisitions, financings and business combination transactions, in each case with the goal of enhancing stockholder value.

In addition, from time to time, we have received unsolicited inquiries from, or introductions to, various parties who have expressed a desire to discuss whether there would be mutual interest in a potential strategic transaction involving Lionbridge, including strategic parties and financial sponsors who have engaged or sought to engage in discussions with other companies within our industry.

In December 2015, in light of certain market opportunities arising as a result of recent merger and acquisition activity in the translation and interpretation services industry, we received inquiries from two strategic parties (“Party X” and “Party Y”) regarding our interest in a potential business combination. On December 17, 2015, we entered into a confidentiality agreement with Party X, which agreement included customary non-disclosure and non-use provisions.

In the first quarter of 2016, certain financial sponsor parties, including H.I.G. and a second financial sponsor party (“Party A”), separately made inquiries to us seeking to ascertain our interest in a potential strategic transaction, and in connection with these inquiries requested confidential information concerning our business.

During a regularly scheduled meeting of the Board of Directors held on January 28 and January 29, 2016, our Board of Directors discussed the interest we had received from various parties. At this meeting, our Board of Directors discussed recent merger and acquisition activity in the industry, as well as the challenges facing Lionbridge, including our ability to access capital to fund acquisitions and efforts to diversify our suite of service offerings and customer base and our capacity to compete with evolving technologies in the industry. In light of these risks and the renewed interest in the merger and acquisition activities in the industry, the members of our Board of Directors were supportive of management continuing to engage in preliminary and introductory discussions with the various parties who had expressed general interest in a potential strategic transaction.

On February 5, 2016, we entered into a confidentiality agreement with Party Y, which agreement included customary non-disclosure, non-use and standstill provisions (which standstill provisions would expire upon public announcement by Lionbridge that it entered into a definitive agreement for a business combination).

Over the course of the first quarter of 2016, we engaged in preliminary, high-level discussions with Party X and Party Y, including discussion of the possible cost-synergies and consolidation opportunities of a strategic combination. In early February, Party X indicated that it was no longer interested in pursuing a strategic transaction with Lionbridge and discussions between the parties terminated. Similarly, in mid-March 2016, Party Y indicated that a combination with Lionbridge would not align with Party Y’s strategic direction and discussions between the parties terminated.

On March 30 and April 5, 2016, we had separate meetings with each of Party A and H.I.G. at which we presented financial and other Company-related information, all of which was limited to publicly available information. Following these initial meetings, on April 5, 2016, we entered into a confidentiality agreement with Party A, and on April 11, 2016, we entered into a confidentiality agreement with H.I.G., which agreements included customary non-disclosure, non-use and standstill provisions (which standstill provisions would expire upon public announcement by Lionbridge that it entered into a definitive agreement for a business combination).

Thereafter, during April 2016, our management, including Rory J. Cowan, our chairman and chief executive officer, engaged in additional preliminary conversations with H.I.G. and Party A. Mr. Cowan reported such discussions with H.I.G. and Party A to our Board of Directors.

On April 27 and 28, 2016, during a regularly scheduled meeting of the Board of Directors, Mr. Cowan reported to our Board of Directors on the introductory and high-level discussions management had engaged in with certain parties who had expressed an interest in pursuing a strategic transaction with Lionbridge, including H.I.G. and Party A. At this meeting, our Board of Directors discussed our long-range plan and prospects, and a number of material factors affecting our business. These factors included organic growth and business development opportunities, customer concentration, end-market diversification, revenue predictability (including the volatility of revenue from quarter to quarter from our largest customers and the multi-year decline in revenue from our largest customer), and price pressure in the core technology customer base that comprises a large portion of our revenue. In addition, our Board of Directors noted competitive pressure, technological advancements in or impacting the industry, pricing strategies and our ability to carry out restructuring activities away from higher-cost markets. Our Board of Directors also discussed material execution risks, including our access to capital to fund acquisitions, technological advances and efforts to diversify our suite of service offerings and customer base, the pace of our restructuring activities and our capacity to compete with evolving technologies in the industry. Our Board of Directors also considered whether now would be an appropriate time to consider exploration of a sale transaction if the price and other terms of such a transaction are in the best interests of our stockholders. At this meeting, Mr. Cowan provided our Board of Directors with a forecast of our results of operations for 2016 and a preliminary forecast for future revenues and adjusted EBITDA which had been prepared by management, as more fully described under the heading “—Projected Financial Information” below. Our Board of Directors authorized management to engage in further preliminary discussions with H.I.G. and Party A, and any other potential acquirors who may approach us to further ascertain their respective levels of interest in pursuing a strategic transaction with Lionbridge. In executive session, our Board of Directors discussed forming a special committee of independent and disinterested directors (the “Special Committee”) to review any strategic opportunities that may be presented to us, and to make a recommendation to the full Board of Directors as to the advisability of pursuing any such opportunities. Our Board of Directors noted that, although there were no known actual conflicts at the time, because of the potential for management conflicts of interest to arise in the context of a potential sale to a financial sponsor, it would be prudent to form a Special Committee of independent and disinterested directors to direct the strategic process on behalf of our Board of Directors. Our Board of Directors discussed the scope of the Special Committee’s authority and determined that if H.I.G., Party A, or other viable potential acquirors expressed serious interest in proceeding into substantive discussions, our Board of Directors would formally establish the Special Committee. Our Board of Directors also discussed whether to engage a financial advisor, noting that in the past, after interviewing several candidates, it had engaged Union Square Advisors LLC (“Union Square”) to advise on potential strategic opportunities.

During May and June 2016, we continued to engage in high-level discussions with H.I.G. and Party A to gauge their interest in pursuing a potential acquisition of Lionbridge. These discussions included a focus on our historical revenue trends, cost and delivery models associated with our various service offerings, the impact of technology on our translation business, cost-cutting initiatives we had taken and the benefits of such actions.

In June 2016, another financial sponsor party (“Party B”) separately contacted Mr. Cowan to ascertain our interest in a potential strategic transaction, and on June 19, 2016, we entered into a confidentiality agreement with Party B, which agreement included customary non-disclosure, non-use and standstill provisions (which standstill provisions would expire upon public announcement by Lionbridge that it entered into a definitive agreement for a business combination).

Also during May and June 2016, H.I.G., Party A and Party B were provided with management’s current financial forecasts.

Following Party B’s contact, Mr. Cowan reported such discussions with H.I.G., Party A and Party B to our Board of Directors.

Subsequent to and in light of such discussions, on July 8, 2016, our Board of Directors unanimously formed, and appointed Guy L. de Chazal, Edward A. Blechschmidt and Claude P. Sheer to, the Special Committee, and appointed Mr. de Chazal as chairman. Our Board of Directors delegated to the Special Committee the authority to (a) consider and evaluate all proposals that we might receive in connection with a possible sale or other business transaction involving all or substantially all of our equity or assets on a consolidated basis, (b) participate in and direct the negotiation of the material terms and conditions of any such transaction, (c) consider any alternatives to any such transaction, including our continuing to operate as an independent company, and (d) recommend to our Board of Directors the advisability of entering into a definitive agreement with respect to any such transaction. Throughout the Special Committee’s evaluation of a potential sale of Lionbridge, the Special Committee met frequently via telephone calls for formal meetings, but its members were also in regular informal communication with its advisors and with each other.

The following week, another financial sponsor party (“Party C”) contacted Mr. Cowan to ascertain our interest in a potential strategic transaction given their interest in and involvement with other strategic opportunities in the localization and interpretation industry, and we were also approached by an investment bank who introduced us to another financial sponsor with interest in our industry (“Party D”) who had expressed interest in pursuing a potential strategic transaction with Lionbridge.

On July 8, 2016, we had an introductory and high-level meeting with Party B, and on July 12, 2016, Party B informed us that it would not be pursuing further discussions with us as an acquisition of Lionbridge would not be aligned with the stage of company in which Party B typically invests.

On July 14, 2016, the Special Committee held a telephonic meeting to discuss the various inquiries and preliminary indications of interest that we had received and the preliminary and introductory discussions that management had undertaken with H.I.G., Party A, Party B, Party C and Party D. By invitation of the Special Committee, Mr. Cowan participated for a portion of such meeting. At this meeting, the Special Committee engaged in a general discussion concerning our standalone strategic business plan, including the plan’s operational, financial and strategic elements, and the translation and interpretation industry generally, noting the increased merger and acquisition activity within the translation and interpretation industries. As part of this discussion, the Special Committee discussed our long-range plan and prospects, and a number of material factors affecting our business. These factors included organic growth and business development opportunities, customer concentration, end-market diversification, revenue predictability (including the volatility of revenue from quarter to quarter from our largest customers and the multi-year decline in revenue from our largest customer), and price pressure in the core technology customer base that comprises a large portion of our revenue. In addition, the Special Committee noted competitive pressure, technological advancements in or impacting the industry, pricing strategies and our ability to carry out restructuring activities away from higher-cost markets. The Special Committee also discussed material execution risks, including our access to capital to fund acquisitions, technological advances and efforts to diversify our suite of service offerings and customer base, the pace of our restructuring activities and our capacity to compete with evolving technologies in the industry. The Special Committee concluded that in light of the risks and challenges facing Lionbridge, we should continue to respond to the inquiries of the various interested parties to assess their interest in a potential acquisition of Lionbridge, but cautioned that any potential buyer must demonstrate financial capacity to complete an acquisition of a company of Lionbridge’s size. Additionally, the Special Committee also discussed the fact that, if we were to engage in substantive discussions with a potential buyer, the Special Committee would have to consider whether, and at what point it might be advisable to, approach and discuss a potential sale transaction with additional financial and strategic potential buyers. The Special Committee also concluded that it would further review our standalone strategic business plan. The Special Committee discussed the advisability of engaging an investment banker to assist the Special Committee in its evaluation of a potential sale transaction, and decided that Mr. de Chazal should contact Union Square and two other investment banking firms about a possible engagement, but decided to defer a decision on this matter unless and until we were to receive a serious indication of interest from one or more parties.

Between July 14 and July 26, 2016, we engaged in high-level introductory meetings with Party C and Party D, and continued our high-level discussions with H.I.G. and Party A, regarding the parties’ respective interests in pursuing a potential strategic transaction with Lionbridge. These discussions focused on historical revenue trends, cost and delivery models associated with our various service offerings, the impact of technology on our translation business, growth opportunities of our other service offerings, demand trends within our large client accounts, as well as our cost cutting initiatives taken and the benefits of such actions.

On July 22, 2016, H.I.G. submitted a preliminary indication of interest, which included an all-cash purchase price of $5.50 per share and a request that we engage in exclusive negotiations relating to a business combination with H.I.G. for a period of at least 30 days (the “July 22 H.I.G. Proposal”). The July 22 H.I.G. Proposal indicated that H.I.G. intended to finance the merger consideration with a combination of third-party debt and equity capital from H.I.G.

On July 26, 2016, the Special Committee held a telephonic meeting with a representative of Goodwin Procter LLP, the Company’s outside legal counsel, to review the July 22 H.I.G. Proposal and our recent discussions with Party A, Party B, Party C and Party D. By invitation of the Special Committee, Mr. Cowan participated for a portion of such meeting. The Special Committee discussed the advisability of engaging an investment banker to assist the committee in its evaluation of a potential sale transaction. The Special Committee also discussed the financial advisor selection process and invited representatives from Union Square to present to the Special Committee Union Square’s qualifications and preliminary perspectives regarding our business and the July 22 H.I.G. Proposal. During this presentation, Union Square provided an overview of process considerations with respect to a proposed sale of Lionbridge, provided preliminary views on valuation and outlined a list of parties who Union Square viewed as our logical acquirors. The list of parties presented by Union Square included Party X, Party Y, H.I.G., Party A, Party B, Party C and Party D, together with other strategic and financial sponsor parties, some of whom had previously engaged in preliminary and high-level conversations with us without proceeding to any discussions under, or entering into, a confidentiality agreement. Union Square also discussed with the Special Committee whether the Special Committee should consider expanding the universe of parties with which we were engaging, including parties whom we had spoken to in the past as well as new parties, in particular those who have experience acquiring, or have expressed an interest in acquiring, businesses similar to Lionbridge, and those parties who have expressed a general interest and have experience in businesses similar to that of Lionbridge. The Special Committee again noted that any potential buyer must demonstrate financial capacity to complete an acquisition of a company of Lionbridge’s size and the ability to proceed expeditiously. Union Square was then excused from the meeting and the Special Committee considered and ultimately determined to engage Union Square to assist the Special Committee in its review of strategic alternatives. Before making such determination, the Special Committee discussed potential conflicts of interest that Union Square may have with certain potential interested parties, and in light of its relationship with management, in particular, the Special Committee noted that Union Square had provided financial advisory services to H.I.G. in connection with an unrelated acquisition transaction. The Special Committee’s decision to engage Union Square was based on Union Square’s familiarity with Lionbridge and the industry generally, and its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally and its experience in company sale transactions, as well as the Special Committee’s belief that Union Square would act independently and in the best interests of Lionbridge. Also at this meeting, Mr. Cowan presented the Special Committee with a preliminary forecast of our results of operations for the remainder of 2016 and a preliminary forecast for future revenues and adjusted EBITDA which had been prepared by management, as more fully described under the heading “—Projected Financial Information” below, and which forecasts were used as the basis for Union Square’s preliminary views on valuation presented at this meeting. Mr. Cowan also reported that these preliminary forecasts had been, and would be, provided to parties interested in exploring a potential acquisition of Lionbridge following execution of a confidentiality agreement in favor of Lionbridge. The Special Committee instructed management to execute an engagement letter with Union Square on the terms discussed at this meeting. The Special Committee also concluded that we should contact a limited number of additional parties to gauge their interest in a potential acquisition of Lionbridge and that such parties should be identified with the assistance of Union Square. Finally, the Special Committee determined that the offer price contained in the July 22 H.I.G Proposal did not adequately value Lionbridge and that, given the early stage of discussions between us and H.I.G., it would be inappropriate to grant H.I.G. exclusivity at this time. The Special Committee authorized Union Square to communicate these conclusions to H.I.G. and that we remained open to having a continued dialogue in an effort to obtain improved terms from H.I.G.

On July 27, during a regularly scheduled meeting of our Board of Directors, the Special Committee reported to our Board of Directors on its exploration of a possible sale transaction, noting that it had determined to engage Union Square and reporting to our Board of Directors on recent discussions and outreach to the various potential acquirors. As part of this meeting, Mr. de Chazal updated our Board of Directors regarding the parties engaged in the process to date, including the Special Committee’s decision to instruct Union Square to contact a limited number of additional parties who could be viable acquirors of Lionbridge. The members of the Special Committee noted to our Board of Directors their concerns about potential disruptions to our business, the risk of leaks that might arise from approaching potential acquirors within the industry and the impact on our business that could result from any such leaks, including the impact on customer relationships and the possible loss of employees resulting from uncertainty over our future. The Special Committee also expressed its desire to avoid a protracted process given the potential disruptions to our business and to focus on potential buyers who could make the financial commitment necessary to acquire a company of our size and conclude a transaction expeditiously. The Special Committee recommended, and our Board of Directors concurred, that the Special Committee should work with Union Square to identify a list of our most likely acquirors not already engaged in the process, including both strategic parties and financial sponsors, and to further instruct Union Square to reach out to such parties to gauge their interest in exploring a potential acquisition of Lionbridge. The Special Committee also advised our Board of Directors of the committee’s conclusions regarding the July 22 H.I.G. Proposal and the Board concurred with those conclusions.

On July 28, 2016, the Special Committee entered into a customary letter agreement formally engaging Union Square as its financial advisor with respect to the consideration and evaluation of a potential sale of the Lionbridge. The Special Committee instructed Union Square to formally engage with the parties who had entered into confidentiality agreements and pursued meetings with us to date, including to set a firm bid deadline for mid-August for such parties to submit preliminary indications of interest and to distribute a formal process letter to such parties with instructions for such submissions. Also on July 28, 2016, at the request of and with input from the Special Committee, Union Square identified a list of who it and the Special Committee believed to be our most viable acquirors given the parties’ access to cash or debt and equity financing, industry focus, potential synergies, investment philosophies and experience in acquiring or otherwise engaging in strategic transactions with publicly traded companies of the size and nature of Lionbridge, which list included three additional parties, all of whom were financial sponsors given that Party X and Party Y, the two most logical strategic parties identified by Union Square and the Special Committee, had already declined to pursue a business combination with Lionbridge.

From July 29, 2016 through August 3, 2016, Union Square was introduced to H.I.G., Party A, Party C and Party D. Also during such time, Union Square contacted the three additional financial sponsor parties identified by the Special Committee, two of whom expressed an interest in pursuing a possible acquisition of Lionbridge (“Party E” and “Party F”).

On August 3, 2016, we entered into separate confidentiality agreements with Party E and Party F, which agreements included customary non-disclosure, non-use and standstill provisions (which standstill provisions would expire upon public announcement by Lionbridge that it entered into a definitive agreement for a business combination).

During the first two weeks of August, at the direction of the Special Committee, Union Square coordinated business meetings, in which management participated in order to provide information regarding our business, with H.I.G., Party A, Party C, Party D, Party E and Party F.

On August 8, 2016, Party C informed Union Square that, although it continued to view Lionbridge as being aligned with Party C’s strategic philosophy, it was not in a position to pursue an acquisition of Lionbridge at that time given Party C’s other merger and acquisition activities. Also on August 8, 2016, H.I.G., Party A, Party D, Party E and Party F were provided with updated forecasts that had been prepared by management to reflect our actual performance for fiscal year 2016 to date, as more fully described under the heading “—Projected Financial Information” below.

On August 10, 2016, Union Square distributed an instruction letter to H.I.G., Party A, Party D, Party E and Party F requesting that each party submit a detailed proposal for an acquisition of Lionbridge by August 18, 2016, addressing, among other things, price and form of consideration, valuation, sources and structures of financing, material conditions, including required approvals, and focus areas for due diligence.

On August 11, 2016, the Special Committee held a telephonic meeting with representatives from Union Square and Goodwin Procter. By invitation of the Special Committee, Mr. Cowan participated for a portion of the meeting. The purpose of this meeting was to review recent discussions with H.I.G., Party A, Party C, Party D, Party E and Party F, as well as some high level discussions with other potential bidders who had expressed an interest in exploring an acquisition of Lionbridge, but who had not entered into a confidentiality agreement. After a review of these discussions, the Special Committee again considered whether it might be advisable to approach and discuss a potential sale transaction with additional third parties beyond the parties who had been contacted to date. The Special Committee discussed the potential risks and benefits of engaging with additional parties in the process. In particular, the Special Committee considered the potential disruptions to our business, the risk of leaks that might arise from approaching potential acquirors within the industry and the impact on our business that could result from any such leaks, including the impact on customer relationships and the possible loss of employees resulting from uncertainty over our future. The Special Committee also discussed the potential need to disclose sensitive, proprietary and confidential information to competitors and potential competitors if additional parties were to be contacted. The Special Committee also noted that the parties involved in the process to date included those parties whom the Special Committee, after receiving the perspectives of Union Square and management, believed were the most logical and viable acquirors given their access to debt and equity financing, industry focus, potential synergies, investment philosophies and experience in acquiring publicly traded companies of the size and nature of Lionbridge. As part of this meeting, the Special Committee also discussed management’s current forecasts and our long-range plan and prospects, as well as a number of material factors affecting our business, including organic growth and business development opportunities, customer concentration, end-market diversification, revenue predictability and the volatility of revenue from quarter to quarter from our largest customers and the multi-year decline in revenue from our largest customer, price pressure in the core technology customer base that comprises a large portion of our revenue, competitive pressure, technological advancements in or impacting the industry, pricing strategies and our ability to carry out restructuring activities away from higher-cost markets. The Special Committee noted the material execution risks, including our access to capital to fund acquisitions, technological advances and efforts to diversify our suite of service offerings and customer base, the pace of our restructuring activities and our capacity to compete with evolving technologies in the industry. The Special Committee also concluded that there were not likely to be any logical acquirors, either strategic buyers or financial sponsors, with the financial capacity to complete a transaction and who could differentiate themselves from the parties with whom we were or had previously engaged. After this discussion and in light of the risks associated with engaging with a larger group of potential bidders, particularly strategic acquirors given the Special Committee’s concern regarding the disclosure of competitively sensitive information, the Special Committee determined to proceed with exploring a sale process with H.I.G., Party A, Party D, Party E and Party F, but not to pursue or engage in discussions with other potential acquirors at this time.

Between August 11, 2016 and August 18, 2016, at the direction of the Special Committee, Union Square coordinated business meetings and telephone calls, at and in which management participated, in order for H.I.G., Party A, Party D, Party E and Party F to conduct additional due diligence. Although the Special Committee instructed Union Square to work with management to provide information that was requested by the parties in conducting their business diligence and to prepare a virtual data room containing materials that would enable a potential buyer to undertake comprehensive due diligence, the Special Committee decided that until proposals were received containing terms that the Special Committee believed could lead to a proposal in the best interests of Lionbridge stockholders, the Special Committee was not prepared to provide full access to our competitively sensitive information.

On or prior to the August 18th bid deadline, Party A, Party E and Party F indicated that they would not be submitting an indication of interest. Party A indicated it did not believe it could submit an offer at a meaningful premium to our then-current share price, but indicated a willingness to re-engage subsequently in the process if appropriate. Party E declined to submit an indication of interest because it did not believe it would be able to differentiate itself and make a competitive proposal. Party F declined to submit an indication of interest, stating it did not believe it could be an aggressive bidder and did not want to unnecessarily consume its or our management’s time and resources. H.I.G. submitted a second written indication of interest on August 18, 2016 confirming its all-cash purchase price of $5.50 per share and proposing that we negotiate exclusively with H.I.G. for a period of at least 30 days (the “August 18 H.I.G. Proposal”). The August 18 H.I.G. Proposal also indicated that H.I.G. intended to finance the merger consideration with a combination of third-party debt and equity capital from H.I.G., included a limited set of remaining due diligence requests and indicated that it could complete such due diligence review within three weeks (assuming sufficient access to management).

On August 19, 2016, Party D submitted a written indication of interest with an all-cash purchase price of $6.07 per share (the “August 19 Party D Proposal”). The August 19 Party D Proposal did not request exclusivity, indicated that Party D intended to finance the merger consideration with a combination of third-party debt and equity capital from its own managed funds, included a set of due diligence requests and suggested that it could complete diligence and finalize deal terms within six weeks. On August 21, 2016, a representative of Union Square informed H.I.G. by telephone that it had not submitted the highest all-cash purchase price per share and that the Special Committee would be holding a meeting on August 24, 2016 to assess the indications of interest that had been received by multiple parties. In a telephone call the morning of August 24, 2016, in advance of the Special Committee meeting, H.I.G. indicated it was willing to increase its offer to $5.60 per share, which it confirmed in writing (the “August 24 H.I.G. Proposal”).

On August 24, 2016, the Special Committee held a telephonic meeting with representatives from Goodwin Procter to review the indications of interest submitted by H.I.G. and Party D, and recent discussions with Party A, Party E and Party F. By invitation of the Special Committee, Union Square and Mr. Cowan participated for a portion of the meeting. The Special Committee discussed the merits and risks of the August 24 H.I.G. Proposal and the August 19 Party D Proposal, including to note that, although the August 19 Party D Proposal included a higher offer price than that of the August 24 H.I.G. Proposal, the August 19 Party D Proposal included and was conditioned upon the results of a significant number of diligence requests and would likely require a longer timeline to signing. In particular, the August 19 Party D Proposal provided that it would take Party D six weeks to, among other things: (a) assess the sustainability of the growth trajectory for each of our business segments, including detailed customer-by-customer pipeline reviews and backlog analysis, (b) assess the sustainability of operating margins for each segment, including review of business model and pricing strategy for each segment and (c) complete a strategic planning workshop focused on acquisition options by segment, including a review of financial performance for previous acquisitions. In comparison, the August 24 H.I.G. Proposal indicated that H.I.G. would need three weeks to complete its quality of earnings review and that the balance of its diligence was primarily confirmatory in nature. Union Square also noted that it believed that Party D and its advisors had not engaged in as much due diligence to date as H.I.G. and its advisors. Given that the August 24 H.I.G. Proposal contained an offer price lower than that of the August 19 Party D Proposal, the early stage in the process and that the Special Committee believed the offer price did not adequately value Lionbridge, the Special Committee concluded that it would be inappropriate to grant H.I.G. exclusivity at this time. The Special Committee directed Union Square to communicate this conclusion to H.I.G., as well as to convey to Party D the Special Committee’s concerns regarding the conditionality and outstanding due diligence items reflected in the August 19 Party D Proposal. The Special Committee also authorized Union Square to indicate to H.I.G. and Party D that we remained open to having a continued dialogue in an effort to obtain improved terms from each party. The Special Committee also instructed Union Square to share with each of H.I.G. and Party D a draft merger agreement prepared by Goodwin Procter.

On August 25, 2016, H.I.G. and Party D were provided with full access to our virtual data room to undertake additional due diligence. On August 26, 2016, Union Square provided each of H.I.G. and Party D with the draft merger agreement and our accompanying disclosure schedules.

Between August 26, 2016 and September 7, 2016, members of management, Union Square and Goodwin Procter engaged in various discussions and meetings with H.I.G. and Party D and their respective advisors in an effort to obtain improved terms from both parties. During this time, Union Square shared drafts of an equity commitment letter and limited guarantee that had been prepared by Goodwin Procter with each of H.I.G. and Party D. In addition, during this time, informal discussions were held with the members of the Special Committee, Union Square and Goodwin Procter, with input from management, and the Special Committee instructed Union Square to formally request final proposals from H.I.G. and Party D through a second bid process letter.

On September 7, 2016, each of H.I.G. and Party D participated in separate meetings with representatives of Union Square and Lionbridge at which our management presented to representatives from selected lending banks with whom the parties had respectively engaged.

Also on September 7, 2016, Union Square distributed an instruction letter to H.I.G. and Party D advising each that it should submit a detailed and final proposal to acquire Lionbridge by September 21, 2016, addressing, among other things, price and form of consideration, valuation, sources and structures of financing, a mark-up of the merger agreement and our accompanying disclosure schedules, assumptions and required approvals, and noting that diligence should be complete by the bid deadline.

On September 13, 2016, the Special Committee held a telephonic meeting with representatives of Goodwin Procter to review recent discussions with H.I.G. and Party D. By invitation of the Special Committee, representatives of Union Square and Mr. Cowan participated for a portion of such meeting. During this meeting, the Special Committee received an update from Union Square in regard to the status of discussions with H.I.G. and Party D, including the parties’ diligence efforts. The Special Committee also discussed timing and next steps, and what additional messaging and feedback Union Square should deliver to the parties in advance of the September 21, 2016 bid deadline.

Between September 13 and September 21, 2016, Union Square, at the direction of the Special Committee, continued to engage with H.I.G. and Party D, including to facilitate, with management, additional due diligence efforts.

On September 21, 2016, Party D submitted a revised indication of interest, including a debt commitment letter, mark-ups of the merger agreement, equity commitment letter and guarantee and a request for 60 days of exclusivity, but indicating that Party D was not in a position to provide a firm price at such time (the “September 21 Party D Proposal”). The September 21 Party D Proposal included a limited set of additional due diligence items. Party D communicated to Union Square that it would need more information and understanding of third quarter 2016 and full year 2016 financial performance in order to provide a firm price.

On September 21, 2016, a representative of H.I.G. informed Union Square that it needed time to finalize its quality of earnings assessment and had additional diligence and discussions with its potential debt financing sources to complete, and therefore would not be in a position to submit a full bid package until the week of September 26, 2016.

Between September 22, 2016 and September 29, 2016, at the direction of the Special Committee, Union Square coordinated, with the assistance of management, telephone calls and materials to address H.I.G.’s and

Party D’s ongoing due diligence efforts. During this period, Union Square informed Party D that it would need to provide a firm price in order for the Special Committee to consider its bid. Party D informed Union Square that it expected to significantly reduce its offer price given its expectations for our third quarter 2016 and full year 2016 financial results. On September 29, 2016, H.I.G. submitted a revised indication of interest, including an all-cash purchase price of $5.70 per share, a debt commitment letter, mark-ups of the merger agreement and our accompanying disclosure schedules and a request for at least ten days of exclusivity to complete negotiations of the definitive agreements and a limited set of due diligence items (the “September 29 H.I.G. Proposal”). Union Square continued to encourage Party D to submit a proposal with a firm and attractive price in order for Party D’s proposal to be considered by the Special Committee.

On October 2, 2016, the Special Committee held a telephonic meeting with representatives from Goodwin Procter to review the September 21 Party D proposal and the September 29 H.I.G. Proposal. By invitation of the Special Committee, representatives of Union Square and Mr. Cowan participated for a portion of such meeting. During this meeting, the Special Committee discussed the terms and conditions of the two revised proposals, noting that the September 21 Party D Proposal no longer contained a firm offer price. The Special Committee also discussed the risks and benefits to us of entering into exclusive negotiations with H.I.G. at this time, and concluded that it would not be appropriate to grant H.I.G. exclusivity at this time principally because of the possibility that Party D could propose greater value than H.I.G. if Party D were permitted to complete its diligence. The Special Committee discussed next steps and messaging to H.I.G., Party D and the other parties, including to inform H.I.G. that the Special Committee was unwilling to grant exclusivity to H.I.G. at this time. The Special Committee also authorized Union Square to indicate to H.I.G. and Party D that we remained open to having a continued dialogue in an effort to obtain improved terms from both parties through the submission of final and best proposals.

Between October 2, 2016 and October 19, 2016, Union Square coordinated, with the assistance of management, H.I.G.’s and Party D’s ongoing due diligence. During this period, representatives of Goodwin Procter and Kirkland & Ellis LLP, legal counsel to H.I.G., engaged in discussions concerning the terms of the merger agreement and related transaction documents. On October 12, 2016, Mr. de Chazal and representatives of Union Square and Goodwin Procter and Mr. Cowan participated in a telephone conference call during which Mr. de Chazal, with the input of Union Square and Goodwin Procter, instructed Union Square to ask each of H.I.G. and Party D to confirm its bid prior to a Special Committee meeting scheduled for October 19, 2016, which message Union Square delivered to Party D and H.I.G. on October 13 and October 14, 2016, respectively.

On October 14, 2016, we provided H.I.G. and Party D with updated forecasts that had been prepared by management to reflect our actual performance for fiscal year 2016 to date and including the views of Wall Street analysts, as more fully described under the heading “—Projected Financial Information” below.

On October 14, 2016, Party D informed Union Square that it was concerned about our third quarter 2016 performance and our ability to achieve our fourth quarter forecast. Party D also indicated that it would require additional information concerning our forecasted results and customer pipeline before Party D could revise its bid, and thus Party D would not be providing a bid for the Special Committee’s consideration at its October 19 meeting and indicated it would submit a letter to that effect.

On October 18, 2016, H.I.G. informed Union Square that it would not be able to confirm its bid until it received additional information regarding our third quarter 2016 financial performance, which information it needed to finalize its quality of earnings assessment, and that it would need to complete its evaluation of the revised fourth quarter forecast. H.I.G. indicated that it expected to submit a confirmed proposal promptly after the receipt of such information. As part of this discussion, H.I.G. expressed concern about our revenue growth and expected benefits from our recent acquisitions.

On October 19, 2016, the Special Committee held a telephonic meeting with representatives from Goodwin Procter to review recent discussions with H.I.G. and Party D. By invitation of the Special Committee, representatives of Union Square and Mr. Cowan participated for a portion of such meeting. During this meeting, the Special Committee discussed the status of discussions with H.I.G. and Party D. In particular, the Special Committee expressed concern that if the process were to continue on a protracted time frame, it could strain and distract management from the day-to-day operations of our business. The Special Committee also reviewed and discussed our long-range plan and prospects, and a number of material factors affecting our business. These factors included organic growth and business development opportunities, customer concentration, end-market diversification, revenue predictability (including the volatility of revenue from quarter to quarter from our largest customers and the multi-year decline in revenue from our largest customer), and price pressure in the core technology customer base that comprises a large portion of our revenue. In addition, the Special Committee noted competitive pressure, technological advancements in or impacting the industry, pricing strategies and our ability to carry out restructuring activities away from higher-cost markets. The Special Committee also discussed material execution risks, including our access to capital to fund acquisitions, technological advances and efforts to diversify our suite of service offerings and customer base, the pace of our restructuring activities and our capacity to compete with evolving technologies in the industry. Union Square also presented the Special Committee with its preliminary views on adjusted EBITDA multiples based on management’s current forecasts and the views of Wall Street analysts. The Special Committee also discussed timing and next steps, and what additional messaging and feedback should be delivered to the parties, concluding that no representative of Lionbridge should reach out to H.I.G. in order to pressure H.I.G. to finalize a complete and firm bid proposal.

On October 21, 2016, a representative of H.I.G. contacted Mr. de Chazal by telephone. During that conversation, Mr. de Chazal informed H.I.G. that if it wanted to succeed as the winning bidder it would need to deliver a revised, complete and firm bid proposal prior to the meeting of our Board of Directors scheduled for October 27, 2016.

On October 24, 2016, Party D delivered a letter to Union Square confirming its continued interest in pursuing a transaction with Lionbridge, but requesting additional time in order to evaluate our actual results of operations over the next few months.

Between October 21, 2016 and October 25, 2016, Union Square and management, at the direction of the Special Committee, continued to facilitate H.I.G.’s confirmatory due diligence work. On October 25, 2016, H.I.G. notified Union Square that it was still in the process of finalizing its assessment of our third quarter quality of earnings and needed to obtain refreshed commitment letters from its lenders. H.I.G. also informed Union Square that it could be in a position to enter into a definitive agreement in approximately two weeks.

On October 27, 2016, our Board of Directors held a regularly scheduled meeting. By invitation of our Board of Directors, representatives from Union Square and Goodwin Procter, as well as members of our senior management team, including Mr. Cowan, participated for a portion of the meeting. Mr. de Chazal and representatives of Union Square summarized for our Board of Directors the recent developments in the Special Committee’s review of a potential sale of Lionbridge, including the status of discussions with H.I.G. and Party D and, in particular, the fact that Party D had not indicated an interest in submitting a revised proposal with a firm price or moving to complete due diligence and enter into a definitive transaction agreement in the near term, and that H.I.G. had yet to submit a revised, complete and firm bid proposal. At the meeting, Goodwin Procter provided an overview of the Board of Directors’ fiduciary duties in the context of evaluating a potential sale of the Company for cash and Union Square provided an overview of its preliminary valuation analyses. Our Board of Directors discussed our long-range plan and prospects, and a number of material factors affecting our business. These factors included organic growth and business development opportunities, customer concentration, end-market diversification, revenue predictability (including the volatility of revenue from quarter to quarter from our largest customers and the multi-year decline in revenue from our largest customer), and price pressure in the core technology customer base that comprises a large portion of our revenue. In addition, our Board of Directors noted competitive pressure, technological advancements in or impacting the industry, pricing strategies and our ability to carry out restructuring activities away from higher-cost markets. Our Board of Directors also discussed material execution risks, including our access to capital to fund acquisitions and technological advances, efforts to diversify our suite of service offerings and customer base, the pace of our restructuring activities and our capacity to compete with evolving technologies in the industry. Our Board of Directors also discussed the risks and benefits of continuing to explore a potential sale transaction, given the protracted nature of the discussions to date and the possibility that ongoing diligence efforts would strain and distract management from the day-to-day operations of our business. After discussion, and based in part on the recommendation of the Special Committee, our Board of Directors indicated that while it would entertain a firm and final bid from H.I.G. and Party D, management’s focus should return to executing our long-term strategic plan and that no significant additional efforts should be expended on due diligence with H.I.G. or Party D. In an effort to pressure H.I.G. and Party D to either present a best and final proposal or terminate discussions, the Special Committee members recommended, and our Board of Directors concurred, that the Special Committee members should work with Union Square on messaging to inform H.I.G. and Party D that our review of a potential sale transaction was being terminated and the parties would have no further access to management or the virtual data room.

On October 28, 2016, at the instruction of the Special Committee, Union Square informed H.I.G. that our Board of Directors was terminating our sale process to pursue our long-term strategic plan. Also on October 28, 2016, at the instruction of the Special Committee, Mr. Cowan provided the same message to Party D, who reiterated that it remained interested in the business and would like to continue to have a dialogue with us, but expressed its concerns regarding volatility in the business, and therefore declined to submit a formal revised offer at that time. On November 2, 2016, H.I.G. telephoned Mr. Cowan and indicated that it intended to submit a firm and final bid the following week.

On November 7, 2016, H.I.G. telephoned Mr. Cowan and indicated that its lenders would not be in a position to provide updated debt commitment letters until the upcoming presidential election had occurred, and thus H.I.G. intended to submit a firm and final bid within the next few days.

On November 13, 2016, the Special Committee held a telephonic meeting with representatives from Union Square and Goodwin Procter to review recent discussions with H.I.G. By invitation of the Special Committee, Mr. Cowan also participated for a portion of the meeting. Following a discussion of the status of the minimal interaction with H.I.G. and Party D since the October 27 meeting of our Board of Directors, and noting that there had not been any material developments during that time period, the Special Committee reaffirmed the conclusions reached at the October 27 meeting of the Board of Directors.

On November 15, 2016, H.I.G. submitted an updated proposal to acquire all of our outstanding equity for an all-cash purchase price of $5.70 per share, which proposal included a debt commitment letter, a work plan outlining steps to signing a definitive agreement and a list of outstanding diligence items, including requests to perform certain customer diligence, facility site visits and a review of our October financial results (the “November 15 H.I.G. Proposal”). The November 15 H.I.G. Proposal also included a request for exclusivity through December 7, 2016.

On November 17, 2016, the Special Committee held a telephonic meeting with representatives from Union Square and Goodwin Procter to review the November 15 H.I.G. Proposal. By invitation of the Special Committee, Mr. Cowan also participated in the meeting. At the meeting, Union Square presented the Special Committee with preliminary valuation analyses based on management’s current forecasts and the views of Wall Street analysts. Goodwin Procter again reviewed the Special Committee’s fiduciary duties in the context of evaluating a potential sale of the Company for cash. The Special Committee again reviewed and discussed the risks and opportunities relating to our long-term strategic plan and prospects, and our ability to execute our strategic plan as an independent, stand-alone company. The Special Committee also noted that H.I.G.’s work plan suggested that the timeline and efforts towards signing a definitive agreement would be expedited and thus not a significant strain or distraction for management. The Special Committee also noted that H.I.G. had firm financing commitments sufficient to fund the acquisition. The Special Committee therefore believed that reaching an agreement with H.I.G. for a transaction was feasible on an expedited time frame and unanimously proposed to recommend that our Board of Directors consider moving forward with H.I.G. on the terms of the November 15 H.I.G. Proposal.

Later on November 17, 2016, our Board of Directors held a special telephonic meeting with representatives from Union Square and Goodwin Procter to review the November 15 H.I.G. Proposal and the Special Committee’s recommended action. By invitation of our Board of Directors, Mr. Cowan also participated for a portion of the meeting. Union Square and Goodwin Procter reported to our Board of Directors on the most recent discussions with H.I.G. and summarized the terms of the November 15 H.I.G. Proposal. Goodwin Procter again led a discussion of the Board of Directors’ fiduciary duties in the context of evaluating a potential sale of the Company for cash. Our Board of Directors then considered whether to pursue a transaction with H.I.G. at the offer price set forth in the November 15 H.I.G. Proposal (with or without exclusivity), engage in continued discussions with H.I.G. in an effort to obtain an increased offer price (with or without exclusivity), or to discontinue discussions with H.I.G. altogether and terminate any further evaluation of a potential sale of Lionbridge at this time. Goodwin Procter and Union Square summarized for our Board of Directors the steps and timeline to signing a definitive agreement for a transaction with H.I.G. should our Board of Directors determine to pursue that alternative, including H.I.G.’s request for customer calls and facility site visits, noting that considerable progress had been made between Kirkland & Ellis and Goodwin Procter on negotiation of the definitive transaction agreements. Union Square also presented our Board of Directors with the same preliminary valuation analyses that it presented to the Special Committee at the committee’s November 17 meeting. Our Board of Directors again reviewed and discussed the risks and opportunities relating to our long-term strategic plan and prospects, and our ability to execute on our strategic plan as an independent, stand-alone company. As part of this discussion, our Board of Directors concluded that we should continue discussions with H.I.G. After discussion of the value the November 15 H.I.G. Proposal would provide to Lionbridge stockholders, our Board of Directors, based in part on the recommendation of the Special Committee, determined that it would not consider pursuing a transaction at a price per share below $5.70 and agreed with the Special Committee that the Special Committee should continue to pursue a transaction with H.I.G. and should seek any additional increase in the offer price that may be available and to agree, in the Special Committee’s discretion, to engage exclusively depending on the final terms of the proposal.

On November 17, 2016, Mr. de Chazal, on behalf of the Special Committee, communicated to H.I.G. that if H.I.G. were interested in pursuing an acquisition of Lionbridge and negotiating on an exclusive basis, H.I.G. would have to increase its bid by $0.20, to $5.90. On November 18, 2016, H.I.G. informed Mr. de Chazal that it was unable to increase its offer price from $5.70. Over the course of November 18, 19 and 20, 2016, Mr. de Chazal, Union Square, Goodwin Procter, Mr. Cowan, and various members of our Board of Directors engaged in various discussions. Based on these discussions, the Special Committee determined that Union Square should communicate to H.I.G., on behalf of Lionbridge, that the Special Committee would support an all-cash purchase price of $5.90 per share, together with a limited period of exclusivity, and that the Special Committee might support a transaction lower than $5.90 but higher than $5.70 per share if the transaction included a “go-shop” provision to permit us to actively solicit potential competing proposals following the announcement of a transaction between us and H.I.G., coupled with a favorable termination fee structure pursuant to which there would be a materially lower termination fee payable by us to H.I.G. if we were to accept a superior proposal from a party contacted during the go-shop period.

On November 21, 2016, Union Square communicated the Special Committee’s position to H.I.G. Later on November 21, 2016, H.I.G. increased its all-cash purchase price to $5.75, but indicated that it was not willing to agree to a go-shop to permit us to actively solicit potential competing proposals following the announcement of a transaction between us and H.I.G. (the “November 21 H.I.G. Proposal”).

On November 22, 2016, the Special Committee held a telephonic meeting with representatives from Union Square and Goodwin Procter to review the November 21 H.I.G. Proposal By invitation of the Special Committee, Mr. Cowan also participated in the meeting. Goodwin Procter again reviewed with the Special Committee its fiduciary duties and an overview of the interplay of the go-shop, termination fees and other deal protections. Goodwin Procter noted that the Special Committee had undertaken a so-called “market check” in connection with its evaluation of a potential sale transaction through the discussions that had occurred with interested parties, including Party X, Party Y, H.I.G., Party A, Party B, Party C, Party D, Party E and Party F, and its consideration of other logical potential buyers, but that the inclusion of a go-shop provision in the merger agreement, especially when coupled with a lower termination fee for parties approached during the go-shop period, could still benefit the Lionbridge stockholders. After discussion, the Special Committee instructed Union Square to inform H.I.G. that, as a condition to continuing discussions between the parties, and to do so on an exclusive basis, H.I.G. would have to agree to inclusion of a go-shop provision in the merger agreement, along with a customary and market tiered termination fee structure.

On November 22, 2016, Union Square communicated the Special Committee’s perspectives to H.I.G., and over the course of discussions throughout the day and into November 23, 2016, the parties agreed that the transaction would include a 45-day go-shop provision with a termination fee equal to 1.5% of our equity value, which would apply to a party who negotiated a superior transaction during the go-shop, other than those parties who had entered into confidentiality agreements with us as part of our current evaluation of a potential sale transaction. The parties agreed that the termination fee payable by us to H.I.G. if we were to accept a superior proposal from any other party (including a party who had entered into a confidentiality agreement with us as part of our current evaluation of a potential sale transaction) would be equal to 3.0% of our equity value, and that such fee would also be payable for customary termination events as described more fully below under the heading “The Merger Agreement—Termination Fees and Expenses.” The parties finalized and executed an exclusivity agreement on November 23, 2016, which provided for exclusivity until 11:59 p.m. on December 11, 2016.

Between November 23 and December 11, 2016, the parties and their respective legal counsel engaged in various telephonic discussions to negotiate the unresolved issues in the merger agreement and other transaction documents, and Union Square and management facilitated H.I.G.’s final confirmatory due diligence items, including customer calls and facility site visits. During this time, we provided H.I.G. with updated forecasts that had been prepared by management to reflect our actual performance for fiscal year 2016 to date, as more fully described under the heading “—Projected Financial Information” below.

On December 11, 2016, the Special Committee and our Board of Directors held a joint telephonic meeting at which representatives of management, Union Square and Goodwin Procter were present. At this meeting, Union Square reviewed with our Board of Directors its final analyses of the consideration offered in the proposed transaction from a financial point of view, and Goodwin Procter provided an update on the final negotiations with H.I.G. and Kirkland & Ellis. Union Square then delivered its oral opinion, subsequently confirmed in writing, that as of December 11, 2016, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Union Square as set forth in the written opinion, the merger consideration to be received by the holders of Lionbridge common stock (other than Excluded Shares) pursuant to the merger agreement was fair, from a financial point of view, to such holders. The analyses outlined by Union Square utilized the Management Case and the Wall Street Case, as more fully described under the headings “—Projected Financial Information” and “—Opinion of Lionbridge’s Financial Advisor” below. The full text of Union Square’s written opinion is attached below as Annex B to this proxy statement. The opinion of Union Square is more fully described under the heading “—Opinion of Lionbridge’s Financial Advisor” below. After discussion, and upon recommendation of the Special Committee, our Board of Directors, other than Mr. Cowan who abstained from voting given expectations that he would be contributing a small portion of his shares of Lionbridge common stock to Parent at closing, unanimously adopted resolutions (1) determining that the merger agreement, the merger and the other transactions contemplated thereby are advisable and in the best interests of Lionbridge and the Lionbridge stockholders, (2) approving the merger and the execution, delivery and performance by Lionbridge of the merger agreement and the transaction contemplated thereby, including consummation of the merger, (3) directing that the adoption of the merger agreement, the merger and the other transactions contemplated by the merger agreement be submitted to a vote of the Lionbridge stockholders, and (4) recommending adoption and approval of the merger agreement to the Lionbridge stockholders.

Subsequently, on December 12, 2016, before the opening of the U.S. stock markets, we and the Buyer Entities executed the merger agreement and we and H.I.G. issued a joint press release announcing the transaction.

Reasons for the Merger and Recommendation of our Board of Directors

During the course of its deliberations on merger, the Special Committee held numerous meetings and consulted with our senior management, Union Square and Goodwin Procter, and reviewed, evaluated and considered numerous factors and a significant amount of information and data, together with our full Board of Directors, including the following:

•	information concerning our business, financial performance (both past and prospective) and our financial condition, results of operations (both past and prospective), and business and strategic objectives, as well as the risks of accomplishing those objectives;

•	our business and financial prospects if we were to remain an independent, publicly-traded company and the growth and scale required to effectively compete in the localization and interpretation industries, including forecasts of future financial performance set forth in the Management Case and the Wall Street Case;

•	the overall consolidation of the localization and interpretation industries and the impact of evolving technologies on localization and interpretation services;

•	the possible alternatives to the merger (including the option of continuing to operate our business independently as a publicly-traded company), the timing and likelihood of accomplishing the business plans and strategic objectives of those alternatives, and potential benefits and risks of those alternatives;

•	the inclusion of a 45-day go-shop provision in the merger agreement, which allows us to actively solicit and negotiate with third parties, and to terminate the merger agreement for a 1.5% termination fee (based on our equity value) to accept a superior proposal with certain parties during the go-shop;

•	the results of our discussions with certain third parties who would reasonably be expected to have interest in acquiring Lionbridge relating to a possible business combination with us, and our ability under the terms of the merger agreement to negotiate with third parties concerning certain unsolicited competing acquisition proposals if we were to receive such a proposal even after the expiration of the go-shop (and a 3.0% termination fee, based on our equity value, in connection therewith); and

•	the other terms of the merger agreement, including the parties’ representations, warranties and covenants, the conditions to their respective obligations and the termination rights of the parties.

In reaching its decision to approve the merger agreement, including the merger, and to recommend that the Lionbridge stockholders vote in favor or approval of the merger agreement), our Board of Directors and the Special Committee determined that the following were positive reasons to support the merger agreement:

•	the recommendation of the Special Committee following a review of the landscape of potential strategic and financial sponsor acquirors, and the proposals received by and level of interest of the potential acquirors, including Party X, Party Y, H.I.G., Party A, Party B, Party C, Party D, Party E and Party F;

•	the fact that the price of $5.75 per share in cash payable in the merger provides certainty, immediate value and liquidity to the Lionbridge stockholders;

•	the fact that the price of $5.75 per share to be received by the Lionbridge stockholders in the merger represents:

•	a 13% premium to the volume-weighted average closing price per share of Lionbridge common stock for the 30 calendar days prior to and including December 9, 2016;

•	a 17% premium to the volume-weighted average closing price per share of Lionbridge common stock for the 60 calendar days prior to and including December 9, 2016;

•	a 17% premium to the volume-weighted average closing price per share of Lionbridge common stock for the 90 calendar days prior to and including December 9, 2016;

•	a 3% premium to the highest closing price per share of Lionbridge common stock for the 12 months prior to and including December 9, 2016; and

•	a 46% premium to the lowest closing price per share of Lionbridge common stock for the 12 months prior to and including December 9, 2016).

•	certain financial analyses presented to our Board of Directors by Union Square and the oral opinion of Union Square, subsequently confirmed in writing, that as of December 11, 2016, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Union Square as set forth in the written opinion, the merger consideration to be received by the holders of shares of our common stock (other than Excluded Shares) pursuant to the merger agreement was fair, from a financial point of view, to such holders. The full text of the written opinion is attached as Annex B to this proxy statement and is incorporated by reference in this proxy statement in its entirety. The opinion of Union Square is more fully described below under the heading “—Opinion of the Company’s Financial Advisor”;

•	the belief of our Board of Directors that the consideration of $5.75 per share to be received by the Lionbridge stockholders in the merger provides greater certainty of value and less risk to such stockholders relative to the potential trading price of the shares over the long-term after accounting for the risks to our business resulting from operational execution risk and evolving industry dynamics, including our ability to grow organically and through business development opportunities, customer concentration, end-market diversification, revenue predictability and the volatility of revenue from quarter to quarter from our largest customers and the multi-year decline in revenue from our largest customer, price pressure in our core technology customer base, competitive pressure, technological advancements in or impacting the industry, pricing strategies, our ability to carry out restructuring activities away from higher-cost markets and the potential recurrence of the types of operational and financial challenges that we have historically faced;

•	the likelihood that the proposed acquisition would be consummated in light of the limited conditions to closing set forth in the merger agreement and the committed financing of H.I.G.;

•	the process through which the Special Committee, with the assistance of Union Square, engaged in or sought to engage in discussions with other parties, including both strategic acquirors and financial sponsors, believed to be the most likely candidates to pursue a potential acquisition of Lionbridge, including the review of the proposals received by and level of interest of the potential acquirors, including Party X, Party Y, H.I.G., Party A, Party B, Party C, Party D, Party E and Party F;

•	the belief of our Board of Directors that, after negotiations with H.I.G. and its representatives, the Special Committee and our Board of Directors had obtained the highest price reasonably obtainable on the date of signing of the merger agreement coupled with the inclusion of a 45-day go-shop, which allows us to actively solicit and negotiate with third parties, and to accept a superior proposal and terminate the merger agreement for the 1.5% termination fee (which our Special Committee and our Board of Directors believe is reasonable under the circumstances) with certain parties during the go-shop;

•	the merger agreement also provides our Board of Directors with flexibility to furnish information to and conduct negotiations with third parties in certain circumstances even after the go-shop, and to terminate the merger agreement to accept a superior proposal upon payment of the 3.0% termination fee (which the Special Committee and our Board of Directors believe is reasonable under the circumstances);

•	the other terms and conditions of the merger agreement, including, among other things, (1) the size of the termination fee and the circumstances when that fee may be payable, (2) the limited number and nature of the conditions to H.I.G.’s obligations to consummate the merger, including the absence of a financing condition, and (3) the definition of “material adverse effect” and the exceptions for what constitutes a material adverse effect for purposes of the merger agreement;

•	Credit Suisse and the other lenders have committed to provide debt consisting of up to $240.0 million senior secured first lien credit facilities and an $85.0 million senior secured second lien term loan facility, in each case, on customary terms and conditions;

•	the H.I.G. commitment letter, pursuant to which H.I.G. has committed to fund up to $172.0 million to the Buyer Entities to fund the payment of the merger consideration and the delivery of a guarantee in favor of us whereby H.I.G. has guaranteed other amounts payable pursuant to the merger agreement, including payment of the 6.0% termination fee that may become payable by Parent (the “Parent termination fee”) and the reimbursement of expenses by Parent in certain circumstances (capped at $21.4 million plus the amount of any reimbursable expenses and collection costs);

•	the Buyer Entities’ representations to us in the merger agreement that they will have adequate capital resources to pay the merger consideration and other amounts to consummate the merger, taking into account the proceeds from the commitment letters; and

•	the likelihood that the proposed acquisition would be consummated, in light of the experience, reputation and financial capabilities of H.I.G. and its lenders.

In the course of its deliberations, our Board of Directors and the Special Committee also considered, among other things, the following negative factors:

•	the fact that the Lionbridge stockholders (other than the rollover investors, as defined below in the section entitled “Financing of the Merger” beginning on page 61) will not participate in any future growth potential or benefit from any future increase in the value of our company (whether through organic growth, extraordinary events, acquisitions, or otherwise);

•	the possibility that the merger will not be consummated and the potential negative effect of the public announcement of the transaction with H.I.G. on our customer relationships, operating results and stock price and our ability to retain key management, employees, independent contractors;

•	the restrictions on the conduct of our business prior to the completion of the merger requiring us to conduct our business in the ordinary course and preventing us from taking certain specified actions, subject to specific limitations, all of which may delay or prevent us from undertaking business opportunities pending closing of the merger;

•	the risk of diverting management’s focus and resources from other strategic opportunities and from operational matters while working to close the merger, and the possibility of other management and employee disruption associated with this transaction, including the possible loss of key management or other employees;

•	the conditions to H.I.G.’s obligations to consummate the merger and the right of H.I.G. to terminate the merger agreement under certain circumstances;

•	the possibility that we may be obligated to pay H.I.G. the 3.0% termination fee if the merger agreement is terminated under certain circumstances;

•	the possibility that H.I.G. could breach its obligations under the limited guarantee, in which case our ability to seek enforcement of any money damages, including payment of the 6.0% Parent termination fee is limited;

•	the fact that the transaction consideration consists of cash and will therefore be taxable to the Lionbridge stockholders who are subject to taxation for U.S. federal income tax purposes; and

•	the interests that certain of our directors and executive officers may have with respect to the merger, in addition to their interests as stockholders generally, as described in the section entitled “—Interests of Lionbridge’s Directors and Executive Officers in the Offer and the Merger.”

The preceding discussion of the information and factors considered by our Board of Directors and the Special Committee is not, and is not intended to be, exhaustive. In light of the variety of factors considered in connection with their evaluations of the merger and the complexity of these matters, our Board of Directors and the Special Committee did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching their determinations. In addition, neither our Board of Directors nor the Special Committee made any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determinations of our Board of Directors and the Special Committee, but rather our Board of Directors and the Special Committee conducted an overall analysis of the factors described above, including discussions with and questioning of senior management, outside legal counsel and the Special Committee’s financial advisor.

Board of Directors Recommendation

After careful consideration and based upon the unanimous recommendation of the Special Committee, the members of our Board of Directors voting on such matters have unanimously approved the merger agreement and declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of the Lionbridge stockholders. Accordingly, the members of our Board of Directors voting on such matters unanimously recommend that our stockholders approve the proposal to adopt the merger agreement and that you vote “FOR” the proposal to adopt the merger agreement at the special meeting.

Opinion of Lionbridge’s Financial Advisor

Pursuant to an engagement letter dated July 28, 2016, the Special Committee retained Union Square to provide the Special Committee with financial advisory services and a financial opinion in connection with a possible merger, sale or other strategic business combination. The Special Committee selected Union Square to act as its financial advisor based on Union Square’s qualifications, expertise and reputation. At the joint meeting of the Board of Directors and the Special Committee on December 11, 2016, Union Square rendered to the Special Committee its oral opinion, subsequently confirmed in writing, that as of December 11, 2016, and based upon and subject to the various assumptions, procedures, factors, qualifications and limitations set forth in the written opinion, the merger consideration to be received by the holders of shares of Lionbridge common stock (other than Excluded Shares) pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of the written opinion of Union Square, dated as of December 11, 2016, is attached to this proxy statement as Annex B and is incorporated herein by reference. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Union Square in rendering its opinion. We encourage you to read the entire opinion carefully and in its entirety. Union Square’s opinion is directed to the Special Committee directors and addresses only the fairness, from a financial point of view, of the merger consideration to be received by holders of shares of Lionbridge common stock (other than Excluded Shares) pursuant to the merger agreement as of the date of the opinion. It does not address any other term or aspect of the merger agreement or the merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger. It does not constitute a recommendation to any holder of Lionbridge common stock as to how to vote on the merger or any matter related to the merger, and does not in any manner address the prices at which Lionbridge common stock will trade at any time. The summary of the opinion of Union Square set forth below is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, Union Square, among other things:

(i)	reviewed the draft of the merger agreement presented to the Special Committee and the Board of Directors at its meeting on December 11, 2016, and drafts of certain related documents, which Union Square assumed to be in substantially final form and the executed copies of which would not vary in any respect material to Union Square’s analysis;

(ii)	reviewed certain publicly available financial statements and other business and financial information of the Company;

(iii)	reviewed certain internal financial statements and other financial and operating data concerning the Company;

(iv)	reviewed certain financial projections and forecasts prepared by management, including the Management Case (as defined below);

(v)	reviewed certain financial projections and forecasts prepared by Wall Street research analysts regarding the Company, including the Wall Street Case (as defined below);

(vi)	discussed the past and current operations and financial condition of the Company, as well as the prospects of the Company, with senior management of the Company;

(vii)	reviewed the reported prices and trading activity for the Company common stock;

(viii)	compared the financial performance of the Company and trading activity of the Company common stock with that of certain other publicly traded companies comparable with the Company and its securities;

(ix)	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions and compared the proposed financial terms of the merger with the financial terms of such comparable acquisition transactions;

(x)	participated in discussions and negotiations among representatives of the Company and H.I.G. and their financial and legal advisors; and

(xi)	performed such other analyses and considered such other factors as Union Square deemed appropriate.

For purposes of conducting its analysis of the merger and rendering its opinion, Union Square assumed and relied upon, without undertaking any responsibility for independent verification of, the accuracy and completeness of the information publicly available, supplied or otherwise made available to, discussed with, or reviewed by Union Square, and assumed no liability therefor. Union Square further relied upon the assurances of the Company’s management that they were not aware of any facts that would make such information inaccurate or misleading. With respect to the financial forecasts of the Company provided to Union Square by management, for purposes of Union Square’s opinion, Union Square assumed that such financial forecasts were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of management as to the future competitive, operating and regulatory environments and related financial performance of the Company. Union Square expressed no opinion with respect to such financial forecasts, or any other financial forecasts, or the assumptions on which they were based.

For purposes of rendering its opinion, Union Square also assumed, with the consent of the Board of Directors, that the representations and warranties of each party set forth in the merger agreement were true and correct, that each party to the merger agreement and related documents would perform all of the covenants and agreements required to be performed by it thereunder and that all conditions to the consummation of the merger would be satisfied without waiver or modification thereof, except, in each case, as would not be material to Union Square’s analyses. Union Square further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the merger would be obtained without any delay, limitation, restriction or condition that would, in any respect material to its analysis, have an adverse effect on the Buyer Entities, the Company or the consummation of the merger. Union Square assumed that any modification to the structure of the merger would not vary in any respect material to its analysis. Union Square is not a legal, regulatory, accounting or tax expert and assumed, without independent verification and with the Company’s permission, the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

Union Square’s opinion is necessarily based on economic, market and other conditions as in effect on December 11, 2016, as well as the information publicly available, supplied or otherwise made available to it as of December 11, 2016. It is understood that subsequent developments may affect Union Square’s opinion, including those related to the Company’s operations, as well as new initiatives and transactions, and that Union Square did not have or undertake any obligation to update, revise or reaffirm its opinion.

Union Square did not make, nor assume any responsibility for making, any valuation or appraisal of any assets or liabilities of the Buyer Entities or the Company, and no such valuations or appraisals were provided to Union Square. Union Square was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness from a financial point of view, as of December 11, 2016, of the merger consideration to be received by the holders of Lionbridge common stock (other than the Excluded Shares) in the merger, and Union Square expressed no opinion with respect to the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company. Union Square’s opinion did not address the relative merits of the merger as compared to other business or financial strategies that might be available to the Company, nor did it address the underlying business decision of the Company to engage in the merger, and as such was not intended to be and did not constitute a recommendation to the Special Committee or the Board of Directors as to whether it should approve the merger, the merger agreement or any related matters. Union Square expressed no opinion with respect to the amount or nature of any compensation to any directors, officers or other employees of the Company, or any class of such persons, relative to the consideration to be received by the holders of Lionbridge common stock (other than the Excluded Shares) in the merger pursuant to the merger agreement or with respect to the fairness of any such compensation.

Summary of Financial Analysis

The following is a summary of the material analyses performed by Union Square in connection with its oral opinion and the preparation of its written opinion dated December 11, 2016. The various analyses summarized below were based on the closing price of $5.57 per share of Lionbridge common stock as of December 9, 2016, the last trading day before the meeting of the Special Committee and the Board of Directors to approve the merger and adopt the merger agreement. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Union Square, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

In performing the financial analysis summarized below and arriving at its opinion, Union Square used and relied upon certain financial projections provided by Company management and referred to in this proxy statement as the “Management Case.” Union Square also used and relied upon certain Wall Street financial projections based on FactSet consensus estimates and referred to in this proxy statement as the “Wall Street Case,” with the exception of the NTM (defined below under the heading “—Precedent Transactions Analysis”) Wall Street Case, which was based on taking the average of projections provided in research reports from Barrington Research Associates, Inc., B Riley & Co. LLC, Craig-Hallum Capital Group LLC and Noble Financial Capital Markets.

Comparable Public Company Trading Analysis

Union Square performed a comparable public company trading analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Union Square compared certain financial estimates for the Company with comparable publicly available consensus estimates for selected companies that, based upon Union Square’s professional judgment and expertise, share similar business characteristics or those that have similar scale and operating characteristics. These companies were the following:

Language Services Companies

•	Appen Ltd.

•	RWS Holdings plc

•	Sajan, Inc.

•	SDL plc

IT & Business Services Companies

•	Accenture Plc

•	Cap Gemini S.A.

•	Capita plc

•	CRA International, Inc.

•	FTI Consulting, Inc.

•	Navigant Consulting, Inc.

•	Perficient, Inc.

•	Xerox Corp.

HR Outsourcing Companies

•	Adecco Group AG

•	ManpowerGroup Inc.

•	On Assignment, Inc.

•	Randstad Holding NV

Customer Experience Services Companies

•	Convergys Corp.

•	Sykes Enterprises, Inc.

•	Teleperformance SE

•	TeleTech Holdings, Inc.

•	Transcom WorldWide AB

For purposes of this analysis, Union Square analyzed the following statistics for each of the selected comparable companies:

•	The enterprise value (calculated as the market value of common equity (determined using the treasury stock method and taking into account outstanding in-the-money options, warrants, restricted stock units, restricted stock awards and other convertible securities)) plus the book value of debt and certain liabilities less cash and cash equivalents) divided by estimated Adjusted EBITDA (earnings before interest and taxes and excluding depreciation and amortization, amortization of acquisition-related intangible assets, merger, restructuring and other charges and stock-based compensation expense) for calendar year 2016, which is referred to below as “Enterprise Value/2016E Adjusted EBITDA”; and

•	The enterprise value divided by estimated Adjusted EBITDA for calendar year 2017, which is referred to below as “Enterprise Value/2017E Adjusted EBITDA”.

Union Square observed that as of December 9, 2016, the last trading day before the meeting of the Special Committee and the Board of Directors to approve the merger and adopt the merger agreement, Lionbridge’s Enterprise Value/Adjusted EBITDA multiples were as follows:

Lionbridge Trading Multiples Financial Statistic	Multiple
Enterprise Value/2016E Adjusted EBITDA (Management Case)	8.5x
Enterprise Value/2017E Adjusted EBITDA (Management Case)	7.1x
Enterprise Value/2016E Adjusted EBITDA (Wall Street Case)	8.4x
Enterprise Value/2017E Adjusted EBITDA (Wall Street Case)	7.2x

The following table summarizes the mean, median, high and low Enterprise Value / Adjusted EBITDA multiples of the selected group of comparable public companies as of December 9, 2016:

Selected Comparable Public Company Trading Statistics	Mean	Median	High	Low
Enterprise Value/2016E Adjusted EBITDA	9.7x	9.5x	19.4x	5.3x
Enterprise Value/2017E Adjusted EBITDA	8.9x	8.9x	17.6x	4.8x

Based on the analysis of the relevant metrics for each of the selected comparable companies and upon the application of its professional judgment and expertise and taking into account in determining (a) the low end of the representative range, the Company’s observed trading multiples since its most recent earnings release on November 8, 2016, through the period ended December 9, 2016, and (b) the high end of the range, the observed mean and median multiples for the comparable public companies as the Company’s growth rate and margin were generally below those of the comparable public companies, Union Square selected representative ranges of financial multiples and applied these ranges of financial multiples to the corresponding financial statistic for the Company obtained from the Management Case and the Wall Street Case.

Based on outstanding shares on a fully diluted basis (determined using the treasury stock method and taking into account outstanding in-the-money options, restricted stock units, and restricted stock awards) as of December 9, 2016, Union Square calculated the estimated implied value per share of Lionbridge common stock as follows:

Financial Statistic	Selected Comparable Companies Representative Multiple Range	Implied Value Per Share of Lionbridge Common Stock
Enterprise Value/2016E Adjusted EBITDA (Management Case)	7.5x—9.5x	$4.80—$6.40
Enterprise Value/2017E Adjusted EBITDA (Management Case)	6.5x—8.75x	$5.03—$7.19
Enterprise Value/2016E Adjusted EBITDA (Wall Street Case)	7.5x—9.5x	$4.82—$6.42
Enterprise Value/2017E Adjusted EBITDA (Wall Street Case)	6.5x—8.75x	$4.87—$6.97

Union Square noted that the consideration to be received by holders of shares of Lionbridge common stock (other than Excluded Shares) pursuant to the merger agreement was $5.75 per share.

No company utilized in the comparable public company trading analysis is identical to the Company. In evaluating the selected comparable companies, Union Square made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the Company’s control, such as the impact of competition on the Company’s businesses and the industry generally, industry growth and the absence of any adverse material change in the Company’s financial condition and prospects or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

Discounted Cash Flow Analysis

Union Square calculated a range of prices per share for the Company based on a discounted cash flow analysis to value the Company as a standalone entity using the Management Case. Unlevered free cash flow was derived as Adjusted EBITDA (earnings before interest and taxes and excluding depreciation and leasehold improvements amortization, amortization of acquisition-related intangible assets, merger, restructuring and other charges and stock-based compensation expense) less other expense (net), cash taxes, stock-based compensation expense, cash restructuring charges and other charges, purchases of property and equipment, and changes in working capital and other balance sheet accounts. Union Square calculated the present value of unlevered free cash flows (discounted to September 30, 2016) for the last three months of calendar year 2016 and calendar years 2017 through 2020 and terminal values in the calendar year 2020 using discount rates, selected upon the application of Union Square’s professional judgment and experience, ranging from 12.0% to 14.0%, which were based on a weighted average cost of capital calculation as of December 9, 2016. The terminal value was derived by applying illustrative perpetuity growth rates, selected upon the application of Union Square’s professional judgment and experience, ranging from 3.5% to 4.5% to a terminal year estimate of the unlevered free cash flow to be generated by the Company, as reflected in the Management Case.

To derive an implied share price reference range per share of Lionbridge common stock, as compared to the merger consideration of $5.75 per share, Union Square divided the total implied equity value by the amount of the Company’s outstanding shares on a fully diluted basis (determined using the treasury stock method and taking into account outstanding in-the-money options, restricted stock units, and restricted stock awards) as of December 9, 2016. This analysis indicated an implied price per share of $4.23 to $6.18, as compared to the merger consideration of $5.75 per share.

Premiums Paid Analysis

Using publicly available information, Union Square analyzed the premiums offered for a group of technology deals over the past five years based on a Thomson SDC data set as of December 9, 2016. The Thomson SDC data set included 166 announced and completed U.S. and Canadian technology deals with a public target, cash-only consideration and transaction value greater than $25 million; but excluding the following types of transactions: spinoffs, recapitalizations, repurchases and acquisitions of remaining interest. Premiums are adjusted to reflect unaffected premiums to exclude the effects of transaction rumors leading up to the announcement of the transaction.

For all of these transactions, Union Square calculated the premium represented by the offer price over the target company’s volume-weighted average share price one trading day and 30 calendar days prior to the transaction’s announcement. This analysis indicated the following premiums for those time periods prior to announcement:

Premiums Paid: Last Five Years

Time Period Prior to Announcement	25th Percentile	75th Percentile	Mean	Median
1 Trading Day	18%	44%	34%	30%
30 Volume-Weighted Calendar Days	22%	48%	36%	34%

Union Square observed that Lionbridge common stock closed at $5.57 on December 9, 2016, the last trading day before the meeting of the Board of Directors to approve the merger and adopt the merger agreement. Union Square noted that the consideration per share of Lionbridge common stock of $5.75 pursuant to the merger agreement reflected a 3% premium to the closing price per share of Lionbridge common stock on December 9, 2016 and a 13% premium to the volume-weighted average closing price per share of Lionbridge common stock for the 30 calendar days prior to and including December 9, 2016.

Using a one-day premium reference range of 18% to 44% based on the 25th and 75th percentiles of premiums paid, Union Square performed a premiums paid analysis using the closing price per share of Lionbridge common stock on December 9, 2016. This analysis indicated a range of implied values per share of Lionbridge common stock of $6.57 to $8.04.

Using a volume-weighted, 30-calendar-day premium reference range of 22% to 48% based on the 25th and 75th percentile of premiums paid, Union Square performed a premiums paid analysis using the volume-weighted average closing price per share of Lionbridge common stock for the 30 calendar days prior to and including December 9, 2016. This analysis indicated a range of implied values per share of Lionbridge common stock of $6.20 to $7.51.

Precedent Transactions Analysis

Union Square performed a precedent transactions analysis, which is designed to imply a value of a company based on publicly available financial terms of selected transactions. In connection with its analysis, Union Square compared publicly available statistics for 38 selected transactions (which we refer to as the “selected precedent transactions”) announced since March 21, 2012, involving Business Process Outsourcing, Technology Services & Consulting, Customer Experience Services, Language Interpretation and Translation companies. Union Square selected the precedent transactions because, based on Union Square’s professional judgment and expertise, they shared certain characteristics with the merger. The following is a list of the selected precedent transactions reviewed and the month and year each transaction was announced:

Date Announced	Acquiror	Target
October 2016	Wipro Ltd.	Appirio Inc.
October 2016	HNA Group Co., Ltd.	Pactera Technology International Ltd.
August 2016	Teleperformance SE	LanguageLine Solutions LLC
May 2016	Computer Sciences Corp.	HP Enterprise Services Co.
April 2016	Blackstone Group L.P.	Mphasis Ltd.
March 2016	NTT Data, Inc.	Dell Services
December 2015	Computer Sciences Corp.	Xchanging Plc
November 2015	Virtusa Corporation	Polaris Consulting & Services Ltd.
September 2015	Blackstone Group L.P.	Intelenet Global Services
July 2015	Groupe Acticall S.A.	Sitel Worldwide Corporation
June 2015	ManpowerGroup Inc.	7S Group GmbH
June 2015	Norwest Equity Partners	Welocalize, Inc.
May 2015	On Assignment, Inc.	Creative Circle LLC
April 2015	Cap Gemini S.A.	IGATE Corp.
March 2015	St. Ives Group	Solstice Mobile
March 2015	Maximus, Inc.	Acentia, LLC
December 2014	Atos SE	Xerox (IT Outsourcing)
November 2014	Lionbridge Technologies, Inc.	CLS Communication AG
November 2014	Publicis Groupe S.A.	Sapient Corp.
September 2014	Alliance Data Systems Corp.	Conversant Inc.
August 2014	Dimension Data Australia	Oakton Ltd.
July 2014	Teleperformance SE	Aegis USA Inc.
June 2014	Acando AB	Connecta AB
May 2014	Atos SE	Bull S.A.
May 2014	Navigant Consulting, Inc.	Cymetrix Corp.
April 2014	Sopra Group S.A.	Groupe Steria SCA
March 2014	Sonda S.A.	CTIS Tecnologia S.A.
January 2014	Convergys Corp.	Stream Global Services, Inc.
November 2013	NTT Data Corp.	Everis Participaciones, S.L.
August 2013	Baring Private Equity Asia	Hexaware Technologies Ltd.
July 2013	Apollo Global Management, LLC	Pitney Bowes Management Services
May 2013	Blackstone Group L.P.	Pactera Technology International Ltd.
May 2013	OMERS Private Equity	Civica
September 2012	Infosys Ltd.	Lodestone Holding AG
August 2012	HiSoft Technology International Ltd.	VanceInfo Technologies Inc.
May 2012	CGI Group Inc.	Logica plc
March 2012	NEC Corp.	Convergys (Information Management)
March 2012	Tech Mahindra Ltd.	Satyam Computer Services Ltd.

Using publicly available estimates and other information for each of the selected precedent transactions, Union Square analyzed the following statistics for each of the selected precedent transactions:

•	The enterprise value (calculated as the market value of common equity (determined using the treasury stock method and taking into account outstanding in-the-money options, warrants, restricted stock units, restricted stock awards, and other convertible securities) plus the book value of debt and certain liabilities less cash and cash equivalents) of target company divided by adjusted EBITDA (earnings before interest and taxes and excluding depreciation and amortization, amortization of acquisition-related intangible assets, merger, restructuring and other charges and stock-based compensation expense) for the last 12 months prior to the relevant transaction date (which we refer to as “LTM”), which is referred to below as “Enterprise Value/LTM Adjusted EBITDA”; and

•	The enterprise value of target company divided by estimated adjusted EBITDA for the next 12 months following the relevant transaction date (which we refer to as “NTM”), which is referred to below as “Enterprise Value/NTM Adjusted EBITDA”.

The following table summarizes the mean, median, high and low Enterprise Value / Adjusted EBITDA multiples of the selected group of precedent transactions:

Selected Precedent Transactions Financial Statistics	Mean	Median	High	Low
Enterprise Value/LTM Adjusted EBITDA	9.8x	8.2x	16.8x	5.4x
Enterprise Value/NTM Adjusted EBITDA	8.0x	6.7x	14.7x	4.9x

Based on the analysis of the relevant metrics, including growth and margin profiles of the target companies, any competitive tension in the sales process and time frame for each selected precedent transaction, and upon the application of its professional judgment and expertise, Union Square selected representative ranges of implied financial multiples of the selected precedent transactions and applied these ranges of financial multiples to the corresponding financial statistic for the Company obtained from the Company’s management in the case of the Company’s LTM adjusted EBITDA and NTM adjusted EBITDA, and derived from Wall Street financial projections based on the Wall Street Case, in the case of Wall Street estimated NTM adjusted EBITDA.

For purposes of estimated NTM revenue, Union Square utilized the Management Case as well as the Wall Street Case.

The following table summarizes Union Square’s analysis:

Selected Precedent Transactions Financial Statistic	Representative Range	Implied Value Per Share of Lionbridge Common Stock
Enterprise Value/LTM Adjusted EBITDA	8.25x—9.75x	$5.25—$6.41
Enterprise Value/NTM Adjusted EBITDA (Management Case)	6.5x—8.0x	$4.51—$5.83
Enterprise Value/NTM Adjusted EBITDA (Wall Street Case)	6.5x—8.0x	$4.64—$5.99

Union Square noted that the consideration to be received by holders of shares of Lionbridge common stock (other than Excluded Shares) pursuant to the merger agreement was $5.75 per share.

No company or transaction utilized in the selected precedent transactions analysis is identical to the Company or the merger. In evaluating the selected precedent transactions, Union Square made numerous judgments and assumptions with regard to industry performance, general business, economic, market, and financial conditions and other matters, which are beyond the Company’s control, such as the impact of competition on the Company’s business or the industry generally, industry growth and the absence of any adverse material change in the Company’s financial condition or the industry or in the financial markets in general.

In connection with the review of the merger by the Special Committee and the Board of Directors, Union Square performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Union Square considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Union Square believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Union Square may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Union Square’s view of the actual value of the Company. In performing its analyses, Union Square made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the Company’s control. Any estimates contained in Union Square’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Union Square conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the merger consideration to be received by holders of shares of Lionbridge common stock (other than Excluded Shares) pursuant to the merger agreement as of the date, and in connection with the delivery of, its opinion, dated December 11, 2016, to the Special Committee and the Board of Directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of Lionbridge common stock might actually trade.

The merger consideration to be received by the holders of shares of Lionbridge common stock was determined through arm’s-length negotiations between the Company and H.I.G. and was approved by the Special Committee and the Board of Directors. Union Square provided advice to the Special Committee during these negotiations. Union Square did not, however, recommend any specific consideration to the Company, the Special Committee or the Board of Directors or that any specific consideration constituted the only appropriate consideration for the merger.

Union Square’s opinion and its presentation to the Special Committee was one of many factors taken into consideration by the Special Committee in deciding to recommend to the Board of Directors that it should approve, adopt and authorize the merger agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Special Committee and the Board of Directors with respect to the merger consideration or of whether the Special Committee or Board of Directors would have been willing to agree to different consideration.

During the two-year period prior to the date hereof, Union Square has provided financial advisory services to the Company other than in connection with the proposed merger with H.I.G. and received a fee of approximately $1 million for those services. During the same two-year period, Union Square has provided financial advisory services to H.I.G. in connection with an unrelated acquisition transaction and received fees for these services of approximately $2 million in the aggregate. Union Square may also seek to provide such services to Lionbridge, H.I.G. or the Buyer Entities and the Company’s respective affiliates in the future and would expect to receive fees for the rendering of these services.

The engagement letter with Union Square provides that Union Square will receive fees for its financial advisory services, a portion of which was payable upon delivery of its opinion and a substantial portion of which is payable contingent upon the closing of any transaction that results in the effective sale, transfer or other disposition of ownership or control over the operations of the Company. The engagement letter provides that Union Square will receive a fee for its services of approximately $4.5 million, $600,000 of which was paid upon delivery of Union Square’s opinion and the remainder of which is payable upon closing of the merger. Union Square will also be reimbursed for its reasonable and documented expenses, including fees of outside counsel, incurred in connection with its engagement. In addition, Union Square and its affiliates, their respective members, directors, officers, partners, agents and employees and each person, if any, controlling Union Square or any of its affiliates will be indemnified against certain losses relating to or arising out of Union Square’s engagement or any related transactions. Union Square’s opinion was approved by Union Square’s fairness opinion committee in accordance with Union Square’s customary practice.

Other Information

Union Square observed additional factors that were not considered part of Union Square’s financial analysis with respect to its opinion, but which were noted as reference data for the Special Committee, including the following information regarding the trading range with respect to the historical share prices of the Company’s common stock.

Union Square observed that the common stock closed at $5.57 on December 9, 2016, the last trading day before the meeting of the Special Committee and the Board of Directors to approve the merger and adopt the merger agreement. Union Square noted that the consideration per share of Lionbridge common stock of $5.75 pursuant to the merger agreement reflected a 17% premium to the volume-weighted average closing price per share of Lionbridge common stock for the 60 calendar days prior to and including December 9, 2016, a 17% premium to the volume-weighted average closing price per share of Lionbridge common stock for the 90 calendar days prior to and including December 9, 2016, a 24% premium to the volume-weighted average closing price per share of Lionbridge common stock for the twelve months prior to and including December 9, 2016, a 3% premium to the highest closing price per share of Lionbridge common stock for the twelve months prior to and including December 9, 2016 and a 46% premium to the lowest closing price per share of Lionbridge common stock for the twelve months prior to and including December 9, 2016.

Projected Financial Information

Lionbridge does not, as a matter of course, make public projections as to future performance or earnings beyond the current fiscal year and generally does not make public projections for extended periods due to, among other things, the inherent difficulty of predicting financial performance for future periods and the likelihood that the underlying assumptions and estimates may not be realized. In connection with the Special Committee’s evaluation of potential strategic alternatives and specifically the merger, however, our senior management prepared and periodically revised forecasts and assumptions for certain periods between 2016 and 2020 to reflect our actual 2016 financial results and expectations for the rest of 2016. The forecasts, which include the December Projections, were developed under the assumption of continued standalone operation as a publicly-traded company and did not give effect to any changes or expenses as a result of the merger or any effects of the merger. The forecasts were not prepared with a view toward public disclosure and, accordingly, do not necessarily comply with published guidelines of the SEC or established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or GAAP. Our independent registered public accounting firm has not compiled, examined, audited, or performed any procedures with respect to the forecasts, and has not expressed any opinion or any other form of assurance on this information or its achievability.

The table below presents a summary of the December Projections, which are financial forecasts for the full fiscal years 2016 and 2017, as prepared by our senior management and provided to the Special Committee and our Board of Directors in their evaluation of the merger and as provided to Union Square for its use and reliance in connection with its financial analyses and opinion to the Special Committee as described above under the heading “—Opinion of Lionbridge’s Financial Advisor.” In addition, based on these forecasts and certain underlying growth rate and margin assumptions provided by management, in connection with its financial analysis Union Square produced extrapolated projections for calendar years 2018 through 2020, which projections were approved for use by senior management and are summarized in the table below (together with the December Projections, the “Management Case”). The Special Committee, senior management and Union

Square believe that Adjusted EBITDA is the most appropriate profit-based metric for purposes of comparing Lionbridge’s enterprise valuation, using a profit multiple methodology, to similar companies that are publicly traded and comparable merger transactions. The table below is included solely to give the Lionbridge stockholders access to certain financial projections that were made available to the Special Committee, our Board of Directors and Union Square, and is not included in this proxy statement to influence a Lionbridge stockholder’s decision whether to vote for the merger agreement or for any other purpose.

Management Financial Projections

($ in millions)

	2016 Forecast	2017 Projection	2018 Projection		2019 Projection		2020 Projection
Revenue	$550.5	$572.0	$606.5	*	$623.6	*	$641.2	*
Adjusted EBITDA(1)	$50.1	$60.1	$69.7	*	$75.5	*	$81.4	*
GAAP Income from Operations	$22.2	$32.7	$43.2	*	$49.6	*	$56.0	*
Unlevered Free Cash Flow(2)	$16.6	$20.4	$30.6	*	$34.3	*	$38.3	*

*	Not included in Company forecasts.
(1)	Defined as earnings before interest and taxes, excluding depreciation and leasehold improvements amortization, amortization of acquisition-related intangible assets, merger, restructuring and other charges and stock-based compensation expense.
(2)	Defined as Adjusted EBITDA less other expense (net), cash taxes, stock-based compensation expense, cash restructuring and other charges, purchases of property and equipment, and changes in working capital and other balance sheet accounts. To account for future share dilution to current stockholders, stock-based compensation is not added back in the calculation of unlevered free cash flow.

Our senior management had prepared a preliminary set of financial projections that it provided to our Board of Directors at the April 27 and April 28, 2016 Board of Directors meeting, which included full year forecasted results for 2016 and 2017, and which forecasts were not materially different than the December Projections, except that these forecasts were based on three months of actual results for 2016 resulting in 2016 Adjusted EBITDA figures approximately 17% higher than the December Projections summarized above, which included ten months of actual results for 2016. Our senior management also prepared a preliminary set of financial projections which included full year forecasted results for 2016 and 2017 and provided those financial projections to the Special Committee on July 26, 2016 in its evaluation of a potential strategic transaction. The forecasts provided to the Special Committee in July were not materially different from the December Projections summarized above except that these projections were based on preliminary results through June 30, 2016 and expectations for the remainder of 2016 resulting in 2016 Adjusted EBITDA figures approximately 12% higher than the December Projections summarized above. Our senior management updated the forecasts on August 8, 2016 and such updates were not materially different from the December Projections summarized above except that they were based on actual results through June 30, 2016 and expectations for the remainder of 2016 resulting in 2016 Adjusted EBITDA figures approximately 12% higher than the December Projections. On October 14, 2016, our senior management updated the forecasts and such updates were not materially different from the December Projections summarized above except that (i) they were based on actual results through August 31, 2016 and preliminary results through September 30, 2016, and (ii) assumed that we would achieve 2016 Adjusted EBITDA based on FactSet consensus estimates at that time resulting in 2016 Adjusted EBITDA figures approximately 5% higher than the December Projections. On November 29, 2016, our senior management updated the forecasts related to the full 2016 fiscal year to include actual results through October 31, 2016 and expectations for the remainder of 2016, and such updates were the same as the December Projections summarized above except that they did not include any forecasted results for 2017. On December 8, 2016, our senior management updated the forecasts to provide for the 2017 fiscal year forecast based on the updated 2016 fiscal year forecasts, which are summarized in the table above (the “December Projections”). The Management Case, including the December Projections, were used, together with the Wall Street Case, by Union Square in connection with Union Square’s preparation of its valuation analyses with respect to Lionbridge and the merger consideration that was also presented at the joint meeting of the Special Committee and our Board of Directors held on December 11, 2016.

The forecasts, including the December Projections, while presented with numerical specificity, were based on numerous variables and assumptions that necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions, all of which are difficult or impossible to predict and many of which are beyond our control. The forecasts also reflect assumptions as to certain business decisions that are subject to change and reflect certain assumptions regarding demand from our large client accounts. Important factors that may affect actual results and the achievability of the projections include, but are not limited to, risks and uncertainties pertaining to our business, including those risk and uncertainties described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, the forecasts may be affected by our ability to achieve strategic goals, objectives and targets over the applicable period.

The forecasts also reflect assumptions that are subject to change and are susceptible to multiple interpretations and periodic revisions based on actual results, revised prospects for our business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated when the forecasts were prepared. In addition, the forecasts do not take into account any circumstances, transactions or events occurring after the dates on which the forecasts were prepared. Accordingly, actual results will differ, and may differ materially, from those contained in the forecasts. There can be no assurance that the financial results in the forecasts will be realized, or that future actual financial results will not materially vary from those in the forecasts results.

The inclusion of selected elements of the forecasts in the table and accompanying narrative above should not be regarded as an indication that Lionbridge and/or any of our affiliates, officers, directors, advisors or other representatives consider the forecasts to be predictive of actual future events, and this information should not be relied upon as such. None of the Lionbridge and/or our affiliates, officers, directors, advisors or other representatives gives any Lionbridge stockholder or any other person any assurance that actual results will not differ materially from the forecasts, and, except as otherwise required by law, Lionbridge and/or our affiliates, officers, directors, advisors or other representatives undertake no obligation to update or otherwise revise or reconcile the forecasts to reflect circumstances existing after the dates on which the forecasts were prepared or to reflect the occurrence of future events, even in the event that any or all of the assumptions and estimates underlying the forecasts are shown to be in error.

In light of the foregoing factors and the uncertainties inherent in the forecasts, Lionbridge stockholders are cautioned not to place undue, if any, reliance on the forecasts.

Interests of Lionbridge’s Directors and Executive Officers in the Merger

In considering the recommendation of our Board of Directors with respect to the merger agreement and the merger, you should be aware that Lionbridge’s executive officers and directors have economic interests in the merger that are different from, or in addition to, those of Lionbridge stockholders generally. These interests may create potential conflicts of interest. Our Board of Directors was aware of and considered these interests, among other matters, in reaching its decision to approve, and declare advisable, the merger agreement and the merger. The material interests are summarized below.

Equity-Based Awards

The following table identifies for each of our executive officers and directors the number of shares subject to his or her outstanding equity awards (stock options, restricted stock unit awards, long-term incentive performance awards and restricted stock awards ), the weighted average exercise price, if any, of all equity awards and the value of such equity awards in the merger. All equity awards, including those held by our executive officers and directors, will be cashed out in connection with the merger, including performance-based awards. The following table assumes that the closing of the merger occurs on March 31, 2017 and that no options are exercised, no restricted stock units are settled or forfeited and no dividends are paid with respect to the common stock between the date hereof and the closing of the merger.

	Vested Stock Options(1)			Unvested Stock Options			Restricted Stock Unit Awards				Long-Term Incentive Performance Awards(4)		Restricted Stock Awards
Executive Officers	Aggregate Number of Shares Subject to Outstanding Vested Stock Options (#)	Weighted Average Exercise Price ($)	Aggregate Vested Stock Option Payment ($)(2)	Aggregate Number of Shares Subject to Outstanding Unvested Stock Options (#)	Weighted Average Exercise Price ($)	Aggregate Unvested Stock Option Payment ($)(2)	Number of Restricted Stock Units (#)		Aggregate Restricted Stock Unit Payment ($)(3)		Number of Shares of Restricted Stock (#)	Aggregate Long-Term Incentive Performance Restricted Stock Payment ($)(3)	Number of Shares of Restricted Stock (#)	Aggregate Restricted Stock Award Payment ($)(3)	Total Equity Award Consideration ($)
Rory J. Cowan	257,500	3.77	511,050	22,500	5.18	12,750	—		—		429,420	2,469,165	458,500	2,636,375	5,629,340
Marc Litz	—	—	—	—	—	—	—		—		45,500	261,625	65,375	375,906	637,531
Marc Osofsky	81,750	3.90	151,605	9,250	5.23	4,775	—		—		52,950	304,463	104,250	599,438	1,060,281
Paula Shannon	29,625	4.61	33,663	9,250	5.23	4,775	—		—		52,950	304,463	89,250	513,188	856,089
Richard Tobin	28,875	4.25	43,213	9,625	4.76	9,538	—		—		62,950	361,963	133,875	769,781	1,184,495

Non-Employee Directors
Edward A. Blechschmidt	3,012	5.56	572	11,209	5.10	7,294	7,099	(5)	40,819	(5)	—	—	—	—	48,685
Michael G. Dallas	23,012	4.66	24,972	11,209	5.10	7,294	7,099		40,819		—	—	—	—	73,085
Guy L. de Chazal	23,012	3.35	55,272	11,209	5.10	7,294	7,099		40,819		—	—	—	—	103,385
Susan Jane Kantor	0	0	0	27,353	4.63	30,635	7,599		43,464		—	—	—	—	74,099
Paul Kavanaugh	8,012	4.19	12,522	11,209	5.10	7,294	7,099		40,819		—	—	—	—	60,635
Jack Noonan	23,012	3.35	55,272	11,209	5.10	7,294	7,099		40,819		—	—	—	—	103,385
James Quella	11,856	5.41	4,031	20,053	5.21	10,753	7,099		40,819		—	—	—	—	55,603
Claude Sheer	18,012	3.54	39,872	11,209	5.10	7,294	7,099		40,819		—	—	—	—	87,985

(1)	Does not include vested stock options with exercise prices that are equal to or in excess of $5.75 per share as no cash payment will be made with respect to such awards.
(2)	The amounts included in the column are equal to (i) the aggregate number of shares subject to the option multiplied by (ii) the positive difference between the per share merger consideration of $5.75 per share and the weighted average exercise price of the options.
(3)	The amounts included in this column are equal to the (i) number of restricted stock units or restricted shares multiplied by (ii) the per share merger consideration of $5.75.
(4)	Includes shares subject to long-term incentive performance restricted share awards granted in February 2015 that will vest if the merger closes on or before June 30, 2017.
(5)	The amounts in these columns do not include 78,483 vested restricted stock units, settlement of which has been deferred at the election of Mr. Blechschmidt. The value of these vested restricted stock units in the merger is $451,278.

Post-Termination and Change of Control

Lionbridge has previously adopted policies and plans relating to compensation of executive officers upon termination of employment or change of control. Our executive officers (other than Mr. Cowan) are eligible to participate in our Severance Policy and our Amended and Restated Change of Control Plan (the “Change of Control Plan”). The Severance Policy provides that if a participant’s employment is terminated by Lionbridge without Cause (as defined in the Severance Plan), then the participant will be eligible to receive certain benefits, including six months of base salary continuation, plus continuation of health and welfare benefits at Lionbridge’s expense for that six-month period.

The Change of Control Plan provides that if a participant’s employment is terminated without Cause (as defined in the Change of Control Plan) or by the participant for Good Reason (as defined in the Change of Control Plan) within 18 months following a Change of Control (as defined in the Change of Control Plan) of Lionbridge (a “double trigger”), such as the merger (such termination, a “qualifying termination”), then the participant will be entitled to certain benefits and payments, including a cash severance payment, continued health benefits, and accelerated equity award vesting. Payments and benefits under the Change of Control Plan are in lieu of, and not in addition to, payments and benefits under the Severance Policy.

The cash severance payment under the Change of Control Plan is a lump-sum equal to (i) a percentage (150% for all eligible named executive officers (“NEOs”)) of the participant’s then-current base salary and then-current target bonus and (ii) a pro rata portion of the executive’s target bonus for the year of termination. Participants are also entitled to continuance, at Lionbridge’s expense, of the executive’s health, life and disability benefits during the protection period following the executive’s termination (18 months for the NEO participants). Absent the merger (in which all equity awards will accelerate and be cashed out at closing), the Change of Control Plan provides that, 50% of any unvested stock options held by each participant will vest and become immediately exercisable upon a Change of Control while the remaining 50% of the unvested stock options held by such participant will vest and become exercisable on the earlier of six months following the Change of Control or upon a qualifying termination. The Change in Control Plan also provides that all restricted stock awards and restricted stock unit awards held by each participant will immediately become fully vested upon a Change of Control.

The Change of Control Plan contain a “best after-tax benefit” provision, which provides that, to the extent that any amounts payable to an executive under the Change of Control Plan would be subject to the federal tax levied on certain “excess parachute payments” under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), Lionbridge will either pay the executive the full amount due under the Change of Control Plan or, alternatively, reduce his or her payments under the Change of Control Plan to the extent that no Section 4999 excise tax would be due, whichever provides the highest net after-tax benefit to the executive.

Each NEO except for Mr. Cowan has entered into a Change of Control Agreement with Lionbridge with respect to such officer’s rights and obligations under the Change of Control Plan. Mr. Cowan is not a participant under the Change of Control Plan as his payments and benefits upon a change of control of Lionbridge are determined by the Cowan Employment Agreement (as defined below).

Mr. Cowan is party to an Amended and Restated Employment Agreement with Lionbridge, dated as of November 7, 2013 (the “Cowan Employment Agreement”). The Cowan Employment Agreement provides that Mr. Cowan will be eligible for certain payments and benefits following a termination of employment for specified reasons. Under the terms of the Cowan Employment Agreement, if Mr. Cowan’s employment is terminated for any reason other than by Lionbridge with Cause (as defined in the Cowan Employment Agreement) or by Mr. Cowan without Good Reason (as defined in the Cowan Employment Agreement), in each case within six months prior to or 24 months following a Change of Control (as defined in the Cowan Employment Agreement) of Lionbridge (a “double trigger”), then Mr. Cowan is entitled to the following severance payments and benefits: a lump sum cash payment equal to (a) 200% of the sum of (i) his base salary in effect on the date of termination and (ii) the amount of the bonus payable to Mr. Cowan with respect to the fiscal year immediately preceding the year in which such termination occurs plus (b) a pro-rated bonus based on the amount of the bonus paid to Mr. Cowan with respect to the fiscal year immediately preceding the year in which such termination occurs. In addition, in the event that his employment is terminated for any reason other than by Lionbridge with Cause or by Mr. Cowan without Good Reason, Mr. Cowan is entitled to (a) Company paid coverage for himself and his dependents under all group health plans maintained by Lionbridge during the entire period that such coverage is continued under COBRA, at the level paid by Lionbridge on the date of termination, (b) except in the case of a termination due to death, continued life, disability and other insurance benefits provided by Lionbridge to Mr. Cowan at the time of termination for a period of two years following the date of termination at Lionbridge’s expense and (c) full vesting and acceleration of all equity awards held by Mr. Cowan that vest solely based on the passage of time. The Cowan Employment Agreement also entitles Mr. Cowan to a gross-up payment in the event that any amount payable to him is subject to any penalty, excise tax or similar charge imposed by law, including pursuant to Section 4999 of the Code such that the net after-tax amount received and retained by Mr. Cowan shall equal the amount he would have received prior to the imposition of the penalty, excise tax or similar charge.

Mr. Tobin is party to an offer letter with Lionbridge, dated August 20, 2013, pursuant to which he is entitled to 12 months of severance and benefits continuation in the event of a termination by Lionbridge without Cause not covered by the Change of Control Plan.

Full Vesting of 2015 Long-Term Incentive Performance Restricted Share Awards

Pursuant to their terms, a certain portion of long-term incentive performance restricted share awards granted to Lionbridge’s executive officers in February 2015 would lapse in February 2017. However, the Nominating and Compensation Committee of the Board of Directors has determined that the portion of such awards that would otherwise lapse in February 2017 will remain outstanding and will become fully vested if the merger is completed on or before June 30, 2017.

Additional Cash Award Payments Under the 2016 Lionbridge Management Incentive Plan

Pursuant to the terms of the 2016 Lionbridge Management Incentive Plan, in December 2016, the Nominating and Compensation Committee of the Board of Directors approved the payment of cash awards under the Management Incentive Plan based upon Lionbridge’s projected achievement of the relevant performance metrics under the Management Incentive Plan. However, if the merger is completed on or before June 30, 2017, attainment of the performance metrics under the Management Incentive Plan will be adjusted and deemed to have been attained at the maximum amount permitted under the plan and, accordingly, each participant will receive an additional cash award under the Management Incentive Plan reflecting full funding of the plan. Such additional cash awards will be paid one day prior to the closing of the merger.

Cash Award Payments in Lieu of Q1 2017 LTIP Awards

Lionbridge has historically granted each of its executive officers a long-term equity incentive program award in January of each year comprised of shares of common stock with restrictions that lapse upon attainment of pre-determined revenue and profitability metrics measured over a two year period. In light of the transaction, no such grants will be made in January 2017; however, executive officers will receive a cash amount in lieu of a pro-rata portion of this grant reflecting the expected value of the long-term incentive equity awards they would have otherwise received during the first quarter of 2017. Such cash awards will be paid within one week following the closing of the merger.

Transaction Bonus

Mr. Litz and Mr. Tobin are each entitled to receive a transaction bonus of $25,000, contingent upon the closing of the merger, which bonuses will be paid within one week following the closing of the merger.

For quantitative disclosure of the payments that may be made to the NEOs of Lionbridge as a result of the merger upon the occurrence of a change of control termination, see the section entitled “Golden Parachute Compensation for Lionbridge Named Executive Officers” beginning on page 58 below.

Golden Parachute Compensation for Lionbridge Named Executive Officers

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation payable to each of our NEOs that is based on or otherwise relates to the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules.

The table below sets forth an estimate of the approximate values of golden parachute compensation that may become payable to our NEOs in connection with the merger as described in this proxy statement. The table assumes the closing of the merger occurs on March 31, 2017, and that a qualifying termination occurs immediately following the closing of the merger. If the merger were to close, and the associated terminations of employment were to occur, on a date other than March 31, 2017, certain amounts paid to the NEOs may be higher or lower than the amounts shown in the table. The table below does not include reasonable legal and arbitration fees and expenses that may incurred by the NEO in obtaining or enforcing any right or benefit provided by the Cowan Employment Agreement or the Change of Control Plan and applicable Change of Control Agreement, as such amounts, if any, are not determinable at this time. The information in the “Equity” column below is based on the merger consideration of $5.75 per share.

Name	Cash ($)	Equity ($)(6)	Perquisites/ Benefits ($)		Total ($)
Rory J. Cowan(1)(2)	4,501,039	5,118,290	42,475		9,661,804
Marc Litz(2)(4)(5)	829,211	637,531	6,077		1,189,649
Marc Osofsky(2)(4)	941,731	908,676	27,885		1,878,292
Paula Shannon(2)(4)	926,055	822,426	5,437	(7)	1,753,918
Richard Tobin(2)(3)(4)	1,090,109	1,141,282	26,729		1,258,120

(1)	Pursuant to the terms of the Cowan Employment Agreement, Mr. Cowan is entitled to “double-trigger” cash severance, payable in a lump sum, in the event that his employment is terminated for any reason other than by Lionbridge with Cause or by Mr. Cowan without Good Reason, in each case within six months before or 24 months after the occurrence of a Change of Control, equal to (a) 200% of the sum of (i) his base salary in effect on the date of termination and (ii) the amount of the bonus payable to Mr. Cowan with respect to the fiscal year immediately preceding the year in which such termination occurs plus (b) a pro-rated bonus based on the amount of the bonus paid to Mr. Cowan with respect to the fiscal year immediately preceding the year in which such termination occurs. In addition, in the event that Mr. Cowan’s employment is terminated for any reason other than by Lionbridge with Cause or by Mr. Cowan without Good Reason, he is entitled to “double-trigger” (a) Company paid coverage for himself and his dependents under all group health plans maintained by Lionbridge during the entire period that such coverage is continued under COBRA, at the level paid by Lionbridge on the date of termination, and (b) except in the case of a termination due to death, continued life, disability and other insurance benefits provided by Lionbridge to Mr. Cowan at the time of termination for a period of two years following the date of termination at Lionbridge’s expense. The amount of cash severance payable to Mr. Cowan has been calculated using the projected amount of his bonus for the fiscal year ending December 31, 2016 and the actual amount of such bonus may be lower than the projected amount. In addition, Mr. Cowan is entitled to a tax gross-up payment pursuant to the terms of his employment agreement. However, it is estimated that the amount of such gross-up payment will be $0.
(2)

Pursuant to the terms of the 2016 Lionbridge Management Incentive Plan, in December 2016, the Nominating and Compensation Committee of the Board of Directors approved the payment of cash awards under the Management Incentive Plan based upon Lionbridge’s projected achievement of the relevant performance metrics under the plan. However, if the merger is completed on or before June 30, 2017, attainment of the performance metrics under the Management Incentive Plan will be adjusted and deemed to have been attained at the maximum amount permitted under the plan and, accordingly, each participant will receive an additional cash award under the Management Incentive Plan reflecting full funding of the plan. The amounts of the additional cash awards to the NEOs are as follows: Mr. Cowan—$453,254; Mr. Litz—$76,067; Mr. Osofsky—$96,003; Ms. Shannon—$100,254; and Mr. Tobin—$126,609. Payment of such additional amounts is contingent upon the closing of the merger on or before June 30, 2017 and such amounts will be paid within one week following the closing of the merger. In addition, our executive officers will receive cash awards in lieu of awards under the Lionbridge long-term equity incentive program, in an amount equal to the pro-rated value of such executive’s long-term incentive equity award for the first quarter of 2017. The amounts of the cash awards in lieu of long-term equity incentive awards to the NEOs are as follows: Mr. Cowan—$181,484; Mr. Litz—$39,891; Mr. Osofsky—$43,125; Ms. Shannon—$35,938; and Mr. Tobin—$46,719. Such cash awards will be paid within one week following the closing of the merger.
(3)	Mr. Litz and Mr. Tobin will each be entitled to receive a transaction bonus of $25,000, contingent upon the closing of the merger, which bonuses will be paid within one week following the closing of the merger.
(4)	Pursuant to the terms of the Change of Control Plan and the Change of Control Agreement with each of the NEOs other than Mr. Cowan, each such NEO is entitled to “double-trigger” severance payments and benefits in the event that his or her employment is terminated by Lionbridge without Cause or by the NEO for Good Reason, in each case within 18 months after the occurrence of a Change of Control, as follows: (a) lump sum cash payment equal to (i) 150% of the sum of (A) his or her base salary in effect on the date of termination and (B) such NEO’s target bonus plus (ii) a pro-rated target bonus for the year in which such termination occurs and (b) continued family medical, disability and life insurance coverage for the NEO at the level in effect immediately prior to the Change of Control at Lionbridge’s expense. Actual severance payable to Ms. Shannon, a resident of Canada, is also subject to the Quebec Labour Standards Act.
(5)	The Change of Control Plan contain a “best after-tax benefit” provision, which provides that, to the extent that any amounts payable to an executive under the Change of Control Plan would be subject to the federal tax levied on certain “excess parachute payments” under Section 4999 of the Code, Lionbridge shall either pay the executive the full amount due under the Change of Control Plan or, alternatively, reduce his or her payments under the Change of Control Plan to the extent that no Section 4999 excise tax would be due, whichever provides the highest net after-tax benefit to the executive. As a result, assuming that all of the payments and benefits described above become payable to Mr. Litz in connection with the merger, Mr. Litz’s payments under the Change of Control Plan may be reduced by an estimated amount equal to $283,170. Accordingly, the amount listed for Mr. Litz in the “Total” column has been reduced by such amount.
(6)	For each of the NEOs, the amounts set forth in Cash column that are payable pursuant to single-trigger arrangements and double-trigger arrangements are set forth in the table below.

Name	Cash Payable Pursuant to Single-Trigger Arrangements ($)	Cash Payable Pursuant to Double-Trigger Arrangements ($)
Rory J. Cowan	634,738	3,866,301
Marc Litz	140,958	688,253
Marc Osofsky	139,128	802,603
Paula Shannon	136,192	789,863
Richard Tobin	198,328	891,781

(7)	Pursuant to the terms of the merger agreement, all equity awards will be cashed out in connection with the merger. The amounts listed in this column include the value of unvested stock options, restricted stock awards (including that portion of the 2015 long-term incentive equity awards granted in 2015 that will vest only if the merger is completed on or before June 30, 2017) and restricted stock unit awards held by each of the NEOs as set forth in the table below. The amounts in this column assume that no options will be exercised, no restricted stock units will be settled or canceled and no dividends are paid with respect to the common stock between the date hereof and the closing of the merger.

Name	Value of Unvested Company Stock Options ($)	Value of Long-Term Incentive Performance Restricted Shares ($)	Value of Company Restricted Stock Awards ($)	Total ($)
Rory J. Cowan	12,750	2,469,165	2,636,375	5,118,290
Marc Litz	—	261,625	375,906	637,531
Marc Osofsky	4,775	304,463	599,438	908,676
Paula Shannon	4,775	304,463	513,188	822,426
Richard Tobin	9,538	361,963	769,781	1,141,282

(7)	Ms. Shannon’s benefits payments are made in Canadian dollars and have been converted to U.S. dollars using an exchange rate of 0.750136 USD to 1 CAD.

Rollover Agreements

As discussed in more detail below in the section entitled “Financing of the Merger” beginning on page 61, Mr. Cowan and a family trust entered into letter agreements pursuant to which they will contribute to Parent, immediately prior to the effective time of the merger, the rollover shares.

Director and Officer Indemnification and Insurance

For a period of six years after the effective time of the merger, Parent is required to, or to cause the surviving corporation to, maintain officers’ and directors’ liability insurance, which we refer to as D&O insurance, with respect to acts or omissions occurring prior to the effective time of the merger covering each such person currently covered by Lionbridge’s D&O insurance policy, subject to the following sentence, on terms with respect to coverage and amount no less favorable than Lionbridge’s D&O insurance in effect on the date of the merger agreement. In satisfying the foregoing obligation, neither Parent nor the surviving corporation will be required to pay annual premiums for insurance in excess of 300% of the aggregate premiums paid by Lionbridge in the last fiscal year prior to the effective date of the merger agreement, which we refer to as the current premium. If the premiums for such insurance would at any time exceed 300% of the current premium, the surviving corporation will cause to be maintained policies of insurance that, in the surviving corporation’s good faith judgment, provide the maximum coverage available at an annual premium equal to 300% of the current premium.

In satisfaction of the foregoing, Lionbridge may obtain prepaid policies prior to the effective time of the merger for, unless otherwise agreed to by Parent, an aggregate amount not in excess of 300% of the current premium, which policies provide the covered persons with D&O insurance coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the effective time of the merger, including in respect of the transactions contemplated by the merger agreement so long as the material terms of such prepaid policies including coverage and amount are no more favorable in the aggregate to such directors and officers than the insurance coverage otherwise required. If prepaid policies have been obtained prior to the effective time of the merger, the surviving corporation will maintain such policies in full force and effect for their full term and continue to honor the obligations under such policies.

From and after the effective time of the merger, the surviving corporation will indemnify each individual who at the effective time of the merger is, or at any time prior to the effective time of the merger was, a director or officer of Lionbridge or of a subsidiary of Lionbridge, which we refer to as the indemnified parties with respect to all claims losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any proceeding whenever asserted, based on or arising out of, in whole or in part, (1) the fact that an indemnified party was a director or officer of Lionbridge or a subsidiary of Lionbridge or (2) acts or omissions by an indemnified party in the indemnified party’s capacity as a director, officer, employee or agent of Lionbridge or such subsidiary or taken at the request of Lionbridge or such subsidiary (including in connection with serving at the request of Lionbridge or such subsidiary as a director, officer, employee, agent, trustee or fiduciary of any other person (including any employee benefit plan)), in each case under (1) or (2), at, or at any time prior to, the effective time of the merger to the fullest extent permitted under applicable law.

From and after the effective time of the merger, the surviving corporation is required to fulfill and honor in all respects the obligations of Lionbridge and its subsidiaries pursuant to (1) each indemnification agreement in effect between Lionbridge or any of its subsidiaries and any indemnified parties as of the date of the merger agreement, and (2) any indemnification provision and any exculpation provision set forth in Lionbridge’s certificate of incorporation or bylaws as in effect on the date of the merger agreement. Parent’s and the surviving corporation’s obligations under the foregoing clauses will continue in full force and effect for a period of six years from the effective time of the merger.

If Parent, the surviving corporation or any of its successors or assigns consolidates with or merges into any other person or entity and is not the continuing or surviving corporation of such consolidation or merger, or transfers or conveys all or substantially all of its properties and assets to any person or entity, then proper provisions will be made so that the successors and assigns of Parent or the surviving corporation, as the case may be, will assume all of the indemnification obligations described above.

The obligations of Parent and the surviving corporation as described in the four immediately preceding paragraphs will not be terminated or modified in any manner so as to adversely affect the rights of any indemnified party or their respective successors, heirs and legal representatives without the written consent of such indemnified party unless such termination or modification is required by applicable law.

Financing of the Merger

The merger agreement does not contain any condition to the obligations of Parent or Merger Subsidiary relating to the receipt of financing. Parent has obtained equity and debt financing commitments for the transactions contemplated by the merger agreement, the aggregate proceeds of which will be sufficient for Parent to pay the aggregate merger consideration and all related fees and expenses of the Buyer Entities, and to refinance certain indebtedness of Lionbridge. Pursuant to an equity commitment letter from H.I.G. to Parent dated as of December 12, 2016, H.I.G. has agreed to make capital contributions of approximately $172.0 million, or the equity commitment amount.

Additionally, concurrently with the execution of the merger agreement, Rory J. Cowan and a family trust (the “rollover investors”) entered into letter agreements (the “rollover agreements”) pursuant to which they will, in the aggregate, contribute immediately prior to the effective time of the merger a portion of their shares of Lionbridge common stock, which shares represent, as of the date hereof, approximately 16.0% of the total number of shares owned by Mr. Cowan and his family trusts (of whose shares Mr. Cowan disclaims beneficial ownership) and approximately 2.0% of the total outstanding shares of Lionbridge common stock.

Credit Suisse AG (acting through such of its affiliates or branches as it deems appropriate) (together with any other arrangers, bookrunners, agents, lenders and financing sources from time to time party to the Debt Commitment Letter described below, the “Lenders”) has committed to provide the debt commitment amount, consisting of up to $240.0 million senior secured first lien credit facilities and an $85.0 million senior secured second lien term loan facility, pursuant to the debt commitment letter. The obligations of the Lenders to provide the debt commitment amount under the debt commitment letter are subject to a number of conditions, including the receipt of executed loan documentation, accuracy of representations and warranties, consummation of the transactions contemplated in the merger agreement, contribution of the equity contemplated by the equity commitment letter, completion of the designated 15-business day marketing period and other customary closing conditions for financings of this type.

The commitment amount will be used by Parent and Merger Subsidiary to fund the merger consideration at closing and any other payments to be made by Parent and Merger Subsidiary at closing, and all associated costs and expenses of the merger for which the Buyer Entities are responsible, which we refer to as the closing funding obligations.

The obligation of H.I.G. to fund the closing funding obligations is conditioned upon (a) the absence of any amendment or modification directly and adversely impacting H.I.G. and (b) the satisfaction or waiver of all conditions to the obligations of Parent and Merger Subsidiary set forth in the merger agreement having been satisfied or waived as of the date of the closing pursuant to the terms of the merger agreement (other than those conditions that by their nature cannot be satisfied until the closing and that would be satisfied assuming the Closing would occur) and (c) the funding of the proceeds of the debt commitment amount to Parent (or Merger Subsidiary or the Company).

Subject to the exception at the end of this sentence, Lionbridge’s remedies against H.I.G. with respect to the equity commitment amount and the obligations summarized above are the exclusive remedies available to Lionbridge and its affiliates against H.I.G. in respect of any liabilities or obligations arising under, or in connection with, the merger agreement or the transactions contemplated thereby, or in respect of any oral representations made in connection therewith, including in the event Parent or Merger Subsidiary breaches its obligations under the merger agreement, whether or not any such breach is caused by H.I.G.’s breach of its obligations under the equity commitment letter, except for the right of Lionbridge to enforce its rights thereunder in accordance with the terms thereof, including, without limitation, specifically enforcing the provisions of the equity commitment letter to cause H.I.G. to fund the equity commitment amount to permit the closing of the merger to occur subject to and in accordance with the terms and conditions of the merger agreement and the equity commitment letter.

Limited Guarantee

Pursuant to a limited guarantee, H.I.G. has agreed to guarantee the obligations of Parent and Merger Subsidiary under the merger agreement with respect to any Parent Termination Fee and any Company Expenses. The guarantee will terminate upon the earliest of (i) the consummation of the merger, (ii) 60 days following the termination of the merger agreement (other than a termination for which the Parent Termination Fee is payable), unless prior to such date we present a claim for payment to H.I.G. under the terms of the merger agreement or the limited guarantee or (iii) 120 days after a termination of the merger agreement for which the Parent Termination Fee is payable, unless prior to such date we present a claim for payment to H.I.G. under the terms of the merger agreement or the limited guarantee. If we do present such a claim, the limited guarantee will only terminate once a resolution has been agreed upon or finally adjudicated.

Delisting and Deregistration of Lionbridge Common Stock

If the merger is completed, Lionbridge common stock will be removed from listing on the Nasdaq Global Market and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC.

THE MERGER AGREEMENT

The summary of the material provisions of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this document. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully in its entirety.

The Merger

The merger agreement provides that, subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Merger Subsidiary will merge with and into Lionbridge. As a result of the merger, Lionbridge will be the surviving corporation, the separate corporate existence of Merger Subsidiary will cease and Lionbridge will continue as a wholly-owned subsidiary of Parent. As the surviving corporation, Lionbridge will possess the rights, powers, privileges, immunities and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of Lionbridge and Merger Subsidiary, all as provided under Delaware law.

The closing of the merger will occur as soon as practicable but in any event within two business days after satisfaction or, to the extent permitted by the terms of the merger agreement, waiver of all of the conditions set forth in the merger agreement and described under the section entitled “The Merger—Conditions to the Merger” unless another time or date is agreed to in writing by the parties to the merger agreement.

The merger will become effective when the certificate of merger has been duly filed with the Secretary of State of the State of Delaware or at such later time and date as agreed to by the parties in writing and specified in the certificate of merger. The merger is expected to be completed in the first half of 2017. However, the parties cannot predict the exact timing of the completion of the merger or whether the merger will be completed at an earlier or later time, as agreed by the parties, or at all.

The Merger Consideration and the Conversion of Capital Stock

Immediately prior to the effective time of the merger, each share of Lionbridge common stock outstanding immediately prior to the effective time of the merger will be canceled and converted into the right to receive $5.75 in cash, without interest, other than the following excluded shares:

•	shares of Lionbridge common stock owned by Lionbridge as treasury stock or shares owned by Parent or Merger Subsidiary, which will be canceled, and no payment will be made with respect thereto;

•	the rollover shares; and

•	shares of Lionbridge common stock held by a stockholder who has properly exercised, and has not failed to perfect, withdrawn or otherwise lost, appraisal rights in accordance with Delaware law.

The price to be paid for each share of Lionbridge common stock in the merger will be adjusted appropriately to reflect the effect of any change in the outstanding shares of capital stock of Lionbridge, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, that occurs prior to the effective time of the merger.

Each share of common stock of Merger Subsidiary outstanding immediately prior to the effective time of the merger will be converted into and become one fully paid, nonassessable share of common stock, par value $0.01 per share, of the surviving corporation with the same rights, powers and privileges as the shares so converted and will constitute the only outstanding shares of capital stock of the surviving corporation.

Lionbridge Equity-Based Awards

Immediately prior to the effective time of the merger, and without any action on the part of the holders thereof,

•	each option to purchase Lionbridge common stock, whether or not vested and exercisable, and each other equity-based award denominated in shares of Lionbridge common stock (other than restricted stock awards and restricted stock unit awards) that is outstanding and unexercised immediately prior to the effective time of the merger, will be automatically converted into the right to receive from Parent or the surviving corporation immediately after the effective time of the merger an amount in cash equal to the product obtained by multiplying (i) the excess, if any, of $5.75 over the per share exercise price of such Lionbridge stock option, by (ii) the aggregate number of shares of Lionbridge common stock that were issuable upon exercise or settlement of such Lionbridge stock option immediately prior to the effective time of the merger. If the exercise price per share of any Lionbridge stock option equals or exceeds $5.75, the amount to be paid for such Lionbridge stock option will be zero;

•	each outstanding Lionbridge restricted stock unit award under any Lionbridge stock plans will become fully vested, will not be assumed by Parent or Merger Subsidiary in the merger and will be canceled and extinguished as of the effective time of the merger and, in exchange therefor, each former holder of any such restricted stock unit award will have the right to receive from Parent or the surviving corporation an amount in cash equal to the product obtained by multiplying (i) the maximum number of shares of Lionbridge common stock subject to such restricted stock unit award by (ii) the $5.75. From and after the effective time of the merger, any Lionbridge restricted stock unit award will no longer represent the right to receive shares of Lionbridge common stock by the former holder thereof, but will only entitle such holder to the payment described above, if any; and

•	each outstanding Lionbridge restricted stock award, including each Lionbridge LTIP award, will become fully vested and the restrictions with respect to such award will lapse. All restricted stock awards will be automatically converted into the right to receive $5.75 in cash per share, without interest and less applicable withholding taxes.

Payment Procedures

Prior to the effective time of the merger, Parent will appoint American Stock Transfer & Trust Company as the exchange agent for the purpose of exchanging for the merger consideration the certificated and uncertificated shares of Lionbridge common stock. At or prior to the effective time of the merger, Parent will deposit, or cause to be deposited, with the exchange agent the aggregate merger consideration to be paid in respect of the certificated and uncertificated shares of Lionbridge common stock. To the extent such fund diminishes for any reason below the level required to make prompt payment of the merger consideration, Parent and the surviving corporation will promptly replace or restore the lost portion of such fund so as to ensure that it is, at all times, maintained at a level sufficient to make such payments.

Each holder of shares of Lionbridge common stock that have been converted into the right to receive the merger consideration will be entitled to receive the merger consideration in respect of their shares of Lionbridge common stock upon (1) surrender to the exchange agent of a certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the exchange agent, or (2) receipt of an “agent’s message” by the exchange agent (or such other evidence, if any, of transfer as the exchange agent may reasonably request) in the case of a book-entry transfer of uncertificated shares of Lionbridge common stock. Until so surrendered or transferred, each such certificated or uncertificated share will represent after the effective time of the merger for all purposes only the right to receive such merger consideration. No interest will be paid or accrued on the cash payable upon the surrender or transfer of such certificated or uncertificated share.

If any portion of the merger consideration is to be paid to a person other than the person in whose name the surrendered certificate or the transferred uncertificated share is registered, it will be a condition to such payment that (1) either such certificate will be properly endorsed or will otherwise be in proper form for transfer or such uncertificated share will be properly transferred and (2) the person requesting such payment will pay to the exchange agent any transfer or other tax required as a result of such payment to a person other than the registered holder of such certificate or uncertificated share or establish to the satisfaction of the exchange agent that such tax has been paid or is not payable.

All merger consideration paid upon the surrender of certificated or uncertificated shares in accordance with the terms of the merger agreement will be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Lionbridge common stock formerly represented by such certificated or uncertificated shares. From and after the effective time of the merger, there will be no further registration of transfers of shares of Lionbridge common stock on the stock transfer books of the surviving corporation. If, after the effective time of the merger, certificated or uncertificated shares of Lionbridge common stock are presented to the surviving corporation, they will be canceled and exchanged for the merger consideration in accordance with the procedures described in the two paragraphs immediately above.

Any portion of the payment fund deposited with the exchange agent that remains unclaimed by the holders of shares of Lionbridge common stock 12 months after the effective time of the merger will be delivered to the surviving corporation, upon demand, and any such holder who has not exchanged shares of Lionbridge common stock for the merger consideration in accordance with the merger agreement prior to that time will thereafter look only to Parent or the surviving corporation for payment of the merger consideration, without interest.

Lionbridge Representations and Warranties

The merger agreement contains representations and warranties made by Lionbridge to Parent and Merger Subsidiary and representations and warranties made by Parent and Merger Subsidiary to Lionbridge. The assertions embodied in those representations and warranties were made for purposes of the merger agreement and are subject to qualifications and limitations agreed to by the respective parties in connection with negotiating the terms of the merger agreement, including information contained in confidential disclosure schedules that the parties exchanged in connection with signing the merger agreement. Accordingly, investors and security holders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of a specific date and are modified in important part by the underlying disclosure schedules. In addition, certain representations and warranties may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters of fact. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in Lionbridge’s, Parent’s, or H.I.G. Capital’s public disclosures.

In the merger agreement, we have made representations and warranties to Parent and Merger Subsidiary with respect to, among other things:

•	the due incorporation, valid existence, good standing and power of Lionbridge;

•	our power and authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement and the enforceability of the merger agreement against Lionbridge;

•	the required consents and approvals of governmental authorities in connection with the transactions contemplated by the merger agreement and matters with respect to our government contracts;

•	the absence of conflicts with, violations or defaults under Lionbridge’s governing documents, applicable laws or certain agreements as a result of entering into the merger agreement and the consummation of the merger;

•	our capitalization, including in particular the number of outstanding shares of Lionbridge common stock and preferred stock, and the number of shares of common stock issuable upon the exercise of stock options, restricted stock units and other equity awards;

•	our subsidiaries and their due incorporation or organization, valid existence, good standing, power and authority;

•	our annual reports on Form 10-K for its fiscal years ended December 31, 2015, December 31, 2014 and December 31, 2013, our proxy statements relating to meetings of the Lionbridge stockholders since January 1, 2015 and all of its other reports, statements, schedules and registration statements we have filed with the SEC since January 1, 2015, as well as, internal controls and compliance with the Sarbanes-Oxley Act of 2002;

•	conduct of our business and absence of certain changes, except as contemplated by the merger agreement, including that there has not been any event, development or circumstance that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Lionbridge;

•	the absence of undisclosed material liabilities;

•	the absence of certain litigation;

•	Lionbridge’s and our subsidiaries’ compliance with applicable legal requirements since January 1, 2014;

•	matters with respect to our material contracts;

•	tax matters;

•	matters related to our employee benefit plans and labor and employment matters;

•	matters related to our insurance policies;

•	compliance with environmental laws and regulations;

•	intellectual property and information technology;

•	matters related to real property and the absence of encumbrances;

•	related party transaction matters;

•	compliance with the U.S. Foreign Corrupt Practices Act and other anti-corruption laws;

•	the absence of undisclosed brokers’ fees and expenses; and

•	receipt by the Special Committee of a fairness opinion from Union Square.

Many of the representations and warranties in the merger agreement made by Lionbridge are qualified by a “materiality” or “material adverse effect on Lionbridge” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a material adverse effect on Lionbridge). For purposes of the merger agreement, a “material adverse effect on Lionbridge” means any effect, change, event, circumstance or occurrence that has a material adverse effect on (1) the business, assets, financial condition or results of operations of Lionbridge and our subsidiaries, taken as a whole, or (2) the ability of Lionbridge to consummate the transactions contemplated by the merger agreement.

The definition of “material adverse effect on Lionbridge” excludes any adverse effect resulting from or arising out of:

(a)	the execution, announcement, pendency or consummation of the merger (including any loss of or adverse change in the relationship of Lionbridge and our subsidiaries with employees, contractors, customers, partners or suppliers as a result thereof);

(b)	the identity of Parent or any of its affiliates as the acquirer of Lionbridge;

(c)	general economic, financial market or political conditions;

(d)	general conditions in or affecting the industry in which we operate or in any specific jurisdiction or geographical area in the United States or elsewhere in the world;

(e)	any changes (after the date of the merger agreement) in GAAP or applicable law (or interpretations thereof);

(f)	the taking of any specific action, or refraining from taking any specific action, in each case at the written direction of Parent or Merger Subsidiary or as expressly required by the merger agreement;

(g)	any order or any suit, claim, action, charge, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation threatened (in writing), asserted or commenced by, or on behalf of or in the name of, against or otherwise involving Lionbridge, our Board of Directors, any committee thereof and/or any of our directors or officers relating directly or indirectly to the merger agreement, the merger or any of the transactions;

(h)	any acts of terrorism or war or any weather-related event, fire or natural disaster or any escalation thereof; or

(i)	any failure of Lionbridge to meet internal or analysts’ estimates or projections, performance measures, operating statistics or revenue or earnings predictions for any period or a decline in the price or change in trading volume of shares of Lionbridge common stock (provided that the underlying causes of such failure or decline may be taken into account in determining whether a material adverse effect has occurred);

provided that, in the case of (c), (d), (e) or (h) above, such effect may be taken into account in determining whether or not there has been a material adverse effect on Lionbridge if such effect has a materially disproportionate adverse effect on Lionbridge as compared to other participants in Lionbridge’s industry, in which case only the incremental disproportionate impacts may be taken into account in determining whether a material adverse effect has occurred.

In the merger agreement, Parent and Merger Subsidiary made customary representations and warranties to us with respect to, among other things:

•	the due incorporation, valid existence and good standing of Parent and Merger Subsidiary;

•	the power and authority of each of Parent and Merger Subsidiary to enter into the merger agreement and to complete the transactions contemplated by the merger agreement and the enforceability of the merger agreement against each of Parent and Merger Subsidiary;

•	the required consents and approvals of governmental authorities in connection with the transactions contemplated by the merger agreement;

•	the absence of conflicts with, violations or defaults under Parent’s or Merger Subsidiary’s governing documents, applicable laws or certain agreements as a result of entering into the merger agreement and the consummation of the merger;

•	capitalization of Merger Subsidiary, including in particular the number of outstanding shares of Merger Subsidiary common stock;

•	that the vote or consent of Parent as the sole stockholder of Merger Subsidiary is the only vote or consent of the holders of any class or series of capital stock of Merger Subsidiary necessary to approve the merger agreement, which consent will be given immediately following the execution of the merger agreement;

•	the absence of certain litigation;

•	the sufficiency of funds to pay the merger consideration;

•	the absence of certain agreements with Lionbridge’s officers, directors or holders of Lionbridge’s common stock;

•	the absence of ownership of any Lionbridge’s common stock by Parent and Merger Subsidiary;

•	that neither Parent nor H.I.G. nor any of affiliates own interests in any entity that derives a significant portion of its revenues from business in the industries in which Lionbridge and our subsidiaries operate that would reasonably be expected to have an adverse effect on Parent’s ability to consummate the merger; and

•	the absence of undisclosed brokers’ fees and expenses.

The representations and warranties contained in the merger agreement and in any certificate or other writing delivered pursuant to the merger agreement will not survive the effective time of the merger. This limit does not apply to any covenant or agreement of the parties which by its terms contemplates performance after the effective time of the merger.

Certain of the representations and warranties in the merger agreement made by Parent and Merger Subsidiary are qualified by a “materiality” or “material adverse effect on Parent” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a material adverse effect on Parent). For purposes of the merger agreement, a “material adverse effect on Parent” means any effect, change, event, circumstance or occurrence that (1) would reasonably be expected to prevent or materially delay consummation of the merger or (2) materially impair or delay the ability of Parent or Merger Subsidiary to perform their respective obligations under the merger agreement.

Conduct of Lionbridge’s Business During the Pendency of the Merger

Except for matters permitted or contemplated by the merger agreement, as required by applicable law or the rules or regulations of the Nasdaq Global Market or undertaken with the prior written consent of Parent, from the date of the merger agreement until the effective time of the merger, Lionbridge will, and will cause each of our subsidiaries to, conduct its business in the ordinary course, consistent with past practice, and use our commercially reasonable efforts to:

•	preserve intact our business organization and material assets;

•	keep available the services of our officers and key employees;

•	maintain in effect all of our government authorizations; and

•	maintain satisfactory relationships with our customers, lenders, suppliers, licensors, licensees, distributors and others, in each case who have a material business relationship with Lionbridge or any of our subsidiaries.

In addition, except for matters permitted or contemplated by the merger agreement, as required by applicable law or the rules or regulations of the Nasdaq Global Market or undertaken with the prior written consent of Parent, from the date of the merger agreement until the effective time of the merger, Lionbridge will not, nor will it permit any of our subsidiaries to:

•	amend any certificate of incorporation, bylaws or other comparable charter or organizational documents (whether by merger, consolidation or otherwise);

•

establish a record date, declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock of Lionbridge or any of our subsidiaries, other than dividends and distributions by a direct or indirect wholly-owned subsidiary of Lionbridge to Lionbridge or any of our other wholly-owned subsidiaries (except distributions resulting from the vesting, settlement, exercise or terms of Lionbridge stock options or restricted stock units);

•	split, combine, subdivide or reclassify any capital stock of Lionbridge or any of our subsidiaries;

•	except as described below, issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock of Lionbridge or any of its subsidiaries;

•	purchase, redeem or otherwise acquire any securities of Lionbridge, except in accordance with the terms of Lionbridge stock options or restricted stock units in effect as of the date of the merger agreement;

•	materially amend, modify or change of any term of any of our indebtedness;

•	issue, deliver, sell, grant, pledge, transfer, subject to any lien or otherwise encumber or dispose of any securities of Lionbridge, other than the issuance of shares of Lionbridge common stock upon the exercise of Lionbridge stock options or restricted stock units that are outstanding as of the date of the merger agreement in accordance with the applicable equity award’s terms;

•	amend any term of any securities of Lionbridge or any of our subsidiaries (whether by merger, consolidation or otherwise);

•	adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization with respect to Lionbridge or any of its subsidiaries;

•	increase the salary, wages, benefits, bonuses or other compensation payable or to become payable to Lionbridge’s current or former directors or executive officers, except as permitted by the merger agreement;

•	hire any new employees, unless such hiring is in the ordinary course of business consistent with past practice and is with respect to employees having an annual base salary not to exceed, for each new hire, $200,000;

•	pay or agree to pay any pension, retirement allowance, termination or severance pay, bonus or other employee benefit not required by any existing Lionbridge employee plan;

•	enter into or materially amend any employment contracts or any consulting, bonus, severance, retention, retirement or similar agreement, except in the ordinary course of business consistent with past practice;

•	except as required to ensure that Lionbridge employee plan is not then out of compliance with applicable law (other than annual renewals of benefit plans and arrangements in the ordinary course of business and consistent with past practice), enter into or adopt any new, or materially increase benefits under or renew, amend or terminate any existing Lionbridge employee plan or benefit arrangement or any collective bargaining agreement;

•	acquire any business, assets or capital stock of any person or entity or division of an entity, whether in whole or in part (and whether by purchase of stock, purchase of assets, merger, consolidation, or otherwise);

•	enter into or acquire any interest in any joint venture or similar agreement or arrangement;

•

sell, assign, lease, license, pledge, transfer, subject to any lien or otherwise abandon or dispose of any of our intellectual property, material assets or material properties or any material interest therein except (1) pursuant to existing contracts or commitments, (2) nonexclusive licenses of intellectual property to our customers, contractors, partners or suppliers in the ordinary course of business consistent with past practice, (3) sales of inventory or used equipment or vehicles in the ordinary course of business consistent with past practice or (4) permitted liens incurred in the ordinary course of business consistent with past practice;

•	agree to any exclusivity, non-competition or similar provision or covenant restricting us or our affiliates from competing in any line of business or with any person or in any area or engaging in any activity or business (including with respect to the marketing or distribution of their respective products or services);

•	agree to any exclusivity, non-competition or similar provision or covenant pursuant to which any benefit or right would be required to be given or lost as a result of so competing or engaging;

•	make any material change to any accounting methods, except as required by GAAP or Regulation S-X promulgated under the Exchange Act;

•	incur or assume any indebtedness, except (1) for borrowings and issuances of letters of credit under our current credit facilities in the ordinary course of business or (2) in respect of indebtedness owing by any wholly owned subsidiary to Lionbridge or another wholly-owned subsidiary of Lionbridge;

•	assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any third party;

•	disclose any trade secrets, other than in the ordinary course of business and pursuant to a reasonable confidentiality agreement or obligation;

•	make or change any material tax election, change any annual tax accounting period or adopt or change any material method of tax accounting, enter into any material closing agreement, tax sharing agreement or tax indemnity agreement, settle any material tax claim, audit or assessment, or surrender any right to claim a material tax refund;

•	other than in the ordinary course of business consistent with past practice, make or authorize any capital expenditures in an aggregate amount in excess of $3,000,000;

•	enter into any contract that would reasonably be expected to involve annual payments in excess of $250,000, which contains a change in control or similar provision that would be triggered in connection with the merger;

•	settle or compromise, or propose to settle or compromise, any claim or proceeding, other than settlements or compromises involving only monetary payment by us in an amount not to exceed $250,000 individually or $1,000,000 in the aggregate;

•	except for amendments, terminations, or non-renewals in the ordinary course of business consistent with past practice that would not be material and adverse to Lionbridge, modify, amend, waive, fail to enforce (in each case, in any material respect), assign or terminate any material contract or enter into a contract that would be a material contract if entered into prior to the date of the merger agreement, other than customer contracts entered into in the ordinary course of business and consistent with past practice;

•	fail to maintain material leased property in the condition required under the applicable lease, ordinary wear and tear and damage by casualty or other repair or restoration that is not the obligation of Lionbridge under the applicable lease excepted, and will not demolish or remove any of the existing improvements, or erect new improvements on material leased property or any portion thereof, other than as currently planned and except in the ordinary course of business;

•	amend or modify in a manner materially adverse to us or extend, renew or terminate any lease, sublease, license or other agreement for the use or occupancy of any real property, or enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property;

•	implement any employee layoffs that could implicate the WARN Act; or

•	authorize, commit or agree to take any of the actions described above.

Lionbridge Stockholders Meeting

Pursuant to the terms of the merger agreement and in accordance with applicable law and Lionbridge’s governing documents, Lionbridge agreed to, as promptly as reasonably practicable, duly set a record date for, call, give notice of, convene and hold a special meeting of its stockholders, which we refer to as the special meeting, for the purpose of considering and taking action upon the adoption of the merger agreement by Lionbridge stockholders.

Unless our Board of Directors (acting upon the recommendation of the Special Committee) has effected an adverse recommendation change, we will use our reasonable best efforts to cause this proxy statement to be mailed to Lionbridge stockholders and to solicit from Lionbridge stockholders proxies in favor of the adoption and approval of the merger agreement and will take all other action necessary or advisable to secure the vote or consent of the Lionbridge stockholders required by applicable law to effect the merger. Unless our Board of Directors has effected an adverse recommendation change, our Board of Directors will cause the board recommendation (as defined in the section entitled “Lionbridge Board Recommendation”) to be included in this proxy statement.

Go-Shop; Non-Solicitation; Competing Acquisition Proposals

From the date of the merger agreement until 11:59 p.m. Eastern Time on January 26, 2017 (the “go-shop period”), we, our subsidiaries and our representatives have, subject to certain conditions, the right to:

•	initiate, solicit, facilitate and encourage any inquiry, proposal or offer that constitutes an acquisition proposal (as defined below), including by way of providing non-public information pursuant to acceptable confidentiality agreements, provided that we promptly (and in any event within 24 hours) provide to Parent and Merger Subsidiary any material non-public information concerning Lionbridge and our subsidiaries that we provide to any person, to the extent such information was not previously made available to Parent or Merger Subsidiary;

•	engage in, continue, enter into or otherwise participate in any discussions or negotiations with any person with respect to any acquisition proposal; and

•	otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any acquisition proposals.

After the expiration of the go-shop period, we, our subsidiaries and our respective representatives must immediately cease any discussions or negotiations with any person (except as noted below with respect to an excluded party) with respect to, or that could reasonably be expected to lead to, an acquisition proposal; and must promptly request the return or destruction of all confidential information from any person who has received non-public information or otherwise entered into a confidentiality or similar agreement in connection with a potential acquisition proposal.

From 12:01 a.m. Eastern Time on January 27, 2017, (the “no-shop period start date”), until the effective time, or, if earlier, the valid termination of the merger agreement, we, our subsidiaries and our respective representatives may not (except as noted below with respect to an excluded party):

•	initiate, solicit, or knowingly facilitate or encourage any inquiry, proposal or offer that constitutes, or that would reasonably be expected to lead to, an acquisition proposal;

•	knowingly engage in, continue or otherwise participate in any discussions or negotiations with respect to an acquisition proposal, or provide any non-public information or data concerning Lionbridge or its subsidiaries for the purpose of encouraging or facilitating, or that could reasonably be expected to lead to, an acquisition proposal;

•	approve, endorse, recommend or enter into any agreement or arrangement with respect to an acquisition proposal; or

•	resolve to do any of the foregoing.

However, we are permitted to take any of the actions noted in the above four bullets with any person who is an excluded party until the earlier of (i) 11:59 p.m. on January 26, 2017 and (ii) the date that such person ceases to be an excluded party. Any such person or group shall cease to be an excluded party if such person or group withdraws or terminated its offer or proposal, such offer or proposal expires, or the Special Committee determines in good faith that such offer or proposal has ceased to constitute, or is no longer reasonably likely to lead to, a superior proposal.

In addition, at any time following the no-shop period start date and prior to receipt of the requisite stockholder approval, if we receive an unsolicited written acquisition proposal from a third party that did not, directly or indirectly, result from or arise out of a breach of the non-solicitation provisions of the merger agreement, and that the Board of Directors (acting upon the recommendation of the Special Committee) determines in good faith, after consultation with outside legal counsel and financial advisor, constitutes or could reasonably be expected to lead to a superior proposal and that the failure to act would be inconsistent with the directors’ fiduciary duties under applicable laws, then we may furnish to such third party non-public information relating to Lionbridge and our subsidiaries pursuant to a confidentiality agreement meeting certain requirements as set forth in the merger agreement and afford such third party access to our businesses, properties, assets and personnel and enter into, maintain and participate in discussions or negotiations with such third party or otherwise cooperate with or assist or participate in, or facilitate, any such discussions or negotiations; provided we promptly (and in any event within 24 hours) provide to Parent any material non-public information concerning Lionbridge or access provided to such third party which was not previously provided to Parent. In addition, Lionbridge will not provide to such third party certain commercially sensitive non-public information except in a manner consistent with past practices and subject to any limitations placed on Parent, Merger Subsidiary and their representatives.

In this proxy statement, an “acquisition proposal” generally means any inquiry, proposal, offer or indication of interest with respect to a transaction or series of related transactions involving (i) any acquisition or purchase by any third party resulting in, or proposal or offer (or public announcement thereof) to acquire by tender offer, share exchange or in any manner which if consummated would result in, any person or group of persons becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, equity securities of Lionbridge or any of its subsidiaries representing 20% or more of all outstanding equity securities of Lionbridge (by vote or value), (ii) any merger, amalgamation, consolidation, share exchange, business combination, joint venture or other similar transaction constituting 20% or more of the net revenues, net income or assets of Lionbridge and its subsidiaries, taken as a whole, (iii) any sale, lease, exchange, transfer, license (other than licenses in the ordinary course of business), acquisition or disposition of 20% or more of the consolidated assets of Lionbridge and its subsidiaries, or (iv) any liquidation, dissolution, recapitalization, extraordinary dividend or significant corporate reorganization, the business of which constitutes 20% or more of the net revenues, net income or assets of Lionbridge and its subsidiaries, taken as a whole.

In this proxy statement, an “excluded party” generally means any person or group of persons from whom Lionbridge or any of its representatives has received a written acquisition proposal after the execution of the merger agreement and prior to the no-shop period start date, which the Lionbridge Board of Directors (or an authorized committee thereof) has determined in good faith (after consultation with its outside legal counsel and financial advisor) constitutes, or would reasonably be expected to lead to, a superior proposal and who are actively engaged in discussions or negotiations with Lionbridge or its representatives with respect to such acquisition proposal as of the expiration of the go-shop period. A person will cease to be an excluded party upon the earlier of (x) the withdrawal, termination or expiration of such written acquisition proposal or (y) the good faith determination of the Special Committee that such acquisition proposal is no longer, or is no longer reasonably likely to lead to, a superior proposal.

In this proxy statement, a “superior proposal” generally means any bona fide written acquisition proposal that the Lionbridge Board of Directors (acting upon the recommendation of the Special Committee) determines in good faith, after consultation with its outside legal counsel and financial advisor, taking into account, among other things, the legal, financial, regulatory, financing and other aspects of the acquisition proposal and the third party making the acquisition proposal, including the form of consideration, financing terms (and certainty of financing) thereof and the likelihood of consummation (in each case, if applicable, taking into account any revisions to the merger agreement, the equity commitment letter, the debt commitment letter or the rollover agreements made or proposed in writing by Parent prior to the time of determination), which, if consummated, would result in a transaction that is more favorable to Lionbridge stockholders (solely in their capacity as such, and excluding the rollover investors) from a financial point of view than the merger (after taking into account the expected timing and risk and likelihood of consummation). For purposes of the definition of superior proposal, the references to “20% or more” in the definition of acquisition proposal shall be deemed to be references to “more than 50%”.

Lionbridge Board Recommendation

In connection with our Board of Directors’ recommendation to the Lionbridge stockholders of the adoption and approval of the merger agreement (the “Lionbridge recommendation”), and subject to the provisions described below, the merger agreement provides that neither our Board of Directors nor any committee of our Board of Directors will:

(a)	fail to make, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify, in any manner adverse to the transactions contemplated by the merger agreement, Parent or Merger Subsidiary, the Lionbridge recommendation;

(b)	adopt or recommend, or publicly propose to adopt or recommend, an acquisition proposal or superior proposal;

(c)	fail to recommend against acceptance of any third party tender offer or exchange offer for shares of Lionbridge common stock within ten business days after the commencement of such offer;

(d)	approve or recommend, or publicly propose to approve or recommend, or cause or permit Lionbridge or any of its subsidiaries to execute or enter into any alternative acquisition agreement (other than a confidentiality agreement);

(e)	fail to include the Lionbridge recommendation to adopt and approve the merger agreement in this proxy statement;

(f)	fail to publicly reaffirm the Lionbridge recommendation to adopt and approve the merger agreement within five business days after receipt of a written request by Parent to provide such affirmation; or

(g)	resolve or publicly propose to take any of the foregoing actions.

We refer to the actions listed in the bullets (a) through (e) above as an “adverse recommendation change”.

Notwithstanding anything to the contrary contained in the merger agreement, prior to the adoption of the merger agreement by the Lionbridge stockholders, our Board of Directors may, if our Board of Directors (acting upon the recommendation of the Special Committee) determines in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to do so would be inconsistent with the directors’ fiduciary duties under applicable law, (1) make an adverse recommendation change in response to either a superior proposal received after the date of the merger agreement or any material fact, event, change, development or circumstances occurring or arising after the date of the merger agreement not known or reasonably foreseeable by our Board of Directors as of the date of the merger agreement, which fact becomes known to our Board of Directors prior to the Lionbridge stockholder approval (other than the receipt, existence or terms of an acquisition proposal, or any inquiry, indication of interest, proposal or offer that could reasonably be expected to lead to an acquisition proposal) (an “intervening event”), or (2) cause us to terminate the merger agreement and authorize us to enter into an alternative acquisition agreement concerning a transaction that constitutes a superior proposal, subject to the provisions described below.

Our Board of Directors will not make an adverse recommendation change or terminate the merger agreement:

•	until three business days after we provide written notice to Parent advising Parent that our Board of Directors (acting upon the recommendation of the Special Committee) intends to make an adverse recommendation change or terminate the merger agreement with respect to a superior proposal and specifies the reasons therefor, including the material terms and conditions of, and identifying the third party making, such superior proposal and a copy of all relevant transaction documents (and Lionbridge provides written notice to Parent at least three business days in advance with respect to any amendment to the financial terms or any other material term of such superior proposal);

•	unless during such three business day period, we negotiate, to the extent requested by Parent, with Parent in good faith to make such adjustments in the terms and conditions of the merger agreement, the equity commitment letter, the debt commitment letter, the limited guarantee, and the rollover agreements so that the acquisition proposal is no longer a superior proposal;

•	Parent makes a proposal, prior to the expiration of the three business day period, to adjust the terms and conditions of the merger agreement, the equity commitment letter, the debt commitment letter, the limited guarantee, and the rollover agreements and our Board of Directors (acting upon the recommendation of the Special Committee) again makes the determination in good faith after consultation with its outside legal counsel and financial advisor, that the failure to make an adverse recommendation change or authorize the termination of the merger agreement would be inconsistent with its fiduciary duties under applicable law, and after taking into account any adjustment or modification to the terms of the merger agreement, the equity commitment letter, the debt commitment letter, the limited guarantee, and the rollover agreements proposed by Parent, that the acquisition proposal continues to be a superior proposal.

None of Lionbridge, our Board of Directors or any committee of our Board of Directors will enter into any agreement with any third party to limit or not to give prior notice to Parent of its intention to effect an adverse recommendation change or to terminate the merger agreement in light of a superior proposal.

Our Board of Directors (acting upon the recommendation of the Special Committee) also may, in response to an intervening event, make an adverse recommendation change if:

•	Lionbridge provides written notice to Parent at least three business days in advance of its intention to make an adverse recommendation change and specifies the facts underlying the determination that an intervening event has occurred and the reason for the adverse recommendation change;

•	during the three business day period, if requested by Parent, Lionbridge negotiates in good faith with Parent to amend the merger agreement, the equity commitment letter, the debt commitment letter, and the rollover agreement, and the guarantee in such a manner that obviates the need for an adverse recommendation change; and

•	within the three business day period, our Board of Directors (acting upon the recommendation of the Special Committee) determines in good faith, taking into consideration any amendments to the merger agreement, the equity commitment letter, the debt commitment letter, and the rollover agreement, and the guarantee proposed by Parent (after consultation with its outside legal counsel and financial advisor), that the failure to effect an adverse recommendation change would be inconsistent with the directors’ fiduciary duties under applicable law.

Any material change to the facts and circumstances relating to such intervening event requires a new notice and Lionbridge will be required to comply again with the requirements above.

The merger agreement does not prohibit Lionbridge from (1) taking and disclosing a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (2) making any disclosure to Lionbridge stockholders if, in the good faith judgment of our Board of Directors

(acting upon the recommendation of the Special Committee), after consultation with outside legal counsel, the failure to do so would be inconsistent with the directors’ fiduciary duties under applicable law or any disclosure requirements under applicable law. For purposes of the merger agreement, a factually accurate public statement by Lionbridge that describes Lionbridge’s receipt of an acquisition proposal and the operation of the merger agreement with respect thereto, or any “stop, look and listen” communication by our Board of Directors pursuant to Rule 14d-9(f) of the Exchange Act, or any similar communication to the stockholders of Lionbridge, will not constitute an adverse recommendation change or a proposal by our Board of Directors to withdraw or modify its recommendation of the merger agreement, the merger or the other transactions contemplated by the merger agreement.

Lionbridge Employee Compensation and Benefits

Employee Benefits and Severance. With respect to our employees immediately prior to the effective date of the merger agreement who continue employment with Parent, the surviving corporation or any subsidiary of Parent or the surviving corporation immediately following the effective time of the merger (“Continuing Employees”), Parent will cause the service of each such continuing employee to be recognized for purposes of eligibility to participate, levels of benefits (but not for benefit accruals under any defined benefit pension plan) and vesting under each compensation, retirement, vacation, fringe or other welfare benefit plan, program or arrangement of Parent, the surviving corporation or any of their subsidiaries, but not including any defined benefit pension, nonqualified deferred compensation, post-termination welfare or equity-based compensation plans, programs, agreements or arrangements in which any Continuing Employee is or becomes eligible to participate, but solely to the extent service was credited to such employee for such purposes under a comparable Lionbridge employee plan immediately prior to the effective date of the merger and to the extent such credit would not result in a duplication of benefits. For a period of not less than 12 months after the closing date of the merger, Parent will provide each Continuing Employee with (1) base salary or base hourly rate and cash incentive compensation opportunities, in each case in an amount at least equal to the level that was provided to each such Continuing Employee immediately prior to the closing date of the merger, (2) additional cash or equity incentives comparable to such Continuing Employee’s level of equity incentives prior to the closing date of the merger, and (3) employee benefits (other than equity-based, defined benefit pension, post-termination welfare or nonqualified deferred compensation benefits, except to the extent provided for in any agreements or arrangements existing as of the date of the merger agreement) that are substantially similar in the aggregate to those provided to each such continuing employee immediately prior to the closing date of the merger under the Lionbridge employee plans. Parent has also agreed that the surviving corporation shall assume liability for certain contractual obligation of Lionbridge, including the Change in Control Plan and certain other employee benefits and arrangements.

Additionally, Parent has agreed that with respect to each health benefit plan of Parent in which any Continuing Employee is or becomes eligible to participate in the plan year of the effective time of the merger, Parent will use all commercially reasonable efforts to waive all limitations as to pre-existing conditions, waiting period, required physical examinations, and participation and coverage requirement exclusions that would have been waived under the Lionbridge health benefit plan in which such Continuing Employee would have been eligible to participate.

Agreement as to Director and Officer Indemnification and Insurance

As discussed under the above header “—Director and Officer Indemnification and Insurance,” for a period of six years following the consummation of the merger, Parent will, and will cause the surviving corporation to, maintain directors’ and officers’ liability insurance policies (or policies of at least the same coverage containing terms and conditions no less advantageous) with respect to acts or omissions occurring prior to the effective time of the merger with respect to each current and former Lionbridge director and officer covered by our current policy; provided, that in no event shall Parent be required to expend annually in the aggregate an amount in excess of 300% of the annual premiums currently paid by us. In lieu of the foregoing, following consultation with Parent, we may purchase, prior to the consummation of the merger, a six-year “tail” prepaid directors’ and officers’ liability insurance policy in respect of acts or omissions occurring prior to the consummation of the merger. In the event that we purchase such a “tail” policy prior to the consummation of the merger, Parent will cause the surviving corporation to maintain such “tail” policy for its full term.

In addition, Parent will, and will cause the surviving corporation to, indemnify any individual who is or was a director or officer of Lionbridge prior to the effective time of the merger, respond to claims or threatened claims relating to (i) the fact that such person is or was a director or officer of Lionbridge prior to the effective time or (ii) the merger agreement or any transactions related to the merger agreement, whether arising prior to or after the effective time. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time now existing in favor of any indemnified party as provided in the applicable certificates or articles of incorporation or bylaws (or comparable organizational documents) will survive the merger and will continue in full force and effect.

Other Covenants and Agreements

Access to Information. Subject to applicable law and certain other exceptions described in the merger agreement, we will (1) afford Parent’s officers and other authorized representatives reasonable access, during normal business hours throughout the period prior to the effective time of the merger, to those properties, personnel, books, contracts, records, tax returns and work papers as Parent may reasonable request.

Notice of Certain Events. From the date of the merger agreement until the effective time of the merger, each of Lionbridge, Parent and Merger Subsidiary will promptly notify the other in writing of (1) any inaccuracy or breach of any representation or warranty or breach of covenant or agreement in the merger agreement that could reasonably be expected to cause the conditions to the merger not to be satisfied, (2) any notice or other communication received alleging that the consent from any entity or person is or may be required in connection with the transactions contemplated by the merger agreement and (3) any notice or other communication received from any governmental authority in connection with the transactions contemplated by the merger agreement.

State Takeover Laws. If any “control share acquisition,” “fair price,” “moratorium” or other anti-takeover law or regulation becomes or is deemed to be applicable to Lionbridge, Parent, Merger Subsidiary, the merger or any other transaction contemplated by the merger agreement or the voting agreements, then each of Lionbridge, Parent, Merger Subsidiary, and their respective boards of directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by the merger agreement may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise act to render such laws or regulations inapplicable.

Voting of Shares. Parent and Merger Subsidiary will vote any shares of Lionbridge common stock beneficially owned by them in favor of adoption of the merger agreement at the special meeting.

Public Announcements. Parent and Lionbridge will consult with the other before issuing any press release or making any other public statement, or scheduling a press conference or conference call with investors or analysts, with respect to the merger agreement or the transactions contemplated by the merger agreement. Neither will issue any such press release or make any such public statement without the consent of the other party, which will not be unreasonably withheld, except as such release or announcement may be required by applicable law or any listing agreement with or rule of any national securities exchange or association upon which the securities of Lionbridge or Parent, as applicable, are listed, in which case the party required to make the release or announcement will consult with the other party about, and allow the other party reasonable time (taking into account the circumstances) to comment on, such release or announcement in advance of such issuance, and the party will consider such comments in good faith. Lionbridge will not be required to consult with Parent before issuing any press release or making any other public statement with respect to an adverse recommendation change effected in accordance with the merger agreement or with respect to its receipt and consideration of any acquisition proposal. The parties agree that the initial press release to be issued with respect to the transactions contemplated by the merger agreement following execution of the merger agreement will be in the form agreed to by Parent and Lionbridge.

Litigation. Lionbridge will as promptly as reasonably practicable (and in any event within two business days) notify Parent in writing of, and will give Parent the opportunity to review and comment on all material filings and responses to be made by Lionbridge in connection with (which comments Lionbridge will in good faith take into account), and participate and consult in the defense and settlement of, any stockholder litigation related to the merger agreement or the merger or any related transaction, and no such settlement, or other compromise or arrangement, of any such stockholder litigation will be agreed to without Parent’s prior written consent. Lionbridge will keep the Parent reasonably informed with respect to the status of any such stockholder litigation.

Financing Cooperation

Prior to the effective time of the merger, Lionbridge will, and will cause its representatives to, use commercially reasonable efforts to provide to Parent and Merger Subsidiary all cooperation that is reasonably requested by Parent in connection with the financing described in the debt commitment letter and equity commitment letter and the contribution contemplated by the rollover agreement, and any other transactions contemplated by the merger agreement and the merger. We have consented to the use of our trademarks, service marks and logos in connection with any debt financing used to consummate the merger and any other transactions contemplated by the merger agreement. Parent will promptly, upon request by Lionbridge, reimburse Lionbridge for all reasonable out-of-pocket costs and expenses (including attorneys’ fees) incurred by Lionbridge, our subsidiaries and representatives in connection with any cooperation required by or requested in accordance with the merger agreement.

Parent will indemnify and hold harmless Lionbridge, our subsidiaries and affiliates and representatives from and against any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties suffered or incurred by any of them in connection with the arrangement of any debt financing used to consummate the merger and any other transactions contemplated by the merger agreement (other than arising from fraud, gross negligence or willful misconduct) to the fullest extent permitted by applicable law and with appropriate contribution to the extent such indemnification is not available.

Reasonable Best Efforts

Lionbridge and Parent will cooperate with each other and use their reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable under the merger agreement and applicable law to consummate the transactions contemplated by the merger agreement as soon as reasonably practicable including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any governmental authority, including without limitation under the antitrust laws, in order to consummate the merger and to fully carry out the purposes of the merger agreement. Lionbridge will use commercially reasonable efforts to take all actions reasonably requested by Parent to obtain waivers or consents from any significant customers (as defined in the merger agreement), if required under any contracts with significant customers, and any third parties whose waiver or consent is required under any material contract.

Parent and Lionbridge will (1) promptly, but in no event later than December 19, 2016 file any and all notices, reports and other documents required to be filed by such party under the HSR Act with respect to the merger and the other transactions contemplated by the merger agreement; and will use reasonable best efforts promptly to cause the expiration or termination of any applicable waiting periods under the HSR Act, (2) promptly make all filings, and use reasonable best efforts to timely obtain all consents, permits, authorizations, waivers, clearances and approvals, and to cause the expiration or termination of any applicable waiting periods, as may be required under any other applicable antitrust laws (to the extent required); (3) as promptly as reasonably practicable provide such information as may reasonably be requested by the U.S. Department of Justice, which we refer to as the DOJ, or Federal Trade Commission, which we refer to as the FTC under the HSR Act or by any other governmental authority in connection with the merger and other transactions contemplated by the merger agreement, (4) use reasonable best efforts to cause to be taken, on a timely basis, all other actions necessary or appropriate for the purpose of consummating and effectuating the merger and the other transactions contemplated by the merger agreement and (5) promptly take, and cause its affiliates to take, all reasonable actions and steps requested or required by any governmental authority as a condition to granting any consent, permit, authorization, waiver, clearance and approvals, and to cause the prompt expiration or termination of any applicable waiting period and to resolve such objections, if any, as the FTC and the DOJ, or other governmental authorities of any other jurisdiction for which consents, permits, authorizations, waivers, clearances, approvals and expirations or terminations of waiting periods are required with respect to the merger or the other transactions contemplated by the merger agreement (but only to the extent such action, commitment, agreement, condition or restriction is binding only in the event that the closing occurs and, in the case of Lionbridge and its subsidiaries, only with the prior written consent of Parent).

Parent agrees to use its reasonable best efforts to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under antitrust laws that may be required by any governmental authority, so as to enable the parties to consummate the merger as soon as reasonably practicable including without limitation any divestiture action, subject to certain limitations. Subject to Parent’s obligations described above, Parent will have the sole and exclusive right to propose, negotiate and effect, any and all divestiture actions or otherwise offer to take or offer to commit (and if such offer is accepted, commit to and effect) to take any divestiture action as may be required to resolve any governmental authority’s objections to the merger or the other transactions contemplated by the merger agreement.

In the event that any litigation or other administrative or judicial action or proceeding is commenced challenging the merger or any of the other transactions contemplated by the merger agreement and such litigation, action or proceeding seeks, or would reasonably be expected to seek, to prevent the consummation of the merger or the other transactions contemplated by the merger agreement, Parent and Merger Subsidiary will take any and all action to resolve any such litigation, action or proceeding and each of Lionbridge, Parent and Merger Subsidiary will cooperate with each other and use its respective reasonable best efforts to contest any such litigation, action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the merger or the other transactions contemplated by the merger agreement.

Neither Parent nor Merger Subsidiary will, nor will they permit their respective subsidiaries to, acquire or agree to acquire any rights, assets, business, person or division thereof (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition would reasonably be expected to increase the risk of not obtaining any applicable clearance, consent, approval or waiver under antitrust laws with respect to the merger or the other transactions contemplated by the merger agreement.

Conditions to the Merger

The obligations of Lionbridge, Parent and Merger Subsidiary to consummate the merger are subject to the satisfaction or waiver of, at or prior to the closing of the merger, of the following conditions:

•	adoption of the merger agreement by an affirmative vote of the holders of a majority of the outstanding shares of Lionbridge common stock;

•

no governmental authority with jurisdiction over any party will have issued any order, injunction, judgment, decree or ruling or taken any other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the merger and no applicable law or regulation will have been adopted that makes the consummation of the merger illegal or otherwise prohibited provided that the party seeking to assert this condition will have used those efforts required by the merger agreement provision (including its obligations under the header entitled “—Reasonable Best Efforts” above) to resist, lift or resolve such order or applicable law; and

•	the applicable waiting period applicable to the merger under the HSR Act will have expired or been terminated [(which condition was satisfied following the expiration of the waiting period under the HSR Act on , 2017)].

The obligations of Parent and Merger Subsidiary to consummate the merger are subject to the satisfaction, at or prior to the closing of the merger, of the additional following conditions:

•	the representations and warranties of Lionbridge set forth in the merger agreement relating to corporate existence and power, corporate authorization and brokers’ fees, will be true and correct in all material respects (disregarding all qualifications or limitations as to materiality or material adverse effect or words of similar import) on the date of the merger agreement and the closing date of the merger (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct only as of such earlier date);

•	the representations and warranties of Lionbridge set forth in the merger agreement relating to the capitalization matters will be true and correct in all respects (other than certain failures that would not, individually or in the aggregate, increase the payable aggregate merger consideration by more than $1,000,000) on the closing date of the merger;

•	the other representations and warranties of Lionbridge set forth in the merger agreement, will be true and correct in all respects (disregarding all qualifications or limitations as to materiality or material adverse effect or words of similar import) on the date of the merger agreement and the closing date of the merger (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct only as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a material adverse effect on Lionbridge;

•	Lionbridge will have performed in all material respects all obligations required to be performed by it under the merger agreement on or prior to the closing date of the merger;

•	Parent will have received certificates signed on Lionbridge’s behalf by its Chief Executive Officer or Chief Financial Officer as to the satisfaction of the conditions described in the preceding four bullets; and

•	since the date of the merger agreement, there will not have occurred and be continuing any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect on Lionbridge.

The obligation of Lionbridge to consummate the merger is subject to the satisfaction, at or prior to the closing of the merger, of the additional following conditions:

•	the representations and warranties of Parent and Merger Subsidiary set forth in the merger agreement will be true and correct in all respects (disregarding all qualifications or limitations as to materiality or material adverse effect) on the closing date of the merger (except to the extent that any such representations and warranties speak only as of an earlier date, in which case such representation and warranty will be true and correct only as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, prevent, materially delay or materially impair Parent’s or Merger Subsidiary’s ability to consummate the transactions contemplated by the merger agreement);

•	Parent and Merger Subsidiary will each have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger; and

•	Lionbridge will have received a certificate signed on Parent’s behalf by Parent’s Chief Executive Officer or Chief Financial Officer as to the satisfaction of the conditions described in the preceding two bullets.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger may be abandoned at any time before the consummation of the merger, if:

•	Lionbridge and Parent mutually agree in writing (notwithstanding any approval of the merger agreement by the stockholders of Lionbridge);

•	the merger has not been consummated on or before June 10, 2017, which we refer to as the end date; however, (1) if the debt marketing period has not ended on or prior to the end date, then the end date may be extended at Parent’s option to the date that is one business day following the last day of the debt marketing period, and (2) a party will not be permitted to terminate the merger agreements pursuant to this provision if such party has breached in any material respects its obligations under the merger agreement and such breach is the proximate cause of the failure of the “Conditions to the Merger” described above to be satisfied;

•	any governmental authority of competent jurisdiction has issued a final and non-appealable order, decree, injunction or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement, provided the party seeking to terminate the merger agreement has complied with its obligations under the “Reasonable Best Efforts” section described above; or

•	the adoption of the merger agreement by Lionbridge stockholders has not been obtained by reason of the failure to obtain the required vote upon a final vote taken at the special meeting.

Parent may also terminate the merger agreement if:

•	Lionbridge has breached any of its representations, warranties or covenants contained in the merger agreement (other than Lionbridge’s obligations to cooperate with any debt financing by Parent pursuant to the financing cooperation provision of the merger agreement) that (1) would result in any of Lionbridge’s conditions to the merger not being satisfied and (2) has not been cured prior to the earlier of the end date and the 30th calendar day following Parent’s delivery of written notice describing such breach to Lionbridge, which we refer to as a Lionbridge breach termination, provided that neither Parent nor Merger Subsidiary is in material breach of any representations, warranty, covenant or agreement contained in the merger agreement; or

•	the Lionbridge Board of Directors or any committee thereof has effected an adverse recommendation change.

Lionbridge may also terminate the merger agreement if:

•	Parent or Merger Subsidiary has breached any representation, warranty, covenant or other agreement contained in the merger agreement that (1) would result in any of Parent or Merger Subsidiary’s conditions to the merger not being satisfied and (2) has not been cured prior to the earlier of the end date and the 30th calendar day following Lionbridge’s delivery of written notice describing such breach to Parent, provided Lionbridge is not in material breach of any representations, warranty, covenant or agreement contained in the merger agreement; or

•	prior to the adoption of the merger agreement by Lionbridge stockholders, the Lionbridge Board of Directors has effected an adverse recommendation change in respect of a superior proposal, Lionbridge has complied in all respects (other than immaterial noncompliance) with the non-solicitation and go-shop provisions in the merger agreement and substantially concurrently with such termination, Lionbridge enters into an alternative acquisition agreement with respect to such superior proposal; provided that the effectiveness of Lionbridge’s termination of the merger agreement pursuant to this provision is conditioned on and subject to the prior or concurrent payment by Lionbridge to Parent of the Lionbridge termination fee as described below; or

•	the closing conditions have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the merger provided that each such condition is then capable of being satisfied at a closing on such date) and Parent and Merger Subsidiary fail to consummate the merger after the delivery by Lionbridge to Parent of a notice to such effect.

Termination Fees and Expenses

Lionbridge has agreed to pay Parent a termination fee under the following circumstances:

•	if Parent terminates the merger agreement because the Board of Directors has made an adverse recommendation termination occurred;

•	if the Company terminates the merger agreement in order to enter into an alternative acquisition agreement providing for a superior proposal;

•	if (A) either party terminates because of a failed stockholder vote, or if Parent terminates because of a Lionbridge breach and (B)prior to the special meeting an acquisition proposal will have been made publicly or to the Board of Directors and not withdrawn and (C) within 12 months of the date the merger agreement is terminated, Lionbridge consummates or enters into a definitive agreement for an acquisition proposal that is subsequently consummated (whether during such 12-month period or thereafter), provided that for purposes of this provision, all percentages in the definition of acquisition proposal will be replaced with 50%.

The termination fee payable by Lionbridge in the circumstances above is $10.7 million (representing approximately 3.0% of our equity value based on the merger consideration), except such amount shall be reduced to $5.3 million (representing approximately 1.5% of our equity value based on the merger consideration) if Lionbridge terminates the merger agreement prior to the expiration of the go-shop period to enter into a superior proposal with a party who did not participate in Lionbridge’s most recent review of strategic alternatives.

Parent must pay Lionbridge a $21.4 million termination fee, under the following circumstances:

•	all closing conditions have been satisfied or waived, other than those that by their terms are to be satisfied at closing, and Parent and Merger Subsidiary fail to consummate the merger after written notice from Lionbridge that Lionbridge is ready, willing and able to consummate the merger and that all conditions to Lionbridge’s obligation to consummate the merger are satisfied or waived; or

•	Parent or Merger Subsidiary has intentionally breached any representation, warrant or covenant that would prevent the satisfaction any condition to the obligation to consummate the merger and has not been cured before the earlier of the end date and the 30th calendar day following receipt of written notice of such breach from Lionbridge.

If the merger agreement is terminated and Lionbridge is obligated to pay the $5.3 million termination fee, then Parent is also entitled to reimbursement of certain reasonable expenses, in an aggregate amount not to exceed $1.0 million, which amount is payable in addition to the $5.3 million termination fee. Parent is also entitled to reimbursement of certain reasonable expenses, in an aggregate amount not to exceed $2.0 million, if the merger agreement is terminated by Parent due to a willful breach by Lionbridge in circumstances where a termination fee is not then payable to Parent by Lionbridge (provided that if the $10.7 termination fee later becomes payable, any reimbursed expenses shall be credited). Parent has also agreed to reimburse Lionbridge for expenses we incur in connection with our debt cooperation efforts and any collection costs associated with those expenses or with payment of the Parent termination fee, which we refer to collectively as the Company Expenses. Except as expressly set forth in the merger agreement, all other costs and expenses incurred in connection with the merger agreement will be paid by the party incurring such costs and expenses. However, Parent will pay all filing fees payable pursuant to the HSR Act or any other applicable antitrust laws.

Parent Guarantee

Parent will cause Merger Subsidiary to comply in all respects with each of the representations, warranties, covenants, obligations, agreements and undertakings made or required to be performed by Merger Subsidiary in accordance with the terms of the merger agreement, the merger, and the other transactions contemplated by the merger agreement. As a material inducement to our willingness to enter into the merger agreement and perform our obligations thereunder, Parent unconditionally guaranteed full performance and payment by Merger Subsidiary of each of the covenants, obligations and undertakings required to be performed by Merger Subsidiary under the merger agreement and the transactions contemplated thereby, subject to all terms, conditions and limitations contained in the merger agreement, and represents, acknowledges and agrees that any such breach of any such representation and warranty or default in the performance of any such covenant, obligation, agreement or undertaking of Merger Subsidiary will also be deemed to be a breach or default of Parent.

Governing Law

The merger agreement is governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS WITH RESPECT TO THE MERGER

The following is a summary of certain material U.S. federal income tax considerations applicable to our stockholders of the receipt of cash in exchange for shares of Lionbridge common stock pursuant to the merger. This summary is based upon the provisions of the Code, applicable U.S. Treasury Regulations, judicial authority and administrative rulings and practice, all as in effect on the date of this proxy statement. All of these authorities are subject to change, possibly on a retroactive basis and to differing interpretations, all of which could result in tax considerations different from those described below. This discussion assumes that the shares of Lionbridge common stock are held as capital assets (generally, as property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of such stockholder’s unique investment circumstances, or to stockholders subject to special treatment under the U.S. federal income tax laws (for example, life insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations, financial institutions, U.S. expatriates, controlled foreign corporations, passive foreign investment companies, “U.S. holders” (as defined below) whose functional currency is not the U.S. dollar, stockholders who hold shares of Lionbridge common stock as part of a hedging, “straddle,” conversion or other integrated transaction, “non-U.S. holders” (as defined below) that own, or have owned, actually or constructively, more than 5% of Lionbridge common stock, stockholders who acquired their shares of Lionbridge common stock through the exercise of employee stock options or other compensation arrangements or stockholders who receive cash pursuant to the exercise of appraisal rights). In addition, this discussion is general in nature and does not address any aspect of state, local, alternative minimum, estate, gift or non-U.S. taxation that may be applicable to a particular stockholder. The following discussion does not address non-income tax consequences or the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger (whether or not any such transactions are undertaken in connection with the merger). Finally, this discussion assumes that the Company is not a U.S. real property holding corporation within the meaning of the Code.

This discussion does not address the tax treatment of partnerships or other entities that are pass-through entities for U.S. federal income tax purposes or persons that hold their Lionbridge common stock through partnerships or other pass-through entities.. If you are a partner of a partnership or other pass-through entity holding Lionbridge common stock, you should consult your own tax advisor.

Lionbridge stockholders should consult their own tax advisors to determine the particular tax consequences to them of the receipt of cash in exchange for shares of Lionbridge common stock pursuant to the merger (including the application and effect of any state, local or non-U.S. income and other tax laws).

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Lionbridge common stock that is:

•	an individual who is a citizen or a resident of the United States (as determined for U.S. federal income tax purposes);

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state in the United States or the District of Columbia;

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on all of its income regardless of its source.

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of Lionbridge common stock that is:

•	a non-resident alien individual;

•	a foreign corporation or any other foreign organization taxable as a corporation for U.S. federal income tax purposes; or

•	a foreign estate or trust, the income of which is not subject to U.S. federal income tax on a net income basis.

U.S. Holders

The receipt of cash in the merger generally will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. Generally, a U.S. holder of shares of Lionbridge common stock will recognize gain or loss equal to the difference between the amount of cash received in the merger and such holder’s adjusted tax basis in the shares of Lionbridge common stock converted into cash pursuant to the merger. Gain or loss will be determined separately for each block of shares (that is, shares acquired at the same cost in a single transaction) owned by a U.S. holder. If the shares of Lionbridge common stock have been held for more than one year, the gain or loss generally will be long-term capital gain or loss, and will be short-term capital gain or loss if the shares have been held for one year or less. Long-term capital gains recognized by non-corporate U.S. holders may be subject to reduced tax rates. The deductibility of capital losses is subject to limitations.

Information returns will be filed with the Internal Revenue Service in connection with payments to a U.S. holder pursuant to the merger, unless the U.S. holder is an exempt recipient. Under the U.S. federal income tax backup withholding rules, the exchange agent generally will be required to withhold 28% of all payments to which a U.S. holder is entitled in the merger, unless the U.S. holder (1) is a corporation or comes within other exempt categories and demonstrates this fact or (2) provides its correct tax identification number (generally a social security number, in the case of an individual, or employer identification number in the case of other stockholders), certifies under penalties of perjury that the number is correct, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. Each U.S. holder should complete, sign and return to the exchange agent for the merger the Internal Revenue Service Form W-9 that each stockholder will receive with the letter of transmittal following completion of the . Backup withholding is not an additional tax. Generally, any amounts withheld under the backup withholding rules described above may be credited against a holder’s U.S. federal income tax liability, if any, or refunded by the Internal Revenue Service provided that the required information is furnished to the Internal Revenue Service in a timely manner.

Non-U.S. Holders

Any gain realized on the receipt of cash pursuant to the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a U.S. trade or business of such non-U.S. holder (and, if an applicable income tax treaty so provides, is also attributable to a permanent establishment in the United States maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be taxed at graduated U.S. federal income tax rates applicable to United States persons (as defined under the Code), and, if the non-U.S. holder is a foreign corporation, an additional branch profits tax may apply to its effectively connected earnings and profits for the taxable year at the rate of 30% (or such lower rate as may be specified by an applicable income tax treaty); or

•	the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax on the non-U.S. holder’s gain realized in the merger (unless an exception is provided under an applicable treaty), which may be offset by U.S. source capital losses of the non-U.S. holder, if any.

A non-U.S. holder may be subject to information reporting, and, in certain circumstances, backup withholding may apply to the cash received pursuant to the merger, unless the non-U.S. holder certifies under penalties of perjury that it is a non-U.S. person (and the payor does not have actual knowledge or reason to know that the holder is a United States person as defined under the Code) or such holder otherwise establishes an exemption. To avoid backup withholding, non-U.S. holders generally must submit a properly executed Internal Revenue Service Form W-8BEN, “Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding” or other applicable Internal Revenue Service Form W-8. Backup withholding is not an additional tax. Generally, any amounts withheld under the backup withholding rules described above may be credited against a non-U.S. holder’s U.S. federal income tax liability, if any, or refunded by the Internal Revenue Service provided that the required information is furnished to the Internal Revenue Service in a timely manner. Each non-U.S. holder should consult its own tax advisors as to the qualifications for an exemption from backup withholding and the procedures for obtaining such exemption.

The foregoing discussion of certain material U.S. federal income tax consequences is not intended to be, and should not be construed as, legal or tax advice to any holder of shares of Lionbridge common stock. You should consult your own tax advisors to determine the particular tax consequences to you (including the application and effect of any state, local or non-U.S. income and other tax laws) of the receipt of cash in exchange for shares of Lionbridge common stock pursuant to the merger.

REGULATORY MATTERS

Mergers and acquisitions that may have an impact in the United States are subject to review by the Antitrust Division and the FTC to determine whether they comply with applicable antitrust laws. Under the HSR Act, mergers and acquisitions that meet certain jurisdictional thresholds, such as the present transaction, may not be completed until the expiration of a waiting period that follows the filing of notification forms by both parties to the transaction with the Antitrust Division and the FTC. The initial waiting period is 30 days, but this period may be shortened if the reviewing agency grants “early termination” of the waiting period, or it may be lengthened if the reviewing agency determines that an in-depth investigation is required and issues a formal request, or “second request”, for additional information and documentary material. Parent and Lionbridge each filed pre-merger notifications with the U.S. antitrust authorities pursuant to the HSR Act on December 19, 2016, and, in accordance with the merger agreement, each requested “early termination” of the waiting period. If early termination is not granted, the waiting period is scheduled to expire on January 18, 2017.

Mergers and acquisitions that may have an impact in Ireland are also subject to review by the ICA to determine whether they comply with the Irish Competition Act. Under the Irish Competition Act, mergers and acquisitions that meet certain jurisdictional thresholds, such as the present transaction, may not be completed until the parties notify the transaction to ICA and the ICA clears the transaction. The Phase 1 waiting period is 30 days, but this period may be extended: (i) to 45 days if the notifying parties discuss measures with the ICA to secure clearance; and/or (ii) if the ICA formally requests further information in writing. Phase 2 can take a further three months, by end of which the ICA must grant clearance or prohibit the transaction. Parent and Lionbridge filed notification with the ICA pursuant to the Irish Competition Act on January 4, 2017. The ICA has until January                     , 2017 to clear the transaction or to initiate a Phase 2 investigation.

Mergers and acquisitions that may have an impact in Germany are also subject to review by the FCO to determine whether they comply with the German Act against Restraints of Competition. Under the German Act against Restraints of Competition, mergers and acquisitions that meet certain jurisdictional thresholds, such as the present transaction, may not be completed until the parties notify the transaction to FCO and the FCO clears the transaction. The Phase 1 waiting period is 30 days, but this period may be extended if the FCO formally requests further information in writing. Phase 2 can take a further three months, by end of which the FCO must grant clearance or prohibit the transaction. Parent and Lionbridge filed notification with the FCO pursuant to the German Act against Restraints of Competition on January                     , 2017. The FCO has until January                     , 2017 to clear the transaction or to initiate a Phase 2 investigation.

APPRAISAL RIGHTS

Under Section 262 of the DGCL, any holder of Lionbridge common stock who does not wish to accept the merger consideration may elect to exercise appraisal rights in lieu of receiving the merger consideration. A stockholder who exercises appraisal rights may petition the Delaware Court of Chancery to determine the “fair value” of his, her or its shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, and receive payment of fair value in cash, together with a fair rate of interest, if any. However, the stockholder must comply with the provisions of Section 262 of the DGCL.

The following discussion is a summary of the law pertaining to appraisal rights under the DGCL. This summary is not a full statement or summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached to this proxy statement as Annex C. All references in Section 262 of the DGCL to a “stockholder” and in this summary to a “stockholder” are to the record holder of the shares of Lionbridge common stock. The following discussion does not constitute any legal or other advice, nor does it constitute a recommendation that you exercise your rights to seek appraisal under Section 262 of the DGCL.

Under Section 262 of the DGCL, when a merger is submitted for approval at a meeting of stockholders, as in the case of the adoption of the merger agreement, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement constitutes such notice, and the applicable statutory provisions are attached to this proxy statement as Annex C. This summary of appraisal rights is not a complete summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the text of Section 262 of the DGCL attached as Annex C. Any holder of Lionbridge common stock, who wishes to exercise appraisal rights or who wishes to preserve the right to do so, should review the following discussion and Annex C carefully. Failure to strictly comply with the procedures of Section 262 of the DGCL in a timely and proper manner will result in the loss of appraisal rights. If you lose your appraisal rights, you will be entitled to receive the merger consideration described in the merger agreement.

Stockholders wishing to exercise the right to seek an appraisal of their shares must do ALL of the following:

•	the stockholder must deliver to Lionbridge a written demand for appraisal before the vote on the merger agreement at the special meeting;

•	the stockholder must not vote in favor of the proposal to approve the merger agreement (or otherwise waive appraisal rights). Because a proxy that is signed and submitted but does not contain voting instructions will, unless revoked, be voted in favor of the proposal, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the proposal or abstain from voting his, her or its shares;

•	the stockholder must continuously hold the shares from the date of making the demand through the effective time of the merger. A stockholder will lose appraisal rights if the stockholder transfers the shares before the effective time of the merger; and

•	the stockholder must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective time of the merger. The surviving corporation is under no obligation to file any petition and has no intention of doing so.

Neither voting, in person or by proxy, against, abstaining from voting on nor failing to vote on the proposal to approve the merger agreement will constitute a written demand for appraisal as required by Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

Only a holder of record of shares of Lionbridge common stock issued and outstanding immediately prior to the effective time of the merger may assert appraisal rights for the shares of stock registered in that holder’s name. A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder’s name appears on the stock certificates (or in the stock ledger). The demand must reasonably inform Lionbridge of the identity of the stockholder and that the stockholder intends to demand appraisal of his, her or its Lionbridge common stock.

STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS, AND WHO WISH TO EXERCISE APPRAISAL RIGHTS, SHOULD CONSULT WITH THEIR BROKERS OR NOMINEES TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE NOMINEE HOLDER TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

A stockholder who elects to exercise appraisal rights under Section 262 of the DGCL should mail or deliver a written demand to:

Lionbridge Technologies, Inc.

1050 Winter Street, Suite 2300

Waltham, Massachusetts 02451

Attn: Corporate Secretary

If the merger is completed, Lionbridge will give written notice of the effective time of the merger within ten days after such effective time to each former Lionbridge stockholder who did not vote in favor of the merger agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL. Within 120 days after the effective time of the merger, but not later, either the surviving corporation or any dissenting stockholder who has complied with the requirements of Section 262 of the DGCL may file a petition in the Delaware Court of Chancery (with a copy served on the surviving corporation in the case of a petition filed by a stockholder) demanding a determination of the fair value of the shares of Lionbridge common stock held by all dissenting stockholders. A person who is the beneficial owner of shares of Lionbridge common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file the petition described in the previous sentence. The surviving corporation is under no obligation to file any petition and has no intention of doing so. Stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 of the DGCL to that point in time may receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which Lionbridge has received demands for appraisal, and the aggregate number of holders of those shares. A person who is the beneficial owner of shares of Lionbridge common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from the corporation the statement described in the previous sentence. The surviving corporation must mail this statement to the stockholder within the later of ten days of receipt of the request or ten days after expiration of the period for delivery of demands for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided by such section.

The Delaware Court of Chancery may require the stockholders demanding appraisal who hold certificated shares to submit their stock certificates to the court for notation of the pendency of the appraisal proceedings. If the stockholder fails to comply with the court’s direction, the court may dismiss the proceeding as to the stockholder.

The Delaware Court of Chancery will thereafter determine the fair value of the shares of Lionbridge common stock held by dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger, but together with the interest if any, to be paid on the amount determined to be fair value. Such interest rate will be calculated as of effective date of the merger through the date of payment of the judgment, compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge), unless good cause is shown for the Delaware Court of Chancery to use discretion and calculate the interest rate otherwise.

In determining the fair value, the Delaware Court of Chancery will take into account all relevant factors. The Delaware Supreme Court has stated that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, in cases of unfair dealing, may or may not be a dissenter’s exclusive remedy. The Delaware Court of Chancery may determine the fair value to be more than, less than or equal to the consideration that the dissenting stockholder would otherwise receive under the merger agreement. If no party files a petition for appraisal in a timely manner, then stockholders will lose the right to an appraisal, and will instead receive the merger consideration described in the merger agreement.

The Delaware Court of Chancery will determine the costs of the appraisal proceeding and will allocate those costs to the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

The fair value of the Lionbridge common stock as determined under Section 262 of the DGCL could be greater than, the same as, or less than the merger consideration. An opinion of an investment banking firm as to the fairness, from a financial point of view, of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL.

Any stockholder who has duly demanded an appraisal in compliance with Section 262 of the DGCL may not, after the effective time of the merger, vote the shares subject to the demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of shares as of a record date prior to the effective time of the merger.

If no petition for appraisal is filed within 120 days after the effective date of the merger, or if a stockholder delivers a written withdrawal of the stockholder’s demand for appraisal and an acceptance of the merger within 60 days after the effective date of the merger, then the right of the stockholder to appraisal will cease. Any attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of the surviving corporation, and no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and may be conditioned on such terms as the Delaware Court of Chancery deems just. If the stockholder fails to perfect, successfully withdraws or loses the appraisal right, the stockholder’s shares will be converted into the right to receive the merger consideration, without interest thereon, less any withholding taxes.

FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF APPRAISAL RIGHTS. IN THAT EVENT, YOU WILL BE ENTITLED TO RECEIVE THE MERGER CONSIDERATION FOR YOUR DISSENTING SHARES IN ACCORDANCE WITH THE MERGER AGREEMENT. IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF SECTION 262 OF THE DGCL, IF YOU ARE AN MAC-GRAY STOCKHOLDER AND ARE CONSIDERING EXERCISING YOUR APPRAISAL RIGHTS UNDER THE DGCL, YOU SHOULD CONSULT YOUR OWN LEGAL ADVISOR.

CURRENT MARKET PRICE OF COMMON STOCK

Lionbridge common stock has been listed on the Nasdaq Global Market under the trading symbol “LIOX” since August 20, 1999. The following table sets forth the closing sale prices per share of Lionbridge common stock, as reported on the Nasdaq Global Market on December 9, 2016, the last full trading day before the public announcement of the proposed merger, and on                     , 2017, the latest practicable date before the printing of this proxy statement:

December 9, 2016		$5.57
, 2017	$

If the merger is consummated, each share of Lionbridge common stock will be converted into the right to receive $5.75 in cash, without interest and less any applicable withholding taxes, and Lionbridge common stock will be removed from quotation on the Nasdaq Global Market and there will be no further public market for shares of Lionbridge common stock.

The following table sets forth the high and low closing prices of Lionbridge common stock, as reported by the Nasdaq Global Market, for each of the periods listed.

	High	Low
Fiscal Year Ended December 31, 2014
First Quarter	$7.30	$5.30
Second Quarter	$6.86	$5.11
Third Quarter	$6.16	$4.30
Fourth Quarter	$5.75	$4.13

Fiscal Year Ended December 31, 2015
First Quarter	$5.95	$4.98
Second Quarter	$6.40	$5.41
Third Quarter	$6.15	$4.84
Fourth Quarter	$6.09	$4.58

Fiscal Year Ended December 31, 2016
First Quarter	$5.14	$4.03
Second Quarter	$5.08	$3.95
Third Quarter	$5.01	$3.93
Fourth Quarter	$5.89	$4.57

As of                     , 2017, our common stock was held of record by              stockholders.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth the number and percentage of shares of Lionbridge’s common stock as of December 31, 2016 by:

•	each director of Lionbridge;

•	each of our named executive officers (our Chief Executive Officer; Chief Financial Officer; Chief Sales Officer; Senior Vice President and General Manager, Global Translation and Localization; and Senior Vice President, Global Offerings);

•	all of our directors and executive officers as a group; and

•	each person or group of affiliated persons known to us to be the beneficial owner of more than 5% of our common stock.

Unless otherwise noted below, the mailing address of each person listed on the table is c/o Lionbridge Technologies, Inc., 1050 Winter Street, Suite 2300, Waltham, Massachusetts 02451.

Name of Beneficial Owner	Shares Beneficially Owned(1)(2)	Percentage of Common Stock Outstanding(3)
Rory J. Cowan(4)	4,933,318	8.08%
Edward A. Blechschmidt(5)	171,094	*	%
Michael G. Dallas(6)	41,505	*	%
Guy L. de Chazal(7)	343,302	*	%
Susan Kantor(8)	7,559	*	%
Paul Kavanaugh(9)	112,081	*	%
Jack Noonan(10)	86,624	*	%
James A. Quella(11)	22,189	*	%
Claude P. Sheer(12)	141,094	*	%
Marc Litz(13)	150,249	*	%
Marc Osofsky(14)	566,727	*	%
Paula Shannon(15)	870,942	1.43%
Richard Tobin(16)	379,659	*	%
All executive officers and directors as a group (13 persons)	7,903,124	12.82%
5% Stockholders
BlackRock, Inc.	3,341,877	5.47%
Glenhill Advisors, LLC, Glenn J. Krevlin, Glenhill Capital Advisors, LLC, Glenhill Capital Management, LLC and Glenhill Capital Overseas Master Fund LP	8,390,446	13.74%
Glen Capital Partners GP LLC	3,647,309	5.97%

*	Represents ownership of less than 1%.
(1)	The persons identified in the table possess sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted in the footnotes below and subject to applicable community property laws.
(2)	The inclusion herein of any shares of Common Stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.
(3)	Based on 61,061,050 shares of Lionbridge common stock outstanding as of December 31, 2016. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to the shares of Lionbridge common stock. Shares of Lionbridge common stock subject to options currently exercisable or exercisable within 60 days of December 31, 2016 (“Exercisable Options”) are deemed outstanding for computing the percentage ownership of the person holding these options, but are not deemed outstanding for computing the percentage ownership of any other person.

(4)	Includes 257,000 shares deemed to be beneficially owned by Mr. Cowan pursuant to Exercisable Options. Also includes (i) 62,500 shares subject to restrictions on disposition that lapse on January 4, 2017; (ii) 90,000 shares subject to restrictions on disposition that lapse ratably on January 13, 2017 and 2018; (iii) 144,000 shares subject to restrictions on disposition that lapse ratably on February 4, 2017, 2018 and 2019; (iv) 92,500 shares subjection to restrictions on disposition that lapse ratably on August 4, 2018; (v) 300,000 shares subject to restrictions on disposition that lapse ratably on January 29, 2017, 2018, 2019 and 2020; and (vi) 471,000 shares subject to restrictions on disposition that lapse upon attainment of performance metrics.
(5)	Includes 3,012 shares deemed to be beneficially owned by Mr. Blechschmidt pursuant to Exercisable Options and 78,483 fully vested restricted stock units and 7,099 restricted stock units subject to restriction on disposition that lapse on June 3, 2017.
(6)	Includes 23,012 shares deemed to be beneficially owned by Mr. Dallas pursuant to Exercisable Options and 7,099 restricted stock units subject to restriction on disposition that lapse on June 3, 2017.
(7)	Includes 23,012 shares deemed to be beneficially owned by Mr. de Chazal pursuant to Exercisable Options and 7,099 restricted stock units subject to restriction on disposition that lapse on June 3, 2017.
(8)	Includes zero shares deemed to be beneficially owned by Ms. Kantor pursuant to Exercisable Options and 7,559 restricted stock units subject to restrictions on disposition that lapse on August 18, 2017.
(9)	Includes 8,012 shares deemed to be beneficially owned by Mr. Kavanagh pursuant to Exercisable Options and 7,099 restricted stock units subject to restriction on disposition that lapse on June 3, 2017.
(10)	Includes 23,012 shares deemed to be beneficially owned by Mr. Noonan pursuant to Exercisable Options and 7,099 restricted stock units subject to restriction on disposition that lapse on June 3, 2017.
(11)	Includes 11,856 shares deemed to be beneficially owned by Mr. Quella pursuant to Exercisable Options and 7,099 restricted stock units subject to restriction on disposition that lapse on June 3, 2017.
(12)	Includes 18,012 shares deemed to be beneficially owned by Mr. Sheer pursuant to Exercisable Options and 7,099 restricted stock units subject to restriction on disposition that lapse on June 3, 2017.
(13)	Includes (i) 5,000 shares deemed to be beneficially owned by Mr. Litz subject to restrictions on disposition that lapse on July 31, 2017; (ii) 7,500 shares subject to restrictions on disposition that lapse ratably on January 13, 2017 and 2018; (iii) 11,250 shares subject to restrictions on disposition that lapse ratably on March 5, 2017, 2018 and 2019; (iv) 65,500 shares subject to restrictions on disposition that lapse ratably on January 29, 2017, 2018, 2019 and 2020; (v) and 45,500 shares subject to restrictions on disposition that lapse upon attainment of performance metrics.
(14)	Includes 81,750 shares deemed to be beneficially owned by Mr. Osofsky pursuant to Exercisable Options. Also includes (i) 20,000 shares subject to restrictions on disposition that lapse on January 4, 2017; (ii) 27,500 shares subject to restrictions on disposition that lapse ratably on January 13, 2017 and 2018; (iii) 45,750 shares subject to restrictions on disposition that lapse ratably on February 4, 2017, 2018 and 2019; (iv) 80,000 shares subject to restrictions on disposition that lapse ratably on January 29, 2017, 2018, 2019 and 2020; and (v) 75,000 shares subject to restrictions on disposition that lapse upon attainment of performance metrics.
(15)	Includes 29,625 shares deemed to be beneficially owned by Ms. Shannon pursuant to Exercisable Options. Also includes (i) 20,000 shares subject to restrictions on disposition that lapse on January 4, 2017; (ii) 27,500 shares subject to restrictions on disposition that lapse ratably on January 13, 2017 and 2018; (iii) 45,750 shares subject to restrictions on disposition that lapse ratably on February 4, 2017, 2018 and 2019; (iv) 60,000 shares subject to restrictions on disposition that lapse ratably on January 29, 2017, 2018, 2019 and 2020; and (v) 75,000 shares subject to restrictions on disposition that lapse upon attainment of performance metrics.
(16)	Includes 26,375 shares deemed to be beneficially owned by Mr. Tobin pursuant to Exercisable Options. Also includes (i) 20,000 shares subject to restrictions on disposition that lapse on September 16, 2017; (ii) 13,750 shares subject to restrictions on disposition that lapse ratably on January 13, 2017 and 2018; (iii) 70,500 shares subject to restrictions on disposition that lapse ratably on February 4, 2017, 2018 and 2019; (iv) 80,000 shares subject to restrictions on disposition that lapse ratably on January 29, 2017, 2018, 2019 and 2020; and (v) 85,000 shares subject to restrictions on disposition that lapse upon attainment of performance metrics.

FUTURE STOCKHOLDER PROPOSALS

We will hold our 2017 annual meeting of stockholders only if the merger is not completed because, if the merger is completed, Lionbridge will cease to be an independent public company and will be wholly owned by Parent and you will no longer have an ownership interest in Lionbridge.

Any stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for presentation at the 2017 annual meeting must be received by Lionbridge on or before February 2, 2017 to be eligible for inclusion in Lionbridge’s proxy statement and form of proxy to be distributed by the Board of Directors in connection with that meeting. Any such proposal should be mailed to our principal executive office as follows: Secretary, Lionbridge Technologies, Inc., 1050 Winter Street, Suite 2300, Waltham, Massachusetts 02451.

Any stockholder proposals (including recommendations of nominees for election to the Board) intended to be presented at our 2017 annual meeting, other than a stockholder proposal submitted pursuant to Exchange Act Rule 14a-8, must be received in writing at the our principal executive office not later than February 2, 2017 and not earlier than January 3, 2017 together with all supporting documentation required by our by-laws. Proxies solicited by the Board will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at www.sec.gov, that contains reports, proxy statements and other information regarding us and other registrants that file electronically with the SEC.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of this proxy statement may have been sent to multiple stockholders in your household unless we have received contrary instructions from one or more stockholders. We will promptly deliver a separate copy of this proxy statement to you if you contact us at the following address: Lionbridge Technologies, Inc., 1050 Winter Street, Suite 2300, Waltham, Massachusetts 02451, Attention: Secretary, telephone: 781-790-4033. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

If you have any questions about this proxy statement, the special meeting or the acquisition by Parent after reading this proxy statement, or if you would like additional copies of this proxy statement, please contact our proxy solicitor:

MORROW SODALI

470 West Avenue

Stamford, CT 06902

LIOX@morrowsodali.com

Stockholder may call toll-free: 800-662-5200

Banks, brokers may call collect: 203-658-9400

This proxy statement contains references to the availability of certain information from our website, www.mac-gray.com. By making such references, we do not incorporate into this document the information included on our website.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED                     , 2017. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

LIONBRIDGE TECHNOLOGIES, INC.,

LBT ACQUISITION, INC.

and

LBT MERGER SUB, INC.

December 12, 2016

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated December 12, 2016, is entered into by and among Lionbridge Technologies, Inc., a Delaware corporation (the “Company”), LBT Acquisition, Inc., a Delaware corporation (“Parent”), and LBT Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).

WHEREAS, the Boards of Directors of each of the Company (acting upon the recommendation of the Special Committee), Parent and Merger Sub have approved this Agreement and deem it advisable and in the best interests of their respective stockholders to consummate the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent in accordance with the Delaware General Corporation Law (the “DGCL”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, H.I.G. Middle Market LBO Fund II, L.P. (“Guarantor”) is entering into a guarantee in favor of the Company (the “Guarantee”) with respect to the obligations of Parent and Merger Sub under this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as an inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, the Rollover Investor is entering into the Rollover Agreement, pursuant to which the Rollover Investor will contribute to LBT Investment Holdings, LLC, a Delaware limited liability company and an Affiliate of Parent (“Holdings”), subject to the terms and conditions therein, the Rollover Investment in a transaction intended to be tax-deferred under Section 721 of the Code;

WHEREAS, (i) the Boards of Directors of each of the Company (acting upon the recommendation of the Special Committee), Parent and Merger Sub have (A) determined that this Agreement and the Merger are advisable and in the best interests of their respective stockholders, (B) approved the Merger on the terms and subject to the conditions set forth herein, and (C) adopted this Agreement, and (ii) the Company Board has resolved to recommend that the stockholders of the Company adopt and approve this Agreement; and

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions.

(a) As used herein, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means a customary confidentiality agreement between the Company and any Third Party containing terms no less favorable, in the aggregate, to the Company than the terms of the Confidentiality Agreement; provided, however, that such confidentiality agreement may contain provisions that permit the Company to comply with the provisions of Article 6. Notwithstanding the foregoing, a Person who has previously entered into a confidentiality agreement with the Company relating to a purchase of, or business combination with, the Company shall not be required to enter into a new or revised confidentiality agreement, and such existing confidentiality agreement shall be deemed to be an Acceptable Confidentiality Agreement.

“Acquisition Proposal” means any inquiry (in writing or otherwise), offer, proposal or indication of interest from any Third Party relating to any transaction or series of related transactions involving (i) any acquisition or purchase by any Third Party, directly or indirectly, of 20% or more of any class of outstanding voting or equity securities of the Company, or any tender offer (including a self-tender) or exchange offer that, if consummated, would result in any Third Party beneficially owning 20% or more of any class of outstanding voting or equity securities of the Company, (ii) any merger, amalgamation, consolidation, share exchange, business combination, joint venture or other similar transaction involving the Company or any of its Subsidiaries, the business of which constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (iii) any sale, lease, exchange, transfer, license (other than licenses in the ordinary course of business), acquisition or disposition of 20% or more of the consolidated assets of the Company and its Subsidiaries (measured by the lesser of book or fair market value thereof) or (iv) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries, the business of which constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. As used in this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Antitrust Laws” means applicable federal, state, local or foreign antitrust, competition, premerger notification or trade regulation laws, regulations or Orders.

“Applicable Law” means, with respect to any Person, any international, national, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation or other similar requirement enacted, adopted, promulgated, issued or applied by a Governmental Authority that is binding upon and applicable to such Person, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in Boston, Massachusetts or New York, New York are authorized or required by Applicable Law to close.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2016 and the footnotes thereto set forth in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2016.

“Company Balance Sheet Date” means September 30, 2016.

“Company Board” means the Board of Directors of the Company.

“Company Common Stock” means the shares of common stock, par value $0.01 per share, of the Company.

“Company Equity Awards” means the Company Stock Options, the Company Restricted Stock Awards and the Company RSUs, and any other outstanding equity-based award (whether vested or unvested) denominated in shares of Company Common Stock.

“Company Financial Advisor” means Union Square Advisors or another independent financial advisor of nationally recognized reputation.

“Company Material Adverse Effect” means any effect, change, event or circumstance that, individually or in the aggregate, has or would be reasonably excepted to have, a material adverse effect (i) on the business, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) on the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement, excluding in each case any such material adverse effect resulting from or arising out of: (A) the execution, announcement, pendency or consummation of the Merger or the other transactions contemplated by this Agreement (including any loss of or adverse change in the relationship of the Company and its Subsidiaries with their respective employees, contractors, customers, partners, or suppliers related thereto); (B) the identity of Parent or any of its Affiliates as the acquirer of the Company; (C) general business, economic, financial market, or political conditions in the United States or elsewhere in the world; (D) general conditions in the industry in which the Company and its Subsidiaries operate or in any specific jurisdiction or geographical area in the United States or elsewhere in the world; (E) any changes in GAAP (or interpretations thereof) or Applicable Law (or interpretations thereof); (F) any changes, adoption, implementation, repeal, modification, reinterpretation or proposal of any law, regulation or policy (or interpretations thereof) by any Governmental Authority, or any panel or advisory body empowered or appointed thereby, in each case, after the date hereof; (G) the taking of any specific action, or refraining from taking any specific action, in each case at the written direction of Parent or Merger Sub or as expressly required by this Agreement; (H) any Stockholder Litigation; (I) any outbreak or escalation of acts of terrorism, hostilities, sabotage or war, or any weather-related event, fire or natural disaster or any escalation thereof; or (J) any failure by the Company to meet internal or analysts’ estimates, or projections, performance measures, operating statistics, or revenue, earnings or any other financial or performance measures (whether made by the Company or any third parties) for any period, or any decline in the price, or change in trading volume, of shares of the Company Common Stock; provided, however, that, except as otherwise provided in this definition, the underlying causes of such failure or decline may be taken into account in determining whether a Company Material Adverse Effect has occurred (unless such underlying cause would otherwise by excepted by this definition); provided, further, in the case of clauses (C), (D), (E), (F) or (I), such effect may be taken into account in determining whether or not there has been a Company Material Adverse Effect to the extent such effect has a materially disproportionate adverse on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its Subsidiaries operate, in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether or not there has been a Company Material Adverse Effect.

“Company Restricted Stock Award” means each award with respect to a share of Company Common Stock outstanding under any Company Stock Plan or otherwise that is, at the time of determination, subject to a risk of forfeiture or repurchase by the Company, whether subject to time- or performance-based vesting, including awards under the Company’s long-term incentive plan.

“Company Stock Option” means each option (whether vested or unvested) to purchase shares of Company Common Stock outstanding under any Company Stock Plan or otherwise, and any other outstanding equity-based award denominated in shares of Company Common Stock (whether vested or unvested) other than Company Restricted Stock Awards and Company RSUs.

“Company Stock Plan” means any stock option, stock incentive, stock award or other equity compensation plan or agreement sponsored or maintained by the Company or any Subsidiary or Affiliate of the Company.

“Company Termination Fee” shall mean an amount equal to $5,342,000 if this Agreement is terminated by the Company on or before the Non-Solicitation Start Date pursuant to Section 8.01(h) so as to enter into an Alternative Acquisition Agreement with an Excluded Person who is not also a Prior Party and $10,684,000 in all other cases.

“Contract” means any legally binding written or oral contract, agreement, note, bond, indenture, mortgage, guarantee, option, lease (or sublease), license, sales or purchase order, warranty, commitment, or other instrument, obligation, arrangement or understanding of any kind to which the Company or any of its Subsidiaries is a party.

“Credit Facility” means that certain Amended and Restated Credit Agreement, dated as of January 2, 2015, by and among the Company, the other credit parties party thereto, the financial institutions party thereto as lenders, and HSBC Bank as administrative agent for the lenders and as a lender (as amended, restated, supplemented or otherwise modified from time to time).

“Debt Financing Party” means the entities that have committed to provide the Debt Financing pursuant to the Debt Commitment Letters, and any joinder agreements or credit agreements (including the definitive agreements executed pursuant to and in accordance with the terms of the Debt Commitment Letters) in connection therewith, and any arrangers, administrative agents, collateral agents or trustees part of such Debt Financing, and the respective affiliates, managers, members, directors, agents, officers and employees of the foregoing, in each case who are directly involved with the Debt Financing.

“Environmental Law” means any Applicable Law concerning pollution or protection of the environment or human health and safety (as such relates to the management of or exposure to Hazardous Substances), including any Applicable Law relating to the manufacture, handling, transport, use, treatment, storage, disposal or release of, or exposure to, any Hazardous Substance.

“Environmental Permits” means any Governmental Authorizations issued or required under any Environmental Law.

“Equity Commitment Letter” means (i) that certain equity commitment letter by and between Parent and Sponsor, dated as of December 12, 2016.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any Person means any other Person that, together with such entity, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Person” means any Person from whom the Company has received during the Go-Shop Period a written Acquisition Proposal that the Company Board or any committee thereof determines in good faith (such determination to be made no later than the Non-Solicitation Start Date), after consultation with its financial advisor and outside legal counsel, is, or would reasonably be expected to lead to, a Superior Proposal. A group of Persons that includes an Excluded Person shall itself be considered an Excluded Person, even if all members of such group are not each an Excluded Person individually, provided that no member of the group is a Prior Party. An Excluded Person shall cease to be an Excluded Person for all purposes of this Agreement immediately at such time as an offer or proposal by such Excluded Person is withdrawn, terminated or expires or the Special Committee determines in good faith, that such offer or proposal has ceased to constitute, or is no longer reasonably likely to lead to, a Superior Proposal.

“executive officer” shall be as defined in Rule 16a-1(f) under the Exchange Act.

“Ex-Im Laws” means all applicable U.S. and non-U.S. laws relating to export, reexport, transfer, and import controls, including, without limitation, the Export Administration Regulations, the International Traffic in Arms Regulations, and the EU Dual Use Regulation.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means (i) any government or any state, department, local authority or other political subdivision thereof, or (ii) any governmental or quasi-governmental body, agency, authority (including any central bank, Taxing Authority or transgovernmental or supranational entity or authority), minister or instrumentality (including any court or tribunal or any arbitrator or arbitration panel) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Governmental Authorizations” means, with respect to any Person, all licenses, permits, certificates, waivers, registrations, consents, franchises (including similar authorizations or permits), exemptions, variances, expirations and terminations of any waiting period requirements and other authorizations and approvals issued to such Person by or obtained by such Person from any Governmental Authority, or of which such Person has the benefit under any Applicable Law.

“Government Contract” means any prime contract, subcontract, task order or delivery order that is (i) between the Company and a Governmental Authority or (ii) is entered into by the Company as a subcontractor (at any tier) to provide supplies or services in connection with a Contract between another entity and a Governmental Authority.

“Government Official” means any officer or employee of a Governmental Authority or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization.

“Hazardous Substance” means any pollutant, contaminant, toxic substance, hazardous waste, hazardous material, hazardous substance, petroleum or petroleum-containing product, asbestos-containing material or polychlorinated biphenyl, as listed or regulated under, or any other waste, substance or material which is regulated by or may give rise to standards of conduct or liability pursuant to, any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums, and any other fees, expenses, indemnities and other amounts, in each case payable as a result of prepayment or discharge) of such Person: (i) for borrowed money (including obligations in respect of drawings under overdraft facilities), (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the ordinary course of business consistent with past practices), (iv) under capital leases (in accordance with GAAP), (v) in respect of outstanding letters of credit and bankers’ acceptances or (vi) for contracts or agreements relating to interest rate or currency rate protection, swap agreements, collar agreements and similar hedging agreements.

“Knowledge of the Company” means knowledge, after reasonable inquiry, of each of the individuals identified in Schedule 1.01(a).

“Lease Agreement” means any lease, sublease, license, concession or other agreement (written or oral), including all amendments, extensions, renewals, guarantees and other agreements with respect thereto, pursuant to which the Company or any Subsidiary holds any Leased Real Property.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any of its Subsidiaries.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, right of first refusal, preemptive right, community property right or other similar adverse claim in respect of such property or asset.

“Made Available” means that such information, document or material was (a) publicly available on the SEC EDGAR database as of 11:59 p.m. Eastern time on December 8, 2016; or (b) made available for review by Parent or Parent’s Representatives in the virtual data room maintained by the Company with R.R. Donnelley in connection with the transactions contemplated by this Agreement as of 5:00 p.m. Eastern time on December 11, 2016.

“Marketing Period” means the period of fifteen (15) consecutive Business Days after the date hereof beginning on the first day on which Parent shall have received the Required Financial Information then due; provided, that (i) if such Business Day period has not ended on or prior to December 16, 2016, then it will not commence until January 3, 2017 (provided, further that February 20, 2017, April 14th, 2017 and May 29, 2017 shall not be considered Business Days for the purposes of the Marketing Period), and (ii) after commencement of the Marketing Period, the delivery of additional financial statements or financial information required to be delivered pursuant to Section 6.17(c) due to the passage of time shall not terminate or restart the Marketing Period; provided, further, that the Marketing Period shall end on any earlier date on which the Debt Financing is funded. Notwithstanding anything to the contrary herein, the Marketing Period will not commence and will not be deemed to have commenced if, on or prior to the completion of such fifteen (15) consecutive Business Day period, the Company has publicly announced any intention to restate any financial statements or financial information included in the Required Financial Information or has publicly announced that any such restatement is under consideration, in which case the Marketing Period will be deemed not to commence unless and until such restatement has been completed and the applicable Required Financial Information has been amended or the Company has announced that it has concluded that no restatement will be required, and the requirements described in the immediately preceding sentence would be satisfied on the first (1st) Business Day, throughout and on the last Business Day of such new consecutive fifteen (15) Business Day period. If the Company believes in good faith that it has delivered the Required Financial Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed any such delivery), in which case the Company shall be deemed to have delivered the Required Financial Information as of the date of delivery of such notice unless Parent in good faith reasonably believes that the Company has not completed delivery of the Required Financial Information and, within three (3) Business Days after the delivery of such notice to the Company, Parent delivers a written notice to the Company to that effect (stating with reasonable specificity which Required Financial Information the Company has not delivered), in which case the Marketing Period shall be deemed to have commenced upon the delivery by the Company to the Parent of such information so specified by Parent in its written notice (provided that it is understood that the delivery of such written notice from Parent to the Company will not prejudice the Company’s right to assert that the Required Financial Information has in fact been delivered). Notwithstanding anything to the contrary herein, such Required Financial Information will be deemed to not have been delivered if, at any point prior to the completion of the Debt Financing, (a) such Required Financial Information contains any untrue statement of a material fact or omits to state any material fact necessary in order to make such Required Financial Information, in the light of the circumstances under which they were made, not misleading or (b) the Company’s auditors have withdrawn any audit opinion with respect to any financial statements contained in the Required Financial Information.

“Nasdaq” means the Nasdaq Global Market.

“Order” means, with respect to any Person, any order, writ, injunction, judgment, decree, ruling, settlement or stipulation or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority or arbitrator that is binding upon or applicable to such Person or its property.

“Parent Material Adverse Effect” means any event, condition, change, occurrence or development of a state of circumstances that, individually or in the aggregate, would reasonably be expected to prevent or materially delay consummation of the Merger or materially impair or delay the ability of Parent or Merger Sub to perform their respective obligations under this Agreement.

“Parent Termination Fee” shall mean an amount equal to $21,368,000.

“Permitted Liens” means (i) Liens disclosed on the Company Balance Sheet (including Liens arising under the Credit Facility), (ii) Liens for Taxes that are not yet due and payable as of the Closing Date, (iii) Liens to secure landlords or lessors under leases or rental agreements, (iv) requirements and restrictions of zoning, building and other laws which are not violated by the current use or occupancy of such property; (v) mechanics’, carriers’, workmen’s, repairmen’s or other like liens or other similar encumbrances arising or incurred in the ordinary course of business consistent with past practice that, in the aggregate, do not materially impair the value or the present or the Company’s currently intended use and operation of the assets to which they relate, and (vi) Liens imposed under Applicable Law.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, firm, joint venture, association or other entity or organization, including a Governmental Authority.

“Prior Party” means a Third Party who, prior to the date hereof, has entered into a confidentiality agreement with the Company on or after the date of, and with the same or similar purpose as, the Confidentiality Agreement. A group of Persons that includes an Prior Party shall itself be considered a Prior Party, even if all members of such group are not each a Prior Party individually.

“Proceeding” means any suit, claim, action, charge, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority.

“Representatives” means, with respect to any Person, the directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives of such Person, acting in such capacity.

“Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo under Sanctions Laws (including, without limitation, Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine).

“Sanctions Laws” means all U.S. and non-U.S. laws relating to economic or trade sanctions, including, without limitation, the Applicable Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, and the European Union.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Special Committee” means the special committee of the Company Board.

“Stockholder Litigation” means any Proceeding (including any class action or derivative litigation) or Order asserted or commenced by, on behalf of or in the name of, against or otherwise involving the Company, the Company Board, any committee thereof and/or any of the Company’s directors or officers relating directly or indirectly to the Agreement, the Merger or any related transaction (including any such Proceeding or Order based on allegations that the Company’s entry into the Agreement or the terms and conditions of the Agreement or any related transaction constituted a breach of the fiduciary duties of any member of the Company Board, any member of the board of directors of any of the Company’s Subsidiaries or any officer of the Company or any of its Subsidiaries).

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Superior Proposal” means any bona fide written Acquisition Proposal that the Company Board (acting upon the recommendation of the Special Committee) determines in good faith (after consultation with the Company Financial Advisor and outside legal counsel), taking into account, among other things, the legal, financial, regulatory, financing, and other aspects of the Acquisition Proposal and the Third Party making the Acquisition Proposal, including the form of consideration, financing terms (and certainty of financing) thereof, and the likelihood of consummation (in each case, if applicable, taking into account any revisions to this Agreement or the Financing Commitment Letters and the Rollover Agreement made or proposed in writing by Parent prior to the time of determination), which, if consummated, would result in a transaction that is more favorable to the Company’s stockholders (solely in their capacity as such, and excluding the Rollover Investor) than the Merger (after taking into account the expected timing and risk and likelihood on consummation); provided, however, that, for purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “20% or more” shall be deemed to be references to “more than 50%.”

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than the Company, Parent, or any of their respective Affiliates or Representatives.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of Treasury.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 and any similar Applicable Law. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change	6.03(a)
Aggregate Merger Consideration	2.06(c)
Agreement	Preamble
Alternative Acquisition Agreement	6.02(b)(i)
Anti-Corruption Laws	4.13(a)
Board Recommendation	4.02(b)
Business	4.20(j)(i)
Capitalization Date	4.05(a)
Cash Amount	2.06(a)
Certificate of Merger	2.02(a)
Certificates	2.04(a)
Closing	2.01
Company	Preamble
Company Common Stock	4.05(a)
Company Disclosure Schedule	Article 4
Company Employee Plan	4.16(a)
Company Expenses	9.04(d)
Company Intellectual Property Assets	4.20(j)(ii)

Term	Section
Company Preferred Stock	4.05(a)
Company Return	4.15(m)
Company RSUs	2.06(c)
Company SEC Documents	4.07(a)
Company Securities	4.05(c)
Company Software	4.20(j)(iii)
Confidentiality Agreement	6.18
Continuing Employees	6.07(a)
Copyrights	4.20(j)(iv)(C)
Current Premium	6.11(a)
Debt Commitment Letter	5.08
Debt Financing	5.08
DGCL	Preamble
Divestiture Action	6.12(d)
DOJ	6.12(b)
Effective Time	2.02(b)
End Date	8.01(b)
Equity Commitment Letter	5.08
Equity Financing	5.08
Exchange Agent	2.04(a)
Financing	5.08
Financing Commitment Letters	5.08
Financing Indemnities	6.17(e)
Foreign Benefit Plan	4.16(e)
FTC	6.12(b)
Go-Shop Period	6.02(a)
Guarantee	Preamble
Guarantor	Preamble
Holdings	Preamble
Indemnified Party	6.11(b)
Indemnified Party Proceeding	6.11(b)
Insurance Policies	4.18
Intellectual Property Assets	4.20(j)(iv)
Intervening Event	6.03(b)(i)
Marks	4.20(j)(iv)(B)
Material Contract	4.14
Merger	Preamble
Merger Consideration	2.03(a)
Merger Sub	Preamble
Non-Solicitation Start Date	6.02(a)
Notice of Intervening Event	6.03(b)(iii)(A)
Notice of Superior Proposal	6.03(b)(ii)(A)
Parent	Preamble
Open Source Software	4.20(j)(v)
Parent	Preamble
Parent Benefit Plans	6.07(a)
Parent Expenses	9.04(g)
Parent Liability Cap	9.09(c)
Patents	4.20(j)(iv)(A)
Payment Fund	2.04(a)
Personal Information	4.22

Term	Section
Payoff Amount	6.17(c)
Proxy Statement	6.04(b)
Required Financial Information	6.17(c)
Rollover Agreement	5.08
Rollover Investment	5.08
Rollover Investor	5.08
Rollover Shares	2.03(c)
RSU Award Payments	2.06(c)
Significant Customer	4.24
Software	4.20(j)(iv)(E)
Solvent	5.09
Specific Performance Conditions	9.09(a)
Sponsor	5.08
Standstill Release/Waiver	6.02(a)
Stockholder Approval	4.02(a)
Stockholder Meeting	6.04(a)
Surviving Corporation	2.02(c)
Systems	4.20(j)(vi)
Tax	4.15(n)
Tax Return	4.15(p)
Taxing Authority	4.15(o)
Third Party Component	4.20(j)(vi)
Third Party Rights	4.20(c)
Tier I Parent Expenses	9.04(f)
Tier II Parent Expenses	9.04(g)
Trade Control Laws	4.13(a)
Trade Secrets	4.20(j)(iv)(F)
Transaction Commitment Letter	5.08

Section 1.02 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute and to the rules and regulations promulgated thereunder, in each case, as amended from time to time. References to “$” and “dollars” are to the currency of the United States. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. Accounting terms used, but not specifically defined, in this Agreement shall be construed in accordance with GAAP.

ARTICLE 2

THE MERGER

Section 2.01 The Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., Eastern time, on the date that is as soon as practicable (and, in any event, within two (2) Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, Massachusetts, 02110, unless another place is agreed to in writing by the parties hereto. Notwithstanding this Section 2.01 or Article 7, if the Marketing Period has not ended at the time when the Closing would otherwise be required to occur pursuant to this Section 2.01, the Closing will occur on the earlier of (i) a Business Day before or during the Marketing Period specified by Parent on two (2) Business Days’ prior written notice to the Company and (ii) the second (2nd) Business Day after the expiration of the Marketing Period (subject, in each case, to the satisfaction or waiver (to the extent permitted hereunder) of all of the conditions set forth in Article 7, other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions at the Closing), or at such other date and time as Parent and the Company shall mutually agree upon in writing.

Section 2.02 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on the Closing Date, Parent and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed and delivered to the Secretary of State of the State of Delaware for filing as provided in the DGCL.

(b) The Merger shall become effective on such date and at such time when the Certificate of Merger has been received for filing by the Secretary of State of the State of Delaware or at such later time and date as may be agreed by the parties in writing and specified in the Certificate of Merger (the “Effective Time”).

(c) At the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. The Merger shall have the effects specified in the DGCL.

Section 2.03 Conversion of Shares. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any capital stock of Parent, Merger Sub or the Company:

(a) except as otherwise provided in Section 2.03(b), Section 2.03(c) or Section 2.05 and except for any shares of Company Common Stock (including Company Restricted Stock Awards, if any) contributed to Holdings by the Rollover Investor (collectively, the “Rollover Shares”) immediately prior to the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically canceled and converted into the right to receive $5.75 in cash without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be issued and outstanding and shall automatically be canceled and shall cease to exist, and each holder of a Certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate in accordance with Section 2.04, without interest. For the avoidance of doubt, no Rollover Shares shall be converted into the right to receive the Merger Consideration;

(b) each share of Company Common Stock owned by the Company and any shares of Company Common Stock owned by Parent or Merger Sub (or any of their respective Affiliates) immediately prior to the Effective Time, shall automatically be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor; and

(c) each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one fully paid, nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.04 Surrender and Payment.

(a) Prior to the Effective Time, Parent shall appoint American Stock Transfer & Trust Company as the exchange agent (or such other nationally recognized exchange agent agreed to between the parties) (the “Exchange Agent”) to act as agent for the Company’s stockholders who shall become entitled to receive funds pursuant to this Agreement, including as agent for the purpose of exchanging for the Merger Consideration, certificates representing shares of Company Common Stock (the “Certificates;” provided, however, that any references herein to “Certificates” are deemed to include references to book-entry account statements relating to the ownership of shares of Company Common Stock). At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent the Aggregate Merger Consideration (the “Payment Fund”). To the extent such fund diminishes for any reason below the level required to make prompt payment of the Merger Consideration, Parent and the Surviving Corporation shall promptly replace or restore, or cause to be replaced or restored, the lost portion of such fund so as to ensure that it is, at all times, maintained at a level sufficient to make such payments. The Payment Fund shall be invested by the Exchange Agent as directed by Parent; provided, that (i) no such investment or losses thereon shall relieve Parent from making the payments required by this Article 2 or affect the amount of Merger Consideration payable hereunder, and following any losses Parent shall promptly provide additional funds to the Exchange Agent in the amount of any such losses, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement and (iii) such investments shall be in short-term obligations of the United States with maturities of no more than thirty (30) days, or guaranteed by, and backed by the full faith and credit of, the United States. Any and all interest or other amounts earned with respect to such funds shall become part of the Payment Fund, and any amounts in excess of the amounts payable hereunder shall be promptly returned to either Parent or the Surviving Corporation. The Payment Fund shall not be used for any other purpose. The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares of Company Common Stock and the payment of the Merger Consideration in respect of such shares. Promptly after the Effective Time, and in any event no later than three (3) Business Days after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each record holder of shares of Company Common Stock at the Effective Time whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.03(a) a letter of transmittal and instructions in forms reasonably satisfactory to the Company (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery or transfer of the Certificates (or affidavits of loss in lieu of the Certificates pursuant to Section 2.09) to the Exchange Agent for use in such exchange.

(b) Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the shares of Company Common Stock represented by a Certificate, promptly, upon (i) surrender to the Exchange Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of shares of Company Common Stock, and, in each case, delivery to the Exchange Agent of such other documents as may reasonably be requested by the

Exchange Agent. Until so surrendered or transferred, each such Certificate shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of such Certificate.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) All Merger Consideration paid upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e) Any portion of the Payment Fund that remains unclaimed by the holders of shares of Company Common Stock twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.04 prior to that time shall thereafter look only to Parent or the Surviving Corporation for payment of the Merger Consideration, without interest. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by Applicable Law, the property of Parent or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

Section 2.05 Dissenting Shares. Notwithstanding Section 2.03, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing, who is entitled to appraisal and who has properly exercised appraisal rights for such shares in accordance with Section 262 of the DGCL shall not be converted into a right to receive the Merger Consideration but instead shall be entitled only to payment of the appraised value of such shares in accordance with Section 262 of the DGCL following which such shares shall automatically be canceled and shall cease to exist; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal, pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration (less any amounts entitled to be deducted or withheld pursuant to Section 2.08) in accordance with Section 2.03(a), without interest thereon, upon surrender of such Certificate formerly representing such shares. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice, instrument delivered to the Company prior to the Effective Time pursuant to Section 262 of the DGCL that relate to such demand, and Parent shall have the opportunity and right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 2.06 Company Stock Options; Restricted Stock Awards; Restricted Stock Unit Awards.

(a) Immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Company Stock Option, whether or not vested and exercisable, that is outstanding and unexercised immediately prior to the Effective Time, shall be automatically converted into the right to receive from Parent or the Surviving Corporation an amount in cash equal to the product obtained by multiplying (i) the excess, if any, of the Merger Consideration over the per share exercise price of such Company Stock Option, by (ii) the aggregate number of shares of Company Common Stock that were issuable upon exercise or settlement of such Company Stock Option immediately prior to the Effective Time (such product, the “Cash Amount”). From and after the Effective Time, any Company Stock Option shall no longer represent the right to purchase shares of Company Common Stock by the former holder thereof, but shall only entitle such holder to the payment of the Cash Amount, if any. Payments of the Cash Amount shall be paid as soon as practicable following the Effective Time, without interest. All payments provided pursuant to this Section 2.06(a) shall be made through the Company’s payroll systems, subject to withholding in accordance with the provisions of Section 2.08. If the exercise price per share of any Company Stock Option equals or exceeds the Merger Consideration, the Cash Amount therefor shall be zero.

(b) Immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each outstanding Company Restricted Stock Award shall become fully vested and the restrictions with respect thereto shall lapse. All Company Restricted Stock Awards, including shares that become fully vested and with respect to which the restrictions shall lapse immediately prior to the Effective Time, shall be treated in the Merger in the same manner as the other shares of Company Common Stock in accordance with Section 2.03(a) and Section 2.04. Company Restricted Stock Awards that become fully vested pursuant to this Section 2.06(b) shall be subject to withholding in accordance with the provisions of Section 2.08. In no event shall this Section 2.06 and Section 2.04 result in a duplication of benefits with respect to any Company Restricted Stock Awards.

(c) Immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each outstanding restricted stock unit award under the Company Stock Plans (the “Company RSUs”) shall become fully vested, shall not be assumed by Parent or Merger Sub in the Merger and shall be canceled and extinguished as of the Effective Time and, in exchange therefor, each former holder of any such Company RSU shall have the right to receive from Parent or the Surviving Corporation an amount in cash equal to the product obtained by multiplying (i) the maximum number of shares of Company Common Stock subject to such Company RSU by (ii) the Merger Consideration (such amounts payable hereunder, the “RSU Award Payments” and, together with the aggregate Merger Consideration and the aggregate Cash Amount, the “Aggregate Merger Consideration”). From and after the Effective Time, any Company RSU shall no longer represent the right to receive shares of Company Common Stock by the former holder thereof, but shall only entitle such holder to the payment of the RSU Award Payment. The RSU Award Payments shall be paid as soon as practicable following the Effective Time, without interest. All payments provided pursuant to this Section 2.06(c) shall be made through the Company’s payroll systems, subject to withholding in accordance with the provisions of Section 2.08.

(d) As soon as reasonably practicable following the date hereof and in any event prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions that are necessary for the treatment of the Company Equity Awards pursuant to this Section 2.06, which resolutions will also provide that such Company Equity Awards shall terminate conditioned upon, and effective immediately after, the Effective Time.

Section 2.07 Adjustments. If, during the period between the date hereof and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

Section 2.08 Withholding Rights. Each of Parent, Merger Sub, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any applicable Tax law. To the extent that amounts are so deducted and withheld and are paid to the applicable Taxing Authority in accordance with Applicable Law by Parent, Merger Sub, the Surviving Corporation or the Exchange Agent, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which Parent, Merger Sub, the Surviving Corporation or the Exchange Agent, as the case may be, made such deduction and withholding.

Section 2.09 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such Person of a bond, in such customary amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated under this Article 2.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01 Certificate of Incorporation. The certificate of incorporation of the Company shall be amended at the Effective Time to read in its entirety as the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time (which shall contain such provisions as are necessary to give full effect to Section 6.11 hereof), and as so amended shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.02 Bylaws. The bylaws of the Company shall be amended at the Effective Time to read in their entirety as the bylaws of Merger Sub in effect immediately prior to the Effective Time (which shall contain such provisions as are necessary to give full effect to Section 6.11 hereof), and as so amended shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.03 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Company SEC Documents filed with or furnished to the SEC and made publicly available after January 1, 2015 and prior to the date hereof, other than information set forth solely in the forward looking statements or in the risk factors sections of such Company SEC Documents (except to the extent such information consists of factual and/or historical statements) or any other disclosures contained therein that are cautionary, predictive or forward looking in nature, (it being acknowledged that nothing disclosed in the Company SEC Documents shall be deemed to be a qualification of, or modification to, the representations and warranties set forth in Section 4.01 (Corporate Existence and Power), Section 4.02 (Corporate Authorization), Section 4.05 (Capitalization), Section 4.25 (Brokers, Fees) and Section 4.26 (Opinion of Financial Advisor) or (b) as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.01 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate powers and authority to own, lease and operate its properties and assets and to carry on its business as now conducted. The

Company is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has Made Available to Parent complete and correct copies of the certificate of incorporation and bylaws of the Company as currently in effect. The Company is not in violation of any provision of its certificate of incorporation or bylaws in any material respect.

Section 4.02 Corporate Authorization.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the Stockholder Approval, to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, except for obtaining the Stockholder Approval, have been duly authorized by all necessary corporate action on the part of the Company. The only vote of holders of any class of capital stock of the Company necessary to adopt and approve this Agreement and to consummate the Merger and the transactions contemplated by this Agreement (under Applicable Law, the bylaws of the Company or otherwise) is adoption and approval of this Agreement by the affirmative vote of a majority of the outstanding shares of Company Common Stock, voting as a single class (such vote, the “Stockholder Approval”). This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity.

(b) At a meeting duly called and held, prior to the execution of this Agreement, at which all directors of the Company were present and voting in favor (other than the Rollover Investor, who was present but abstained from voting), the Company Board (acting upon the recommendation of the Special Committee) duly adopted resolutions (i) declaring that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company and its stockholders, (ii) approving the Merger and the execution, delivery and performance by the Company of this Agreement and the transactions contemplated hereby, including consummation of the Merger, (iii) taking all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in Section 203 of the DGCL will not apply with respect to or as a result of the Merger, this Agreement and the transactions contemplated hereby and thereby, (iv) to the extent applicable, directing that the adoption of this Agreement, the Merger and the other transactions contemplated by this Agreement be submitted to a vote of the stockholders of the Company at the Stockholder Meeting and (v) recommending adoption and approval of this Agreement to the stockholders of the Company (the “Board Recommendation”).

Section 4.03 Governmental Authorization; Government Contracts.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not require any action, approval, permit, consent, declaration, registration or authorization by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of (A) the HSR Act and (B) any other applicable Antitrust Laws, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act, any other applicable U.S. state or federal or foreign securities laws, or the rules or regulations of Nasdaq, and (iv) any actions, filings, approvals, permits, consents, declarations, registrations or authorizations the absence of which would not (x) reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (y) prevent the Company from consummating the Merger and the other transactions contemplated by this Agreement.

(b) The Company has complied in all material respects with all terms and conditions of, and all Applicable Laws relating to, each Government Contract, and the Company has not received any written notice from the U.S. Government or any prime contractor or subcontractor asserting that the Company has breached, violated or defaulted under (as applicable) any Applicable Law, certification, representation, clause, provision or requirement relating to any Government Contract.

(c) All invoices or other demands for payment submitted by or on behalf of the Company pursuant to any Government Contract were current, accurate and complete in all material respects as of their respective submission dates and all pricing discounts have been properly reported and credited.

(d) The Company has not (i) been suspended or debarred from bidding on government contracts by a Governmental Authority; (ii) been audited or investigated by any Governmental Authority with respect to any Government Contract; (iii) conducted or initiated any internal investigation or made a voluntary or mandatory disclosure to any Governmental Authority or other customer or prime contractor or higher-tier subcontractor with respect to any alleged or potential irregularity, misstatement or omission arising under or relating to a Government Contract; or (iv) had any Government Contract terminated by any Governmental Authority or other customer or prime contractor or higher-tier subcontractor for default or failure to perform in accordance with applicable standards.

Section 4.04 Non-contravention. Except as set forth in Section 4.04 of the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement, the consummation by the Company of the Merger and the other transactions contemplated by this Agreement do not and will not (with or without notice or lapse of time, or both): (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws (or other organizational and governing documents, as applicable) of any of the Company’s Subsidiaries, (iii) assuming compliance with the matters referred to in Section 4.03 and that the Stockholder Approval is obtained, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or Order binding upon or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets; (iv) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default (with or without notice or lapse of time, or both) under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancelation of any material benefit under any Contract (other than Company Employee Plans or customer Contracts entered into in the ordinary course and consistent with past practice, but including Contracts with Significant Customers) to which the Company or any Subsidiary of the Company is a party, or by which they or any of their respective properties or assets may be bound or affected or any Governmental Authorization affecting, or relating in any way to, the property, assets or business of the Company or any of its Subsidiaries; or (v) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with such exceptions, in each case of clauses (ii), (iii), (iv) and (v), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.05 Capitalization.

(a) The authorized capital stock of the Company consists solely of (i) 100,000,000 shares of common stock of the Company, par value $0.01 per share (the “Company Common Stock”), and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). The rights and privileges of the Company Common Stock and the Company Preferred Stock are as set forth in the Company’s certificate of incorporation. At the close of business on December 9, 2016 (the “Capitalization Date”): 61,069,691 shares of Company Common Stock were issued and outstanding (of which 3,833,482 were Company Restricted Stock Awards); Company Stock Options to purchase an aggregate of 1,299,763 shares of Company Common Stock with a weighted average exercise price of $4.05 per share were issued and outstanding; an aggregate of 481,837 shares of Company Common Stock were subject to outstanding Company RSUs; 3,522,879 shares of Company Common Stock were reserved for future issuance under the Company Stock Plans; and zero shares of Company Preferred Stock were issued and outstanding. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid, nonassessable and free of preemptive rights. Since the Capitalization Date through the date hereof, neither the Company nor any of its Subsidiaries has (1) issued any Company Securities or incurred any obligation to make any payments to any Person based on the price or value of any Company Securities or (2) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any Company Securities.

(b) Section 4.05(b) of the Company Disclosure Schedule sets forth, as of the close of business on the Capitalization Date, a complete and correct list of (i) all outstanding Company Stock Options, including the number of shares of Company Common Stock subject to such award, the name of the holder, the grant date and the exercise or purchase price per share and (ii) all outstanding Company RSUs, including the number of shares of Company Common Stock underlying such awards, the name of the holder and the grant date. The Company Stock Plans set forth on Section 4.05(b) of the Company Disclosure Schedule are the only plans or programs the Company or any of its Subsidiaries maintain under which stock options, restricted stock awards, restricted stock units, stock appreciation rights or other compensatory equity-based awards or profit participation or similar rights are outstanding. The Company Stock Options and the Company RSUs set forth in Section 4.05(b) of the Company Disclosure Schedule constitute all of the Company Equity Awards (other than Company Restricted Stock Awards) outstanding as of the Capitalization Date. The Company has Made Available to Parent each form of award agreement under the Company Stock Plans.

(c) Except as set forth in this Section 4.05 (including, for the avoidance of doubt, as contemplated in the Company Disclosure Schedule) and for changes since the Capitalization Date resulting from the exercise or settlement of Company Equity Awards outstanding on such date, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) options, warrants or other rights or arrangements to acquire from the Company, or other obligations or commitments (contingent or otherwise) of the Company to issue, transfer, dispose or sell any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in, the Company, or (iv) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, the Company (the items in clauses (i)-(iv) being referred to collectively as the “Company Securities”), (v) voting trusts, proxies or other similar agreements or understandings to which Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the disposition or voting of any shares of capital stock of the Company or any of its Subsidiaries or (vi) contractual obligations or commitments of any character of the Company or its Subsidiaries relating to any Company Securities or any securities of the Company’s Subsidiaries, including any agreements restricting the transfer of, requiring the registration for sale of or granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to, any Company Securities or any securities of the Company’s Subsidiaries. There are no outstanding obligations or commitments of any character of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. All Company Stock Options and Company RSUs may, by their terms or the terms of the applicable Company Stock Plan, be treated in accordance with Section 2.06.

Section 4.06 Subsidiaries.

(a) The Company has no Subsidiaries, except for the entities identified in Section 4.06(a) of the Company Disclosure Schedule, which sets forth the name, jurisdiction of incorporation or organization (as applicable) and entity form of each Subsidiary of the Company; and neither the Company nor any of its Subsidiaries: (i) owns any share capital of, or any Equity Interest of any nature in, any other Person, other than the Company or its Subsidiaries; or (ii) has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any material future investment in or material capital contribution to any other Person.

(b) Each Subsidiary of the Company is a corporation or other business entity duly incorporated or organized (as applicable), validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers and authority required to own, lease and operate its properties and assets and to carry on its business as now conducted. Each such Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has Made Available to Parent complete and correct copies of the certificate of incorporation and bylaws (or other organizational and governing documents, as applicable) of each of the Company’s material Subsidiaries as currently in effect. None of the Company’s Subsidiaries is in violation of any provision of its certificate of incorporation or bylaws (or other organizational and governing documents, as applicable) in any material respect.

(c) Except as set forth in Section 4.06(c) of the Company Disclosure Schedules, each outstanding share of capital stock of, or other Equity Interest or voting security in, each Subsidiary of the Company is (i) owned, directly or indirectly, beneficially and of record, by the Company, (ii) to the extent required by Applicable Law, duly authorized, validly issued, fully paid and non-assessable, (iii) free and clear of all Liens (other than Permitted Liens), (iv) not subject to any preemptive rights or any restriction on the right to vote, transfer, sell or otherwise dispose of such outstanding capital stock or other Equity Interest or voting security and (v) not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right, commitment, understanding, restriction or arrangement under any provision of Applicable Law, the organizational documents of such Subsidiary or any Contract to which such Subsidiary is a party or otherwise bound. No Subsidiary of the Company owns any Company Securities.

Section 4.07 SEC Filings and the Sarbanes-Oxley Act.

(a) The Company has Made Available to Parent complete and correct copies of (i) the Company’s annual reports on Form 10-K for its fiscal years ended December 31, 2015, December 31, 2014 and December 31, 2013, (ii) its proxy or information statements filed by the Company relating to meetings of the stockholders of the Company since January 1, 2015 and (iii) all of its other reports, statements, schedules and registration statements filed by the Company with the SEC since January 1, 2015, (the documents referred to in this Section 4.07(a), together with all information incorporated by reference therein in accordance with applicable SEC regulations, are collectively referred as the “Company SEC Documents”).

(b) Since December 31, 2014, the Company has filed with or furnished to the SEC each report, statement, schedule, form or other document or filing required by Applicable Law to be filed with or furnished to the SEC by the Company at or prior to the time so required. No Subsidiary of the Company is required to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any other material to, the SEC.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document complied, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act.

(d) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), no Company SEC Document filed pursuant to the Exchange Act contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) The Company has Made Available to Parent correct and complete copies of all comment letters received by the Company from the SEC relating to the Company SEC Documents, together with all written responses of the Company thereto. As of the date hereof there are no outstanding or unresolved comments in any comment letters received by the Company from the SEC relating to the Company SEC Documents and the Company has not received any written notice from the SEC that any of the Company SEC Documents is the subject of any ongoing review, outstanding comment or outstanding investigation by the SEC.

(f) Each required form, report and document containing financial statements that has been filed with or submitted to the SEC by the Company since December 31, 2014 was accompanied by the certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer, as applicable, pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act. None of the Company, any current executive officer of the Company or, to the Knowledge of the Company, any former executive officer of the Company has received written notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications made with respect to the Company SEC Documents filed prior to the date hereof.

Section 4.08 Financial Statements; Internal Controls.

(a) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents (i) complied as to form, as of their respective filing dates with the SEC, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except, in the case of unaudited statements, for any absence of footnotes), and (iii) fairly presented (except as may be indicated in the notes thereto) in all material respects the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as of the dates thereof and for the periods presented therein (subject to normal year-end adjustments in the case of any unaudited interim financial statements which would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole).

(b) The Company’s system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) is sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed in accordance with the authorization of Company management, and (iii) that any unauthorized use, acquisition or disposition of the Company’s assets that would materially affect the Company’s financial statements would be prevented or detected in a timely manner. Since December 31, 2014, none of the Company, its Subsidiaries or, to the Knowledge of the Company, the Company’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal controls over financial reporting utilized by the Company; (B) any illegal act or fraud, whether or not material, that involves the management or other employees of the Company or any of its Subsidiaries; or (C) any claim or allegation regarding any of the foregoing.

(c) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

Section 4.09 Absence of Certain Changes. Since December 31, 2015 through the date hereof, the Company and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been any event, development or circumstance that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as contemplated by this Agreement, since the Company Balance Sheet Date through the date of this Agreement, the Company has not taken any actions which, had such actions been taken after the date of this Agreement, would have required the prior written consent of Parent pursuant to Section 6.01(a), (f), (g), (h), (i), (j), or (o).

Section 4.10 No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability or obligation, other than:

(a) liabilities or obligations disclosed or provided for in the Company SEC Documents;

(b) liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date in amounts consistent with past practice;

(c) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and

(d) liabilities or obligations incurred in connection with the transactions contemplated by this Agreement (including the Merger).

Section 4.11 Litigation. There is no (a) Proceeding pending against or, to the Knowledge of the Company, threatened in writing against the Company, any of its Subsidiaries or any present or, to the Knowledge of the Company, former officer, director or employee of the Company or any of its Subsidiaries (in such individuals’ capacity as such), or any property or asset of the Company or its Subsidiaries, and no such Proceeding has been filed against the Company or any of its Subsidiaries since January 1, 2014 or (b) outstanding Order to which the Company or any of its Subsidiaries is subject which, in either case of clauses (a) or (b), (i) would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (ii) as of the date hereof, challenges the validity or propriety, or seeks to prevent, materially impair or materially delay, or would reasonably be expected to have the effect of preventing, impairing or materially delaying, consummation of the Merger.

Section 4.12 Compliance with Applicable Law.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries is and, since January 1, 2014, has been, in compliance with all Applicable Laws and Orders. Except as set forth in Section 4.12(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any written notice since January 1, 2014 (i) of any administrative, civil or criminal investigation or audit by any Governmental Authority relating to the Company or any of its Subsidiaries or (ii) from any Governmental Authority alleging that the Company or any of its Subsidiaries is not in compliance with any Applicable Law or Order, except for such notices described in clauses (i) and (ii) that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries has in effect all Governmental Authorizations necessary for it to own, lease or otherwise hold and operate its properties and assets and to carry on its businesses and operations as now conducted and (ii) there have occurred no defaults (with or without notice or lapse of time or both) under, violations of, or events giving rise to any right of termination, amendment or cancelation of, any such Governmental Authorizations, nor shall any such Governmental Authorizations cease to be effective as a result of the transactions contemplated by this Agreement.

Section 4.13 Anti-Corruption Laws; Trade Control Laws.

(a) During the five (5) years prior to the date hereof, none of the Company nor any of its Subsidiaries, nor, while acting on behalf of the Company or any of its Subsidiaries, any of their respective officers, directors or employees, and to the Knowledge of the Company, none of the third-party Representatives acting on behalf of the Company or any Subsidiary of the Company, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment or unlawfully given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or indirectly, to foreign or domestic Government Officials or employees or to foreign or domestic political parties or campaigns; or (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010, or any rules or regulations hereunder, or any comparable foreign law or statute (“Anti-Corruption Laws”).

(b) Neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors or employees while acting on behalf of the Company or any of its Subsidiaries, nor to the Knowledge of the Company, any agent or other third party Representative acting on behalf of the Company or any of its Subsidiaries, is currently, or has been in the last five (5) years: (i) a Sanctioned Person, (ii) organized, resident or located in a Sanctioned Country, (iii) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws if conducted by a corporation incorporated in the United States or in a European Union member state, (iv) engaging in any export, reexport, transfer or provision of any goods, software, technology, technical data or service without, or exceeding the scope of, any required or applicable Governmental Authorizations under all applicable Ex-Im Laws, or (v) otherwise in violation of applicable Sanctions Laws, Ex-Im Laws, or the anti-boycott laws administered by the U.S. Department of Commerce and the U.S. Department of Treasury’s Internal Revenue Service (“Trade Control Laws”).

(c) During the five (5) years prior to the date hereof, neither the Company nor any of its Subsidiaries has, in connection with or relating to any Anti-Corruption Laws or Trade Control Laws applicable to the business of the Company or any of its Subsidiaries: received from any Governmental Authority or, to the Knowledge of the Company, any other Person, any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit concerning any actual or potential violation of Anti-Corruption Laws and Trade Control Laws.

Section 4.14 Material Contracts.

Except for this Agreement, or as set forth in Section 4.14 of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any Subsidiary of the Company is a party to any contract, arrangement, commitment or understanding currently in effect or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound:

(i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act),

(ii) that is a customer Contract with a Significant Customer,

(iii) that obligates the Company or any of its Subsidiaries to make any future capital commitment or capital expenditure in excess of $2,000,000,

(iv) containing a covenant limiting the ability of the Company or any Subsidiary of the Company to compete or engage in any line of business or to compete with any Person in any geographic area, or that prevents the Company or any of its Subsidiaries from entering any territory, market or field or freely engaging in business anywhere in the world,

(v) with any Third Party containing any “non-solicitation,” “no-hire” or similar provision which restricts the Company or any of its Subsidiaries from soliciting, hiring, engaging, retaining, or employing any Person’s current or former employees in any material respect, outside of the normal course of business and consistent with past practice,

(vi) relating to or evidencing Indebtedness or any guarantee for the benefit of a Third Party of Indebtedness by the Company or any Subsidiary of the Company in excess of $1,000,000,

(vii) that is a license to Company Intellectual Property Assets other than non-exclusive licenses granted to customers in the ordinary course of business with an annualized value of less than $50,000,

(viii) that is a license to the Company or any of its Subsidiaries of any Intellectual Property Assets of another Person (excluding licenses for unmodified, commercially available, off-the-shelf Software with a replacement cost or annual license fee of less than $250,000),

(ix) that is for any collaboration, joint development, a strategic alliance or other similar arrangement,

(x) to which any of the Company’s or its Subsidiaries’ directors or officers is a party (other than Company Employee Plans and any award agreements thereunder or employment agreements entered into between such individuals and the Company’s non-U.S. Subsidiaries in the ordinary course of business solely as to comply with Applicable Law or custom),

(xi) that relates to the formation, creation, governance or control of, or the economic rights or obligations of the Company or any of its Subsidiaries in, any joint venture, limited liability company, partnership or other similar arrangement (excluding organizational documents of the Company’s Subsidiaries), in each case, that is material to the Company and its Subsidiaries, taken as a whole.

(xii) that relates to the acquisition or disposition of any business, assets or properties (whether by merger, sale of stock, sale of assets or otherwise) that was entered into after January 1, 2014 and (a) pursuant to which any earn-out or deferred or contingent payment obligations remain outstanding or (b) pursuant to which a claim for indemnification may still be made against the Company or any of its Subsidiaries for breaches of general representations and warranties within the general survival period set forth therein (excluding claims based on willful misconduct, intentional misrepresentation or fraud),

(xiii) that is a collective bargaining agreement or other agreement with any labor organization,

(xiv) any Government Contact with an estimated value in excess of $2,000,000,

(xv) that would reasonably be expected to involve payments by or to the Company or any of its Subsidiaries of $2,000,000 or more per any twelve-month period and is not otherwise covered by the above, or

(xvi) that grants a right or exclusivity, or provides a “most favored nation” benefit, to any Significant Customer.

The Company has not received any written or, to the Knowledge of the Company, oral notice from any Person that such Person intends to terminate, or not renew, any Material Contract. Each contract, arrangement, commitment or understanding of the type described above in this Section 4.14, whether or not set forth in Section 4.14 of the Company Disclosure Schedule is referred to herein as a “Material Contract.” Since January 1, 2014 the Company has not received any written notice that it or its Subsidiaries is in default or breach of any “non-solicitation”, “no-hire” or similar Contract provision which restricts the Company or any of its Subsidiaries from soliciting, hiring, engaging, retaining, or employing any Person’s current or former employees. All of the Material Contracts are valid and binding on the Company or any Subsidiary of the Company, as the case may be, and, to the Knowledge of the Company, each other party thereto, as applicable, and in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity. As of the date hereof, neither the Company nor any Subsidiary of the Company has, and to the Knowledge of the Company, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which (with or without notice, lapse of time or both) would constitute a default under the provisions of any Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect and, as of the date hereof, neither the Company nor any Subsidiary of the Company has received written notice of any of the foregoing. To the Knowledge of the Company, no Person is challenging the validity or enforceability of any Material Contract, except in each case for those challenges which, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect and neither the Company nor any Subsidiary of the Company has received written notice of any of the foregoing.

Section 4.15 Taxes.

(a) (i) All income and other material Company Returns required by Applicable Law to be filed with any Taxing Authority have been filed when due (taking into account extensions) in accordance with all Applicable Laws, (ii) each such Company Return is true, correct and complete in all material respects, and (iii) the Company and each of its Subsidiaries have paid (or have had paid on their behalf) all Taxes due and owing.

(b) Neither the Company nor any of its Subsidiaries has granted any currently effective extension or waiver of the statute of limitations period applicable to any federal or material state income or material franchise Company Return, which period (after giving effect to such extension or waiver) has not yet expired.

(c) (i) No deficiencies for Taxes with respect to the Company or any of its Subsidiaries have been claimed, proposed or assessed in writing by any Taxing Authority, except for deficiencies that have been paid or otherwise resolved, (ii) except as set forth in Section 4.15(c) of the Company Disclosure Schedule, there is no claim, audit, action, suit, proceeding or investigation pending or threatened in writing against or with respect to the Company or any of its Subsidiaries in respect of any Tax; and (iii) no claim has been made in writing by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file income, franchise, sales, or use Tax Returns that it is or may be subject to taxation by that jurisdiction.

(d) There are no Liens for Taxes on any assets of the Company or any of its Subsidiaries, other than Permitted Liens.

(e) During the three (3) year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code.

(f) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(g) (i) Neither the Company nor any of its Subsidiaries is or has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any group that has filed a combined, consolidated or unitary Tax Return (other than the group of which the Company or one of its Subsidiaries is or was the common parent); and (ii) neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, or by contract (other than customary commercial or financial arrangements entered into the ordinary course of business consistent with past practice).

(h) There are no material Tax sharing agreements or similar arrangements, including Tax indemnity arrangements (other than customary commercial or financial arrangements entered into in the ordinary course of business consistent with past practice) with respect to or involving the Company or any of its Subsidiaries.

(i) To the Knowledge of the Company, all transactions and arrangements entered into among any of the Company and/or any of its Subsidiaries have been made on substantially arm’s-length terms for purposes of Section 482 of the Code and any other relevant transfer pricing laws in any jurisdiction.

(j) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting or use of an impermissible method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date outside of the ordinary course of business, or (v) election under Section 108(i) of the Code.

(k) None of the Company’s non-U.S. Subsidiaries (i) has, or at any time since January 1, 2014, has had, a material amount that is includible in the income of a United States person under Section 951 of the Code, (ii) has, or at any time since January 1, 2014, has had, a material investment in United States property as defined in Section 956 of the Code, (iii) is a passive foreign investment company as defined in Section 1297(a) of the Code, (iv) is engaged in the conduct of a trade or business within the United States within the meaning of Sections 864(b) or 882(a) of the Code, or is treated as or considered to be so engaged under Section 882(d) or Section 897 of the Code, or (v) is filing tax returns in any jurisdiction other than the country in which it is organized by virtue of having a permanent establishment, fixed place of business, or otherwise

(l) Section 4.15(l) of the Company Disclosure Schedule sets forth the U.S. federal income tax classification of each of the Company’s Subsidiaries.

(m) “Company Return” means any Tax Return of, with respect to or that includes the Company or any of its Subsidiaries.

(n) “Tax” means any tax or other like governmental assessment or charge (including withholding required by applicable Tax law on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount with respect thereto.

(o) “Taxing Authority” means any Governmental Authority responsible for the imposition of any Tax.

(p) “Tax Return” means any report, return, document, declaration or other information required to be filed with or supplied to a Taxing Authority, including information returns, any document with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

Section 4.16 Employee Benefit Plans.

(a) Section 4.16(a) of the Company Disclosure Schedule contains a correct and complete list identifying each Company Employee Plan. “Company Employee Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), each employment, retention, termination, severance or similar contract, plan, arrangement or policy and each other Contract, plan, agreement, program, policy or arrangement providing for compensation or benefits, including bonuses, profit-sharing, stock option or other stock-related or equity-based rights or other forms of incentive or deferred compensation, insurance (including any self-insured arrangements), health or medical benefits, fringe benefit, employee assistance program, vacation, paid time off, disability or sick leave benefits, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), other than any employment Contract, plan, arrangement or policy that is terminable “at will” (or following a notice period imposed by Applicable Law) without any contractual obligation on the part of the Company to make any severance, termination, change in control, or similar payment (which, in the case of non-U.S. employees is not in excess of such benefits that are statutorily required), which is sponsored, maintained, administered or contributed to or required to be contributed to by the Company or any Subsidiary of the Company or with respect to which the Company or any Subsidiary of the Company has any current or contingent liability or obligation. With respect to each Company Employee Plan, the Company has Made Available to Parent complete and correct copies, to the extent applicable, of (i) the plan and trust documents (and all material amendments thereto) and the most recent summary plan description (and any summaries of material modifications), (ii) the most recent annual report (Form 5500 series), (iii) the most recent financial statements, (iv) the most recent Internal Revenue Service determination, opinion or advisory letter and (v) all related insurance contracts and administrative service agreements. Neither the Company nor any Subsidiary of the Company has any current or contingent liability or obligation with respect to any benefit or compensation plan, program, agreement, Contract or arrangement by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.

(b) None of the Company, any of its Subsidiaries, or any ERISA Affiliate of the Company or any of its Subsidiaries or any predecessor thereof sponsors, maintains, participates in or contributes or is obligated to contribute to, or has in the past six (6) years sponsored, maintained or contributed or has been obligated to contribute to, and neither the Company nor any of its Subsidiaries has any current or contingent liability or obligation under or with respect to any: (i) defined benefit plan (as defined in Section 3(35) of ERISA) or plan that is or was subject to Section 412 of the Code or Title IV of ERISA; (ii) multiemployer plan within the meaning of Section 4001(a)(3) or 3(37) of ERISA; or (iii) multiple employer welfare arrangement (as defined in Section 3(40) of ERISA).

(c) Each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code has timely received or is permitted to rely upon a favorable determination or advisory or opinion letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and no act or omission has occurred that would reasonably be expected to adversely affect the qualification of such Company Employee Plan. Each Company Employee Plan and each related trust, insurance contract and fund has been established, maintained, funded, operated and administered in material compliance with its terms and with the requirements prescribed by Applicable Law including ERISA and the Code, which are applicable to such Company Employee Plan. All required contributions, payments, reimbursements, accruals and premiums for all periods ending prior to or as of the Closing Date with respect to each Company Employee Plan have been made or properly accrued. No events have occurred with respect to any Company Employee Plan that would result in a payment or assessment by or against the Company or any of its Subsidiaries of any excise Taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(d) Neither the Company nor any of its Subsidiaries has received notice that any Company Employee Plan is under audit or is subject of an investigation by the Internal Revenue Service, the U.S. Department of Labor, the SEC or any other Governmental Authority.

(e) With respect to each Company Employee Plan established or maintained outside of the United States for the benefit of service providers of the Company or any Subsidiary of the Company residing outside of the United States (a “Foreign Benefit Plan”), except as would not be material to the Company and its Subsidiaries, taken as a whole: (i) all contributions required by Applicable Law or by the terms of such Foreign Benefit Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Benefit Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and (iii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with the applicable Governmental Authority.

(f) Except as provided in Section 2.06 and Section 2.07, or as set forth in Section 4.16(f) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event): (i) entitle any current or former employee or director or other service provider of the Company or any of its Subsidiaries to severance pay, compensation or benefits under any Company Employee Plan; (ii) accelerate the time of payment or vesting of any compensation or equity-based award or benefits; (iii) trigger any funding (through a grantor trust or otherwise) of compensation or benefits under any Company Employee Plan; or (iv) trigger any payment, increase the amount payable or trigger any other obligation pursuant to any Company Employee Plan.

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement would (either alone or in conjunction with any other event) give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code. Neither the Company nor any of its Subsidiaries is obligated to reimburse or gross-up any service provider for any Tax that might be imposed under Section 409A(a) or Section 4999 of the Code.

(h) Except as provided in Section 4.16(h) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement or post-termination health, medical or life insurance benefits for retired, former or current employees or directors or other service providers of the Company or its Subsidiaries except as required to comply with Section 4980B of the Code or any similar state law provision.

(i) There is no Proceeding (or claim against the Company from a non-Governmental Authority) pending against or involving or, to the Knowledge of the Company, threatened against or involving any Company Employee Plan (other than routine claims for benefits).

(j) Each Company Employee Plan which is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) is in material compliance with the requirements of Section 409A of the Code and applicable guidance issued thereunder. Each Company Stock Option (i) is exempt from the additional tax and interest described in Section 409A(a)(1)(B) of the Code, (ii) has an exercise price at least equal to the fair market value of Company Common Stock on a date no earlier than the date of the corporate action authorizing the grant if such Company Stock Option, (iii) no Company Stock Option has had its exercise date or grant date delayed or “back-dated,” and (iv) all Company Stock Options have been issued in compliance in all material respects with all Applicable Laws and properly accounted for in all material respects in accordance with GAAP.

(k) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, any individual who performs services for the Company or any of its Subsidiaries and who is not treated as an employee for U.S. federal income tax purposes by the Company or any of its Subsidiaries is not an employee under Applicable Law and is not an employee for any purpose (including Tax withholding purposes or Company Employee Plan purposes). Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each U.S. employee of the Company and any of its Subsidiaries has been properly classified as “exempt” or “non-exempt” under Applicable Law.

Section 4.17 Labor and Employment Matters.

(a) Except as listed in Section 4.17(a) of the Company Disclosure Schedule, the Company and each of its Subsidiaries are, and since January 1, 2014 have been, in material compliance with all federal, state, and foreign Applicable Laws respecting employment and employment practices, terms and conditions of employment, collective bargaining, and wages and hours, including, to the extent applicable, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, state anti-discrimination laws and other than normal accruals of wages during regular payroll cycles, there are no arrearages in the payment of wages except for possible violations or arrearages, which, individually or in the aggregate, are not and would not be, individually or in the aggregate, material in magnitude. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) neither the Company nor any of its Subsidiaries has received notice of any Proceedings pending, scheduled or threatened (in writing) by or before any Governmental Authority pertaining to the employment practices of the Company and (ii) no written complaints relating to employment practices of the Company have been received by the Company or, to the Knowledge of the Company, made to any Governmental Authority.

(b) Except as listed in Section 4.17(b) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company is a party to, or otherwise bound by, any collective bargaining agreement or relationship or other agreement or understanding with a labor union, works council or other labor organization. Neither the Company nor any Subsidiary of the Company is, or has been since January 1, 2013, subject to any charge, demand, petition or representation proceeding seeking to compel, require or demand it to bargain with any labor union or labor organization. To the Knowledge of the Company, no union organizing activities are underway or threatened with respect to employees of the Company or any of its Subsidiaries and no such activities have occurred since January 1, 2013. There are no pending or, to the Knowledge of the Company, threatened labor strikes, walkouts, slowdowns, lockouts or other material labor disputes involving the Company or any Subsidiary of the Company, and no such disputes have occurred since January 1, 2013.

Section 4.18 Insurance Policies. Section 4.18 of the Company Disclosure Schedule lists all material insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers or directors of the Company and its Subsidiaries as of the date hereof (collectively, the “Insurance Policies”). All of the Insurance Policies or renewals thereof are in full force and effect. Neither the Company nor any of its Subsidiaries has received any written notice that coverage has been denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid when due, and the Company and its Subsidiaries are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). To the Knowledge of the Company, there is no termination of any Insurance Policy threatened in writing.

Section 4.19 Environmental Matters.

(a) The Company and its Subsidiaries are and have for the past three (3) years been in compliance in all material respects with all Environmental Laws.

(b) The Company and its Subsidiaries hold all Environmental Permits required for the operation of the business of the Company and its Subsidiaries and are and have for the past three (3) years been in compliance in all material respects with the terms and conditions of such Environmental Permits.

(c) No claim or written notice is pending, or to the Knowledge of the Company, threatened in writing against the Company or any Subsidiary alleging that the Company or any Subsidiary is in material violation of, or has material liability under, any Environmental Law.

(d) No Hazardous Substance has been released, treated, stored, disposed of, arranged for the disposal of, transported, or handled, and no Person has been exposed to any Hazardous Substances, in each case so as to give rise to any material liabilities (contingent or otherwise) of the Company and its Subsidiaries arising under Environmental Laws.

(e) To the Knowledge of the Company, neither this Agreement nor the consummation of the transactions contemplated by this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of Government Authorities or Third Parties, in each case, pursuant to any of the so called “transaction triggered” or “responsible property transfer” Environmental Laws, including the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq., and the rules and regulations promulgated thereunder.

(f) The Company and its Subsidiaries have Made Available to Parent all material environmental audits, reports and other material environmental documents relating to the Company’s and its Subsidiaries’ past or current properties, facilities or operations which are in their possession or under their reasonable control.

Section 4.20 Intellectual Property.

(a) Section 4.20(a) of the Company Disclosure Schedule contains a complete list of all (i) issued Patents and applications for Patents, (ii) registered Marks and applications for Marks. (iii) registered

Copyrights and applications for Copyrights, (iv) domain name registrations; and (v) Company Software, in each such case that are included in the Company Intellectual Property Assets. The Company and its Subsidiaries exclusively own the Company Intellectual Property Assets required to be listed on Section 4.20(a) of the Company Disclosure Schedule and all other Company Intellectual Property Assets, in each case, free and clear of all Liens other than Permitted Liens and, to the Knowledge of the Company, have a valid and enforceable right to use all other Intellectual Property Assets used in or necessary to the conduct of the Business.

(b) All Patents, Marks and Copyrights owned by the Company and its Subsidiaries that are issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world have been duly maintained (including the payment of maintenance fees) and are not expired, canceled or abandoned, except for such issuances, registrations or applications that are not material to the Business or that the Company or any of its Subsidiaries has permitted to expire or has canceled or abandoned in its reasonable business judgment and, to the Knowledge of the Company, all of the foregoing that are issued or registered are valid and enforceable.

(c) In the three (3) years immediately prior to the date hereof, there have been, and as of the date hereof there are, no Proceedings pending, or, to the Knowledge of the Company, threatened in writing, (i) alleging material infringement, misappropriation or any other material violation of any Intellectual Property Assets of any Person (“Third Party Rights”) by the Company or any of its Subsidiaries, or (ii) contesting the validity, scope, use, enforceability, ownership or registrability of any Company Intellectual Property Assets.

(d) To the Knowledge of the Company, the operation of the Business does not infringe, misappropriate or otherwise violate, and the operation of the business of the Company and its Subsidiaries for the past three (3) years has not infringed, violated or misappropriated, any Third Party Right.

(e) To the Knowledge of the Company, there is no material infringement by any Person of any of the Company Intellectual Property Assets.

(f) All Persons who have made material contributions to the conception or development of any Company Intellectual Property Assets have executed and delivered to the Company or one of its Subsidiaries a valid and enforceable written Contract (i) providing for the non-disclosure by such Person of all Trade Secrets of the Company and its Subsidiaries, and (ii) providing for the assignment (by way of a present grant of assignment) by such Person to the Company or one of its Subsidiaries of all Intellectual Property Assets conceived of or developed by such Person in connection with his or her employment by, engagement by or Contract with the Company or such Subsidiary, as applicable.

(g) Section 4.20(g) of the Company Disclosure Schedule contains a complete list of all Third Party Components (other than commercially available, off-the-shelf Software with a replacement cost or annualized value of less than $50,000), in each case identifying (x) the Company Software and versions thereof associated with such Third Party Component, (y) the license or other Contract granting the Company or any of its Subsidiaries rights in and to such Third Party Component (including the name and version number of the applicable Contract for each such Third Party Component that constitutes Open Source Software), and (z) whether any modification thereto was made by or for the Company or any of its Subsidiaries. With respect to any Third Party Component that constitutes Open Source Software, except as set forth in Section 4.20(g) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has incorporated any Open Source Software into the Company products, and the Company and its Subsidiaries are and have been in material compliance with all applicable licenses with respect thereto. The Company has not used any Open Source Software in any manner that would require the Company to disclose any source code for the Company Software. Except as set forth in Section 4.20(g) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has disclosed, licensed, released or delivered to any Person or agreed to disclose, license, release or deliver to any Person, any source code for the Company Software. Neither the Company nor its Subsidiaries has taken any action, and, to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in a requirement that any source code for the Company Software be disclosed, licensed, released or delivered to any Person by the Company or any of its Subsidiaries.

(h) The Company and its Subsidiaries have taken reasonable security measures to protect the confidentiality of Trade Secrets owned by the Company and its Subsidiaries.

(i) The Systems are (i) sufficient for operation of the Business, including as to capacity and ability to process current and anticipated peak volumes in a timely manner, and (ii) to the Knowledge of the Company free of any disabling codes or instructions, including viruses or worms capable of detection through the latest versions of commercially available anti-virus software. In the past three (3) years, there have not been any material malfunctions, material breakdowns or continued substandard performance of any Systems.

(j) For purposes of this Agreement:

(i) “Business” means the business of the Company and its Subsidiaries as currently conducted.

(ii) “Company Intellectual Property Assets” means all Intellectual Property Assets owned by the Company and its Subsidiaries, including Company Software.

(iii) “Company Software” means all Software internally developed and owned by, or acquired from any Person and owned by, the Company and its Subsidiaries.

(iv) “Intellectual Property Assets” means rights in the following worldwide:

(A) patents and patent applications (collectively, “Patents”);

(B) trade names, logos, slogans, Internet domain names, registered and unregistered trademarks and service marks and related registrations and applications for registration (collectively, “Marks”);

(C) copyrights in both published and unpublished works, including all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications (collectively, “Copyrights”);

(D) Internet domain names;

(E) software (including source and object code), together with any error corrections, updates, modifications or enhancements thereto, firmware, development tools, algorithms, files and program architecture (collectively, “Software”) and rights in data, databases, and other collections of data; and

(F) trade secrets, know-how and confidential and proprietary information (including source code for Software) (collectively, “Trade Secrets”).

(v) “Open Source Software” means Software governed by any (a) license that is, or has substantially similar terms as, a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses (which licenses shall include all versions of GNU GPL, GNU LGPL, GNU Affero GPL, Eclipse Public License, Common Public License, CDDL, and Mozilla Public License) and (b) “copyleft,” “free software” or “public” license, or other licenses with substantially similar terms.

(vi) “Systems” means the Software, computer firmware, hardware, data processing, communications, telecommunications, networks and computer systems that are owned by the Company and its Subsidiaries.

(vii) “Third Party Component” means, with respect to the Company Software, all of the following that are not exclusively owned by the Company or any of its Subsidiaries that are material to the use of the Company Software: (i) Software that is embedded in, used in, incorporated into, combined with, linked with, distributed with, provided to any Person as a service with, provided via a network as a service or application with, or made available with, such Company Software, including any Software that is referenced or required to be present or available (including available via another machine connected directly or through a network) in such Company Software for such Company Software to properly function in accordance with its specifications or from which any of the Company Software inherits, links, or otherwise calls functionality (including libraries or other shared-source repositories); and (ii) Intellectual Property Assets that are embodied in such Company Software.

Section 4.21 Properties.

(a) Neither the Company nor any of its Subsidiaries owns any real property or interests in real property in fee (or the equivalent interest in the applicable jurisdiction).

(b) Section 4.21(b) of the Company Disclosure Schedule sets forth (x) a true and complete list of all Lease Agreements having annual rental obligations of $250,000 or more as of the date hereof, (y) the address for each Leased Real Property subject to each such Lease Agreement and (z) current rent amounts payable by the Company or its Subsidiaries pursuant to each such Lease Agreement. The Company has delivered or made available to Parent a true and complete copy of each such Lease Agreement. All such Lease Agreements are valid and binding obligations of the Company and in full force and effect. Except as set forth in Section 4.21(b) of the Company Disclosure Schedule, with respect to each of the Lease Agreements set forth in Section 4.21(b) of the Company Disclosure Schedule: (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to the Lease Agreement, is in breach or default under such Lease Agreement in any material respect, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent, or the loss of any security deposits or other amounts or instruments deposited by or on behalf of the Company or any Subsidiary under such Lease Agreement in a manner that is or would reasonably be expected to be material to the Business; (ii) neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; and (iii) no Lease Agreement is subject to any Lien other than Permitted Liens.

Section 4.22 Data Privacy. (i) The Company and its Subsidiaries are and have been in compliance in all material respects with all Applicable Laws and the Company’s and its Subsidiaries’ privacy policies, in each case in connection with the Company’s and its Subsidiaries’ collection, storage, transfer and use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, employees and other third parties (collectively, “Personal Information”), (ii) the Company and its Subsidiaries have commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by them from and against unauthorized access, use and disclosure and (iii) the Company and its Subsidiaries are and have been in compliance in all material respects with all Applicable Laws relating to data loss, theft and breach of security notification obligations. There has been no actual or, to the Knowledge of the Company, alleged theft or unauthorized collection, storage, transfer or use by any Person) of (x) the Systems, including information stored or contained therein or transmitted thereby or (y) Personal Information collected by the Company and its Subsidiaries or on their behalf.

Section 4.23 Interested Party Transactions. Since the Company Balance Sheet Date to the date hereof, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K.

Section 4.24 Customers. Section 4.24 of the Company Disclosure Schedule lists the twenty (20) largest customers of the Company and its Subsidiaries (determined on the basis of gross revenues recognized by the Company and its Subsidiaries for the fiscal year 2015 and expected gross revenues of the Company and its Subsidiaries for the fiscal year 2016) (each, a “Significant Customer”). Between the Company Balance Sheet Date and the date of this Agreement, there has not been (i) any material adverse change in the business relationship of the Company or its Subsidiaries with any Significant Customer, or (ii) any material and adverse change in any material term (including credit terms) of the agreements or related arrangements with any Significant Customer inconsistent with past practice. As of the date hereof, Company has not received any notice in writing from any Significant Customer that it intends to terminate, or not renew, its relationship with the Company or its Subsidiaries.

Section 4.25 Brokers’ Fees. Except for the Company Financial Advisor, a copy of whose engagement agreement (and all indemnification and other agreements related to such engagement) has been Made Available to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries, Affiliates, or any of their respective officers or directors in their capacity as officers or directors, who is entitled to any banking, broker’s, finder’s or similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement.

Section 4.26 Opinion of Financial Advisor. The Special Committee has received from the Company Financial Advisor a written opinion (or an oral opinion to be confirmed in writing), dated as of the date hereof, to the effect that, as of such date and based upon and subject to the assumptions, qualifications, matters and limitations set forth therein, the consideration to be received in the Merger by the holders of Company Common Stock (other than Parent, Holdings, the Company, Merger Sub, the Rollover Investor and their respective direct or indirect wholly-owned Subsidiaries and any holders of Company Common Stock that have properly and validly exercised their statutory rights of appraisal in respect of such shares under Section 262 of the DGCL) pursuant to this Agreement is fair, from a financial point of view, to such holders (it being understood and agreed that such written opinion is for the benefit of the Special Committee and the Company Board, and may not be relied upon by Parent or Merger Sub). A signed copy of such opinion shall be delivered to Parent as soon as practicable for information purposes only.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company that:

Section 5.01 Corporate Existence and Power. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of formation and has all corporate powers required to carry on its business as now conducted.

Section 5.02 Corporate Authorization. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against each such Person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity.

Section 5.03 Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby do not require any action, approval, permit, consent, declaration, registration or authorization by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (b) compliance with any applicable requirements of (i) the HSR Act and (ii) any other Antitrust Laws, (c) compliance with any applicable requirements of the Securities Act, the

Exchange Act and any other U.S. state or federal securities laws, and (d) any actions, filings, approvals, permits, consents, declarations, regulations or authorizations the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.04 Non-contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement do not and will not (with or without notice or lapse of time, or both) (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws (or similar governing documents) of Parent or the certificate of incorporation and bylaws of Merger Sub, (b) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or Order binding upon or applicable to Parent or Merger Sub or any of their respective properties or assets, or (c) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancelation of any material benefit under any contract, commitment or arrangement (whether written or oral) to which Parent, Merger Sub or any other Subsidiary of Parent is a party, or by which they or any of their respective properties or assets may be bound or affected, with such exceptions, in the case of each of clauses (b) and (c) above, as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05 Capitalization and Operation of Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Closing Date will be, owned by Parent. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement and prior to the Closing Date will have engaged in no other business activities and will have incurred no liabilities or obligations other than in connection with the transactions contemplated hereby.

Section 5.06 No Vote of Parent Stockholders; Required Approval. No vote or consent of the holders of any class or series of capital stock of Parent or the holders of any other securities of Parent (equity or otherwise) is necessary to adopt this Agreement or to approve the Merger or the other transactions contemplated by this Agreement. The vote or consent of Parent as the sole stockholder of Merger Sub is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve the Merger and adopt this Agreement, which consent shall be given immediately following the execution of this Agreement.

Section 5.07 Litigation. As of the date hereof, there is no Proceeding pending against or, to the knowledge of Parent, threatened in writing against or affecting, Parent or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is subject to any Order that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.08 Available Funds. Parent has delivered to the Company a true, correct and complete copy, as of the date hereof, of (i) an executed commitment letter (the “Equity Commitment Letter”) from H.I.G. Middle Market LBO Fund II, L.P. (the “Sponsor”) to invest, subject to the terms and conditions therein, cash in the aggregate amount set forth therein (being collectively referred to as the “Equity Financing”), (ii) an executed rollover agreement (the “Rollover Agreement”) between Rory J. Cowan (the “Rollover Investor”) and Holdings, pursuant to which, and subject to the terms and conditions therein, the Rollover Investor shall contribute to Holdings the amount of Company Common Stock set forth therein (the “Rollover Investment”), and (iii) an executed commitment letter and (subject to redactions of fee amounts and certain economic terms of the market flex, none of which could reasonably be expected to adversely affect the aggregate amount or availability of the Debt Financing on the Closing Date or impose new or additional conditions to, or otherwise expand, amend or modify any of the conditions to, the availability of the Debt Financing) fee letter from the financial institutions identified therein (the “Debt Commitment Letter” and, together with the Equity

Commitment Letter, the “Financing Commitment Letters” and the Financing Commitment Letters together with the Rollover Agreement, the “Transaction Commitment Letters”) to provide, on the terms and subject only to the conditions therein, debt financing in the amounts set forth therein (being collectively referred to as the “Debt Financing” and, together with the Equity Financing, the “Financing”). As of the date hereof, none of the Transaction Commitment Letters has been amended or modified, and no terms thereunder have been waived, no such amendment, modification or waiver is contemplated, and the respective obligations and commitments contained in such letters have not been withdrawn or rescinded in any respect. Parent or Merger Sub has fully paid, or caused to be paid, any and all commitment fees or other fees in connection with the Transaction Commitment Letters that are payable on or prior to the date hereof. Assuming (i) the Financing is funded in accordance with the Equity Commitment Letter and the Debt Commitment Letter (including in the event that the market flex provision of the Debt Financing is exercised in full), as applicable, and (ii) the contribution contemplated by the Rollover Agreement is made in accordance with the terms of the Rollover Agreement, the net proceeds contemplated by the Equity Commitment Letter and the Debt Commitment Letter will, together with the contribution contemplated by the Rollover Agreement, in the aggregate be sufficient for Parent and Merger Sub and the Surviving Corporation to pay the amounts contemplated in Article 2, including the Aggregate Merger Consideration, to make any repayment or refinancing of debt contemplated by this Agreement or the Debt Commitment Letter, to pay any other amounts required to be paid on the Closing Date in connection with the consummation of the transactions contemplated by this Agreement and to pay all related fees and expenses required to be paid on the Closing Date. The Transaction Commitment Letters are, valid, legal, binding and enforceable obligations of Merger Sub, enforceable against Merger Sub in accordance with their terms, and, to the knowledge of the Parent and Merger Sub, valid, legal, binding and enforceable obligations of the other parties thereto, enforceable against such Persons in accordance with their terms, in each case, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Applicable Laws relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity). To the knowledge of Parent, the Transaction Commitment Letters are in full force and effect as of the date hereof and, assuming the accuracy of the Company’s representations and warranties hereunder as of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or Merger Sub or, to the knowledge of Parent, any other parties thereto, under any of the Transaction Commitment Letters. Assuming the accuracy of the Company’s representations and warranties hereunder, as of the date hereof, Parent does not have any reason to believe that any of the conditions to the funding of the full amount of the Financing will not be satisfied or that the full amount of the Financing will not be available to Parent or Merger Sub on the date of the Closing or that any of the conditions to the contribution contemplated in the Rollover Agreement will not be satisfied or that the contribution contemplated by the Rollover Agreement will not be made to Holdings on or before the date of the Closing. The Financing Commitment Letters contain all of the conditions precedent to the obligations of the parties thereunder to make the full amount of the Financing available to Parent on the terms therein, and the Rollover Agreement contains all of the conditions precedent to the obligations of the parties thereunder to make the contribution to Parent or its Affiliates described therein. There are no side letters or other agreements, arrangements or understandings (including fee or side letters) to which Parent or any of its Affiliates is a party related to the funding or investing, as applicable, of the full amount of the Financing other than as set forth in the Transaction Commitment Letters. Concurrently with the execution of this Agreement, the Guarantor has delivered to the Company the duly executed Guarantee. No event has occurred that would constitute a breach or default (or with notice or lapse of time or both would constitute a default) under the Guarantee by the Guarantor. The obligations of Parent and Merger Sub under this Agreement are not subject to any conditions regarding Parent’s, Merger Sub’s, their respective Affiliates’ or any other Person’s (including, for the avoidance of doubt, the Company’s or any Subsidiary of the Company’s) ability to obtain the Financing.

Section 5.09 Solvency. Assuming (a) satisfaction of the conditions to Parent’s obligation to consummate the Merger, and after giving effect to the transactions contemplated by this Agreement, including the Financing (including in the event that the market flex provision of the Debt Financing is exercised in full) and the payment of the amounts contemplated in Article 2, including the Aggregate Merger Consideration, (b) any repayment or refinancing of debt contemplated in this Agreement or the Financing Commitment Letters, (c) the Company and

its Subsidiaries, taken as a whole, are solvent immediately prior to the Closing, (d) all cost estimates, financial or other projections and other predictions of the Company have been prepared in good faith based upon assumptions that were and continue to be reasonable, immediately after giving effect to the transactions contemplated hereby, (e) the accuracy of the representations and warranties of the Company set forth in Article 3 hereof, (f) payment of all amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement, and (g) payment of all related fees and expenses, Parent and the Surviving Corporation, taken as a whole, will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated by this Agreement. For the purposes of this Agreement, the term “Solvent” when used with respect to any Person, means that, as of any date of determination (x) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with Applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (y) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (z) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 5.10 Absence of Certain Agreements. As of the date hereof, neither Parent, Merger Sub nor any of their respective Affiliates has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), (i) pursuant to which any stockholder of the Company would be entitled to receive in respect of any share consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company has agreed to vote to adopt this Agreement or has agreed to vote against any Superior Proposal or (ii) pursuant to which any stockholder of the Company or any of its Subsidiaries has agreed to make an investment in, or contribution to, Parent or Merger Sub in connection with the transactions contemplated by this Agreement. There are no agreements, arrangements or understandings (in each case, whether oral or written) between Parent, Merger Sub, the Sponsor or any of their respective Affiliates, on the one hand, and any member of the Company’s management or directors, on the other hand, as of the date hereof that relate in any way to, or are in connection with, the transactions contemplated by this Agreement.

Section 5.11 Stock Ownership. Neither Parent nor Merger Sub owns any shares of capital stock of the Company.

Section 5.12 Competing Businesses. None of Parent, Sponsor nor any of their respective Affiliates owns any interest in any Person that derives a significant portion of its revenues from a line of business in the industries in which the Company or its Subsidiaries operate that would reasonably be expected to have an adverse effect on the ability of Parent to consummate the transactions contemplated hereby in accordance with the terms hereof.

Section 5.13 Brokers’ Fees. Other than the engagement of Credit Suisse Securities (USA) LLC by Parent to act as investment banker, there is no other investment banker, broker, finder or other agent or intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries, Affiliates, or any of their respective officers or directors in their capacities as officers or directors, who is entitled to any advisory, banking, broker’s, finder’s or similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement.

ARTICLE 6

COVENANTS

Section 6.01 Conduct of the Company. Except for matters (i) permitted or contemplated by this Agreement, (ii) set forth on Schedule 6.01, (iii) required by Applicable Law or the rules or regulations of Nasdaq, or (iv) undertaken with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course, consistent with past practice, and use its commercially reasonable efforts to (w) preserve intact its business organization and material tangible and intangible assets, (x) keep available the services of its officers and employees who are integral to the operations of their businesses as presently conducted, (y) maintain in effect all of its Governmental Authorizations, and (z) maintain satisfactory relationships with customers, lenders, suppliers, licensors, licensees, distributors and others, in each case who have a material business relationship with the Company or any of its Subsidiaries. Without limiting the generality of the foregoing, except for matters expressly permitted or contemplated by this Agreement or as set forth on Schedule 6.01, or as required by Applicable Law or the rules or regulations of Nasdaq, from the date hereof until the Effective Time, the Company shall not, nor shall it permit any of its Subsidiaries to, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) amend the Company’s certificate of incorporation, bylaws or other comparable charter or organizational documents of the Company’s Subsidiaries (whether by merger, consolidation or otherwise);

(b) (i) establish a record date for, declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any Contract with respect to the voting of, any capital stock of the Company or any capital stock or other Equity Interests of its Subsidiaries, other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to the Company or any of the Company’s other wholly owned Subsidiaries (except for dividends or distributions resulting from the vesting, settlement, exercise or terms of Company Equity Awards), (ii) split, combine, subdivide or reclassify any Company Securities or any capital stock or other Equity Interests, or securities convertible, exchangeable or exercisable for capital stock or other Equity Interests, of its Subsidiaries, (iii) except as otherwise provided in Section 6.01(c), issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, any Company Securities or any shares of capital stock or other Equity Interests, or securities convertible, exchangeable or exercisable for capital stock or other Equity Interests, of its Subsidiaries, (iv) purchase, redeem or otherwise acquire any Company Securities, except for acquisitions of shares of Company Common Stock by the Company in accordance with the terms of Company Equity Awards in effect as of the date hereof or Company Equity Awards issued, granted or awarded as permitted by Section 6.01(c), or (v) materially and adversely amend, modify or change any term of any Indebtedness of the Company or any of its Subsidiaries;

(c) (i) issue, deliver, sell, grant, announce, pledge, transfer, subject to any Lien or otherwise encumber or dispose of any Company Securities, other than (w) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options or pursuant to the terms of Company RSUs, in each case, that are outstanding on the date of this Agreement or that may be awarded as contemplated in this Section 6.01(c) and in accordance with the applicable equity award’s terms, (x) the issuance of shares of the Company Common Stock in accordance with the provisions of Section 2.06(c) hereof or (y) grants or awards of Company Securities required to be made pursuant to the terms of existing employment or other compensation agreements or arrangements in effect as of the date hereof or (ii) amend any term of any Company Security or any outstanding share of capital stock of, or other Equity Interest or voting security in, any Subsidiary of the Company (in each case, whether by merger, consolidation or otherwise);

(d) adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, in each case, with respect to the Company or any of its Subsidiaries;

(e) (i) increase the salary, wages, benefits, bonuses or other compensation payable or to become payable to the Company’s current or former directors, employees or executive officers, except for (A) increases required to be made pursuant to the terms of existing employment or other compensation agreements or arrangements in effect as of the date hereof or (B) increases required under any Company Employee Plan set forth in Section 4.16 of the Company Disclosure Schedule, collective bargaining agreement, or under Applicable Law; (ii) hire any new employees, unless such hiring is in the ordinary course of business, consistent with past practice, and is with respect to employees having an annual base salary not to exceed, for each such new hire, $200,000 (and excluding any signing bonus or annual bonus opportunity, which may be awarded in the ordinary course, consistent with past practice); (iii) pay or agree to pay any pension, retirement allowance, termination or severance pay, bonus or other employee benefit not required by any existing Company Employee Plan; (iv) enter into or materially amend any Contracts of employment or any consulting, bonus, severance, retention, retirement or similar agreement for existing employees, except in the ordinary course of business, consistent with past practice; or (v) except as required to ensure that any Company Employee Plan is not then out of compliance with Applicable Law or with respect to annual renewals (or substantially similar replacements) of benefit plans and arrangements in the ordinary course of business and consistent with past practice, enter into or adopt any new, or materially increase benefits under, amend, establish, adopt, modify or terminate any existing Company Employee Plan or any collective bargaining agreement;

(f) (i) acquire any business, assets or capital stock of any Person or division thereof, whether in whole or in part (and whether by purchase of stock, purchase of assets, merger, consolidation, or otherwise), or (ii) enter into or acquire any interest in any joint venture or similar agreement or arrangement;

(g) sell, assign, lease, license, pledge, transfer, permit to lapse, subject to any Lien or otherwise abandon or dispose of any Company Intellectual Property Assets, material assets or material properties or any material interest therein except (i) pursuant to existing Contracts, (ii) non-exclusive licenses of Company Intellectual Property Assets to its customers, contractors, partners or suppliers in the ordinary course of business, consistent with past practice, (iii) sales of inventory or used equipment in the ordinary course of business, consistent with past practice, or (iv) Permitted Liens incurred in the ordinary course of business, consistent with past practice;

(h) agree to any exclusivity, non-competition or similar provision or covenant (x) restricting the Company, any of its Subsidiaries or any of their respective Affiliates, from (A) competing in any line of business or with any Person or in any area or (B) engaging in any activity or business (including with respect to the marketing or distribution of their respective products or services), or (y) pursuant to which any benefit or right would be required to be given or lost as a result of so competing or engaging;

(i) make any material change to any of the accounting methods used by the Company, except for such changes that are required by GAAP or Regulation S-X promulgated under the Exchange Act;

(j) (i) incur or assume any Indebtedness except (x) for borrowings and issuances of letters of credit under the Company’s current credit facilities (as in effect on the date hereof) or capital leases, in each case in the ordinary course of business or (y) in respect of indebtedness owing by any wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company, or (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (other than the Company or any of its wholly owned Subsidiaries);

(k) disclose any Trade Secrets to any other Person, other than in the ordinary course of business and pursuant to a reasonable confidentiality agreement or obligation;

(l) make or change any material Tax election, change any annual Tax accounting period, adopt or change any material method of Tax accounting, enter into any material closing agreement, Tax sharing agreement or Tax indemnity agreement, settle any material Tax claim, audit or assessment, or surrender any right to claim a material Tax refund;

(m) other than in the ordinary course of business consistent with past practice, make or authorize any capital expenditures in an aggregate amount in excess of $3,000,000;

(n) enter into any Contract that would reasonably be expected to involve annual payments by the Company or any of its Subsidiaries in excess of $250,000, which provides a Third Party with consent rights that would be triggered by the Merger;

(o) settle or compromise, or propose to settle or compromise, any claim or Proceeding involving or against the Company or any of its Subsidiaries, other than settlements or compromises involving only monetary payment by the Company or any of its Subsidiaries in an amount not to exceed $250,000 individually or $1,000,000 in the aggregate;

(p) except for amendments, terminations, or non-renewals in the ordinary course of business consistent with past practice that would not be material and adverse to the Company and its Subsidiaries, taken as a whole, modify, amend, waive, fail to enforce (in each case, in any material respect), assign to any Third Party or terminate any Material Contract or enter into a Contract that would be a Material Contract if entered into prior to the date hereof, other than customer Contracts entered into in the normal course of business, consistent with past practice;

(q) fail to maintain all material Leased Real Property in the condition required under the applicable Lease Agreement, ordinary wear and tear and damage by casualty or other repair or restoration that is not the obligation of the Company under the applicable Lease Agreement excepted, and shall not demolish or remove any of the existing improvements or erect new improvements on such Leased Real Property or any portion thereof, other than as currently planned and except in the ordinary course of business;

(r) amend or modify in a manner that is materially adverse to the Company and its Subsidiaries, taken as a whole, or extend, renew or terminate any Lease Agreement, or enter into any new Contract that would be a Lease Agreement if entered into prior to the date hereof;

(s) implement any employee layoffs that would reasonably be expected to implicate the WARN Act; or

(t) authorize, commit or agree to take any of the foregoing actions.

Notwithstanding the foregoing, nothing contained in this Agreement shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Company and its Subsidiaries prior to the Effective Time. In addition, notwithstanding the foregoing, nothing in this Section 6.01 shall restrict the Company and its Subsidiaries from, or require the consent of Parent prior to, engaging in any transaction or entering into any agreement exclusively among the Company and its Subsidiaries.

Section 6.02 Go-Shop; Unsolicited Proposals.

(a) During the period beginning on the date hereof and continuing until 11:59 p.m. Eastern time on January 26, 2017 (the “Go-Shop Period,” and the first (1st) calendar day immediately after the Go-Shop Period, the “Non-Solicitation Start Date”), the Company and its Subsidiaries and its and their Representatives shall have the right to: (i) solicit, initiate, facilitate and encourage any inquiry, proposal or offer that could constitute an Acquisition Proposal, including by way of providing access to non-public information to any Person pursuant to an Acceptable Confidentiality Agreement; provided, that the Company shall promptly (and in any event within twenty-four (24) hours) make available to Parent and Merger Sub any non-public information concerning the Company or its Subsidiaries that the Company provides to any Person given such access that was not previously made available to Parent or Merger Sub, (ii) engage in, continue, enter into and otherwise participate in any discussion or negotiation with any Person with respect to any Acquisition Proposal, and (iii) otherwise cooperate with, assist, participate in, and facilitate any such inquiry, proposal, offer, discussion or negotiation and any effort or attempt to make any Acquisition Proposal, including through the waiver or release by the Company, at its sole discretion, of any standstill or similar agreement with any Person (a “Standstill Release/Waiver”).

(b) Subject to Section 6.03(b) and Section 6.03(c) and except as permitted by this Section 6.02, until the earlier to occur of the Effective Time or the termination of this Agreement pursuant to and in accordance with Section 8.01, beginning on the Non-Solicitation Start Date:

(i) the Company shall not, nor shall the Company permit any of its Subsidiaries to, nor shall the Company authorize or knowingly permit any of its Representatives or any of its Subsidiary’s Representatives to, directly or indirectly (other than with respect to Parent and Merger Sub and any Excluded Person), (A) solicit, initiate, knowingly facilitate or knowingly encourage any inquiries (including by way of providing information), proposals or offers that constitute, or that would reasonably be expected to lead to, an Acquisition Proposal, (B) knowingly engage in, continue or otherwise participate in any discussions or negotiations with any Third Party regarding an Acquisition Proposal, or furnish to any Third Party information or data or provide to any Third Party access to the businesses, properties, assets or personnel of the Company or any of its Subsidiaries in connection with, for the purpose of encouraging or facilitating, or that could reasonably be expected to lead to, an Acquisition Proposal, (C) approve, endorse, recommend, or execute or enter into any agreement, arrangement or understanding, including any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or similar agreement respect to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement) (an “Alternative Acquisition Agreement”) or enter into any agreement, contract or commitment requiring the Company to abandon, terminate, breach or fail to consummate the transactions contemplated by this Agreement, or (D) resolve, propose or agree to do any of the foregoing; and

(ii) the Company shall, and shall cause its Subsidiaries to, and shall direct the Company’s and its Subsidiaries’ Representatives to immediately cease and terminate any existing solicitation, encouragement, discussion or negotiation with any Third Party, other than an Excluded Person, theretofore conducted by the Company, its Subsidiaries or their respective Representatives with respect to an Acquisition Proposal and the Company shall request that all non-public information previously provided by or on behalf of the Company or any of its Subsidiaries to any such Third Party (other than an Excluded Person) be returned or destroyed in accordance with the applicable Acceptable Confidentiality Agreement.

(c) Notwithstanding anything to the contrary contained in Section 6.02(b), if, at any time on or after the Non-Solicitation Start Date, but prior to the Stockholder Approval; (i) the Company receives an unsolicited written Acquisition Proposal from a Third Party, (ii) such Acquisition Proposal did not, directly or indirectly, result from or arise out of a material breach of this Section 6.02, (iii) the Company Board (acting upon the recommendation of the Special Committee) determines in good faith, after consultation with the Company Financial Advisor and outside legal counsel, that such Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal and (iv) the Company Board shall have determined in good faith, after consultation with the Company Financial Advisor and outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under Applicable Law, then the Company may (A) furnish information and data with respect to the Company and its Subsidiaries to the Third Party making such Acquisition Proposal and afford such Third Party access to the businesses, properties, assets and personnel of the Company and its Subsidiaries, and (B) enter into, maintain and participate in discussions or negotiations with the Third Party making such Acquisition Proposal regarding such Acquisition Proposal or otherwise cooperate with or assist or participate in, or facilitate, any such discussions or negotiations (including by entering into a customary confidentiality agreement with such Third Party for the purpose of receiving non-public information relating to such Third Party’s business); provided, however, that the Company (1) will not, and will not permit its Subsidiaries or its or their Representatives to, furnish any non-public information except pursuant to an Acceptable Confidentiality Agreement and (2) will promptly (but in any event within twenty-four (24) hours of provision thereof to any Third Party) provide to Parent any material non-public information concerning the Company or its Subsidiaries or access provided to such Third Party, which was not previously provided to Parent.

Notwithstanding anything to the contrary contained in this Agreement, the Company and its Representatives may (x) following the receipt of an Acquisition Proposal from a Third Party, and provided that such Acquisition Proposal shall not have been obtained in violation of Section 6.02(a) and the Company shall have complied with the requirements of this Section 6.02 with respect to such Acquisition Proposal (other than immaterial violations or noncompliance), contact such Third Party solely (other than contacts in the ordinary course of business) in order to clarify and understand the terms and conditions of an Acquisition Proposal made by such Third Party so as to determine whether such Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal and (y) direct any Persons to this Agreement, including the specific provisions and restrictions of this Section 6.02. Notwithstanding the foregoing, the Company shall not provide any commercially sensitive non-public information to any competitors of the Company performing services in the translation, digital marketing services, or software localization and testing industries in connection with the actions permitted by this Section 6.02(c), except in a manner consistent with the Company’s past practices in dealing with the disclosure of such information in the context of considering Acquisition Proposals prior to the date of this Agreement, and subject to any limitations placed on Parent, Merger Sub and/or their Representatives with respect to such information in connection with the transactions contemplated hereby. Notwithstanding the foregoing, the Company and its Subsidiaries and its and their Representatives may continue to engage in any of the activities described in this Section 6.02(c) with respect to any Excluded Person.

(d) On the first (1st) Business Day following the Non-Solicitation Start Date, the Company shall deliver to Parent (x) a list identifying all Excluded Persons and (y) a copy of any Acquisition Proposal made in writing by any Excluded Person and any other material written terms or proposals provided to the Company by any Excluded Person. From and after the Non-Solicitation Start Date, the Company shall as promptly as practicable (and in any event within twenty-four (24) hours) notify Parent if any proposals or offers with respect to an Acquisition Proposal are received from a Third Party, or any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company, any of the Company’s Subsidiaries or any of the Company’s Representatives, in each case by a Third Party for the purpose of making an Acquisition Proposal or seeking to initiate discussions or negotiations concerning an Acquisition Proposal, which notification shall include (i) a copy of the applicable written Acquisition Proposal (or, if oral, the material terms and conditions of such Acquisition Proposal), (ii) the identity of the Third Party making such Acquisition Proposal or information request (unless the Company is prohibited from disclosing such identity pursuant to a contractual obligation with such Third Party existing as of the date hereof) and (iii) whether the Company has any intention to provide confidential information to such person. The Company shall thereafter keep Parent informed on a reasonably current basis of the status of (and in any event within twenty-four (24) hours of any material developments, discussions or negotiations regarding) any such Acquisition Proposal, and the material terms and conditions thereof (including any change in price or form of consideration or other material amendment thereto). Without limiting the generality of the foregoing, the Company shall provide Parent with a copy of documentation setting forth the material terms of the Acquisition Proposal that is exchanged between the Third Party (or its Representatives) making such Acquisition Proposal and the Company (or its Representatives) within twenty-four (24) hours after the exchange thereof.

(e) Except as permitted under Section 6.02(a), the Company agrees not to effect a Standstill Release/Waiver, other than to the extent the Company Board or any committee thereof determines in good faith, after consultation with the Company Financial Advisor and outside legal counsel, that failure to provide a Standstill Release/Waiver would be inconsistent with the directors’ fiduciary duties under Applicable Law, and the Company will use its reasonable best efforts to enforce or cause to be enforced to the fullest extent permitted by Applicable Law each such agreement.

(f) The Company agrees that in the event any Subsidiary or Representative is acting at the direction of the Company or one of its Subsidiaries and such action which, if taken by the Company, would constitute a breach by the Company of Section 6.02(b), Section 6.02(c) or Section 6.02(e), the Company shall be deemed to be in breach of Section 6.02(b), Section 6.02(c) or Section 6.02(e), as applicable.

Section 6.03 Board Recommendation.

(a) Subject to Section 6.03(b) and Section 6.03(c), none of the Company Board, the Special Committee or any other committee of the Company Board shall (i) fail to make, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify, in any manner adverse to the transactions contemplated by this Agreement, Parent or Merger Sub, the Board Recommendation, (ii) adopt or recommend, or publicly propose to adopt or recommend, an Acquisition Proposal or Superior Proposal, (iii) fail to recommend against acceptance of any Third Party tender offer or exchange offer for the shares of Company Common Stock within ten (10) Business Days after commencement of such offer, (iv) approve or recommend, or publicly propose to approve or recommend, or cause or permit the Company or any Subsidiary of the Company to execute or enter into any Alternative Acquisition Agreement, (v) fail to include the Company Recommendation in the Proxy Statement (each of the foregoing actions described in clauses (i) through (v) being referred to as an “Adverse Recommendation Change”), (vi) other than as described in clause (iii) above, fail to publicly reaffirm the Board Recommendation within five (5) Business Days after receipt of a written request by Parent to provide such affirmation (provided that the Company shall not be obligated to make such reaffirmation more than once) or (vii) resolve or publicly propose to take any action described in the foregoing clauses (i) through (vi).

(b)

(i) Notwithstanding anything in this Agreement to the contrary, at any time prior to the Stockholder Approval, and subject to the Company’s or the Company Board’s, as applicable, compliance with this Section 6.03 and Section 6.02, the Company Board (acting upon the recommendation of the Special Committee) may, if the Company Board (acting upon the recommendation of the Special Committee) determines in good faith (after consultation with the Company Financial Advisor and outside legal counsel), that the failure to do so would be inconsistent with the fiduciary duties of the directors under Applicable Law, (A) make an Adverse Recommendation Change in response to either (1) a Superior Proposal received after the date hereof or (2) any material fact, event, change, development or circumstances not known or reasonably foreseeable by the Company Board as of the date hereof, which fact, event, change, development or circumstances becomes known to the Company Board prior to the Stockholder Approval (such material fact, event, change, development or circumstance, an “Intervening Event”); provided, however, that in no event shall the receipt, existence or terms of an Acquisition Proposal, or any inquiry, indication of interest, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, constitute an Intervening Event, or (B) cause the Company to terminate this Agreement pursuant to Section 8.01(h) and to authorize the Company to enter into a binding written Agreement concerning a transaction that constitutes a Superior Proposal (which agreement shall be entered into substantially concurrently with such termination), subject in each case to compliance with the terms of paragraph (ii) or (iii) below, as applicable.

(ii) In the case of an Adverse Recommendation Change sought to be made under clause (1) of Section 6.03(b)(i)(A) or termination of this Agreement pursuant to Section 8.01(h) in response to a Superior Proposal, (x) no Adverse Recommendation Change pursuant to this Section 6.03(b) may be made and (y) no termination of this Agreement pursuant to Section 8.01(h) may be made, in either case

(A) until after the third (3rd) Business Day following written notice from the Company advising Parent that the Company Board (acting upon the recommendation of the Special Committee) intends to make an Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.01(h) (a “Notice of Superior Proposal”) and specifying the reasons therefor, including, if applicable, the material terms and conditions of, and the identity of the Third Party making, such Superior Proposal, and a copy of all relevant transaction documents (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Superior Proposal, which shall require a new notice period of three (3) Business Days, and compliance with this Section 6.03(b) with respect to such new notice);

(B) unless during such three (3) Business Day period, the Company shall, and shall cause its Representatives to, to the extent requested by Parent, negotiate with Parent in good faith to make such adjustments to the terms and conditions of this Agreement, the Guarantee, the Financing Commitment Letters and the Rollover Agreement as would enable the Company Board (acting upon the recommendation of the Special Committee) to maintain the Board Recommendation and not make an Adverse Recommendation Change or terminate this Agreement; and

(C) unless, prior to the expiration of such three (3) Business Day period, Parent does not make a proposal to adjust the terms and conditions of this Agreement, the Guarantee, the Financing Commitment Letters and the Rollover Agreement that the Company Board (acting upon the recommendation of the Special Committee) determines in good faith (x) after consultation with the Company Financial Advisor and outside legal counsel, that the failure to make an Adverse Recommendation Change or authorize the termination of this Agreement would be inconsistent with its fiduciary duties under Applicable Law and (y) after taking into account any adjustment or modification to the terms of this Agreement, the Guarantee, the Financing Commitment Letters and the Rollover Agreement proposed by Parent, that the Acquisition Proposal constitutes a Superior Proposal.

None of the Company, the Company Board or any committee of the Company Board shall enter into any agreement with any Third Party to limit or prohibit the Company from giving prior notice to Parent of the Company’s intention to (x) effect an Adverse Recommendation Change or (y) terminate this Agreement in light of a Superior Proposal.

(iii) In the case of an Intervening Event, no Adverse Recommendation Change pursuant to this Section 6.03(b) may be made

(A) until after the third (3rd) Business Day following written notice from the Company advising Parent that the Company Board or any committee thereof intends to take such action and specifying the facts underlying the determination by the Company Board (acting upon the recommendation of the Special Committee) that an Intervening Event has occurred, and the facts underlying the reason for the Adverse Recommendation Change, in reasonable detail (a “Notice of Intervening Event”);

(B) unless during such three (3) Business Day period, the Company shall, and shall cause its Representatives to, to the extent requested by Parent, negotiate with Parent in good faith to enable Parent to amend this Agreement, the Guarantee, the Financing Commitment Letters and the Rollover Agreement in such a manner that obviates the need for an Adverse Recommendation Change; and

(C) unless, by the expiration of such three (3) Business Day period, the Company Board (acting upon the recommendation of the Special Committee) determines in good faith, taking into consideration any amendments to this Agreement, the Guarantee, the Financing Commitment Letters and the Rollover Agreement proposed by Parent (after consultation with the Company Financial Advisor and outside legal counsel), that the failure to effect an Adverse Recommendation Change would be inconsistent with the fiduciary duties of the directors under Applicable Law.

The provisions of this Section 6.03(b)(iii) shall also apply to any material change to the facts and circumstances relating to an Intervening Event, in which case such change shall require a new Notice of Intervening Event and the Company shall be required to comply again with the provisions of this Section 6.03(b)(iii), except that any reference to three (3) Business Days shall instead be to two (2) Business Days.

(c) Nothing contained in Section 6.02 or this Section 6.03 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item

1012(a) of Regulation M-A promulgated under the Exchange Act with regard to an Acquisition Proposal, or (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the directors (acting upon the recommendation of the Special Committee), after consultation with outside legal counsel, the failure to do so would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under Applicable Law or any disclosure requirements under Applicable Law; provided, however, that that the Company and the Company Board may not effect an Adverse Recommendation Change, except to the extent permitted by Section 6.03(b). In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Company that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto, or any “stop, look and listen” communication by the Company Board pursuant to Rule 14d-9(f) of the Exchange Act, or any similar communication to the stockholders of the Company, shall not constitute an Adverse Recommendation Change or a proposal by the Company Board to withdraw or modify its recommendation of this Agreement, the Merger or the other transactions contemplated by this Agreement.

Section 6.04 Approval of Merger

(a) As promptly as reasonably practicable following the clearance of the Proxy Statement by the SEC, the Company shall, in accordance with Applicable Law and the Company’s governing documents, duly set a record date for, call, give notice of, convene and hold a special meeting of the Company’s stockholders (including any adjournments and postponements thereof, the “Stockholder Meeting”) for the purpose of considering and taking action upon the matters requiring Stockholder Approval (with the record date and meeting date set in consultation with Parent). Once established, the Company shall not change the record date for the Stockholder Meeting without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned). Notwithstanding anything to the contrary in this Agreement, nothing will prevent the Company from postponing or adjourning the Stockholder Meeting if (i) there are holders of an insufficient number of shares of Company Common Stock present or represented by proxy at the Stockholder Meeting to constitute a quorum at the Stockholder Meeting or (ii) the Company is required to postpone or adjourn the Stockholder Meeting by Applicable Law, Order or a request from the SEC or its staff. Unless the Company Board (acting upon the recommendation of the Special Committee) has withdrawn the Company Recommendation in compliance with Section 6.03, the Company shall use its reasonable best efforts to cause the definitive Proxy Statement to be mailed to the Company’s stockholders and to solicit from stockholders of the Company proxies in favor of the adoption and approval of this Agreement at the Stockholder Meeting and shall take all other action necessary or advisable to secure the vote or consent of the holders of Shares required by Applicable Law to effect the Merger. In furtherance and not in limitation of this Section 6.04(a), the Company agrees that the definitive Proxy Statement may be mailed to the Company’s stockholders, setting forth the record date and meeting date for the Stockholder Meeting, prior to the Non-Solicitation Start Date, unless the timing of such mailing would, on the advice of outside legal counsel or the SEC, reasonably be expected to violate Applicable Law, the Company Board’s fiduciary duties, or SEC guidance.

(b) As promptly as reasonably practicable after the execution of this Agreement (and in any event within fifteen (15) Business Days of the date of this Agreement), the Company shall prepare a proxy/information statement in preliminary form for the Stockholder Meeting (together with any amendments thereof or supplements thereto and any other required proxy materials, the “Proxy Statement”) seeking stockholder approval of the matters requiring Stockholder Approval and file it with the SEC. Subject to Section 6.03 and Article 8, the Company Board shall cause the Board Recommendation to be included in the Proxy Statement. The Company shall use commercially reasonable efforts to respond as promptly as reasonably practicable to any comments received from the SEC or its staff concerning the Proxy Statement, and to resolve any such comments, and shall, subject to Section 6.04(a), cause the Proxy Statement to be mailed to its stockholders as promptly as reasonably practicable after the resolution of any such comments. The Company shall notify Parent promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement and shall supply Parent with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub shall reasonably cooperate with the Company in connection with the preparation and filing of the Proxy Statement, including as promptly as practicable furnishing to the Company in writing upon request any and all information relating to it as may be required to be set forth in the Proxy Statement under Applicable Law. Parent shall ensure that such information supplied by it in writing for inclusion in the Proxy Statement will not, on the date it is first mailed to stockholders of the Company and at the time of the Stockholder Meeting or filed with the SEC (as applicable), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not false or misleading. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or any other required filings (any amendment or supplement thereto), or responding to any comments of the SEC with respect thereto, the Company shall provide Parent and its counsel with a reasonable opportunity to review and comment on such document or response and shall consider Parent’s comments in good faith. The Company shall ensure that the Proxy Statement will not, on the date it is first mailed to stockholders of the Company and at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading and (ii) will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Company assumes no responsibility with respect to information supplied in writing by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement. If, at any time prior to the Effective Time, any information relating to the Company, Parent or Merger Sub, or any of their respective Subsidiaries, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, then the party hereto that discovers such information shall promptly notify the other party hereto and, to the extent required by Applicable Law, the Company shall file as promptly as practicable with the SEC and disseminate to the holders of Company Common Stock an appropriate amendment or supplement containing such information.

Section 6.05 Access to Information. Subject to Applicable Law, Section 6.12(c), Section 6.18 and applicable contractual restrictions, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and Parent’s other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, Contracts, personnel, Tax Returns, work papers, and records as Parent may reasonably request to review. The foregoing shall not require the Company (a) to provide access to or otherwise make available or furnish any books, Contracts, work papers, or records governed by a confidentiality, non-disclosure or other similar agreement in effect as of the date hereof, (b) to provide access to or otherwise make available or furnish any information if and to the extent that the provision of such information would, in the good faith judgment of the Company based on the advice of counsel, reasonably be expected to result in the loss of any attorney-client, work product or other legal privilege or protection (it being agreed that, (i) in the case of clauses (a) and (b), the Company shall give notice to Parent of the fact that it is withholding such information or documents and thereafter the Company and Parent shall use their respective reasonable best efforts to cause such information to be provided in a manner that would not reasonably be expected to violate such restriction or waive the applicable privilege or protection and (ii) in the cause of clause (a), the Company shall use commercially reasonable efforts to obtain any consents of third parties that are necessary to permit such access), (c) to provide access to or otherwise make available any information relating to the process conducted by the Company that led to the execution of this Agreement, or (d) to provide access to or otherwise make available or furnish any information if and to the extent that the provision of such information would, in the good faith judgment of the Company based on the advice of counsel, reasonably be expected to violate any Applicable Law. All requests for information made pursuant to this Section 6.05 shall be directed to the executive officer or other Person designated by the Company. All such information shall be deemed Evaluation Material (as such term is defined in the Confidentiality Agreement) and be governed by the terms of the Confidentiality Agreement. Notwithstanding anything herein to the contrary, Parent and Merger Sub shall not, and shall cause their respective Representatives not to, contact any customer or supplier of the Company in connection with the Merger or any of the other transactions contemplated by this Agreement without the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), and Parent and Merger Sub acknowledge and agree that any such contact shall be arranged by and with a Representative of the Company participating.

Section 6.06 Notice of Certain Events. From the date of this Agreement until the Effective Time, each of the Company and Parent will give prompt notice to the other (and will subsequently keep the other informed on a current basis of any material developments related to such notice) of any inaccuracy or breach of any representation or warranty or breach of covenant or agreement contained in this Agreement that could reasonably be expected to cause, in the case of Parent and Merger Sub, any of the conditions set forth in Section 7.01 or Section 7.03 not to be satisfied, and, in the case of the Company, any of the conditions set forth in Section 7.01 or Section 7.02 not to be satisfied and (b) any written notice or other communication received by such party or any of its Subsidiaries from any Person alleging that the consent of such party is or may be required in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, the delivery of notice given by any party pursuant to this Section 6.06 shall not cure any breach of any of the representations, warranties, covenants, obligations or conditions contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

Section 6.07 Employee Benefit Plan Matters.

(a) With respect to employees of the Company or its Subsidiaries immediately before the Effective Time who continue employment with Parent, the Surviving Corporation or any Subsidiary of Parent or the Surviving Corporation immediately following the Effective Time (“Continuing Employees”), Parent shall cause the service of each such Continuing Employee to be recognized for purposes of eligibility to participate, levels of benefits (but not for benefit accruals under any defined benefit pension plan) and vesting under each compensation, retirement, vacation, fringe or other welfare benefit plan, program or arrangement of Parent, the Surviving Corporation or any of their Subsidiaries, but not including any defined benefit pension, nonqualified deferred compensation, post-termination welfare or equity-based compensation plans, programs, agreements or arrangements in which any Continuing Employee is or becomes eligible to participate in the year in which the Effective Time occurs (collectively, the “Parent Benefit Plans”), but solely to the extent service was credited to such employee for such purposes under a comparable Company Employee Plan immediately prior to the Closing Date and to the extent such credit would not result in a duplication of benefits or compensation.

(b) For a period of not less than twelve (12) months after the Closing Date (or, if earlier, until the termination of employment of the relevant employee), Parent shall provide or cause to be provided each Continuing Employee with (i) (A) base salary or base hourly rate and (B) cash incentive compensation opportunities, in each case in an amount at least equal to the same level that was provided to each such Continuing Employee immediately prior to the Closing Date, and (ii) additional cash or equity incentives comparable to each such Continuing Employee’s level of equity compensation prior to the Closing Date, and (iii) employee benefits (other than equity-based, defined benefit pension, post-termination welfare or nonqualified deferred compensation benefits, except to the extent provided for in any agreements or arrangements existing as of the date hereof) that are substantially similar in the aggregate to those provided to each such Continuing Employee immediately prior to the Closing Date under the Company Employee Plans set forth in Section 4.16 of the Company Disclosure Schedule. In addition and notwithstanding the foregoing, Parent acknowledges that the Surviving Corporation shall assume liability for the obligations set forth on Schedule 6.07(b), including the Company’s Amended and Restated Change of Control Plan and the other Company employee arrangements and benefits enumerated thereon (which Contracts listed thereon are assumed by operation of Applicable Law), and shall honor and comply with the requirements of such obligations in accordance with their applicable terms.

(c) With respect to each Parent Benefit Plan that is a health benefit plan in which any Continuing Employee is or becomes eligible to participate in the plan year in which the Effective Time occurs, Parent shall use or cause the Surviving Corporation or any Subsidiary of Parent or the Surviving Corporation to use commercially reasonable efforts to cause each such Parent Benefit Plan to (i) waive all limitations as to pre-existing conditions, waiting periods, required physical examinations and exclusions with respect to participation and coverage requirements applicable under such Parent Benefit Plan for such Continuing Employees and their eligible dependents to the same extent that such pre-existing conditions, waiting periods, required physical examinations and exclusions would not have applied or would have been waived under the corresponding Company Employee Plan in which such Continuing Employee was a participant immediately prior to his commencement of participation in such Parent Benefit Plan; provided, however, that for purposes of clarity, to the extent such benefit coverage includes eligibility conditions based on periods of employment, Section 6.07(a) shall control; and (ii) provide each Continuing Employee and their eligible dependents with credit for any co-payments and deductibles paid in the calendar year that, and prior to the date that, such Continuing Employee commences participation in such Parent Benefit Plan in satisfying any applicable co-payment or deductible requirements under such Parent Benefit Plan for the applicable calendar year, to the extent that such expenses were recognized for such purposes under the comparable Company Employee Plan.

(d) Nothing in this Section 6.07 shall (i) be deemed to establish, amend or modify any Parent Benefit Plan or any other benefit or compensation plan, program, agreement, Contract, policy or arrangement or limit the ability of Parent, the Surviving Corporation or any of their Affiliates to amend, modify or terminate any benefit or compensation plan, program, agreement, Contract, policy or arrangement at any time, (ii) confer upon any Person not a party to this Agreement any rights or remedies of any nature or kind whatsoever, including any third-party beneficiary rights, or any right to employment or continued employment or any term or condition of employment, or (iii) restrict the ability of Parent, the Surviving Corporation or any of their Affiliates to terminate the employment of any Person (including any Continuing Employee) at any time and for any or no reason.

Section 6.08 State Takeover Laws. If any “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Applicable Law becomes or is deemed to be applicable to the Company, Parent, Merger Sub, the Merger or any other transaction contemplated by this Agreement, then each of the Company, Parent, Merger Sub, as applicable, and their respective Board of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to render such anti-takeover Applicable Law inapplicable to the foregoing.

Section 6.09 Obligations of Merger Sub. Parent shall cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby on the terms and conditions set forth in this Agreement.

Section 6.10 Voting of Shares. Parent shall vote any shares of Company Common Stock beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Stockholder Meeting, and will vote or cause to be voted the shares of Merger Sub held by it or any of its Subsidiaries, as the case may be, in favor of adoption of this Agreement.

Section 6.11 Director and Officer Liability.

(a) For six (6) years after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, maintain officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, however, that in satisfying its obligation under this Section 6.11(a), neither Parent nor the Surviving Corporation shall be obligated to pay annual premiums in excess of 300% of the amount per annum the Company paid in its last full fiscal year prior to the date hereof (the “Current Premium”) and if such premiums for such insurance would at any time exceed 300% of the Current Premium, then the Surviving Corporation shall cause to be maintained policies of insurance that, in the Surviving Corporation’s good faith judgment, provide the maximum coverage available at an annual premium equal to 300% of the Current Premium. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” or “runoff” policies have been obtained by the Company prior to the Effective Time, which policies provide such directors and officers with coverage for an aggregate period of six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, in respect of the transactions contemplated by this Agreement; provided, however, that the amount paid for such prepaid policies does not exceed 300% of the Current Premium. If such prepaid policies have been obtained prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such policies in full force and effect for their full term, and continue to honor the obligations thereunder.

(b) From and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to): (i) indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Subsidiary of the Company (each, an “Indemnified Party”) for any and all costs and expenses (including fees and expenses of legal counsel, which shall be advanced as they are incurred; provided, that the Indemnified Party shall not be entitled to such advancement unless and until such Indemnified Party has made an undertaking to repay such expenses if it is ultimately determined that such Indemnified Party was not entitled to indemnification under this Section 6.11), judgments, fines, penalties or liabilities (including amounts paid in settlement or compromise) imposed upon or reasonably incurred by such Indemnified Party in connection with or arising out of any action, suit or other proceeding (whether civil or criminal, and including any proceeding before any regulatory, administrative or legislative body or agency) in which such Indemnified Party may be involved or with which he or she may be threatened (regardless of whether as a named party or as a participant other than as a named party, including as a witness) (an “Indemnified Party Proceeding”) (A) by reason of such Indemnified Party’s being or having been such director or officer of the Company or such Subsidiary or an employee or agent of the Company or otherwise in connection with any action taken or not taken at the request of the Company or such Subsidiary (B) arising out of such Indemnified Party’s service in connection with any other corporation or organization for which he or she serves or has served as a director, officer, employee, agent, trustee or fiduciary at the request of the Company (including in any capacity with respect to any employee benefit plan), in each of (A) or (B), whether or not the Indemnified Party continues in such position at the time such Indemnified Party Proceeding is brought or threatened and at, or at any time prior to, the Effective Time (including any Indemnified Party Proceeding relating in whole or in part to the transactions contemplated by this Agreement or relating to the enforcement of this provision or any other indemnification or advancement right of any Indemnified Party subject to the undertaking in this Section 6.11 to repay advanced amounts), to the fullest extent permitted under Applicable Law; and (ii) fulfill and honor in all respects the obligations of the Company and its Subsidiaries pursuant to: (x) each indemnification agreement in effect between the Company or any of its Subsidiaries and any Indemnified Party as of the date hereof, the form of which has been Made Available to Parent; and (y) any indemnification provision (including advancement of expenses subject to the undertaking in this Section 6.11 to repay advanced amounts) and any exculpation provision set forth in the certificate of incorporation or bylaws of the Company or its Subsidiary, as applicable, as in effect on the date hereof. Parent shall pay all expenses, including attorneys’ fees, that may be incurred by Indemnified Parties in connection with their enforcement of their rights provided under this Section 6.11. Parent’s and the Surviving Corporation’s obligations under the foregoing clauses (i) and (ii) shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification, exculpation and advancement of expenses under this Section 6.11 in respect of any claim asserted or made within such period shall continue until the final disposition of such claim. If Parent or the Surviving Corporation fails to comply with its obligations in this Section 6.11(b) and an Indemnified Party commences a suit which results in a final determination that the Parent or the Surviving Corporation failed to comply with such obligation, Parent shall pay such Indemnified Party its costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest thereon at the rate of interest per annum equal to the prime lending rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date of payment.

(c) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.11.

(d) The provisions of this Section 6.11 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under any certificate of incorporation or bylaws, by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 6.11 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party to whom this Section 6.11 applies unless (x) such termination or modification is required by Applicable Law or (y) the affected Indemnified Party shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnified Parties to whom this Section 6.11 applies shall be third party beneficiaries of this Section 6.11; provided, however, that such rights of the Indemnified Parties as third-party beneficiaries under this Section 6.11 shall not arise unless and until the Merger is consummated).

Section 6.12 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement and without limiting the generality of anything contained in this Section 6.12, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable on its part under this Agreement and Applicable Law to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any Governmental Authority, including under the Antitrust Laws, in order to consummate the Merger and to fully carry out the purposes of this Agreement. The Company shall use commercially reasonable efforts to take all actions reasonably requested by Parent to obtain waivers or consents from any Significant Customers, if required under any Contracts with Significant Customers, and any Third Parties whose waiver or consent is required under any Material Contract.

(b) In furtherance and not in limitation of the foregoing, each of the Company and Parent (and their respective Affiliates, if applicable) shall: (i) promptly, but in no event later than five (5) Business Days after the date hereof, file any and all notices, reports and other documents required to be filed by such party under the HSR Act with respect to the Merger and the other transactions contemplated by this Agreement and shall use reasonable best efforts promptly to cause the expiration or termination of any applicable waiting periods under the HSR Act; and (ii) promptly make all filings, and use reasonable best efforts to timely obtain all consents, permits, authorizations, waivers, clearances and approvals, and to cause the expiration or termination of any applicable waiting periods, as may be required under any other applicable Antitrust Laws (to the extent required); (iii) as promptly as reasonably practicable provide such information as may reasonably be requested by the U.S. Department of Justice (the “DOJ”) or the Federal Trade Commission (the “FTC”) under the HSR Act or by any other Governmental Authority in connection with the Merger and other transactions contemplated hereby; (iv) use reasonable best efforts to cause to be taken, on a timely basis, all other actions necessary or appropriate for the purpose of consummating and effectuating the

Merger and the other transactions contemplated by this Agreement and (v) promptly take, and cause its Affiliates to take, all reasonable actions and steps requested or required by any Governmental Authority as a condition to granting any consent, permit, authorization, waiver, clearance and approvals, and to cause the prompt expiration or termination of any applicable waiting period and to resolve such objections, if any, of the FTC and the DOJ, or other Governmental Authorities of any other jurisdiction for which consents, permits, authorizations, waivers, clearances, approvals and expirations or terminations of waiting periods are required with respect to the Merger and the other transactions contemplated by this Agreement; provided, that the Company and its Subsidiaries and Parent and its Affiliates will only be required to take or commit to take any such action, or agree to any such condition or restriction, if such action, commitment, agreement, condition or restriction is binding on the Company or its Subsidiaries or on Parent or its Affiliates, only in the event the Closing occurs; provided, further, that, subject to the obligations of Parent set forth in this Section 6.12(d) – (f), the Company and its Subsidiaries shall only be permitted to take or commit to take any such action, or agree to any such condition or restriction, with the prior written consent of Parent. Parent shall pay all filing fees under the HSR Act.

(c) Without limiting the generality of anything contained in this Section 6.12 each party hereto shall: (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or Proceeding by or before any Governmental Authority with respect to the Merger or the other transactions contemplated by this Agreement; (ii) keep the other parties reasonably informed as to the status of any such request, inquiry, investigation, action or Proceeding; (iii) promptly inform the other parties of any substantive communication to or from the FTC, DOJ or any other Governmental Authority to the extent regarding the Merger or other transactions contemplated by this Agreement, or regarding any such request, inquiry, investigation, action or Proceeding, and provide a copy of all substantive written communications, and (iv) pull and re-file any notice under the HSR Act only if the other parties agree. Subject to Applicable Law, in advance and to the extent practicable, each of Parent or Company, as the case may be, will consult the other on all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries that appear in any filing made with, or substantive written materials submitted to, any third party and/or any Governmental Authority in connection with the Merger or the other transactions contemplated by this Agreement (including the Proxy Statement) and shall incorporate all comments reasonably proposed by Parent or the Company, as the case may be. Notwithstanding anything to the contrary contained herein, Parent shall be entitled to direct and control (i) all substantive communications, strategy and defense of the transactions contemplated by this Agreement, and (ii) all substantive negotiations and settlement discussions, if necessary, with any Governmental Authority; provided, however, that Parent shall keep the Company informed of Parent’s contacts with any Governmental Authority, allow the Company’s lawyers to review and comment on substantive submissions and presentations, and allow the Company’s lawyers to attend any substantive meetings and participate in any substantive telephone conference, without limitation; and provided, further, that if review of any information would be material in connection with any second request (or similar process), such information shall be provided solely to those individuals acting as outside antitrust counsel for the other parties; provided, that such counsel shall not disclose such information to such other parties and shall enter into a joint defense agreement with the providing party.

(d) In furtherance and not in limitation of the foregoing, Parent agrees to use its reasonable best efforts to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under Antitrust Laws that may be required by any Governmental Authority, so as to enable the parties to consummate the Merger as soon as reasonably practicable (and in any event no later than three (3) Business Days prior to the End Date), including (i) committing to or effecting, by consent decree, hold separate orders, trust, or otherwise, the sale, license, transfer, assignment or other disposition of assets or businesses of Parent or Company or their respective Subsidiaries, (ii) terminating, relinquishing, modifying, transferring, assigning, restructuring, or waiving existing agreements, collaborations, relationships, ventures, contractual rights, obligations or other arrangements of Parent or Company or their respective Subsidiaries and (iii) creating or consenting to create any relationships, ventures, contractual rights, obligations, behavioral undertakings or other arrangements of Parent or Company or their respective Subsidiaries and, in each case, to enter, or offer to enter, into agreements and stipulate to the entry of an order or decree or file appropriate applications with any Governmental Authority in connection with any of the foregoing and in the case of actions by or with respect to the Company or its Subsidiaries or its or their businesses or assets, by consenting to such action by the Company (each a “Divestiture Action”). Subject to Parent’s obligations in this Section 6.12 Parent shall have the sole and exclusive right to propose, negotiate, offer to commit and effect, by consent decree, hold separate order or otherwise, any and all Divestiture Actions or otherwise to offer to take or offer to commit (and if such offer is accepted, commit to and effect) to take any Divestiture Action as may be required to resolve any Governmental Authority’s objections to the Merger or the other transactions contemplated by this Agreement; provided, however, that Parent shall consider in good faith the views of the Company and its counsel in connection therewith.

(e) In the event that any litigation or other administrative or judicial action or Proceeding is commenced challenging the Merger or any of the other transactions contemplated by this Agreement and such litigation, action or Proceeding seeks, or would reasonably be expected to seek, to prevent the consummation of the Merger or the other transactions contemplated by this Agreement, Parent and Merger Sub shall take any and all action to resolve any such litigation, action or Proceeding and each of the Company, Parent and Merger Sub shall cooperate with each other and use its respective reasonable best efforts to contest any such litigation, action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other transactions contemplated by this Agreement.

(f) Neither Parent nor Merger Sub shall, nor shall they permit their respective Subsidiaries to, acquire or agree to acquire any rights, assets, business, Person or division thereof (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition, would reasonably be expected to increase the risk of not obtaining any applicable clearance, consent, approval or waiver under Antitrust Laws with respect to the Merger or the other transactions contemplated by this Agreement.

Section 6.13 Stockholder Litigation. The Company shall as promptly as reasonably practicable (and in any event within two (2) Business Days) notify Parent in writing of, and shall give Parent the opportunity to review and timely comment on all filings and responses to be made by the Company in connection with (which such comments the Company will in good faith take into account), and participate and consult in the defense and settlement of, any Stockholder Litigation, and no such settlement, or other compromise or arrangement, or any Stockholder Litigation shall be agreed to without Parent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed). The Company shall keep Parent reasonably informed with respect to the status of any Stockholder Litigation. Without otherwise limiting the Indemnified Party’s rights with regard to the right to counsel, following the Effective Time, the Indemnified Party shall be entitled to continue to retain Goodwin Procter LLP or such other counsel selected by such Indemnified Party prior to the Effective Time to defend any Stockholder Litigation.

Section 6.14 Public Announcements. Parent and the Company shall consult with each other before issuing any press release or making any other public statement, or scheduling a press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated by this Agreement and shall not issue any such press release or make any such other public statement without the consent of the other party, which shall not be unreasonably withheld, except as such release or announcement may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association upon which the securities of the Company or Parent, as applicable, are listed, in which case the party required to make the release or announcement shall, to the extent practicable, consult with the other party about, and allow the other party reasonable time (taking into account the circumstances) to comment on, such release or announcement in advance of such issuance, and the party will consider such comments in good faith; provided, however, that notwithstanding the foregoing, the Company shall not be required to consult with Parent before issuing any press release or making any other public statement with respect to an Adverse Recommendation Change effected in accordance with Section 6.03 or with respect to its receipt and consideration of any

Acquisition Proposal. The parties hereto agree that the initial press release to be issued with respect to the transactions contemplated hereby following execution of this Agreement shall be substantially in the form heretofore agreed to by Parent and the Company.

Section 6.15 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 6.16 Section 16 Matters. Parent and the Company agree that, in order to most effectively compensate and retain those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the Merger, prior to and after the Effective Time, it is desirable that such Persons not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by Applicable Law in connection with the transactions contemplated by this Agreement and, for that compensatory and retentive purpose, agree to the provisions of this Section 6.16. Promptly after the date hereof, the Company shall take all such steps as may be required to cause any dispositions of shares of Company Common Stock resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by Applicable Law.

Section 6.17 Financing.

(a) Each of Parent and Merger Sub shall use its commercially reasonable efforts to take, or cause to be taken, or do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Financing on and in accordance with the terms and conditions (including agreeing to any requested changes to the commitments thereunder in accordance with any flex provisions therein) described in the Financing Commitment Letters, and the contribution contemplated by the Rollover Agreement pursuant to the terms thereof, and, subject to the terms and conditions of this Agreement, shall not permit any amendment or modification to be made to, or any waiver of any provision under, the Financing Commitment Letters or the Rollover Agreement if such amendment, modification or waiver (A) with respect to the Financing Commitment Letters, reduces (or could have the effect of reducing) the aggregate amount of the Financing (including by increasing the amount of fees to be paid or original issue discount unless (x) the Debt Financing or the Equity Financing is increased by a corresponding amount or the Debt Financing is otherwise made available to fund such fees or original issue discount and (y) the representation and warranty set forth in Section 5.10 shall be true and correct as of the date of such amendment, modification or waiver after giving effect thereto), or (B) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the Financing or the contribution contemplated by the Rollover Agreement, in a manner that would reasonably be expected to (x) delay or prevent or make less likely the funding of the Financing or the contribution contemplated by the Rollover Agreement (or satisfaction of the conditions to the Financing or the contribution contemplated by the Rollover Agreement) on the Closing Date or (y) adversely impact the ability of Parent, Merger Sub or the Company, as applicable, to enforce its rights against the Debt Financing sources pursuant to the Financing Commitment Letters or the Rollover Agreement, in each of clauses (x) and (y) in any material respect (provided, that, subject to compliance with the other provisions of this Section 6.17(a), Parent and Merger Sub may amend the Debt Commitment Letter to add additional lenders, arrangers, bookrunners and agents). Parent shall promptly deliver to the Company copies of any amendment, modification or waiver to any Financing Commitment Letter or the Rollover Agreement. References to “Financing” shall include the financing contemplated by the Financing Commitment Letters as permitted to be amended, modified or waived by this Section 6.17(a), references to “Debt Financing” shall include the debt financing contemplated by the Debt

Commitment Letter as permitted to be amended, modified or waived by this Section 6.17(a), references to the “Rollover Investment” shall include the financing contemplated by the Rollover Agreement as permitted to be amended, modified or waived by this Section 6.17(a) and references to “Debt Commitment Letter” shall include such documents as permitted to be amended, modified or waived by this Section 6.17(a).

(b) Each of Parent and Merger Sub shall use its commercially reasonable efforts (A) to maintain, or cause to be maintained, in effect and effect the Financing Commitment Letters and the Rollover Agreement on the terms and conditions set forth therein, (B) to promptly negotiate and enter into definitive agreements with respect to the Debt Commitment Letter on the terms and conditions (including agreeing to any requested changes to the commitments thereunder in accordance with any flex provisions therein) contained in the Debt Commitment Letter (or on terms no less favorable in the aggregate to Parent or Merger Sub than the terms and conditions (including flex provisions) in the Debt Commitment Letter, subject in all respects to any restrictions on amendments or modifications set forth in by this Section 6.17), (C) to satisfy, or cause to be satisfied, on a timely basis all conditions to funding in the Debt Commitment Letter and such definitive agreements thereto and in the Equity Commitment Letter and the Rollover Agreement that it is required to satisfy and to consummate the Financing and make the Rollover Investment at or prior to the Closing, including using its commercially reasonable efforts to cause the lenders and the other persons committing to fund the Financing and make the Rollover Investment, to fund the Financing and make the Rollover Investment at the Closing on the terms and conditions set forth therein, (D) to promptly, diligently and fully enforce its rights under the Financing Commitment Letters and Rollover Agreement and (E) to comply with its, or cause their Affiliates to comply with their, obligations under the Financing Commitment Letters and the Rollover Agreement. Parent shall keep the Company fully informed, in all reasonable detail, of the status of its efforts to arrange and consummate the Debt Financing and of all material developments in respect thereof. Parent shall provide the Company, upon request, with copies of any executed material definitive documents in respect of the Debt Financing and such other information and documentation regarding the Debt Financing and any syndication efforts as shall be reasonably necessary to allow the Company to monitor the progress of such financing activities. Without limiting the generality of the foregoing, Parent and Merger Sub shall give the Company prompt notice (x) of any actual or threatened breach or default by any party to any of the Financing Commitment Letters, Rollover Agreement, or definitive agreements related to the Financing of which Parent or Merger Sub become aware, (y) of the receipt of (A) any written notice or (B) other written communication, in each case from any Financing source with respect to any (1) actual or threatened breach, default, termination or repudiation by any party to any of the Financing Commitment Letters, Rollover Agreement or definitive agreements related to the Financing of any provisions of the Financing Commitment Letters, Rollover Agreement or definitive agreements related to the Financing or (2) material dispute or disagreement between or among any parties to any of the Financing Commitment Letters, Rollover Agreement or definitive agreements related to the Financing with respect to the obligation to fund the Financing or the amount of the Financing to be funded at Closing, and (z) if at any time for any reason Parent or Merger Sub believes in good faith that it will not be able to obtain the Financing or the Rollover Investment on the terms and conditions, in the amount, in the manner or from the sources contemplated by any of the Financing Commitment Letters, the Rollover Agreement or definitive agreements related to the Financing. As soon as reasonably practicable, but in any event within two (2) Business Days of the date the Company delivers to Parent or Merger Sub a written request, Parent and Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (x), (y) or (z) of the immediately preceding sentence or the status of the Debt Financing. Upon the occurrence of any circumstance referred to in clause (x), (y) or (z) of the second preceding sentence or if any portion of the Debt Financing or Rollover Investment otherwise becomes unavailable, and such portion is reasonably required to fund the Aggregate Merger Consideration and all fees, expenses and other amounts contemplated to be paid by Parent, Merger Sub, their Affiliates or the Surviving Corporation pursuant to this Agreement on the Closing Date, Parent and Merger Sub shall use their commercially reasonable efforts to arrange and obtain in replacement thereof alternative financing from alternative sources in an amount sufficient to consummate the Merger and the other transactions contemplated by this Agreement with terms and conditions (including structure, covenants and pricing) not less favorable, taken as a whole, to Parent and Merger Sub (or their Affiliates) than the terms and conditions set forth in the Debt Commitment Letter or the Rollover Agreement, as applicable, (provided that no alternative financing may contain any term that would not be permitted pursuant to Section 6.17(a) as an amendment to the Financing Commitment Letters) as promptly as reasonably practicable following the occurrence of such event. Parent shall deliver to the Company true and complete copies of all executed agreements, arrangements or understandings (including any side letters and fee letters) (subject to redactions consistent with Section 5.08) pursuant to which any such alternative source shall have committed to provide any portion of the Debt Financing or the Rollover Investment. References to “Financing” shall include the financing contemplated by the Financing Commitment Letters as permitted to be replaced pursuant to this Section 6.17(b), references to “Debt Financing” shall include the debt financing contemplated by the Debt Commitment Letter as permitted to be replaced pursuant to this Section 6.17(b) and references to “Debt Commitment Letter” shall include such documents as permitted to be replaced pursuant to this Section 6.17(b). Parent and Merger Sub acknowledge and agree that the obtaining of the Financing and the Rollover Investment, or any alternative financing, is not a condition to Closing.

(c) Prior to the Effective Time, the Company shall use its commercially reasonable efforts to provide to Parent and Merger Sub, and shall cause each of its Subsidiaries to use its commercially reasonable efforts to provide, and shall use commercially reasonable efforts to cause its Representatives, including legal and accounting, to provide (in each case at Parent’s sole expense) all cooperation reasonably requested by Parent that is customary in connection with the arrangement of the Debt Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including, but not limited to using commercially reasonable efforts to, (i) upon reasonable notice, assist in preparation for and participate (and use commercially reasonable efforts to cause senior management to participate) in a reasonable number of meetings, due diligence sessions, road shows, and presentations with prospective lenders (but not more than two (2) primary bank meetings) and rating agencies, and otherwise using commercially reasonable efforts to cooperate with the marketing efforts for the Debt Financing, (ii) assist with the timely preparation of customary materials for bank information memoranda and ratings agency presentations (and assisting in the obtaining of corporate, credit and facility ratings from ratings agencies), and similar documents required to be delivered in connection with the Debt Commitment Letter as in effect on the date hereof (including executing a customary authorization letter to the extent required by the Debt Commitment Letter as in effect on the date hereof authorizing the distribution of information about the Company and its Subsidiaries to prospective lenders), (iii) furnish Parent with the historical financial statements of the Company identified in paragraph 5(1) and (2) of Exhibit D of the Debt Commitment Letter as in effect on the date hereof (subject to the immediately following proviso, the “Required Financial Information”); provided, however, that for the avoidance of doubt, in no event shall the Required Financial Information be deemed to include or shall the Company, its Subsidiaries or its Representatives otherwise be required to provide pro forma financial statements or pro forma adjustments in connection with the Debt Financing, (iv) provide Parent and Merger Sub with information reasonably necessary to complete customary perfection certificates and other customary loan documents as may be required in connection with the Debt Financing as may be reasonably requested by Parent or the Merger Sub, (v) assist Parent in delivering original stock certificates, if any, and original stock powers (or, if any, similar documents for limited liability companies) to the extent required on or prior to the Closing Date by the Debt Commitment Letter as in effect on the date hereof (including assisting in obtaining copies thereof prior to the Closing Date) and assist Parent in obtaining insurance certificates from the insurance policy underwriters of the Company and its Subsidiaries to the extent required on or prior to the Closing Date by the Debt Commitment Letter as in effect on the date hereof, and (vi) take reasonable corporate actions, subject to and only effective upon the occurrence of the Closing, reasonably necessary to permit the consummation of the Debt Financing; provided, that the Company shall not be required to provide, or cause its Subsidiaries to provide, cooperation under this Section 6.17 that: (A) unreasonably interferes with the ongoing business of the Company or its Subsidiaries; (B) causes any covenant, representation or warranty in this Agreement to be breached; (C) causes any closing condition set forth in

Article 7 to fail to be satisfied or otherwise causes the breach of this Agreement or any Contract to which the any of the Company or its Subsidiaries is a party; (D) requires the Company or its Subsidiaries to incur any liability (including, without limitation, any commitment fees) in connection with the Debt Financing prior to the Closing; (E) requires the Company and its Subsidiaries or their respective directors, officers, managers or employees to execute, deliver or enter into, or perform any agreement, document, certificate or instrument with respect to the Debt Financing and the directors and managers of the Company and its Subsidiaries shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained, or (F) requires the Company or its Subsidiaries to provide any legal opinion or other opinion of counsel, or any other information that would, in its good faith opinion, result in a violation of applicable law or loss of attorney-client privilege); provided that, in such case, the Company will promptly inform Parent that information is being withheld pursuant to this clause (F). So long as requested by Parent at least ten (10) days prior to the Closing Date, the Company will, and will cause each of its Subsidiaries to, furnish Parent and the Merger Sub promptly, and in any event at least two (2) Business Days prior to the Closing Date, all documentation and other information with respect to the Company and its Subsidiaries that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act. In no event shall the Company be in breach of this Agreement because of the failure to deliver any financial or other information that is not currently readily available to the Company and its Subsidiaries on the date hereof or is not otherwise prepared in the ordinary course of business of the Company and its Subsidiaries at the time requested by Parent (other than the Required Financial Information) or for the failure to obtain review of any financial or other information by its accountants (other than the Required Financial Information). In no event shall the Company or its Subsidiaries be required to pay any commitment or other fee or incur any liability (including due to any act or omission by the Company, its Subsidiaries or any of their respective Affiliates or Representatives) or expense (including legal and accounting expenses) in connection with assisting Parent and Merger Sub in arranging the Debt Financing or as a result of any information provided by the Company, its Subsidiaries or any of their respective Affiliates or Representatives in connection with the Debt Financing. On or prior to the Closing Date, the Company will deliver to Parent a customary payoff letter executed by the lenders of the Credit Facility (or the administrative agent on behalf of such lenders), which letter will set forth (a) the total amount required to be paid at the Effective Time to satisfy in full the repayment of all Indebtedness outstanding under the Credit Facility at such time (the “Payoff Amount”), (b) the agent’s obligation to release all liens and other security securing the Credit Facility in due course and at Parent’s or its Subsidiaries’ expense after receiving the Payoff Amount, and (c) wire transfer instructions for paying the Payoff Amount. For the avoidance of doubt, the parties hereto acknowledge and agree that the provisions contained in this Section 6.17 represent the sole obligation of the Company, its Subsidiaries and their respective Affiliates and Representatives with respect to cooperation in connection with the Debt Financing. Notwithstanding anything herein to the contrary, the condition precedent set forth in Section 7.02(b), as it applies to the Company’s obligations under this Section 6.17(c), shall be deemed satisfied unless the Debt Financing has not been obtained primarily as a result of the Company’s breach of its obligations under this Section 6.17(c), which breach is a consequence of an act or failure to act by the Company with the actual knowledge that the taking of such action or failure to take such action would cause such breach.

(d) The Company hereby consents to the use of its and its Subsidiaries’ trademarks, service marks or logos in connection with the Debt Financing; provided, that such trademarks, service marks or logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries or any of their respective intellectual property rights.

(e) Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ and accountants’ fees) incurred by the Company or any of its Subsidiaries or their respective Representatives in connection with the cooperation required by or requested in accordance with this Section 6.17 or otherwise requested by Parent, Merger Sub or their Representatives in connection with the Debt Financing. Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective Affiliates and Representatives (collectively, the “Financing Indemnitees”) from and against any and all costs, expenses, losses, damages, claims, judgments, fines, claims, losses, penalties, damages, interest, awards and liabilities directly or indirectly suffered or incurred by any of them in connection with the arrangement and consummation of the Financing and any information used in connection therewith (other than arising from fraud, gross negligence, willful misconduct of the Person seeking indemnification hereunder, as determined by a court of competent jurisdiction in a final, non-appealable judgment), to the fullest extent permitted by Applicable Law and with appropriate contribution to the extent such indemnification is not available. This Section 6.17(e) shall survive consummation of the Merger and the Closing and any termination of this Agreement, and is intended to benefit, and may be enforced by the Financing Indemnitees and their respective heirs, executors, estates, personal representatives, successors and assigns who are each third party beneficiaries of this Section 6.17(e).

Section 6.18 Confidentiality. Parent and the Company hereby acknowledge and agree to continue to be bound by the letter agreement dated as of April 11, 2016 between H.I.G. Middle Market, LLC and the Company (the “Confidentiality Agreement”).

Section 6.19 Director Resignations. Prior to the Closing, other than with respect to any directors identified by Parent in writing to the Company ten (10) Business Days prior to the Closing Date, the Company shall use its reasonable best efforts to deliver to Parent resignations executed by each director of the Company (and, to the extent requested by Parent, any director (or any equivalent) or each Subsidiary of the Company) in office immediately prior to the Effective Time, which resignations shall be effective at the Effective Time.

ARTICLE 7

CONDITIONS TO THE MERGER

Section 7.01 Conditions to the Obligations of Each Party. The obligation of each party hereto to consummate the Merger is subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of, on or prior to the Closing, of the following conditions:

(a) the Stockholder Approval shall have been obtained;

(b) no Governmental Authority having jurisdiction over any party hereto shall have issued any Order or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger and no Applicable Law shall have been adopted that makes consummation of the Merger illegal or otherwise prohibited; provided, that the party seeking to assert this condition shall have used those efforts required hereunder (including under Section 6.12) to resist, lift or resolve such Order or Applicable Law; and

(c) the applicable waiting period (and any extension thereof, subject to Section 6.12) applicable to the Merger under the HSR Act shall have expired or been terminated.

Section 7.02 Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the Merger is subject to the satisfaction, at or prior to Closing, of the following conditions:

(a) the representations and warranties of the Company set forth in this Agreement shall be true and correct on the date hereof and on the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct only as of such earlier date), except where the failure of such representations and warranties to be so true and correct (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” or words of similar import) would not, individually or in the aggregate, have a Company Material Adverse Effect, provided that, notwithstanding the foregoing, (i) the representations and warranties set forth in Section 4.01 (Corporate Existence and Power),

Section 4.02 (Corporate Authorization), Section 4.25 (Brokers’ Fees), and Section 4.26 (Opinion of Financial Advisor) shall be true and correct in all material respects as of the Closing Date as if made on and as of such date (other than representations and warranties that address matters only as of an earlier date, which shall be true and correct in all material respects as of such earlier date) and (ii) the representations and warranties set forth in Section 4.05 (Capitalization) shall be true and correct in all respects as of the Closing Date as if made on and as of such date (other than representations and warranties that address matters only as of an earlier date, which shall be true and correct as of such earlier date), except for any inaccuracies that would not, individually or in the aggregate, increase the Aggregate Merger Consideration payable in the Merger by more than $1,000,000 (disregarding any failures to be true and correct resulting or arising from any actions not prohibited by Section 6.01 or otherwise consented to by Parent or Merger Sub);

(b) the Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date;

(c) Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company certifying that the conditions set forth in Section 7.02(a) and Section 7.02(b) and been satisfied; and

(d) since the date of the Agreement, there shall not have occurred and be continuing any Company Material Adverse Effect.

Section 7.03 Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction, at or prior to Closing, of the following conditions:

(a) the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct on the date hereof and on the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct only as of such earlier date), except where the failure of such representations and warranties to be so true and correct (disregarding all qualifications or limitations as to “materiality” or words of similar import) would not, individually or in the aggregate, prevent, materially delay or materially impair Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement;

(b) Parent and Merger Sub shall each have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and

(c) the Company shall have received at the Closing a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent certifying that the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

ARTICLE 8

TERMINATION

Section 8.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing.

(a) by mutual written agreement of the Company and Parent (notwithstanding any approval of this Agreement by the stockholders of the Company);

(b) by either Parent or the Company, upon prior written notice to the other party, if the Merger has not been consummated on or before June 10, 2017 (the “End Date”) (notwithstanding any approval of this Agreement by the stockholders of the Company); provided, however, that in the event that the Marketing Period has not ended on or prior to the End Date, then the End Date may be extended, at the sole option of Parent by delivery of written notice to the Company prior to the End Date, to the date that is one (1) Business Day following the last day of the Marketing Period; provided, further, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose material breach of any provision of this Agreement has been the proximate cause of the failure of the conditions to Closing set forth in Article 7 to be satisfied;

(c) by either Parent or the Company, upon prior written notice to the other party, if any Governmental Authority of competent jurisdiction shall have issued a final and non-appealable Order or taken any other action enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement (notwithstanding any approval of this Agreement by the stockholders of the Company); provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.01(c) shall not have (i) breached in any material respects its obligations under Section 6.12 and (ii) been the primary cause of such Order due to failure to perform any such obligations;

(d) by either Parent or the Company, upon prior written notice to the other party, if the Stockholder Approval has not been obtained by reason of the failure to obtain the required vote upon a final vote taken at the Stockholder Meeting (or any adjournment or postponement thereof);

(e) by Parent, upon prior written notice to the Company, in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained herein that (i) would result in any condition set forth in Section 7.02 not being satisfied and (ii) has not been cured prior to the earlier of the End Date or the thirtieth (30th) calendar day following Parent’s delivery of written notice describing such breach to the Company; provided, however, that Parent shall not be entitled to terminate this Agreement pursuant to this Section 8.01(e) if, at the time of such termination, either Parent of Merger Sub is in material breach of any representation, warranty, covenant or agreement contained in this Agreement;

(f) by the Company, upon prior written notice to Parent, in the event of a breach by Parent or Merger Sub of any representation, warranty, covenant or other agreement contained herein that (i) would result in any condition set forth in Section 7.03 not being satisfied and (ii) has not been cured prior to the earlier of the End Date or the thirtieth (30th) calendar day following the Company’s delivery of written notice describing such breach to Parent; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.01(f) if, at the time of such termination, the Company is in material breach of any representation, warranty, covenant or agreement contained in this Agreement;

(g) by Parent, upon prior written notice to the Company, if, prior to the Stockholder Approval, the Company Board or any committee thereof shall have effected an Adverse Recommendation Change;

(h) by the Company, upon prior written notice to Parent, if prior to the Stockholder Approval the Company Board shall have effected an Adverse Recommendation Change in respect of a Superior Proposal in accordance with Section 6.03, the Company has complied in all respects (other than immaterial noncompliance) with Section 6.02, and substantially concurrently with such termination the Company enters into a definitive agreement with respect to such Superior Proposal; provided, that the effectiveness of the Company’s termination of this Agreement pursuant to this Section 8.01(h) is conditioned upon and subject to the prior or substantially concurrent payment by the Company to Parent (or its designee) of the Company Termination Fee in accordance with Section 9.04, and any purported termination pursuant to this Section 8.01(h) shall be void and of no force or effect until the Company shall have paid the Company Termination Fee; or

(i) by the Company, upon prior written notice to Parent, if (i) all of the conditions set forth in Section 7.01 and Section 7.02 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing), (ii) Parent and Merger Sub have failed to consummate the Merger at the Closing pursuant to Section 2.01 and (iii) the Company has irrevocably notified Parent in writing that (A) the Company is ready, willing and able to consummate the Merger and (B) all conditions set forth in Section 7.03 have been and continue to be satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or that it is willing to waive any unsatisfied conditions set forth in Section 7.03.

Section 8.02 Effect of Termination. If this Agreement is terminated pursuant to Section 8.01, this Agreement shall become void and of no effect without liability of any party (or any Representative of such party) to each other party hereto; provided, however, that the provisions of (i) this Section 8.02, (ii) the last two sentences of Section 6.05, (iii) Section 6.17(e), (iv) Section 6.18 and (v) Article 9 shall survive any termination hereof pursuant to Section 8.01. Notwithstanding anything to the contrary provided in this Agreement, including in the foregoing provisions of this Section 8.02, nothing shall relieve any party for actual fraud.

ARTICLE 9

MISCELLANEOUS

Section 9.01 Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (ii) on the fifth (5th) Business Day after dispatch by registered or certified mail, (iii) on the next Business Day if transmitted by national overnight courier or (iv) on the date delivered if sent by e-mail (provided confirmation of e-mail receipt is obtained), in each case as follows:

if to Parent, Merger Sub, or the Surviving Corporation, to:

H.I.G. Middle Market LBO Fund II, L.P.

c/o H.I.G. Middle Market, LLC

600 Fifth Avenue

24th Floor

New York, New York 10020

Attention:         Matthew Lozow

Facsimile No.: (212) 506-0559

Email:              mlozow@higcapital.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, Illinois 60654

Attention:         Jeffrey Seifman, P.C.

                          Robert Goedert

Facsimile No.: (312) 862-2200

Email:              jeffrey.seifman@kirkland.com

                          robert.goedert@kirkland.com

if to the Company (prior to the Merger) to:

Lionbridge Technologies, Inc.

1050 Winter Street, Suite 2300

Waltham, Massachusetts 02451

Attention: Peggy Shukur, General Counsel

Facsimile No.: (781) 434-6057

Email: peggy.shukur@lionbridge.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02110

Attention:         Stuart M. Cable, Esq.

                          Jacqueline Mercier, Esq.

Facsimile No.: (617) 523-1231

Email:              scable@goodwinlaw.com

                          jmercier@goodwinlaw.com

Section 9.02 Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

Section 9.03 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that without the further approval of the Company’s stockholders, no such amendment or waiver shall be made or given after the Stockholder Approval that requires the approval of the stockholders of the Company under the DGCL unless the required further approval is obtained; provided, further, that no amendment shall be made to this Section 9.03, Section 9.05, Section 9.06, Section 9.07, Section 9.08, Section 9.09 or Section 9.12 or the definition of “Debt Financing Party” (and any provision of this Agreement to the extent an amendment of such provision would modify the substance of any of the foregoing provisions) that are adverse to any Debt Financing Party without the consent of such Debt Financing Party.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 9.04 Expenses; Payment of Termination Fee.

(a) Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, whether or not the Merger is consummated. For the avoidance of doubt, Parent shall pay all filing fees payable pursuant to (i) the HSR Act and (ii) any other Antitrust Laws.

(b) In the event that:

(i) this Agreement is terminated pursuant to Section 8.01(g) (Adverse Recommendation Change);

(ii) this Agreement is terminated pursuant to Section 8.01(h) (Company Superior Proposal); or

(iii) (A) this Agreement is terminated by Parent or the Company pursuant to Section 8.01(d) (No Vote) or by Parent pursuant to Section 8.01(e) (Company Breach), (B) prior to the Stockholder Meeting an Acquisition Proposal shall have been made publicly or to the Company Board, and not withdrawn and (C) within twelve (12) months of the date this Agreement is terminated the Company consummates or enters into a definitive agreement for an Acquisition Proposal that is subsequently consummated (whether during such twelve (12) month period or thereafter); provided, that, for purposes of this Section 9.04(b)(iii), all percentages in the definition of Acquisition Proposal shall be replaced with 50%, then the Company shall pay Parent the Company Termination Fee (less the amount of any Tier I Parent Expenses previously paid to Parent pursuant to Section 9.04(f)) by wire transfer of same-day funds to an account designated by Parent (i) in the case of Section 9.04(b)(i), within two (2) Business Days after such termination, (ii) in the case of Section 9.04(b)(ii), concurrently with the termination of this Agreement pursuant to Section 8.01(h), and (iii) in the case of Section 9.04(b)(iii), on the date that the Company consummates an Acquisition Proposal (or no later than the next Business Day if such event occurs on a day that is not a Business Day). In the event that Parent shall become entitled to receive payment of the Company Termination Fee pursuant to this Section 9.04(b), the receipt of the Company Termination Fee and/or any Parent Expenses shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, the Company shall have no further liability, whether pursuant to a claim at law or in equity, to Parent, Merger Sub or any of their respective Affiliates in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective affiliates or any other Person shall be entitled to bring or maintain any claim, action or Proceeding against the Company or any of its Affiliates for damages or any equitable relief arising out of or in connection with this Agreement (other than equitable relief to require payment of the Company Termination Fee and/or any Parent Expenses), any of the transactions contemplated by this Agreement or any matters forming the basis for such termination. If the Company fails to pay the Company Termination Fee and/or any Parent Expenses and Parent and/or Merger Sub commences a suit which results in a final, non-appealable judgment against the Company for the Company Termination Fee and/or any Parent Expenses or any portions thereof, then the Company shall pay Parent or Merger Sub its costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the Company Termination Fee and/or Parent Expenses at the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding).

(c) For the avoidance of doubt, any payment made by the Company under Section 9.04(b) shall be payable only once with respect to Section 9.04(b) and not in duplication even though such payment may be payable under one or more provisions hereof. Parent shall have the right to assign the right to receive the Company Termination Fee and/or Parent Expenses to one or more Persons in its sole discretion; provided, however, that, for the avoidance of doubt, any such assignment shall not in any manner whatsoever affect the parties’ agreements set forth in the last paragraph of Section 9.04(b).

(d) In the event that this Agreement is terminated pursuant to Section 8.01(f) (Parent Breach) (but only if the failure to satisfy the condition specified therein results from an intentional breach by Parent or Merger Sub of any or their respective representations, warranties, covenants or agreements contained therein) or Section 8.01(i) (Failure to Close), then Parent shall pay the Company the Parent Termination Fee by wire transfer of same-day funds on the first (1st) Business Day following such termination. In the event that the Company shall become entitled to receive the payment of the Parent Termination Fee pursuant to this Section 9.04(d), the receipt of the Parent Termination Fee together with the amounts, if any, to be paid by Parent pursuant to Section 6.17(e) and this Section 9.04(d) (collectively, the “Company Expenses”) shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and except for payment of the Parent Termination Fee and/or any Company Expenses, neither Parent nor Merger Sub shall have any further liability, whether pursuant to a claim at law or in equity, to the Company or any of its Affiliates under this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and the Company shall not be entitled to bring or maintain any claim, action or Proceeding against Parent or Merger Sub for damages or any equitable relief arising out of or in connection with this Agreement (other than equitable relief to require payment of the Parent Termination Fee and/or any Company Expenses), any of the transactions contemplated by this Agreement or any matters forming the basis for such termination. If

Parent fails to pay the Parent Termination Fee and/or any Company Expenses and the Company commences a suit which results in a final, non-appealable judgment against Parent for the Parent Termination Fee and/or any Company Expenses or any portions thereof, then Parent shall pay the Company its costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the Parent Termination Fee and/or any Company Expenses at the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding), which amounts shall themselves be Company Expenses. For the avoidance of doubt, the failure of Parent or Merger Sub to consummate the Merger on the date required by Section 2.01 after the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing and which are capable of being satisfied on the Closing Date, assuming for purposes hereof that the date of termination is the Closing Date) have been satisfied or waived shall constitute an intentional breach by Parent and Merger Sub for which Parent shall pay the Company the Parent Termination Fee in accordance with this Section 9.04(d).

(e) For the avoidance of doubt, any payment made by Parent under Section 9.04(d) shall be payable only once with respect to Section 9.04(d) and not in duplication even though such payment may be payable under one or more provisions hereof.

(f) In the event this Agreement is terminated by Parent pursuant to Section 8.01(e) (Company Breach) as a result of a willful breach of any representation, warranty, covenant or agreement under this Agreement by the Company, in each case under circumstances in which the Company Termination Fee is not then payable pursuant to Section 9.04(b), and prior to the time of such termination by Parent, Parent and Merger Sub were not in material breach of any of their representations, warranties, covenants or agreements under this Agreement, then the Company shall, following receipt of an invoice therefor, no later than two (2) Business Days after the date of such termination (or, if later after the date of receipt of the invoice therefor), pay, or cause to be paid, at the direction of Parent, up to $2,000,000, in the aggregate, of Parent’s reasonable and documented out-of-pocket fees and expenses (including legal fees and expenses) incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (including the Financing) (the “Tier I Parent Expenses”); provided, that the existence of circumstances that could require the Company Termination Fee to become subsequently payable by the Company pursuant to Section 9.04(b) shall not relieve the Company of its obligations to pay the Tier I Parent Expenses pursuant to this Section 9.04; provided further that the payment by the Company of any Tier I Parent Expenses pursuant to this Section 9.04 shall not relieve the Company of any subsequent obligation to pay the Company Termination Fee pursuant to Section 9.04(b) except to the extent indicated in Section 9.04(b).

(g) In the event this Agreement is terminated by the Company prior to the Non-Solicitation Start Date pursuant to Section 8.01(h) (Company Superior Proposal) so as to enter into an Alternative Acquisition Agreement with an Excluded Person who is not also a Prior Party, then the Company shall, following receipt of an invoice therefor, no later than two (2) Business Days after the date of such termination (or, if later, after the date of receipt of the invoice therefor), pay, or cause to be paid, at the direction of Parent, up to $1,000,000, in the aggregate, of Parent’s reasonable and documented out-of-pocket fees and expenses (including legal fees and expenses) incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (including the Financing) (the “Tier II Parent Expenses” and, together, but without duplication, with any Tier I Parent Expenses, the “Parent Expenses”). The payment by the Company of any Tier II Parent Expenses pursuant to this Section 9.04(g) shall be in addition to payment by the Company of the Company Termination Fee pursuant to Section 9.04(b)(ii), but shall only be payable in the case of a termination by the Company prior to the Non-Solicitation Start Date pursuant to Section 8.01(h) (Company Superior Proposal) so as to enter into an Alternative Acquisition Agreement with an Excluded Person who is not also a Prior Party. For the avoidance of doubt, the Company shall not be obligated to pay both the Tier I Parent Expenses and the Tier II Parent Expenses.

(h) Each of the Company, Parent and Merger Sub acknowledges that (i) the agreements contained in this Section 9.04 are an integral part of the Agreement, (ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee or Parent Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to this Section 9.04 are not a penalty but rather constitute liquidated damages in a reasonable amount to compensate Parent or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Agreement, and (iii) without the agreements contained in this Section 9.04, the parties hereto would not have entered into this Agreement.

Section 9.05 Assignment; Benefit. This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, that Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (a) one or more of its Affiliates at any time, (b) after the Effective Time, to any parties providing secured debt financing for purposes of creating a security interest herein or otherwise assigning this Agreement as collateral in respect of such secured debt financing, and (c) after the Effective Time, to any Person; provided, that any assignment by Parent or Merger Sub shall not relieve Parent or Merger Sub of its obligations hereunder. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except for (a) the rights of the Company’s stockholders to receive the Merger Consideration at the Effective Time pursuant to the terms and conditions of this Agreement, (b) the rights of the holders of Company Equity Awards to receive the payments in respect thereof following the Effective Time pursuant to Section 2.06, (c) the rights of the Indemnified Parties pursuant to Section 6.11 and (d) with respect to the Debt Financing Parties, Section 9.03, this Section 9.05, Section 9.06, Section 9.07, Section 9.08, Section 9.09, and Section 9.12, which, in each case, which shall inure to the benefit of the Debt Financing sources benefiting therefrom who are hereby expressly intended to be third-party beneficiaries thereof and who may enforce the covenants contained therein (solely as such provisions relates to such Debt Financing sources in such capacity as third party beneficiary). For the avoidance of doubt, prior to the Effective Time, the rights and remedies conferred on the Company’s stockholders pursuant to Article 2 concerning payment of the Aggregate Merger Consideration may only be enforced by the Company acting on the behalf of the Company’s stockholders. The parties hereto further agree that, except for those rights contained in clause (d) of the second preceding sentence, the rights of third-party beneficiaries under this Section 9.05 shall not arise unless and until the Merger is consummated.

Section 9.06 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State; provided, that, notwithstanding the foregoing, any disputes involving Debt Financing Parties will be governed by, construed in accordance with and enforced under the Applicable Laws of the State of New York without giving regard to conflicts or choice of law principles that would result in the application of any Law other than the Law of the State of New York.

Section 9.07 Jurisdiction. The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated by this Agreement shall be brought in the Delaware Court of Chancery, New Castle County, or if that court does not have jurisdiction, a federal court sitting in the State of Delaware. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of such court in respect of any legal or equitable action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement, or relating to enforcement of any of the terms of this Agreement, and hereby waives, and agrees not to assert, as a defense in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by such courts. Each party hereto agrees that notice or the service of process in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement shall be properly served or delivered if delivered in the manner contemplated by Section 9.01 or in any other manner permitted by law. Notwithstanding anything in this Agreement to the contrary, each of the parties hereto agrees that it will not bring, or support the bringing of, any suit or proceeding, claim or counterclaim, whether in law or in equity, whether arising in contract, tort, equity or otherwise, against the Debt Financing Parties arising out of or relating to this Agreement or any of the transactions contemplated herein, including any dispute arising out of or relating to the performance of the Debt Commitment Letter, in any forum other than the federal and New York State courts located in the Borough of Manhattan within the City of New York.

Section 9.08 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING, FOR THE AVOIDANCE OF DOUBT, ANY LEGAL PROCEEDINGS ARISING OUT OF OR RELATED TO ANY DEBT FINANCING USED TO CONSUMMATE THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED THEREBY).

Section 9.09 Specific Performance; Parent Liability Cap.

(a) The parties hereto agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and, accordingly that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity in connection with this Agreement. The parties hereto agree that unless and until this Agreement is validly terminated in accordance with Section 8.01 and any dispute over the right to termination has been finally resolved, (i) the parties hereto shall be entitled to an injunction or injunctions from a court of competent jurisdiction as set forth in Section 9.07 to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (for the avoidance of doubt, including to specifically enforce a party’s obligation to effect the Closing, but excluding the Company’s covenants in Section 6.19), without bond, or other security being required, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement, including the Merger, and without that right, none of the Company, Parent or Merger Sub would have entered into this Agreement. The parties hereto further agree that that unless and until this Agreement is terminated in accordance with Section 8.01 and any dispute over the right to termination has been finally resolved, the Company shall be entitled to an injunction, specific performance or other equitable remedy to specifically enforce Parent’s and Merger Sub’s obligations to effect the Closing in the event that each of the following conditions have been satisfied: (A) the conditions set forth in Section 7.01 and Section 7.02 (other than those conditions that by their nature are to be satisfied at the Closing, provided that each such condition is then capable of being satisfied at the Closing) have been satisfied or waived at the time the Closing would have occurred but for the failure of the Equity Financing to be funded, and the conditions set forth in Section 7.01 remain satisfied, (B) the Debt Financing is available to be funded at the Closing and has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the Closing if the Equity Financing is funded at the Closing, and (C) the Company has irrevocably confirmed in writing to Parent that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Company will take such actions as are within its control to effect the Closing (such clauses (A) and (B), together, the “Specific Performance Conditions”). For the avoidance of doubt, in no event shall the Company be entitled to enforce or seek to enforce specifically Parent’s right to cause the Equity Financing to be funded or to complete the Merger if the Debt Financing has not been funded (or will not be funded at the Closing if the Equity Financing is funded at the Closing). In no event shall the Company be entitled to seek the remedy of specific performance of this Agreement other than solely under the specific circumstances and as specifically set forth in this Section 9.09. For the avoidance of further doubt, in no event shall the Company or its Subsidiaries, affiliates, directors, officers, employees, agents, partners, managers, members or stockholders be entitled to seek any remedy of specific performance or other equitable remedies against any Debt Financing Party. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other of such parties has an adequate remedy at law or that any such injunction or award of specific performance or other equitable relief is not an appropriate remedy for any reason; provided, that solely with respect to the equitable remedy to specifically enforce Parent’s or Merger Sub’s obligation to effect the Closing, Parent and Merger Sub may oppose the granting of specific performance only on the basis that one of the Specific Performance Conditions has not been satisfied. The parties hereto further agree that (x) following the Company’s valid termination of this Agreement in accordance with Section 8.01, the Company shall be entitled to an injunction or injunctions from a court of competent jurisdiction as set forth in Section 9.07 to enforce specifically Parent’s and Merger Sub’s surviving obligations herein, including with respect to the payment of any fraud remedies under Section 8.02 or the payments of the Parent Termination Fee and/or any Company Expenses to which the Company is entitled under Section 9.04, and (ii) following Parent’s valid termination of this Agreement in accordance with Section 8.01, Parent shall be entitled to an injunction or injunctions from a court of competent jurisdiction as set forth in Section 9.07 to enforce specifically the Company’s surviving obligations herein, including with respect to the payment of any fraud remedies under Section 8.02 or the payments of the Company Termination Fee and/or any Parent Expenses to which Parent is entitled under Section 9.04.

(b) The parties hereto further agree that (i) by seeking the remedies provided for in this Section 9.09, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including fraud remedies) for breach of any of the provisions of this Agreement or in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.09 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 9.09 shall require any party hereto to institute any Proceeding for (or limit any party’s right to institute any Proceeding for) specific performance under this Section 9.09 prior or as a condition to exercising any termination right under Article 8 (and pursuing fraud remedies), nor shall the commencement of any Proceeding pursuant to this Section 9.09 or anything set forth in this Section 9.09 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article 8 or pursue any other remedies under this Agreement that may be available at any time. Notwithstanding anything to the contrary contained in this Agreement, while the Company may pursue both a grant of specific performance as and only to the extent expressly permitted by this Section 9.09 and the payment of the Parent Termination Fee and/or Company Expenses (only to the extent expressly permitted by Section 9.04), under no circumstances shall the Company be permitted or entitled to receive both such grant of specific performance to require Parent and Merger Sub to effect the Closing and pay the Parent Termination Fee.

(c) The maximum aggregate liability of Parent and Merger Sub for monetary damages in connection with this Agreement, the Equity Commitment Letter, the Guarantee and the transactions contemplated by this Agreement shall be limited to $21,368,000 plus the Company Expenses (the “Parent Liability Cap”). In no event shall the Company seek or permit to be sought on behalf of the Company any damages of any kind, including consequential, indirect, or punitive damages, from any officer, director, agent or employee of Parent or Merger Sub, any direct or indirect holder of any Equity Interests or securities of Parent or Merger Sub or any direct or indirect director, officer, employee, partner, Affiliate, member, controlling Person or representative of any of the foregoing, in connection with this Agreement or the transactions contemplated by this Agreement (other than as provided by Section 8.02 and this Section 9.09, and as expressly provided by and subject to the terms of the Equity Commitment Letter and the Guarantee); provided, however, subject to the terms and conditions of the Equity Commitment Letter and/or the Guarantee (and without limiting the Company’s remedies thereunder and under Section 9.09(a)), the Company may seek to cause Parent to enforce the terms of such Equity Commitment Letter and/or Guarantee to cause the Sponsor or Guarantor, as the case may be, to provide funds to Parent, which shall in no event exceed, in the aggregate, the Parent Liability Cap, to permit Parent to satisfy (i) any judgment, order or award of damages in favor of the Company obtained by the Company in accordance with Section 8.02, (ii) payment by Parent of the Parent Termination Fee and/or any Company Expenses, and/or

(iii) any order requiring Parent and/or Merger Sub to specifically perform their obligations under this Agreement or other equitable relief permitted under this Agreement. Notwithstanding anything herein to the contrary and for the avoidance of doubt, nothing in this Section 9.09 nor Section 9.04 shall limit in any way any fraud remedies or the remedies of the parties under the Confidentiality Agreement.

Section 9.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such a determination, the parties hereto agree to negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 9.11 Parent Guarantee. Parent shall cause Merger Sub to comply in all respects with each of the representations, warranties, covenants, obligations, agreements and undertakings made or required to be performed by Merger Sub in accordance with the terms of this Agreement, the Merger, and the other transactions contemplated by this Agreement. As a material inducement to the Company’s willingness to enter into this Agreement and perform its obligations hereunder, Parent hereby unconditionally guarantees full performance and payment by Merger Sub of each of the covenants, obligations and undertakings required to be performed by Merger Sub under this Agreement and the transactions contemplated by this Agreement, subject to all terms, conditions and limitations contained in this Agreement, and hereby represents, acknowledges and agrees that any such breach of any such representation and warranty or default in the performance of any such covenant, obligation, agreement or undertaking of Merger Sub shall also be deemed to be a breach or default of Parent, and the Company shall have the right, exercisable in its sole discretion, to pursue any and all available remedies it may have arising out of any such breach or nonperformance directly against either or both of Parent and Merger Sub in the first instance. As applicable, references in this Section 9.11 to “Merger Sub” shall also include the Surviving Corporation following the Effective Time.

Section 9.12 Debt Financing Parties. None of the Company or its Subsidiaries, affiliates, directors, officers, employees, agents, partners, managers, members or stockholders (in each case, in their capacity as such) shall have any rights or claims against any Debt Financing Party in any way relating to this Agreement, including any dispute arising out of or relating in any way to the performance of any financing commitments of such Debt Financing Party with respect to the transactions contemplated hereby, whether at law or equity, in contract, in tort or otherwise. No Debt Financing Party shall have any liability (whether in contract, in tort or otherwise) to the Company or its Subsidiaries, affiliates, directors, officers, employees, agents, partners, managers, members or stockholders (in each case, in their capacity as such) for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby, including any dispute arising out of or relating in any way to the performance of any debt financing commitments in connection with the Merger.

Section 9.13 Entire Agreement; No Reliance.

(a) This Agreement, the Confidentiality Agreement, the exhibits and schedules to this Agreement, the Company Disclosure Schedule and any documents delivered by the parties in connection herewith (including the Financing Commitment Letters and the Guarantee) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect thereto.

(b) Each party hereto agrees that, except for the representations and warranties contained in Article 4 and Article 5 of this Agreement, neither the Company, Parent or Merger Sub makes any other representations or warranties and each hereby disclaims any other representations or warranties made by itself or any of its Representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated by this Agreement, notwithstanding the delivery or disclosure to any other party or any other party’s Representatives of any document or other information with respect to any one or more of the foregoing. Without limiting the generality of the foregoing, and notwithstanding any otherwise express representations and warranties made by the parties in this Agreement, each of Parent and Merger Sub agrees that neither the Company nor any of its Subsidiaries makes or has made any representation or warranty with respect to (i) any projections, forecasts, estimates, plans or budgets or future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to it, or (ii) any other information, statements or documents heretofore or hereafter delivered to or made available to it, including the information in the electronic data room of the Company, with respect to the Company or any of its Subsidiaries or the business, operations or affairs of the Company or any of its Subsidiaries, except to the extent and as expressly covered by a representation and warranty made in this Agreement.

Section 9.14 Rules of Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.

Section 9.15 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

LIONBRIDGE TECHNOLOGIES, INC.

By:	/s/ Rory J. Cowan
Name:	Rory J. Cowan
Title:	Chief Executive Officer

LBT ACQUISITION, INC.

By:	/s/ Aaron Tolson
Name:	Aaron Tolson
Title:	Vice President

LBT MERGER SUB, INC.

By:	/s/ Aaron Tolson
Name:	Aaron Tolson
Title:	Vice President

Annex B

December 11, 2016

Special Committee of the Board of Directors

Lionbridge Technologies, Inc.

1050 Winter Street, Suite 2300

Waltham, MA 02451

Members of the Special Committee of the Board of Directors:

We understand that Lionbridge Technologies, Inc. (the “Company”) and H.I.G. Middle Market, LLC (the “Acquiror”) propose to enter into an Agreement and Plan of Merger, to be dated as of December 12, 2016 (the “Agreement”), pursuant to which the Acquiror will acquire the Company by means of a merger of a wholly-owned subsidiary of the Acquiror (“Merger Sub”) with and into the Company (the “Transaction”). Pursuant to the Transaction, each share of common stock of the Company, par value $0.01 per share (“Company Common Stock”), outstanding immediately prior to the Effective Time (as defined in the Agreement), other than any such shares owned by the Acquiror, Merger Sub or the Company, or by any direct or indirect wholly owned subsidiary of the Acquiror, Merger Sub or the Company, or held by stockholders who shall have properly and validly exercised their statutory rights of appraisal in respect of such shares in accordance with Section 262 of the Delaware General Corporation Law, or any Rollover Shares (collectively, the “Excluded Shares”) will be converted into the right to receive $5.75 in cash (the “Per Share Consideration”), subject to the terms and conditions of the Agreement. The terms and conditions of the Transaction are more fully set forth in the Agreement. All capitalized terms that are used but not defined herein shall have the respective meanings ascribed thereto in the Agreement.

You have asked for our opinion as to whether, as of the date hereof, the Per Share Consideration to be received by the holders of Company Common Stock (other than the holders of the Excluded Shares) in the proposed Transaction is fair, from a financial point of view, to such holders.

In connection with rendering our opinion set forth herein, we have:

(i) Reviewed the draft of the Agreement presented to the Board of Directors at its meeting on December 11, 2016, and drafts of certain related documents, which we assume are in substantially final form and the executed copies of which will not vary in any respect material to our analysis (collectively, the “Transaction Agreements”);

(ii) Reviewed certain publicly available financial statements and other business and financial information of the Company;

(iii) Reviewed certain internal financial statements and other financial and operating data concerning the Company;

(iv) Reviewed certain financial projections and forecasts prepared by the management of the Company (collectively, the “Company Projections”);

(v) Reviewed certain financial projections and forecasts prepared by Wall Street research analysts regarding the Company;

(vi) Discussed the past and current operations and financial condition of the Company, as well as the prospects of the Company, with senior executives of the Company;

(vii) Reviewed the reported prices and trading activity for the Company Common Stock;

(viii) Compared the financial performance of the Company and trading activity of the Company Common Stock with that of certain other publicly traded companies comparable with the Company and its securities;

(ix) Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions and compared the proposed financial terms of the Transaction with the financial terms of such comparable acquisition transactions;

(x) Participated in discussions and negotiations among representatives of the Company and the Acquiror and their financial and legal advisors; and

(xi) Performed such other analyses and considered such other factors as we have deemed appropriate.

For purposes of conducting our analysis of the Transaction and rendering our opinion herein, we have assumed and relied upon, without undertaking any responsibility for independent verification of, the accuracy and completeness of the information publicly available, supplied or otherwise made available to, discussed with, or reviewed by us, and assume no liability therefor. We have further relied upon the assurances of the management of the Acquiror and the Company, respectively, that they are not aware of any facts that would make such information inaccurate or misleading. With respect to the financial forecasts of the Company provided to us by management of the Company, for purposes of our opinion, we have assumed that such Company Projections have been reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future competitive, operating and regulatory environments and related financial performance of the Company. We express no opinion with respect to such Company Projections or other financial forecasts or the assumptions on which they are based.

For purposes of rendering our opinion herein, we have also assumed, with your consent, that the representations and warranties of each party set forth in the Transaction Agreements are true and correct, that each party to the Transaction Agreements will perform all of the covenants and agreements required to be performed by it thereunder and that all conditions to the consummation of the Transaction will be satisfied without waiver or modification thereof, except, in each case, as would not be material to our analyses. We have further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Transaction will be obtained without any delay, limitation, restriction or condition that would, in any respect material to our analysis, have an adverse effect on the Acquiror, the Company or the consummation of the Transaction. We have assumed that any modification to the structure of the Transaction will not vary in any respect material to our analysis. We are not legal, regulatory, accounting or tax experts and have assumed, without independent verification and with your permission, the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

Our opinion is necessarily based on economic, market and other conditions as in effect on the date hereof, as well as the information publicly available, supplied or otherwise made available to us as of the date hereof. It is understood that subsequent developments may affect this opinion, including those related to the Company’s operations as well as new initiatives and transactions, and that we do not have or undertake any obligation to update, revise or reaffirm our opinion set forth herein.

We have not made, nor assumed any responsibility for making, any valuation or appraisal of any assets or liabilities of the Acquiror or the Company, and no such valuations or appraisals have been provided to us. We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness from a financial point of view, as of the date hereof, of the Per Share Consideration to be received by the holders of Company Common Stock (other than the holders of the Excluded Shares) in the proposed Transaction, and we express no opinion with respect to the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company. Our opinion does not address the relative merits of the Transaction as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Transaction, and as such is not intended to be and does not constitute a recommendation to the Special Committee of the Board of Directors of the Company (the “Special Committee”) or the Board of Directors of the Company as to whether it should approve the Transaction, the Agreement or any related matters. We also express no opinion with respect to the amount or nature of any compensation to any directors, officers or other employees of the Company, or any class of such persons, relative to the consideration to be received by the holders of Company Common Stock (other than holders of the Excluded Shares) in the Transaction pursuant to the Agreement or with respect to the fairness of any such compensation.

We have acted as financial advisor to the Special Committee with respect to the proposed Transaction and will receive a fee from the Company for our services, the principal portion of which is contingent upon consummation of the Transaction. The Company has agreed to reimburse our reasonable expenses and to indemnify us against certain liabilities arising out of our engagement in connection with the Transaction. During the two-year period prior to the date hereof, we have provided financial advisory services to the Company and received a fee for these services. During the same two-year period, we have provided financial advisory services to the Acquiror and received a fee for these services. We may also seek to provide such services to the Company, the Acquiror and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

It is understood that this letter and the opinion set forth herein is for the information of the Special Committee in connection with and for the purposes of its evaluation of the Transaction, and may not be used or relied upon by any other person or body or for any other purpose; provided, however, that the opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with the Transaction if such inclusion is required by applicable law. Our opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Transaction or any other matter. Except as otherwise provided above, this opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent. This opinion has been approved by our fairness committee.

Based upon and subject to the foregoing, it is our opinion that as of the date hereof, the Per Share Consideration to be received by the holders of Company Common Stock (other than holders of the Excluded Shares) in the proposed Transaction is fair, from a financial point of view, to such holders.

Very best regards,

/s/ Union Square Advisors LLC

UNION SQUARE ADVISORS LLC

Annex C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(i) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(ii) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

(A) Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

(B) Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

(C) Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

(D) Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(iii) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(iv) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(i) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(ii) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to

§ 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless

(1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PRELIMINARY PROXY CARD - SUBJECT TO COMPLETION

VOTE BY INTERNET - www.proxyvote.com

LIONBRIDGE TECHNOLOGIES, INC. 1050 WINTER STREET SUITE 2300 WALTHAM, MA 02451	Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E16303-P74768 KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LIONBRIDGE TECHNOLOGIES, INC.

The Board of Directors recommends you vote FOR proposals 1, 2 and 3:				For	Against	Abstain

1.     To adopt the Agreement and Plan of Merger, dated as of December 12, 2016, by and among LBT Acquisition, Inc., LBT Merger Sub, Inc., and Lionbridge Technologies, Inc. (Lionbridge), as it may be amended from time to time.

				☐	☐	☐

2.     To approve the “golden parachute” compensation payable or (on an advisory basis) that could become payable to the named executive officers of Lionbridge in connection with the merger pursuant to the terms of the merger agreement, the 2016 Lionbridge Management Incentive Plan, other cash and equity award arrangements and pre-existing severance arrangements as described in the proxy statement.

				☐	☐	☐

3.     To approve one or more adjournments or postponements of the Special Meeting, if necessary, to solicit additional proxies if Lionbridge has not obtained sufficient affirmative stockholder votes adopt the merger agreement.

				☐	☐	☐

NOTE: In their discretion, the proxies named on the reverse side are authorized to vote upon such other business as may properly come before the Special Meeting. This proxy, when properly executed, will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR proposals 1, 2 and 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Notice and Proxy Statement is available at www.proxyvote.com.

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — —

E16304-P74768

LIONBRIDGE TECHNOLOGIES, INC.

Proxy Solicited on Behalf of the Board of Directors for a

Special Meeting of Stockholders

to be Held on [            ], 2017

The undersigned hereby acknowledges receipt of the Notice of the Special Meeting of Stockholders and Proxy Statement, and hereby revokes all prior proxies and appoints Rory J. Cowan, Marc E. Litz and Margaret A. Shukur as proxies, and each or any of them as Proxy Holders with full power of substitution and power to act alone, to vote all shares of Common Stock which the undersigned would be entitled to vote at the Special Meeting of Stockholders scheduled to be held on [            ], 2017 at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, Massachusetts 02210 at [            ] local time and any postponement or adjournment thereof (the Special Meeting).

Directions to the offices of Goodwin Procter LLP can be found at http://www.goodwinlaw.com/locations/boston.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR APPROVAL OF THE AGREEMENT AND PLAN OF MERGER; FOR APPROVAL OF THE “GOLDEN PARACHUTE” COMPENSATION PAYABLE OR THAT COULD BECOME PAYABLE TO THE NAMED EXECUTIVE OFFICERS OF LIONBRIDGE IN CONNECTION WITH THE MERGER; FOR THE APPROVAL OF ONE OR MORE ADJOURNMENTS OR POSTPONEMENTS OF THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF LIONBRIDGE HAS NOT OBTAINED SUFFICIENT AFFIRMATIVE STOCKHOLDER VOTES TO ADOPT THE MERGER AGREEMENT; AND IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on reverse side